     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 7, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM F-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                    PHOENIX INTERNATIONAL LIFE SCIENCES INC.
             (Exact name of Registrant as specified in its charter)

                 CANADA                                     8731                                   22-3209631
      (State or other jurisdiction              (Primary Standard Industrial                    (I.R.S. Employer
   of incorporation or organization)            Classification Code Number)                   Identification No.)

                    2350 COHEN STREET                                      PHS CORPORATE SERVICES, INC.
                 SAINT-LAURENT (MONTREAL)                                 SUITE 1600, 1201 MARKET STREET
                  QUEBEC, CANADA H4R 2N6                                          P.O. BOX 1709
                      (514) 333-0033                                     WILMINGTON, DELAWARE 19899-1709
(Address, including zip code, and telephone number, (302)      (Address, including zip code, and telephone number,
 777-6500 including area code, of Registrant's principal     including area code, of Registrant's principal executive
                    executive offices)                                               offices)

                         ------------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

              MICHAEL P. GALLAGHER, ESQUIRE                                 THOMAS C. DANIELS, ESQUIRE
                DANIEL L. DAMSTRA, ESQUIRE                                 LAURIE F. HUMPHREY, ESQUIRE
                   PEPPER HAMILTON LLP                                      JONES, DAY, REAVIS & POGUE
                   1235 WESTLAKES DRIVE                                        901 LAKESIDE AVENUE
                        SUITE 400                                                  NORTH POINT
                BERWYN, PENNSYLVANIA 19312                                    CLEVELAND, OHIO 44114
                      (610) 640-7800                                              (216) 586-3939

                         ------------------------------

Approximate Date of Commencement of Proposed Sale to Public: As soon as practicable after this Registration Statement is declared effective and all other conditions to the merger described herein have been satisfied or waived.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same officer. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
             TITLE OF EACH CLASS OF                    AMOUNT TO       OFFERING PRICE PER  AGGREGATE OFFERING   REGISTRATION FEE
           SECURITIES TO BE REGISTERED               BE REGISTERED           SHARE               PRICE                (3)
Common Shares, no par value                          1,140,473 (1)       Not Applicable      $7,757,410 (2)          $2,157
Options to purchase Common Shares                     145,672 (4)        Not Applicable       $990,851 (5)            $275

(1) Based on the product of (a) 13,374,844 the maximum number of shares of common stock, of Chrysalis International Corporation that would be outstanding immediately prior to the merger of Chrysalis and a subsidiary of Phoenix, assuming the exercise of all underlying Chrysalis options (whether or not currently exercisable), and (b) a conversion ratio of 0.08527 for each share of Chrysalis common stock.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rules 457(f)(l) and 457(e) thereunder based on $0.58, the average of the high and low sale prices of shares of Chrysalis common stock on April 1, 1999 as reported on the Nasdaq National Market, and 13,374,844, the maximum number of shares of Chrysalis common stock to be exchanged in the Merger.

(3) The registration fee for all securities registered hereby, $2,432, has been calculated pursuant to Rule 457(f) of the Securities Act by multiplying the proposed maximum aggregate offering price by .000278. A fee of $1,111 was paid on December 24, 1998 pursuant to Section 14(g)(1)(A) of the Securities Exchange Act of 1934, as amended, and Rule 0-11 promulgated under the Securities Act and Rule 0-11 and Section 14(g)(1)(B) of the Exchange Act the amount of such previously paid fee has been credited against the registration fee in connection herewith. Accordingly, an additional fee of $1,321 is required to be paid with this Registration Statement.

(4) Based on the product of (i) 1,708,364 shares of Chrysalis common stock underlying outstanding Chrysalis options as of March 31, 1999 and (ii) a coversion ratio of 0.08527 for each share of Chrysalis common stock.

(5) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rules 457(f)(1) and 457(e) thereunder based on $0.58, the average of the high and low sale prices of shares of Chrysalis common stock on April 1, 1999 as reported on the Nasdaq National Market, and 1,708,364 shares of Chrysalis common stock underlying outstanding Chrysalis options as of March 31, 1999.
                         ------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           PROXY STATEMENT/PROSPECTUS

         [LOGO]                                                                       [LOGO]

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

The Board of Directors of Chrysalis International Corporation has approved a merger agreement that would result in Chrysalis becoming owned by Phoenix International Life Sciences Inc. If Chrysalis and Phoenix complete the merger, Chrysalis stockholders will receive approximately 0.08527 of a Phoenix common share for each share of Chrysalis common stock that they own and cash for fractional Phoenix common shares. The formula for the exact portion of a Phoenix common share is described in the accompanying proxy statement/prospectus. Phoenix estimates that it will issue approximately 1,001,208 of its common shares to Chrysalis stockholders in the merger. Those shares will represent approximately 4% of the Phoenix common shares outstanding after the merger. The Nasdaq National Market has approved the listing of Phoenix common shares under the symbol "PHXI." The listing is subject to Phoenix's meeting the listing requirements at the time of the merger.

Chrysalis and Phoenix cannot complete the merger unless Chrysalis stockholders adopt the merger agreement. Chrysalis has scheduled a special meeting of its stockholders to vote on this important matter.

YOUR VOTE IS VERY IMPORTANT. Please take the time to vote by completing the enclosed proxy card and returning it in the return envelope provided, even if you plan to attend the special meeting. You should note that if you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement. If you hold your shares in the name of a bank or broker, you should follow the instructions on the form you receive from your bank or broker. If you hold any shares under the Chrysalis employee savings plan, to vote those shares you should follow the instructions on the form you receive from the trustee under the plan.

The special stockholders' meeting will be held at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, New Jersey, on April 30, 1999, at 9:00 a.m., local time.

This document provides you with detailed information about the meeting and the proposed merger. I urge you to read this entire document carefully. IN PARTICULAR, YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 14 FOR A DESCRIPTION OF SOME OF THE RISKS THAT YOU SHOULD CONSIDER IN EVALUATING THE MERGER.

                                                 [SIGNATURE OF PAUL J. SCHMITT]

                                                 Paul J. Schmitt
                                                 PRESIDENT AND CHIEF EXECUTIVE
                                                 OFFICER

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR CANADIAN PROVINCIAL SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/ PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated April 9, 1999. It was first mailed to Chrysalis stockholders on or about April 9, 1999.

                      CHRYSALIS INTERNATIONAL CORPORATION
                                  575 Route 28
                           Raritan, New Jersey 08869

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 30, 1999

A special meeting of stockholders of Chrysalis International Corporation, a Delaware corporation, will be held at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, New Jersey, on April 30, 1999, at 9:00 a.m., local time, or at any adjournments or postponements thereof, for the following purposes:

       (1) to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 18, 1998, and amended by Amendment No. 1 dated as of March 24, 1999, among Chrysalis, Phoenix International Life Sciences Inc., a company constituted under the laws of Canada, and Phoenix Merger Sub Corp., a newly formed, wholly-owned subsidiary of Phoenix, a Delaware corporation. The merger agreement will result in Phoenix Merger Sub merging with and into Chrysalis and each outstanding share of common stock, par value $.01 per share, of Chrysalis being converted into the right to receive a fraction of a common share, without par value, of Phoenix. A copy of the merger agreement is attached to the proxy statement/prospectus as Appendix A.

       (2) to act on other matters relating to the conduct of the special meeting and any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 1, 1999, are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting. A complete list of stockholders entitled to vote will be available for inspection at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, New Jersey, during ordinary business hours, for a period of ten days prior to the special meeting.

The accompanying proxy statement/prospectus describes the merger agreement, the proposed merger and other actions to be taken in connection with the merger. To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the special meeting. You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before the vote at the special meeting. Executed proxies with no instructions indicated on the proxy card will be voted "for" adoption of the merger agreement.

                                          By Order of the Board of Directors,

                                               [LOGO]

                                          John G. Cooper
                                          SECRETARY

Raritan, New Jersey
Dated: April 9, 1999

THE CHRYSALIS BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................................................          1

SUMMARY....................................................................................................          3

SUMMARY SELECTED FINANCIAL DATA............................................................................          7

Summary Selected Historical Financial Data of Chrysalis....................................................          7
Summary Consolidated Financial Information of Phoenix......................................................          8

COMPARATIVE PER SHARE MARKET INFORMATION AND DIVIDEND DATA.................................................         11

COMPARATIVE PER SHARE DATA.................................................................................         12

RISK FACTORS...............................................................................................         14
  If Chrysalis is Not Able to Consummate the Merger Prior to March 31, 1999, Chrysalis Will Not Have
    Sufficient Cash to Continue to Fund Operations.........................................................         14
  If the Merger is Not Completed, Chrysalis Common Stock May Be Delisted From the Nasdaq National
    Market.................................................................................................         14
  If Chrysalis Stockholders Do Not Adopt the Merger Agreement, Chrysalis Will Likely Owe Phoenix $1.5
    Million................................................................................................         14
  The Value of the Phoenix Common Shares to be Received by Chrysalis Stockholders Will Fluctuate With the
    Phoenix Common Share Price.............................................................................         15
  Chrysalis' Shut Downs and Downsizing Will Materially Adversely Affect Its Operations and Competitive
    Position if the Merger Is Not Completed................................................................         15
  Chrysalis Stockholders Will Be Unable to Control Phoenix After the Merger................................         15
  Restrictive Covenants in Merger Agreement May Adversely Affect Chrysalis' Operations.....................         15
  Loss of a Significant Number of Employees May Adversely Affect Chrysalis' Operations.....................         16
  Rights of Chrysalis Stockholders Will Change as a Result of the Merger...................................         16
  Phoenix's Share Price Has Been and May Continue to Be Volatile...........................................         16
  One of Phoenix's Major Bioanalytical Services Clients Recently Insourced Most of Its Work................         16
  Phoenix is Dependent Upon the Continued Outsourcing of Research and Development Expenditures by the
    Pharmaceutical and Biotechnology Industries............................................................         16
  The Loss of Another Major Project or Client Could Materially Adversely Affect Phoenix....................         16
  Phoenix May Not Be Able to Manage Its Growth Resulting from Recent Acquisitions..........................         17
  If Phoenix Fails to Recruit and Retain Key Management and Professional, Scientific and Technical
    Personnel its Ability to Support Growth and be Competitive Could be Adversely Affected.................         17
  Phoenix's Customer Contracts May Be Terminated by Customers on Short Notice for Reasons Beyond Phoenix's
    Control................................................................................................         17
  Fluctuations in Phoenix's Revenues Combined with Significant Fixed Expenses Could Result in Variation in
    Phoenix's Quarterly Operating Results..................................................................         18
  Phoenix is Exposed to Potential Liability While Conducting Its Clinical Trials...........................         18
  Recent Changes in Government Regulation of Pharmaceutical Industry Could Decrease Business
    Opportunities..........................................................................................         19
  Intense Competition and Increasing Consolidation in the Pharmaceutical Industry May Cause Price or Margin
    Erosion................................................................................................         19
  Failure to Comply with Applicable Government Regulation Could Result in Adverse Consequences to
    Phoenix................................................................................................         19
  1997 FDA Audit Could Result in Substantial Fines or Penalties or Otherwise Materially Adversely Affect
    Phoenix................................................................................................         19

                                                                                                               PAGE
                                                                                                             ---------
  Phoenix's Growing International Operations Subject It to Additional Risks................................         20
  Phoenix is Not Sure What the Effect of the Recent Establishment of the Euro Will Be on Phoenix's
    Financial Condition or Results of Operations...........................................................         20
  Phoenix Has Recurring Amortization Expense Resulting from Substantial Intangible Assets..................         20
  Phoenix May Experience Unanticipated Delays, Complications and Expenses in Integrating Management
    Information Systems from Recent Acquisitions...........................................................         21
  Phoenix's Operations May Be Disrupted if Systems Failure or Data Corruption Result from the Year 2000
    Issue..................................................................................................         21
  Loss of Investment Tax Credits Could Negatively Impact Phoenix's Net Income..............................         21
  Chrysalis Stockholders May Find It Difficult to Enforce Civil Liabilities in Canada......................         21
  Chrysalis and Phoenix Have Made Statements Concerning Future Financial Results that Are Subject to Risks and Uncertainties Which May Cause Actual Results to Differ Materially from Those Expressed in these
    Statements.............................................................................................         22

THE MERGER.................................................................................................         23
  Background of the Merger.................................................................................         23
  Reasons for the Merger...................................................................................         29
  Recommendation of the Chrysalis Board....................................................................         30
  Opinion of the Financial Advisor to the Chrysalis Board..................................................         30
  Additional Benefits to Chrysalis Directors and Executive Officers Resulting from the Merger..............         37
  Phoenix Director Will Receive Additional Benefits from the Merger........................................         38
  Plans for Chrysalis After the Merger.....................................................................         38
  Accounting Treatment.....................................................................................         38

REGULATORY MATTERS.........................................................................................         38
  Antitrust Matters........................................................................................         38
  Resale of Phoenix Common Shares Issued in the Merger; Affiliates.........................................         39
  Canadian Stock Exchanges.................................................................................         39
  Delisting and Deregulation of Chrysalis Common Stock; Cessation of Chrysalis Periodic Reporting..........         39
  Exchange Controls and Other Limitations Affecting Security Holders.......................................         39

ENFORCEMENT OF CIVIL LIABILITIES IN CANADA.................................................................         39

MATERIAL TAX CONSEQUENCES..................................................................................         40
  Material Income Tax Consequences.........................................................................         40
  Dividends and Tax Credits................................................................................         42
  Sale of the Phoenix Common Shares........................................................................         42
  Consequences if Phoenix is a Passive Foreign Investment Company..........................................         43
  Dividends and Withholding Taxes..........................................................................         43
  Disposition of Phoenix Common Shares.....................................................................         44

THE MERGER AGREEMENT.......................................................................................         45
  The Merger...............................................................................................         45
  Certificate of Incorporation and By-Laws of Surviving Corporation........................................         45
  Officers and Directors of the Surviving Corporation......................................................         45
  Effect on Chrysalis Common Stock and Outstanding Options.................................................         45
  Exchange of Certificates in the Merger...................................................................         46
  Fractional Shares........................................................................................         47
  Representations and Warranties...........................................................................         47
  Businesses of Chrysalis and Phoenix Pending the Merger...................................................         49
  Other Covenants..........................................................................................         50

                                                                                                               PAGE
                                                                                                             ---------
  No Solicitation..........................................................................................         51
  Conditions...............................................................................................         51
  Additional Conditions to the Obligations of Phoenix......................................................         51
  Additional Conditions to the Obligations of Chrysalis....................................................         52
  Amendment; Termination...................................................................................         52
  Effect of Termination....................................................................................         53
  Termination Fees; Expenses...............................................................................         53

OTHER AGREEMENTS...........................................................................................         53
  Support/Voting Agreements................................................................................         53
  Forbearance Agreement....................................................................................         54
  Guaranty; Pledge and Assignment Agreement; Option Letter.................................................         54
  Amendment to Forbearance Agreement.......................................................................         54

THE SPECIAL MEETING........................................................................................         55
  Date, Time and Place.....................................................................................         55
  Matters to be Considered at the Special Meeting..........................................................         55
  Record Date; Stock Entitled to Vote; Quorum..............................................................         55
  Share Ownership of Chrysalis Management..................................................................         55
  Voting of Proxies........................................................................................         55

FINANCIAL STATEMENT PRESENTATION AND EXCHANGE RATES........................................................         57

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION.....................................................         58
  Notes to Unaudited Pro Forma Consolidated Financial Information..........................................         63

DESCRIPTION OF PHOENIX.....................................................................................         69
  Overview.................................................................................................         69
  Industry Overview........................................................................................         70
  Strategy.................................................................................................         76
  Services.................................................................................................         77
  Information Technology...................................................................................         84
  Proprietary Rights.......................................................................................         85
  Recent Acquisitions......................................................................................         86
  Properties...............................................................................................         87
  Marketing and Sales......................................................................................         89
  Clients..................................................................................................         89
  Competition..............................................................................................         90
  Research and Development.................................................................................         91
  Human Resources and Training.............................................................................         92
  Government Regulation....................................................................................         92
  Potential Liability and Insurance........................................................................         96
  Legal Proceedings........................................................................................         97

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF PHOENIX.....................................................         98

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PHOENIX...........        100
  Overview.................................................................................................        100
  Recent Developments......................................................................................        101
  Results of Operations....................................................................................        101
  Liquidity and Capital Resources..........................................................................        104
  Quarterly Results........................................................................................        106

                                                                                                               PAGE
                                                                                                             ---------
  Recent Acquisitions......................................................................................        106
  Geographical Segment Information.........................................................................        107
  Canadian Federal and Quebec Tax Credits..................................................................        107
  Year 2000 Compliance.....................................................................................        108
  Euro Conversion..........................................................................................        109

DIRECTORS AND OFFICERS OF PHOENIX AFTER THE MERGER.........................................................        110
  Directors................................................................................................        110
  Executive Officers.......................................................................................        112

PRINCIPAL SHAREHOLDERS AND HOLDINGS OF OFFICERS AND DIRECTORS OF PHOENIX...................................        113

COMPENSATION OF EXECUTIVE OFFICERS OF PHOENIX..............................................................        116
  Executive Compensation...................................................................................        116
  Certain Transactions.....................................................................................        122

DESCRIPTION OF CHRYSALIS...................................................................................        123
  General..................................................................................................        123
  Services.................................................................................................        125
  Marketing................................................................................................        129
  Loss of a Large Clinical Trial...........................................................................        129
  Customers................................................................................................        130
  Backlog..................................................................................................        130
  Competition..............................................................................................        130
  Microinjection Patent Licensing..........................................................................        131
  Government Regulation....................................................................................        131
  Intellectual Property....................................................................................        133
  Potential Liability and Insurance........................................................................        133
  Nextran..................................................................................................        134
  Employees................................................................................................        134
  Segment and Geographic Information.......................................................................        134
  Properties...............................................................................................        134
  Legal Proceedings........................................................................................        135

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CHRYSALIS.........        136
  General Summary..........................................................................................        136
  Results of Operations (1998, 1997 and 1996)..............................................................        138
  Quarterly Results........................................................................................        141
  Liquidity and Capital Requirements.......................................................................        143
  Exchange Rate Fluctuations...............................................................................        145
  Accumulated Deficit......................................................................................        146
  Inflation................................................................................................        146
  Year 2000................................................................................................        146
  Euro Conversion..........................................................................................        147
  New Accounting Pronouncements............................................................................        147
  Qualitative and Quantitative Disclosures about Market Risk...............................................        148

SELECTED FINANCIAL DATA OF CHRYSALIS.......................................................................        149

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CHRYSALIS................................        150

                                                                                                               PAGE
                                                                                                             ---------
COMPARISON OF STOCKHOLDERS' RIGHTS AND DESCRIPTION OF PHOENIX COMMON SHARES AND CHRYSALIS COMMON STOCK.....        152
  Classes and Series of Capital Stock......................................................................        152
  Phoenix Common Shares....................................................................................        153
  Phoenix Preferred Shares.................................................................................        153
  Annual Meeting of Stockholders...........................................................................        154
  Special Meetings of Stockholders.........................................................................        154
  Quorum of Stockholders...................................................................................        155
  Stockholder Action Without a Meeting.....................................................................        155
  Notice of Stockholder Proposals..........................................................................        155
  Access to Corporate Records and Financial Statements.....................................................        156
  Charter Amendments.......................................................................................        156
  By-Law Amendments........................................................................................        157
  Sale or Lease of Assets..................................................................................        157
  Preemptive Rights........................................................................................        158
  Dividends and Distributions..............................................................................        158
  Appraisal and Dissent Rights.............................................................................        158
  Stock Repurchases........................................................................................        159
  Number and Qualification of Directors....................................................................        160
  Filling Vacancies on the Board of Directors..............................................................        160
  Removal of Directors.....................................................................................        161
  Transactions with Directors..............................................................................        161
  Director and Officer Liability and Indemnification.......................................................        162
  Oppression Remedy........................................................................................        164
  Derivative Action........................................................................................        164
  Anti-Takeover Provisions.................................................................................        165
  Voluntary Dissolution....................................................................................        167
  Vote on Extraordinary Corporate Transactions.............................................................        167

LEGAL OPINIONS.............................................................................................        168

EXPERTS....................................................................................................        168

ANNUAL STOCKHOLDERS MEETING................................................................................        168

WHERE YOU CAN FIND MORE INFORMATION........................................................................        169

INDEX TO FINANCIAL STATEMENTS..............................................................................        F-1

APPENDIX A -- Agreement and Plan of Merger.................................................................        A-1

APPENDIX B -- Opinion of Vector Securities International, Inc..............................................        B-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

 Q1: WHAT DO I NEED TO DO NOW?

 A1: You should vote your shares by mailing your signed proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the special meeting. If you do not vote your shares, it will be the same as a vote against adoption of the merger agreement.

 Q2: WHAT IF MY SHARES OF CHRYSALIS COMMON STOCK ARE HELD IN CHRYSALIS' EMPLOYEE
     SAVINGS PLAN?

 A2: If all or any of your shares of Chrysalis common stock are held in the Chrysalis employee savings plan, you have also received a letter of transmittal from the trustee under the employee savings plan explaining the procedures to follow to instruct the trustee how to vote shares allocated to your account. If the trustee does not receive voting instructions from you before April 23, 1999, your shares in the plan will not be voted. This will be the same as a vote against adoption of the merger agreement.

    If only some of your shares of Chrysalis common stock are held in the employee savings plan, to ensure that all of your shares are voted, you should:

    - sign, date and return your proxy card; and

    - follow the procedures to instruct the trustee to vote your shares held in the plan.

    If all of your shares of Chrysalis common stock are held in Chrysalis' employee savings plan, you can disregard the proxy card and only follow the trustee's voting instruction procedures.

 Q3: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
     SHARES FOR ME?

 A3: Your broker will vote your shares only if you instruct your broker how to vote. Your broker should mail information to you that will explain how to give voting instructions to your broker. Please provide instructions to your broker on how to vote your shares. If you do not instruct your broker how to vote, your shares will not be voted. This will be the same as a vote against adoption of the merger agreement.

 Q4: WHAT IF I WANT TO CHANGE MY VOTE?

 A4: You can change your vote at any time before your proxy is voted at the special meeting. If you hold your shares directly, you can do this in one of three ways:

    - You can send a written notice to the Secretary of Chrysalis stating that you would like to revoke your proxy.

    - You can complete and submit a new proxy card.

    - You can attend the special meeting and request to vote in person. Your attendance at the special meeting alone will not, however, revoke your proxy.

    If your shares are held in the employee savings plan, you must follow the instructions in the trustee's letter of transmittal to change your vote. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

 Q5: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

 A5: We hope to complete the merger by April 30, 1999.

 Q6: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

 A6: No. After the merger is completed, you will receive written instructions on how to exchange your stock certificates.

                      WHO CAN HELP ANSWER YOUR QUESTIONS?

     If you have additional questions about the merger you should contact:

                      CHRYSALIS INTERNATIONAL CORPORATION

                                  575 Route 28
                               Raritan, NJ 08869
                  Attention: Paul J. Schmitt or John G. Cooper
  Telephone: 1-908-722-7900 Ext. 11 for Mr. Schmitt and Ext. 16 for Mr. Cooper

 If you would like additional copies of this joint proxy statement/prospectus, or if you have questions about the merger, you should contact:

                          Kissel Blake, a division of
                     Shareholder Communications Corporation
                                110 Wall Street
                            New York, New York 10005
                          212-344-6733 or 800-554-7733

                                    SUMMARY

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT. EXCEPT AS OTHERWISE NOTED, ALL REFERENCES TO CHRYSALIS INCLUDE ALL SUBSIDIARIES OF CHRYSALIS, AND ALL REFERENCES TO PHOENIX INCLUDE ALL SUBSIDIARIES AND AFFILIATES OF PHOENIX. UNLESS OTHERWISE INDICATED, FINANCIAL INFORMATION RELATING TO PHOENIX IS PRESENTED IN CANADIAN DOLLARS PREPARED UNDER CANADIAN GAAP AND FINANCIAL INFORMATION RELATING TO CHRYSALIS IS PRESENTED IN U.S. DOLLARS UNDER U.S. GAAP. UNLESS OTHERWISE INDICATED, ALL TRANSLATIONS OF CANADIAN DOLLAR AMOUNTS TO U.S. DOLLARS AND ALL TRANSLATIONS OF U.S. DOLLARS TO CANADIAN DOLLARS USE THE NOON BUYING RATE IN NEW YORK CITY FOR CABLE TRANSFERS IN CANADIAN DOLLARS AS CERTIFIED FOR CUSTOMS PURPOSES BY THE FEDERAL RESERVE BANK AS OF THE APPLICABLE DATE OR PERIOD.

THE COMPANIES INVOLVED IN THE MERGER

PHOENIX INTERNATIONAL LIFE SCIENCES INC.
2350 Cohen Street
Saint-Laurent (Montreal)
Quebec, Canada H4R 2N6
(514) 333-0033

Phoenix is one of the largest contract research organizations in the world. Phoenix provides a comprehensive range of research and development services to the pharmaceutical and biotechnology industries. Phoenix is one of the world's leading contract research organization providers of bioanalytical services to drug companies, based on laboratory throughput capacity. Phoenix believes it is one of the world's leading providers of Phase I clinical research services, with over 500 beds located in the United States, Canada and Germany. Phoenix also believes it is a leading provider of Phase II-IV clinical research services with operations in the United States, Canada and Europe. In addition to these core services, Phoenix offers a variety of related services and products, and is a pioneer in the development of emerging services, such as drug discovery support. For a description of the phases of clinical research services and a detailed discussion of each of the types of services provided by Phoenix, see "Description of Phoenix--Types of Contract Research Organization Services."

PHOENIX MERGER SUB

Phoenix Merger Sub is a Delaware corporation formed by Phoenix in November 1998 solely for the purpose of being merged with and into Chrysalis. Phoenix Merger Sub does not conduct any business. Phoenix Merger Sub is wholly owned by Phoenix. The mailing address of Phoenix Merger Sub's principal executive offices is c/o 2350 Cohen Street, Saint-Laurent (Montreal) Quebec, Canada H4R 2N6, (514) 333-0033.

CHRYSALIS INTERNATIONAL CORPORATION
575 Route 28
Raritan, New Jersey 08869
(908) 722-7900

Chrysalis is an international contract research organization providing drug development services primarily to the pharmaceutical and biotechnology industries. Chrysalis' services include:

    - transgenic discovery research;

    - preclinical development; and

    - clinical capabilities.

In addition, Chrysalis uses its proprietary transgenic and licensed gene targeting technology to provide services for its clients that require transgenic animal models. Chrysalis' customers use transgenic animal models to:

    - determine the function of human genes and identify therapeutic targets implicated in disease; and

    - to evaluate therapeutic lead compounds for further development.

THE MERGER

WHAT YOU WILL RECEIVE IN THE MERGER

In the merger, each share of Chrysalis common stock that you own will be converted into approximately 0.08527 of a Phoenix common share. You will receive a cash payment for any fractional Phoenix common share that you would otherwise receive. The formula that will be used to calculate the exact portion of a Phoenix common share you will receive is:

    US$8,290,000 DIVIDED BY (shares of Chrysalis common stock outstanding at the merger date plus the number of shares of Chrysalis common stock subject to options having an exercise price less than $.71) DIVIDED BY US$8.28, which represents the value of the Phoenix common shares determined under the merger agreement.

We have included examples of the conversion of specific numbers of Chrysalis common stock into Phoenix common shares under "The Merger Agreement--Effect on Chrysalis Common Stock and Options."

DIFFERENCES BETWEEN CHRYSALIS COMMON STOCK AND PHOENIX COMMON SHARES

A number of differences exist between the rights of stockholders in Delaware corporations, like Chrysalis, and shareholders of Canadian corporations, like Phoenix. These differences are described under "Comparison of Stockholders' Rights and Description of Phoenix Common Shares and Chrysalis Common Stock."

REASONS FOR THE MERGER; RECOMMENDATION OF THE CHRYSALIS BOARD

At and after September 30, 1998, Chrysalis was in default under its senior secured term loan and as a result has negotiated a forbearance agreement with its senior secured lender to permit the merger to be consummated by April 30, 1999. The Chrysalis Board and the board of directors of Phoenix each considered a number of factors in determining whether to approve the merger. The Chrysalis Board also considered a number of factors in determining whether to recommend that Chrysalis stockholders adopt the merger agreement. These considerations are described below under "The Merger--Reasons for the Merger," and "--Recommendation of the Chrysalis Board."

The Chrysalis Board has determined that the merger agreement and the merger are advisable and are fair to and in the best interests of Chrysalis and its stockholders. Accordingly, the Chrysalis Board has approved the merger and the merger agreement. In addition, the Chrysalis Board recommends that the Chrysalis stockholders vote FOR adoption of the merger agreement.

OPINION OF CHRYSALIS' FINANCIAL ADVISOR

In deciding to approve the merger agreement, the Chrysalis Board considered, among other things, the written opinion of its financial advisor, Vector Securities, that the merger consideration was fair from a financial point of view to Chrysalis stockholders. A copy of this written opinion is attached as Appendix B to this proxy statement/prospectus. You should read carefully the Vector Securities opinion. The factors considered by Vector Securities in reaching its opinion are described below under "The Merger-- Opinion of Financial Advisor to the Chrysalis Board."

ACCOUNTING TREATMENT

Phoenix will account for the merger under the "purchase" method of accounting in accordance with U.S. GAAP and Canadian GAAP.

TAX CONSEQUENCES

Tax counsel has advised Phoenix that, based on factual representations and covenants made by Phoenix and Chrysalis, the merger will be a nontaxable reorganization under the U.S. Internal Revenue Code.

Chrysalis stockholders will not recognize any taxable gain or loss on the exchange of the Chrysalis common stock for the Phoenix common shares, except with respect to cash payments received for fractional shares. A Chrysalis stockholder who owns 5% or more of the outstanding stock of Phoenix after the merger will be required to file a special agreement with the Internal Revenue Service to claim tax free treatment.

LISTING OF PHOENIX COMMON SHARES

Phoenix common shares are currently listed on the Montreal Exchange and the Toronto Stock Exchange. Phoenix has received approval to list the Phoenix common shares on The Nasdaq National Market. It is a condition to consummation of the merger that the Nasdaq listing occur.

THE MERGER AGREEMENT

CONDITIONS TO THE MERGER

The completion of the merger depends upon meeting a number of conditions, including the following:

    - adoption of the merger agreement by Chrysalis stockholders;

    - receipt of regulatory approvals and consents required under applicable U.S. and foreign law; and

    - the listing of the Phoenix common shares on the Nasdaq National Market.

All of the conditions to the completion of the merger are waivable by the party that is entitled to the benefits of the condition.

TERMINATION OF THE MERGER AGREEMENT

Phoenix and Chrysalis may terminate the merger agreement, and abandon the merger, only in a very limited number of circumstances:

        (1) Phoenix and Chrysalis can mutually agree to terminate the merger agreement;

        (2) Phoenix or Chrysalis can terminate the merger agreement if the other party breaches or fails to comply with any of its representations, warranties or agreements under the merger agreement , and the breach or failure would result in the failure of a condition to the merger that is not cured prior to April 30, 1999;

        (3) Phoenix or Chrysalis can terminate the merger agreement if any law or final court order prohibits the merger;

        (4) Chrysalis can terminate the merger agreement if a third party has made a superior proposal and as a result of the superior proposal the Chrysalis Board decides not to hold the special meeting or withdraws or modifies its recommendation that Chrysalis stockholders adopt the merger agreement;

        (5) Phoenix can terminate the merger agreement if the Chrysalis Board determines not to hold the special meeting or withdraws or modifies its recommendation that Chrysalis stockholders adopt the merger agreement;

        (6) Phoenix or Chrysalis can terminate the merger agreement if the Chrysalis stockholders do not adopt the merger agreement;

        (7) The merger agreement will terminate automatically if, without Phoenix's consent, the Chrysalis Board or the board of directors of any Chrysalis subsidiary adopts a resolution authorizing a liquidation or the filing of a bankruptcy petition; and

        (8) If a bankruptcy petition with respect to Chrysalis is filed by a Chrysalis creditor, other than Phoenix, Phoenix can terminate the merger agreement upon the earlier to occur of April 30, 1999 or 60 days after the bankruptcy petition.

TERMINATION PAYMENTS

The merger agreement requires Chrysalis to pay Phoenix a termination fee of $1.5 million if the merger agreement terminates under the circumstances described in clauses (4), (5), (6), (7) or (8) under "Termination of the Merger Agreement" above.

The merger agreement requires Phoenix to pay Chrysalis a termination fee of $1.5 million if Chrysalis terminates the merger agreement under the circumstances described in clause (2) under "Termination of the Merger Agreement" above.

FORBEARANCE AGREEMENT; GUARANTY; PLEDGE; OPTION LETTER

Based on third quarter and later period financial results, Chrysalis was in default under its loan agreement with its senior lender. Chrysalis, the lender and Phoenix entered into a forbearance agreement concurrently with the merger agreement. Under the forbearance agreement, as amended, the lender has agreed not to exercise its rights and remedies with respect to current defaults under the loan agreement until April 30, 1999. In connection with the forbearance agreement, Phoenix has given to the lender a guaranty of Chrysalis' debt to the lender and a cash collateral pledge of approximately US$4.7 million to secure the guaranty. In connection with the guaranty and pledge, the lender granted Phoenix an option to purchase Chrysalis' indebtedness under the loan agreement.

THE SPECIAL MEETING

TIME; PLACE; PURPOSE

Chrysalis will hold the special meeting on April 30, 1999, at 9:00 a.m., local time, at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, New Jersey. At the special meeting, Chrysalis will ask you to adopt the merger agreement.

RECORD DATE; VOTING POWER

You may vote at the special meeting if you owned shares of Chrysalis common stock at the close of business on March 1, 1999. On March 1, 1999, 11,666,480 shares of Chrysalis common stock were outstanding. For each share of common stock that they owned on that date, Chrysalis stockholders will have one vote at the special meeting on the proposal to adopt the merger agreement.

VOTE REQUIRED

Adoption of the merger agreement requires the favorable vote of at least a majority of the outstanding shares of Chrysalis common stock.

DISSENTERS' RIGHTS

Chrysalis stockholders do not have dissenters' rights in connection with the merger.

ADDITIONAL BENEFITS TO CHRYSALIS DIRECTORS AND EXECUTIVE OFFICERS FROM THE
MERGER

In evaluating the merger, you should recognize that each of Chrysalis' directors and executive officers have interests in the merger that are different from, or in addition to, yours as a Chrysalis stockholder. The interests arise from:

    - employment and severance agreements that provide for payments to two executive officers if their employment is terminated or, in one case, altered upon or after the merger;

    - the terms of a "stay" bonus granted to one executive officer of Chrysalis;

    - the terms of all of Chrysalis' outstanding stock options held by directors and executive officers that became 100% vested upon execution of the merger agreement; and

    - the terms of the merger agreement that require Phoenix to assume Chrysalis' employment and severance agreements and to continue to provide indemnification and insurance coverage to current and former directors and officers of Chrysalis after the merger.

The Chrysalis Board was aware of these interests and considered them, among other factors, in approving the merger agreement and the merger.

In addition, Phoenix and one executive officer of Chrysalis have entered into a consulting agreement under which he will provide services to Phoenix for a short period of time after the merger.

                        SUMMARY SELECTED FINANCIAL DATA

Chrysalis and Phoenix are providing the following summary financial information to aid you in your analysis of the financial aspects of the merger. This information is only a summary. You should read it in conjunction with the historical financial statements of Chrysalis and Phoenix and the related notes contained elsewhere in this proxy statement/prospectus.

SUMMARY SELECTED HISTORICAL FINANCIAL DATA OF CHRYSALIS

The following table shows summary consolidated financial data of Chrysalis. The summary consolidated financial data are derived from Chrysalis' audited consolidated financial statements. You should be aware of the following factors that affect comparisons from year to year:

    - In 1994, Chrysalis entered into the Nextran joint venture, in which it held a minority interest. In 1995, Chrysalis sold its minority interest for $18 million and recorded a nonrecurring gain, net of expenses, income taxes and related accruals of approximately $17.3 million. See "Description of Chrysalis--Nextran."

    - In 1996, Chrysalis recorded business combination costs of approximately $3.6 million related to the acquisition of the Bioclin Group. See "Description of Chrysalis--General--Other Matters."

    - In the fourth quarter of 1998, Chrysalis recorded a restructuring charge of $3,872,000 in connection with the restructuring of its clinical operations. Chrysalis expects to record an additional restructuring charge of $825,000 in the second quarter of 1999 in connection with this restructuring. See "Description of Chrysalis--General--Restructuring of Clinical Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--General Summary."

    - As a result of Chrysalis' default under its senior term loan, the principal amount of the loan is classified as short-term debt at December 31, 1998. See "Other Agreements."

You should read the following data in conjunction with the consolidated financial statements of Chrysalis and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Chrysalis" included elsewhere in this proxy statement/prospectus.

            SUMMARY SELECTED HISTORICAL FINANCIAL DATA OF CHRYSALIS
                         (IN ACCORDANCE WITH U.S. GAAP)

                                                                                         YEARS ENDED
                                                                                         DECEMBER 31
                                                                    -----------------------------------------------------
                                                                      1998       1997       1996       1995       1994
                                                                    ---------  ---------  ---------  ---------  ---------

                                                                    (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues......................................................  $  39,384  $  42,298     41,487     39,609     36,188
Operating costs and expenses:
  Direct costs....................................................     31,041     29,217     27,313     27,691     25,499
  Research and development........................................         --        166        528      1,063      3,940
  General, administrative and marketing...........................     12,828     12,416     10,942      9,631      9,975
  Depreciation and amortization...................................      2,092      2,699      2,780      2,907      3,594
  Business combination costs......................................         --         --      3,649         --         --
  Restructuring costs.............................................      3,872         --         --         --         --
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                       49,833     44,498     45,212     41,292     43,008
  Loss from operations............................................    (10,449)    (2,200)    (3,725)    (1,683)    (6,820)
                                                                    ---------  ---------  ---------  ---------  ---------
  Other income (expense), net.....................................       (992)       390        742       (635)      (525)
  Net loss before equity in net loss of Nextran, gain on sale of
    Nextran and taxes.............................................    (11,441)    (1,810)    (2,983)    (2,318)    (7,345)
  Equity in net loss of Nextran...................................         --         --         --     (2,700)    (1,329)
  Gain on sale of Nextran, net of income taxes....................         --         --         --     17,266         --
  Income tax expense (benefit)....................................        716        240        477       (177)       390
                                                                    ---------  ---------  ---------  ---------  ---------
      Net income (loss)...........................................  $ (12,157) $  (2,050)    (3,460)    12,425     (9,064)
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------
  Basic earnings (loss) per share.................................  $   (1.06) $   (0.18)     (0.31)      1.12      (0.82)
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------
  Diluted earnings (loss) per share...............................  $   (1.06) $   (0.18)     (0.31)      1.06      (0.82)
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA (AT YEAR END):
Cash, cash equivalents and investments............................  $   6,705  $   6,925     13,470     23,102      6,234
Restricted cash...................................................         --        460      5,010        777      1,724
Accounts receivable, net..........................................      8,766      9,669     10,788     10,907      9,340
Property, equipment and leasehold improvements, net...............     15,686     15,127     15,963     17,806     18,548
Intangible assets, net............................................        809        805        953      1,035        991
Investment in Nextran.............................................         --         --         --         --      3,844
Other assets......................................................      2,615      2,254      1,759      1,797      1,454
                                                                    ---------  ---------  ---------  ---------  ---------
      Total assets................................................  $  34,581  $  35,240     47,943     55,424     42,135
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------
Current liabilities, excluding debt...............................     17,681     12,295     17,501     15,292     16,047
Short-term debt...................................................      3,250      2,668     11,238     11,559      9,876
Current portion of long-term debt.................................      4,821        768        180        744        784
Long-term debt, excluding current portion.........................      6,010      6,561      2,376      7,830      8,502
Deferred income taxes.............................................      1,832      1,646      2,053      2,059      2,075
Other liabilities.................................................        725        633      1,054        948      1,180
Total stockholders' equity........................................        262     10,669     13,541     16,992      3,671
                                                                    ---------  ---------  ---------  ---------  ---------
      Total liabilities and stockholders' equity..................  $  34,581  $  35,240     47,943     55,424     42,135
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF PHOENIX

The following table presents summary consolidated financial information of Phoenix in Canadian dollars. The summary consolidated financial information for the five years ended August 31, 1998 derived from the consolidated financial statements of Phoenix which have been prepared in accordance with Canadian GAAP and audited by Ernst & Young LLP, independent chartered accountants. The summary consolidated financial information for the three months ended November 30, 1998 and 1997 have been derived from the unaudited consolidated financial statements of Phoenix. The summary consolidated financial information as at August 31, 1997 and 1998 and for the three year period ended August 31, 1998 in accordance with U.S. GAAP are derived from note 15 to the consolidated financial statements of Phoenix. The following information should be read in conjunction with the consolidated financial statements of Phoenix. "Unaudited Pro Forma Consolidated Financial Information," and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Phoenix," included elsewhere in this proxy statement/prospectus. See also "Financial Statement Presentation and Exchange Rates."

The consolidated financial statements of Phoenix have been prepared in accordance with Canadian GAAP. In certain respects, Canadian GAAP differs from U.S. GAAP. See note 15 to the consolidated financial statements of Phoenix included elsewhere in the proxy statement/prospectus for a description of material differences between U.S. GAAP and Canadian GAAP as they relate to the consolidated financial statements of Phoenix and a reconciliation to U.S. GAAP of Phoenix's financial position, net income and shareholders' equity.

You should be aware of the following factors that affect comparisons from year to year:

    - In the quarter ended November 30, 1998, Phoenix completed the acquisition of Clinserve AG. This acquisition was accounted for under the pooling of interests method under U.S. GAAP. The pooling of interests method requires the restatement of financial statements of periods prior to the pooling transaction in a manner that assumes that the two companies had always been combined. As a result, the U.S. GAAP data presented below has been restated to reflect to this transaction.

    - During August 1997 and February 1998, Phoenix acquired two significant Phase II-IV operations:

       - Institut Technique Pour l'Etude du Medicament, which is referred to as ITEM; and

       - IBRD-Rostrum Global, Inc.

      These acquisitions accounted for incremental net revenues of approximately $67 million for the year ended August 31, 1998. The acquisition of ITEM through the issuance of 4,690,142 Phoenix common shares resulted in an increase in consolidated assets of approximately $54 million and $48.5 million in shareholders' equity under Canadian GAAP, and approximately $4 million and $0 under U.S. GAAP. In February 1998, Phoenix acquired 100% of IBRD-Rostrum for approximately $44 million. This resulted in an increase in consolidated assets of approximately $63 million under both Canadian and U.S. GAAP.

    - In the year ended August 31, 1994, Phoenix benefited from research and development financing available under relevant Quebec tax legislation, which gave rise to financing income of $1,152,000. Because of changes in related income tax legislation, these transactions have not recurred.

    - In accordance with accepted Canadian practice, the basic and fully-diluted earnings and pre-tax earnings per share amounts for the year ended August 31, 1994 are based on the weighted average number of Phoenix common shares outstanding as at August 31, 1995, due to the changes in Phoenix's capital structure which occurred when Phoenix became a public company on October 24, 1994.

             SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF PHOENIX

                                              THREE MONTHS ENDED
                                                 NOVEMBER 30
                                                 (UNAUDITED)                       YEAR ENDED AUGUST 31
                                             --------------------  -----------------------------------------------------
                                               1998       1997       1998       1997       1996       1995       1994
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                    (IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF INCOME (LOSS) DATA
AMOUNTS IN ACCORDANCE WITH CANADIAN GAAP
Gross revenues.............................     74,163     35,536  $ 218,360  $  86,736  $  64,182  $  47,452  $  33,872
Net revenues...............................     58,661     31,679    171,238     82,477     63,082     46,651     33,197
Income (loss) before income taxes..........      5,169      2,732     15,691      5,188     (5,181)     7,001      9,922
Net income (loss)..........................      2,854      1,830      9,067      2,349     (5,361)     4,941      7,030

AMOUNTS IN ACCORDANCE WITH U.S. GAAP
Gross revenues.............................     76,216     38,618    228,226    125,533    106,127
Net revenues...............................     60,714     34,761    181,104    115,966     97,569
Income (loss) before income taxes..........      5,025      3,230     18,271      5,885     (2,643)
Net income (loss)..........................      2,691      2,314     11,603      2,014     (3,751)

PER COMMON SHARE
AMOUNTS IN ACCORDANCE WITH CANADIAN GAAP
Basic and fully-diluted earnings (loss)....       0.11       0.08       0.37       0.12      (0.29)      0.30       0.43
Pre-tax earnings (loss)....................       0.21       0.11       0.64       0.26      (0.28)      0.42       0.60
Dividends..................................         --         --         --         --         --       0.07         --
PER COMMON SHARE
AMOUNTS IN ACCORDANCE WITH U.S. GAAP
Basic and diluted earnings (loss)..........       0.10       0.09       0.46       0.08      (0.16)
Pre-tax earnings (loss)....................       0.19       0.13       0.73       0.23      (0.11)
Dividends..................................         --         --         --         --         --

BALANCE SHEET DATA (AT PERIOD-END)
AMOUNTS IN ACCORDANCE WITH CANADIAN GAAP
Working capital............................      6,513                 9,942     16,498     17,425      8,367      6,500
Total assets...............................    303,915               271,470    160,858     89,570     66,282     34,648
Total debt.................................     53,790                50,351     11,672     11,210     13,695     15,842
Long-term debt.............................     41,843                42,440      4,058      9,226     10,158      9,899
Shareholders' equity.......................    147,305               129,953    112,265     61,248     39,352     12,027

BALANCE SHEET DATA (AT PERIOD-END)
AMOUNTS IN ACCORDANCE WITH U.S. GAAP
Working capital............................      6,513                 9,942     17,986
Total assets...............................    236,291               217,924    114,285
Shareholders' equity.......................     79,681                76,407     63,840

UNAUDITED PRO FORMA DATA IN
  ACCORDANCE WITH CANADIAN GAAP:
Pro forma gross revenues...................     91,508               325,846
Pro forma net revenues.....................     74,921               255,826
Pro forma income (loss) before income
  taxes....................................     (2,470)                1,813
Pro forma net loss.........................     (5,567)               (5,509)
Pro forma total assets.....................    375,155
Pro forma total debt.......................     76,799
Pro forma shareholders' equity.............    160,611
Pro forma basic and fully diluted loss per
  share....................................      (0.21)                (0.22)

UNAUDITED PRO FORMA DATA IN ACCORDANCE WITH
  U.S. GAAP:
Pro forma gross revenues...................     93,561               335,712
Pro forma net revenues.....................     76,974               270,250
Pro forma net loss.........................     (5,730)               (3,075)
Pro forma total assets.....................    307,531
Pro forma shareholders' equity.............     92,987
Pro forma basic and diluted loss per
  share....................................      (0.21)                (0.12)

           COMPARATIVE PER SHARE MARKET INFORMATION AND DIVIDEND DATA

The Chrysalis common stock is traded on the Nasdaq National Market under the symbol "CRLS." The Phoenix common shares have been listed for trading on the Montreal Exchange and the Toronto Stock Exchange since 1994 under the symbol "PHX." In connection with the merger, Phoenix has received approval to list the Phoenix common shares on the Nasdaq National Market under the symbol "PHXI."

The table below shows, for the fiscal quarters indicated, the reported high and low sale prices of the Chrysalis common stock as reported on the Nasdaq National Market.

                                                                                                        CHRYSALIS
                                                                                                      (U.S. DOLLARS)
                                                                                                   --------------------
                                                                                                          NASDAQ
                                                                                                   --------------------

                                                                                                     HIGH        LOW
                                                                                                   ---------  ---------
1997
  First Quarter..................................................................................       5.94       4.44
  Second Quarter.................................................................................       5.00       4.06
  Third Quarter..................................................................................       4.50       3.44
  Fourth Quarter.................................................................................       4.38       2.06
1998
  First Quarter..................................................................................       3.38       2.19
  Second Quarter.................................................................................       3.00       1.38
  Third Quarter..................................................................................       1.59       0.75
  Fourth Quarter.................................................................................       1.63       0.34
1999
  First Quarter..................................................................................       0.69       0.38

The table below shows, for the fiscal quarters indicated, the reported high and low sale prices of the Phoenix common shares as reported in the Montreal Exchange and the Toronto Stock Exchange.

                                                                                        PHOENIX (CANADIAN DOLLARS)
                                                                                ------------------------------------------
                                                                                 MONTREAL EXCHANGE       TORONTO STOCK
                                                                                                            EXCHANGE
                                                                                --------------------  --------------------
                                                                                  HIGH        LOW       HIGH        LOW
                                                                                ---------  ---------  ---------  ---------
1997
  First Quarter...............................................................      13.75       9.55      13.75       9.50
  Second Quarter..............................................................      13.30       9.10      13.30       9.05
  Third Quarter...............................................................      10.75       8.00       9.40       8.00
  Fourth Quarter..............................................................      12.40       8.65      12.50       8.55
1998
  First Quarter...............................................................      11.55       7.00      11.55       8.00
  Second Quarter..............................................................      11.25       7.75      11.25       7.75
  Third Quarter...............................................................      14.50      10.05      14.50      10.05
  Fourth Quarter..............................................................      14.00       9.05      13.95       9.05
1999
  First Quarter...............................................................      14.20       8.10      14.15       8.10
  Second Quarter..............................................................      18.25      11.00      18.25      11.00
  Third Quarter (through March 31, 1999)......................................      14.00      11.50      14.20      11.50

The merger was announced on November 18, 1998. The table below shows the closing price of the Chrysalis common stock and the closing price of Phoenix common shares on the Toronto Stock Exchange on November 17, 1998 and April 1, 1999.

                                                                             NOVEMBER 17, 1998     APRIL 1, 1999
                                                                             -----------------  -------------------
Chrysalis (US$)............................................................      $    1.06           $    0.59
Phoenix (CDN$).............................................................      $   12.84           $   13.25

You should obtain more recent stock price quotes from other sources of financial information.

Neither Chrysalis nor Phoenix has declared or paid dividends during the past three fiscal years and neither has any current intention of doing so in the future.

                           COMPARATIVE PER SHARE DATA

The following table presents unaudited historical and pro forma per share data that reflect the completion of the merger based upon the historical financial statements of Chrysalis and Phoenix. The pro forma data does not indicate the results of future operations or the actual results that would have occurred had the merger been consummated at the beginning of the periods presented. You should read the data presented below in conjunction with the historical consolidated financial statements, including applicable notes, of Phoenix and Chrysalis included in this proxy statement/prospectus, and "Unaudited Pro Forma Consolidated Financial Information," appearing elsewhere in this proxy statement/prospectus.

The first and second columns on the left in the tables below present historical per share amounts for Phoenix and Chrysalis, respectively. The third column presents pro forma per share amounts for Phoenix. The fourth column sets forth pro forma equivalent amounts based on the number of Phoenix common shares that will be issued in the merger for each share of Chrysalis common stock.

                                                                  HISTORICAL
                                                        ------------------------------
                                                                 (UNAUDITED)

                                                                                                          CHRYSALIS
                                                                                                         EQUIVALENT
                                                                                                        (PHOENIX PRO
                                                                                                         FORMA DATA
                                                                                           PHOENIX      MULTIPLIED BY
                                                            PHOENIX        CHRYSALIS      PRO FORMA       0.08527)
                                                          THREE MONTH     THREE MONTH    THREE MONTH     THREE MONTH
                                                         PERIOD ENDED    PERIOD ENDED   PERIOD ENDED    PERIOD ENDED
                                                         NOVEMBER 30,    DECEMBER 31,   NOVEMBER 30,    NOVEMBER 30,
                                                             1998            1998           1998            1998
                                                        ---------------  -------------  -------------  ---------------
                                                            (CDN$)           (US$)         (CDN$)           (US$)
CANADIAN GAAP
Basic and fully diluted income (loss) per common
share.................................................          0.11                          (0.21)
Book value per common share...........................     $    5.66                      $    5.93
U.S. GAAP
Basic and diluted income (loss) per common share......          0.10           (0.47)         (0.21)          (0.01)
Book value per common share...........................     $    3.06       $    0.02      $    3.44       $    0.20

                                                                  HISTORICAL
                                                        ------------------------------
                                                                 (UNAUDITED)
                                                                                                          CHRYSALIS
                                                                                                         EQUIVALENT
                                                                                                        (PHOENIX PRO
                                                                                                         FORMA DATA
                                                                           CHRYSALIS       PHOENIX      MULTIPLIED BY
                                                                           12 MONTH       PRO FORMA       0.08527)
                                                            PHOENIX      PERIOD ENDED    YEAR ENDED      YEAR ENDED
                                                          YEAR ENDED     SEPTEMBER 30,   AUGUST 31,      AUGUST 31,
                                                        AUGUST 31, 1998      1998           1998            1998
                                                        ---------------  -------------  -------------  ---------------
                                                            (CDN $)         (US $)         (CDN $)         (US $)
CANADIAN GAAP
Basic and fully diluted income (loss) per common
share.................................................          0.46                          (0.22)
U.S. GAAP
Basic and diluted income (loss) per common share......          0.37           (0.64)         (0.12)          (0.01)

                                  RISK FACTORS

You should consider carefully all of the information contained in this document, including the following factors that relate to the effect of your vote and those matters related to your receipt of Phoenix common shares in the merger.

IF CHRYSALIS IS NOT ABLE TO CONSUMMATE THE MERGER PRIOR TO APRIL 30, 1999, CHRYSALIS WILL NOT HAVE SUFFICIENT CASH TO CONTINUE TO FUND OPERATIONS.

Chrysalis' ability to meet ongoing debt service requirements, to meet cash funding requirements and to otherwise satisfy its obligations to vendors and lenders from cash solely provided by operations has been adversely affected by significant losses from clinical operations. Chrysalis is currently in default under its senior secured term debt. Under the terms of the forbearance agreement among Chrysalis, Phoenix and Chrysalis' senior secured lender and other related agreements, Chrysalis has obtained the agreement of the lender to delay acceleration of the term loan, but only if the merger is consummated on or before April 30, 1999, Chrysalis' senior secured lender is referred to as the "Bank". In addition, if the Bank were to accelerate the term loan, other of Chrysalis' debt would also be in default. The merger cannot be completed if Chrysalis stockholders do not adopt the merger agreement. If the merger is not consummated prior to April 30, 1999, Chrysalis will not have sufficient cash to satisfy its obligations to its creditors and fund operating activities.

In this event, Chrysalis would attempt to pursue other alternatives, but alternative strategies may not be successful. It is possible that Chrysalis could be forced into bankruptcy by its creditors. Although Chrysalis currently intends, if necessary, to seek reorganization under chapter 11 of the Bankruptcy Code, Chrysalis currently believes that a successful reorganization would likely require a strategic transaction involving a sale of one or more of Chrysalis' facilities or operations to generate a source of liquidity during any bankruptcy proceeding.

As a result of the default and other factors affecting Chrysalis, the auditors opinion for Chrysalis contained in this proxy statement/prospectus contains an explanatory paragraph stating as follows:

"The consolidated financial statements have been prepared assuming that [Chrysalis] and its subsidiaries will continue as going concerns. [Chrysalis] has suffered recurring losses from operations, has a net working capital deficiency and is in default of [some of its] debt covenants which raise substantial doubt about their ability to continue as going concerns. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty."

IF THE MERGER IS NOT COMPLETED, CHRYSALIS COMMON STOCK MAY BE DELISTED FROM THE NASDAQ NATIONAL MARKET.

In January 1999, Nasdaq informed Chrysalis that its common stock will be delisted from the Nasdaq National Market beginning April 8, 1999. The Chrysalis common stock will be delisted unless the closing price is $1 or more for any consecutive ten-day period prior to April 6, 1999. Based on recent trading prices and the estimated exchange ratio, Chrysalis does not expect the closing price requirement to be met. In April 1999, Chrysalis requested a written hearing with Nasdaq in connection with the delisting. However, there can be no assurance that the hearing will be granted or that delisting will be stayed during the hearing process.

IF CHRYSALIS STOCKHOLDERS DO NOT ADOPT THE MERGER AGREEMENT, CHRYSALIS WILL LIKELY OWE PHOENIX $1.5 MILLION.

Under the terms of the merger agreement, Chrysalis is required to pay Phoenix $1.5 million if either Phoenix or Chrysalis terminates the merger because the merger agreement is not adopted by Chrysalis stockholders. Chrysalis expects that one party would terminate the merger agreement under these circumstances.

THE VALUE OF THE PHOENIX COMMON SHARES TO BE RECEIVED BY CHRYSALIS STOCKHOLDERS WILL FLUCTUATE WITH THE PHOENIX COMMON SHARE PRICE.

The value of the Phoenix common shares used to calculate the exchange ratio has been fixed and will not change even if the market price of Phoenix common shares or Chrysalis common stock changes before the merger is completed. For purposes of calculating the exchange ratio under the merger agreement, the value of the Phoenix common shares is CDN$12.74, or US$8.28. If the Phoenix common shares were to trade below that price at the time of or after the merger, the value of Phoenix common shares to be received in the merger would be less than the expected value. Stockholders are urged to obtain current market quotations for the Phoenix common shares. Chrysalis does not intend to obtain an updated fairness opinion from Vector Securities prior to the completion of the merger. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Phoenix-- Recent Developments."

CHRYSALIS' SHUT DOWNS AND DOWNSIZING WILL MATERIALLY ADVERSELY AFFECT ITS OPERATIONS AND COMPETITIVE POSITION IF THE MERGER IS NOT COMPLETED.

Chrysalis has begun to shut down its U.S. clinical operations and downsize its European clinical operations. The shut down and downsizing have materially adversely affected:

    - its ability to provide clinical data management and biostatistical services;

    - its ability to coordinate its marketing efforts and cross-sell its services; and

    - its ability to compete with international full service contract research organizations for clinical contracts.

If the merger is not completed, these factors are expected to continue to materially adversely affect Chrysalis' operations, results of operations and financial condition for the long term.

CHRYSALIS STOCKHOLDERS WILL BE UNABLE TO CONTROL PHOENIX AFTER THE MERGER.

Chrysalis stockholders will receive collectively in the merger approximately 4% of the outstanding Phoenix common shares based on Phoenix common shares outstanding on January 31, 1999. If Phoenix issues more of its common shares, the ownership percentage will decrease further. Therefore, Chrysalis stockholders will likely exert little or no influence over Phoenix's affairs.

RESTRICTIVE COVENANTS IN MERGER AGREEMENT MAY ADVERSELY AFFECT CHRYSALIS' OPERATIONS.

The merger agreement contains a number of covenants restricting Chrysalis' ability to conduct its operations. These covenants include restrictions on Chrysalis' ability, without Phoenix's consent, to:

    - increase compensation to employees;

    - make capital and other expenditures; and

    - enter into or amend real property leases.

Although the merger agreement does not permit Phoenix to unreasonably withhold or delay its consent, the restrictive covenants, or the refusal or delay of Phoenix to give any required consent, may adversely affect Chrysalis' ability to conduct its operations prior to the merger. In addition, it is possible that the restrictive covenants will hamper Chrysalis' operations to such an extent that Chrysalis will be unable to satisfy one or more of the conditions to the merger. If this occurred, Phoenix may be able to choose not to consummate the merger.

LOSS OF A SIGNIFICANT NUMBER OF EMPLOYEES MAY ADVERSELY AFFECT CHRYSALIS' OPERATIONS.

The recent uncertainty regarding Chrysalis' future and the announcement of the proposed merger have contributed to the departure of a number of employees of Chrysalis. In addition, the restructuring of Chrysalis' clinical operations has and will continue to result in the termination or departure of a number of other employees. Chrysalis may not be able to retain a sufficient number of skilled personnel to continue adequately providing services to its customers, whether or not the merger occurs.

RIGHTS OF CHRYSALIS STOCKHOLDERS WILL CHANGE AS A RESULT OF THE MERGER.

In the merger, you will receive Phoenix common shares. There are numerous differences between the rights of a stockholder in Chrysalis, a Delaware corporation, and the rights of a shareholder in Phoenix, a Canadian corporation. These differences are described below under "Comparison of Stockholders' Rights and Description of Phoenix Common Shares and Chrysalis Common Stock."

PHOENIX'S SHARE PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE.

The trading price of Phoenix' common shares has in the past and could in the future fluctuate significantly. The fluctuations have been or could be in response to numerous factors including:

    - quarterly variations in results of operations;

    - changes in securities analysts' recommendations;

    - earnings estimates for Phoenix and Phoenix's ability or inability to meet those estimates and

    - general fluctuations in the stock market.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Phoenix--Recent Developments."

ONE OF PHOENIX'S MAJOR BIOANALYTICAL SERVICES CLIENTS RECENTLY INSOURCED MOST OF ITS WORK.

One of Phoenix's major bioanalytical services clients recently insourced most of its liquid chromatography/mass spectrometry work. Phoenix expects this loss of business to materially adversely affect its results of operations for its second quarter of fiscal 1999 ending February 28, 1999, and have a lesser adverse impact on its third quarter results. These adverse effects are expected to reduce Phoenix's fiscal 1999 net income by approximately $4.0 million.

PHOENIX IS DEPENDENT UPON THE CONTINUED OUTSOURCING OF RESEARCH AND DEVELOPMENT EXPENDITURES BY THE PHARMACEUTICAL AND BIOTECHNOLOGY INDUSTRIES.

Phoenix's revenues are highly dependent upon research and development expenditures by the pharmaceutical and biotechnology industries. Phoenix's operations could be materially and adversely affected by a general economic decline in these industries or by any reduction in the outsourcing of research and development expenditures by companies operating in these industries. One of Phoenix's major bioanalytical services clients recently insourced most of its work. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Phoenix--Recent Developments."

THE LOSS OF ANOTHER MAJOR PROJECT OR CLIENT COULD MATERIALLY ADVERSELY AFFECT PHOENIX.

Phoenix has in the past derived, and may in the future derive, a significant portion of its net revenue from a relatively limited number of major projects or clients. In fiscal 1996, 1997 and 1998 and the three month period ended November 30, 1998, Phoenix's top five customers accounted for approximately 25%, 26%, 29% and 31%, respectively, of Phoenix's consolidated net revenue. As pharmaceutical companies continue to outsource large projects and studies to fewer full-service providers and as consolidation within the pharmaceutical industry continues, Phoenix's concentration of business could increase. The loss of a major project or client could materially and adversely affect Phoenix.

PHOENIX MAY NOT BE ABLE TO MANAGE ITS GROWTH RESULTING FROM RECENT ACQUISITIONS.

Phoenix has completed six acquisitions since August 1997. Phoenix's rapid growth over the past two years has placed a substantial strain on its operational, human and financial resources. In order to manage its growth, Phoenix must continue to:

    - improve its operating, administrative and information systems;

    - attract and retain qualified management, professional, scientific and technical personnel; and

    - assimilate differences in foreign business practices and overcome language barriers.

Failure by Phoenix to manage its growth effectively could have a material adverse effect on Phoenix.

Acquisitions involve a number of other risks including:

    - difficulties and expenses incurred in connection with the acquisition;

    - integration of the operations and services of the acquired companies;

    - diversion of Phoenix management's attention from other business concerns;

    - acquisition of significant intangible assets;

    - the potential loss of key employees of the acquired companies; and

    - potential losses resulting from undiscovered liabilities of acquired companies that are not covered by indemnification.

IF PHOENIX FAILS TO RECRUIT AND RETAIN KEY MANAGEMENT AND PROFESSIONAL, SCIENTIFIC AND TECHNICAL PERSONNEL ITS ABILITY TO SUPPORT GROWTH AND BE COMPETITIVE COULD BE ADVERSELY AFFECTED.

Phoenix depends heavily on its senior management team. Further, Phoenix faces intense competition in attracting and retaining qualified professional, scientific and technical operating personnel. In addition, beginning September 30, 1999, the employment agreement of Dr. John Hooper, Chairman of the Board and Chief Executive Officer of Phoenix, can be terminated by Dr. Hooper on three months' notice. Phoenix's strategy for growth in the contract research organization industry depends on its ability to attract and retain qualified professional, scientific and technical operating personnel. The failure to recruit and retain senior management and professional, scientific and technical operating personnel could have a material adverse effect on Phoenix's business.

PHOENIX'S CUSTOMER CONTRACTS MAY BE TERMINATED BY CUSTOMERS ON SHORT NOTICE FOR REASONS BEYOND PHOENIX'S CONTROL.

Most of Phoenix's clients can terminate their contracts with Phoenix upon 30 days' notice. Clients may terminate contracts for a variety of reasons over which Phoenix has no control, including:

    - the failure of a product to satisfy safety requirements;

    - unexpected or undesired results of the product;

    - the client's decision to forego a particular study;

    - insufficient patient enrollment or investigator recruitment; or

    - production shortages.

Phoenix believes that several factors, including increased cost containment pressures, have caused pharmaceutical companies to apply more stringent criteria to the decision to proceed with clinical trials for new products. This application of more stringent criteria may result in a greater willingness of these companies to cancel contracts.

The termination of a large contract or of multiple contracts could adversely affect Phoenix's business, financial condition and results of operations.

FLUCTUATIONS IN PHOENIX'S REVENUES COMBINED WITH SIGNIFICANT FIXED EXPENSES COULD RESULT IN VARIATION IN PHOENIX'S QUARTERLY OPERATING RESULTS.

Phoenix's results of operations have been and can be expected to continue to be subject to quarterly fluctuations. Because a significant portion of Phoenix's expenses are relatively fixed, the amount and timing of increases in these expenses are based in large part on Phoenix's expectations concerning future revenue. If revenue is below expectations in any given quarter, the adverse effect may be magnified by Phoenix's inability to reduce spending quickly enough to compensate for the revenue shortfall. Accordingly, a variation from expected revenue could have a material adverse effect on Phoenix's operating results and financial condition for a given quarter. Quarterly results can fluctuate as a result of a number of factors, including:

    - the commencement, completion or cancellation of significant contracts;

    - seasonal variations in demand for Phoenix's services ;

    - changes in the mix of services offered;

    - the timing of start-up expenses for new facilities;

    - acquisitions, including any related one-time expenses or write-offs;

    - currency exchange fluctuations; and

    - general economic conditions.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Phoenix--Recent Developments."

PHOENIX IS EXPOSED TO POTENTIAL LIABILITY WHILE CONDUCTING ITS CLINICAL TRIALS.

Phoenix contracts with physicians to serve as investigators in conducting clinical trials to test new drugs on human volunteers. This creates a risk of liability for personal injury to or death of volunteers resulting from adverse reactions to the drugs administered. Phoenix could be held liable for the claims and expenses arising from professional malpractice of investigators or in the event of personal injury to or death of persons participating in clinical trials. Phoenix also could be held liable for errors or omissions in connection with the services it performs. Phoenix may not be able to maintain sufficient professional liability insurance coverage on terms acceptable to Phoenix. Phoenix could be materially and adversely affected if it were required to pay damages or bear the costs of defending any claim which was not covered by insurance.

RECENT CHANGES IN GOVERNMENT REGULATION OF PHARMACEUTICAL INDUSTRY COULD DECREASE BUSINESS OPPORTUNITIES.

In November 1997, the United States Congress passed the United States Food and Drug Modernization Act. This legislation is designed, among other things, to streamline the drug approval process in the United States. Phoenix cannot predict the effect, if any, of this legislation on its business. Phoenix's business opportunities could be decreased by regulatory changes which either:

    - relax the scope of regulatory requirements; or

    - simplify drug approval procedures.

INTENSE COMPETITION AND INCREASING CONSOLIDATION IN THE PHARMACEUTICAL INDUSTRY MAY CAUSE PRICE OR MARGIN EROSION.

The market for contract research services is intensely competitive. Expansion by Phoenix's competitors into other areas in which Phoenix operates could adversely affect Phoenix's competitive position. Increased competition may lead to price and other forms of competition that may adversely affect Phoenix's margins. Consolidation within the pharmaceutical industry, as well as a trend by pharmaceutical companies to limit outsourcing to fewer organizations, has heightened the competition for contract research services. As a result, consolidation also has occurred among the providers of contract research services, and several large multi-service providers have emerged. If these consolidation trends continue, they may result in price erosion and greater competition among the larger contract research providers for clients and acquisition candidates. There can be no assurance that increased competition in, or consolidation of, the contract research organization industry will not have a material adverse effect on Phoenix.

FAILURE TO COMPLY WITH APPLICABLE GOVERNMENT REGULATION COULD RESULT IN ADVERSE CONSEQUENCES TO PHOENIX.

The FDA and other regulatory authorities audit and inspect Phoenix from time to time to ensure compliance with applicable regulations and guidelines, including with respect to environmental and health and safety matters. Phoenix's failure to comply with all applicable requirements could result in:

    - the termination of research;

    - the disqualification of data;

    - the denial of the right to conduct business;

    - fines;

    - criminal penalties; and

    - other enforcement actions.

Any of these could have a material adverse effect on Phoenix.

1997 FDA AUDIT COULD RESULT IN SUBSTANTIAL FINES OR PENALTIES OR OTHERWISE MATERIALLY ADVERSELY AFFECT PHOENIX.

In an FDA inspection of Phoenix's Cincinnati facility in the summer of 1997, the inspectors cited various deficiencies, primarily with regard to some anomalous data connected with repeated height and weight measurements of some healthy volunteers screened for specific clinical studies. These studies were conducted in 1995 and early 1996, shortly after the Cincinnati facility opened. In March 1998, Phoenix received a grand jury subpoena, requesting documents from Phoenix. The subpoena requested documents relating to studies conducted during the early phase of the Cincinnati facility's development, including the period covered by the 1997 inspection. Phoenix cannot at this time predict the ultimate resolution of the 1997 inspection or the final outcome of any proceedings relating to the grand jury subpoena. An adverse resolution of the 1997 inspection or an adverse outcome of any proceedings relating to the grand jury subpoena could result in substantial fines or penalties, the effect of which could be material and adverse to Phoenix's business, financial condition, or results of operations. In addition, the pendency of the proceedings may have a material adverse effect on Phoenix's ability to obtain new business.

PHOENIX'S GROWING INTERNATIONAL OPERATIONS SUBJECT IT TO ADDITIONAL RISKS.

Phoenix derived approximately 82%, 78%, 88% and 92% of its total revenues from customers located outside of Canada in fiscal 1996, 1997, 1998 and the first quarter of fiscal 1999, respectively. Phoenix's growing international operations make Phoenix increasingly subject to:

    - difficulty in staffing and managing geographically disparate operations;

    - longer accounts receivable payment cycles;

    - exchange rate fluctuations;

    - compliance with a variety of foreign laws and regulations;

    - unexpected changes in regulatory requirements;

    - overlap of different tax structures;

    - greater difficulty in safeguarding intellectual property;

    - import and export licensing requirements;

    - trade restrictions;

    - changes in tariff rates; and

    - economic and political instability in international markets.

Phoenix's business, results of operations or financial condition may be adversely affected by these factors.

PHOENIX IS NOT SURE WHAT THE EFFECT OF THE RECENT ESTABLISHMENT OF THE EURO WILL BE ON PHOENIX'S FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

On January 1, 1999, eleven of the fifteen member countries of the European Union established fixed conversion rates between their sovereign currencies and the euro. As of that date, the participating countries have agreed to adopt the euro as their common legal currency. Phoenix cannot reasonably determine at this time the effect of the recent establishment of the euro on Phoenix's financial condition or results of operations. Due to numerous uncertainties, Phoenix is not sure what the effect of the recent establishment of the euro on Phoenix's financial condition or results of operations. Due to numerous uncertainties, Phoenix is not sure what effects one common currency will have on pricing or what the resulting impact, if any, will be on Phoenix's financial condition or results of operations.

PHOENIX HAS RECURRING AMORTIZATION EXPENSE RESULTING FROM SUBSTANTIAL INTANGIBLE ASSETS.

As of November 30, 1998, approximately $118 million of Phoenix's assets consisted of goodwill obtained through acquisitions. Goodwill represents the excess of consideration paid for acquisitions over the value of net tangible assets acquired. On a pro forma basis after giving effect to the merger, Phoenix would have carried approximately $136 million in goodwill at November 30, 1998. The substantial amount of goodwill results in significant recurring amortization expense, which for the fiscal year ended August 31, 1998 and three months ended November 30, 1998 amounted to $2.2 million and $732,000. Future acquisitions could result in an increase in goodwill and associated amortization expense. Furthermore, any determination that a significant impairment of Phoenix's goodwill has occurred could require the write-off of the impaired portion. A write-off could adversely affect Phoenix's results of operations.

PHOENIX MAY EXPERIENCE UNANTICIPATED DELAYS, COMPLICATIONS AND EXPENSES IN INTEGRATING MANAGEMENT INFORMATION SYSTEMS FROM RECENT ACQUISITIONS.

Phoenix's business is dependent on its management information systems to provide services and manage its operations. Phoenix is currently in the process of integrating the disparate systems of the businesses recently acquired by it. If the merger is approved, Phoenix will have to integrate Chrysalis' systems as well. Phoenix may experience unanticipated delays, complications and expenses in integrating these systems. Further, these systems, once integrated, may not perform as expected and further modifications might be required. The failure by Phoenix to timely complete the integration of these systems, or the failure of these systems, once integrated, to perform as expected, could have a material adverse effect on Phoenix's business, financial condition and results of operations.

PHOENIX'S OPERATIONS MAY BE DISRUPTED IF SYSTEMS FAILURE OR DATA CORRUPTION RESULT FROM THE YEAR 2000 ISSUE.

The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of Phoenix's computer programs that have date sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a systems failure or data corruption causing disruptions of operations. In that event, Phoenix may not be able to process transactions or engage in similar business activities. A failure by Phoenix, its suppliers or its customers to adequately address the Year 2000 issue of its existing systems and Chrysalis' systems in a timely manner could have a material adverse effect on the operations of Phoenix. For more information see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Phoenix--Year 2000 Compliance" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Chrysalis--Year 2000 Compliance."

LOSS OF INVESTMENT TAX CREDITS COULD NEGATIVELY IMPACT PHOENIX'S NET INCOME.

Canadian and Quebec tax credits for research and development are a material part of Phoenix's net earnings. Any changes to the applicable Canadian and Quebec income tax laws and regulations governing these investment tax credits could have a material adverse impact on the net income of Phoenix.

CHRYSALIS STOCKHOLDERS MAY FIND IT DIFFICULT TO ENFORCE CIVIL LIABILITIES IN CANADA.

Phoenix is a Canadian corporation with its principal place of business in Canada. A majority of Phoenix's directors and officers, and some experts named in this proxy statement/prospectus are residents of Canada and/or are organized under the laws of Canada or a province thereof. All or a substantial portion of the assets of these persons and of Phoenix are located outside the United States. Consequently, it may be difficult for United States investors to effect service within the United States upon Phoenix, its directors or officers and experts. In addition, U.S. investors may find it difficult to realize in the United States upon judgments of courts of the United States predicated upon civil liabilities under the Securities Act. In addition, special rules may apply and it may be difficult for investors to:

    - enforce in Canadian courts judgments of U.S. courts obtained in actions against Phoenix or these persons based upon the civil liability provisions of the U.S. federal securities laws or the securities or blue sky laws of any state within the United States; or

    - enforce, in original actions in Canadian courts, liabilities against Phoenix or these persons predicated upon the U.S. federal securities laws or any state securities or blue sky laws.

CHRYSALIS AND PHOENIX HAVE MADE STATEMENTS CONCERNING FUTURE FINANCIAL RESULTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES WHICH MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN THESE STATEMENTS.

This proxy statement/prospectus contains forward-looking statements, including statements concerning possible or assumed future results of operations of Chrysalis and Phoenix. Some of these statements appear under:

    - "The Merger;"

    - "Management's Discussion and Analysis of Financial Condition and Results of Operations of Phoenix;"

    - "Description of Chrysalis;"

    - "Management's Discussion and Analysis of Financial Condition and Results of Operations of Chrysalis;" and

    - "Unaudited Pro Forma Consolidated Financial Information."

Forward-looking statements include those preceded by, followed by or that include the words "intends," "believes," "expects," "anticipates" or similar words. These statements constitute forward-looking statements for purposes of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed above and elsewhere in this document, could affect the future results of Chrysalis and Phoenix, and could cause those results to differ materially from those expressed in the forward-looking statements:

    - The success in obtaining the necessary regulatory and stockholder approvals for the consummation of the merger;

    - The satisfaction of the closing conditions to the merger agreement, some of which are beyond the companies' control;

    - The consummation of the merger;

    - The failure to realize fully expected cost savings from the merger;

    - Greater than expected costs or difficulties related to the downsizing of Chrysalis and to the integration of the businesses of the companies;

    - The degree of the companies' success in obtaining new contracts;

    - The scope and duration of new clinical trials and preclinical studies, and the loss, downsizing or delay in existing drug development trials;

    - The lengthening of the lead time to convert proposals into contracts and revenues;

    - The ability to enter, the timing of entry and the profitability of entering new markets;

    - Any claims for patent infringement;

    - Unanticipated costs in connection with Year 2000 conversion;

    - Adverse changes in economic conditions in the markets served by the companies; and

    - The ability to obtain future financing.

                                   THE MERGER

BACKGROUND OF THE MERGER

In the spring of 1998, Chrysalis' management had several discussions with Chrysalis' Board regarding strategic alternatives available to address operational issues. The impetus for much of this discussion was the delay and subsequent loss of a large contract to manage a clinical trial for a major pharmaceutical client. During the spring of 1998, Chrysalis management advised the Chrysalis Board that, as a result of the loss of this major contract, Chrysalis should begin to consider alternatives if Chrysalis was unable to obtain additional business to replace the loss of the large clinical study by year-end 1998. See "Description of Chrysalis--Loss of Large Clinical Trial," and "Description of Chrysalis--Backlog."

On May 11, 1998, the Chrysalis Board authorized Chrysalis management to retain Vector Securities to pursue potential financings and other strategic alternatives, including identifying financing partners, potential acquirors, or strategic partners. Chrysalis management and Vector Securities prepared a list of companies which they believed might be interested in pursuing strategic alternatives with Chrysalis. Between June and September of 1998, Vector Securities contacted approximately 40 potential strategic and financial partners to assess their interest in a transaction involving Chrysalis.

Between the middle of June and the middle of November 1998, Chrysalis management had a number of discussions with the Bank regarding potential defaults and, after September 30, 1998, existing defaults under the Bank's loan agreement. These discussions also addressed the possibility of obtaining from the Bank a waiver of the defaults, an amendment to the loan agreement or forbearance.

On June 16 and 17, 1998, a meeting of the Chrysalis Board was held. At the meeting, representatives of Vector Securities presented information regarding potential financings and strategic alternatives. The Chrysalis Board authorized management to pursue further potential financings and strategic alternatives with the assistance of Vector Securities.

On July 1, 1998, a meeting of the Chrysalis Board was held. At the meeting, the Chrysalis Board created a Special Committee to consider and evaluate potential financings and other strategic alternatives and to make recommendations to the Chrysalis Board. Desmond H. O'Connell, Jack Barbut and Photios Paulson were appointed members of the Special Committee. In addition, Chrysalis management updated the Chrysalis Board regarding their discussions with Vector Securities about potential financings and other strategic alternatives.

Between July and October 1998, Chrysalis management and representatives of Vector Securities updated periodically the members of the Special Committee of the Chrysalis Board on an informal basis regarding potential financings and other strategic alternatives being pursued by Chrysalis management and Vector Securities.

On July 21, 1998, a representative of Pennsylvania Merchant Group, Phoenix's financial advisor, contacted Mr. Schmitt and Vector Securities to express Phoenix's interest in evaluating a possible transaction with Chrysalis. Phoenix and Chrysalis executed a confidentiality agreement on July 22, 1998 which provided for, among other things, Phoenix's receipt and treatment of confidential information regarding Chrysalis.

On July 28, 1998, senior management of Chrysalis and Phoenix, and representatives from their financial advisors, met to discuss Chrysalis' business and its reasons for exploring strategic alternatives. Mr. Schmitt attended the meeting on behalf of Chrysalis. John Hooper, Phoenix's Chairman and Chief Executive Officer, attended the meeting on behalf of Phoenix. At that meeting, Phoenix and Chrysalis discussed generally the proposed structure of a potential transaction and Chrysalis' various business lines.

In August and September of 1998, Chrysalis provided to Phoenix and its advisors various information regarding Chrysalis' operations, financial condition and results of operations. In addition, during that same period, members of Phoenix management, its advisors and accountants visited Chrysalis' U.S. and European facilities and conducted a number of discussions with Chrysalis management regarding its various operations and financial results. On August 18, 19 and 20, 1998, members of Phoenix management and its advisors visited Chrysalis' Austin, Princeton and Scranton facilities. Each of these visits included meetings with the operational management of Chrysalis responsible for the businesses conducted at that location. On August 24, 1998, Phoenix's financial advisor submitted to Chrysalis a request for additional information. During late August and throughout September of 1998, Chrysalis provided to Phoenix and its advisors the additional information requested.

On September 9, 1998, representatives of Chrysalis met with representatives of the Bank to discuss Chrysalis' cash projections and the status of potential strategic alternatives. Mr. O'Connell, Mr. Schmitt and John G. Cooper, Chrysalis' Senior Vice President and Chief Financial Officer, attended the meeting on behalf of Chrysalis.

On September 10, 1998, Chrysalis received a letter of intent from a bidder other than Phoenix which had conducted limited due diligence meetings with Chrysalis management in August 1998. The other bidder is a company founded by individuals who had previously served as management of contract research organizations. The group was interested in acquiring and operating contract research organizations. Chrysalis does not believe the other bidder had any operations as of September 1998. The letter of intent contemplated an acquisition of Chrysalis' preclinical business. The letter of intent contemplated a cash purchase price, with a portion of the consideration being contingent on 1998 and 1999 revenues. In addition, the terms of the letter of intent indicated that the other bidder would not assume any of Chrysalis' debt. The letter contained a number of conditions, including completion of due diligence and satisfactory arrangements to repay Chrysalis' debt related to its preclinical business.

On September 14, 1998, Chrysalis received a letter from Pennsylvania Merchant Group, indicating Phoenix's potential interest in acquiring either Chrysalis or Chrysalis' transgenics and preclinical operations. Phoenix indicated that it would be willing to pay cash or Phoenix common shares as consideration for an acquisition of the transgenics and preclinical operations. Phoenix also indicated that it would be willing to pay Phoenix common shares as consideration for an acquisition of Chrysalis in its entirety. The letter was a non-binding indication of interest in a potential acquisition of Chrysalis.

Between September 10, 1998 and September 16, 1998, Vector Securities had discussions with Phoenix and the other bidder regarding the scope and potential terms of a potential acquisition.

On the morning of September 15, 1998, a meeting of the Special Committee of the Chrysalis Board was held. Two of the three members of the Special Committee were present by conference call. In addition, Mr. Schmitt, Mr. Cooper and a representative of Jones, Day, Reavis & Pogue were present by conference call. At the meeting, Mr. Schmitt summarized the indications of interest that Chrysalis had received. After the presentation, the members of the Special Committee and Mr. Schmitt engaged in extensive discussions regarding the status of potential financings and other strategic alternatives.

On the evening of September 15, 1998, another meeting of the Special Committee of the Chrysalis Board was held. Two of the three members of the Special Committee were present by conference call. In addition, Mr. Schmitt, Mr. Cooper, a representative of Jones, Day, Reavis & Pogue and representatives of Vector Securities were present by conference call. At the meeting, the Vector Securities representatives updated the Special Committee regarding the status of discussions concerning potential financings and a possible sale of Chrysalis. The members of the Special Committee engaged in extensive discussions with management and Vector Securities regarding these matters and recommended that management and Vector Securities pursue further discussions with Phoenix, the other bidder and any other potentially interested persons.

On September 16, 1998, a meeting of the Special Committee of the Chrysalis Board was held. All three members of the Special Committee were present by conference call. In addition, Mr. Schmitt,

Mr. Cooper, a representative of Jones, Day, Reavis & Pogue and representatives of Vector Securities were present by conference call. After a preliminary discussion of the duties and responsibilities of the Chrysalis directors under applicable law, the Vector Securities representatives updated the Special Committee regarding the status of discussions concerning the possible sale of all or a portion of Chrysalis and reported on discussions held since the prior day's meetings. The members of the Special Committee engaged in extensive discussions with Chrysalis management and the Vector Securities representatives regarding these matters and recommended that management and Vector Securities pursue further discussions with Phoenix, the other bidder and any other potentially interested persons.

On September 17, 1998, Chrysalis received a letter from the other bidder revising its prior letter of intent and a letter from Phoenix revising its prior letter. Each of these letters contemplated an acquisition of all of Chrysalis' operations. The letter of intent from the other bidder contemplated a cash transaction in which the other bidder would assume Chrysalis' debt. The letter of intent included further conditions, including modifications of existing debt and cooperation and accommodations by Chrysalis' lenders. The Phoenix letter continued to be a non-binding indication of interest. Phoenix's letter contemplated the issuance of Phoenix common shares as consideration for the acquisition.

On September 18, 1998, representatives of Chrysalis and representatives of Vector Securities met with representatives of the Bank to discuss Chrysalis's cash projections and the prospects and timing for a potential sale of Chrysalis. Mr. Schmitt, Mr. O'Connell and Mr. Cooper attended the meeting on behalf of Chrysalis. Representatives of the Bank indicated that they were unwilling to amend the senior secured loan agreement or to waive potential defaults.

On September 18, 1998, a meeting of the Special Committee of the Chrysalis Board was held. All three members of the Special Committee were present by conference call. In addition, Mr. Schmitt, Mr. Cooper, a representative of Jones, Day, Reavis & Pogue and representatives of Vector Securities were present by conference call. A representative of Vector Securities provided an update of the status of discussions concerning the possible sale of all or a portion of Chrysalis and outlined the terms and conditions of the proposals received from Phoenix and the other bidder. The members of the Special Committee engaged in extensive discussions with Chrysalis management and the Vector Securities representatives regarding these issues and recommended that Chrysalis management and Vector Securities pursue further discussions regarding the proposals.

On September 20, 1998, Vector Securities contacted the other bidder to confirm its capitalization and to determine the status of equity and debt financing that would be required for the other bidder to complete an acquisition of Chrysalis' operations.

On September 20, 1998, a meeting of the Chrysalis Board was held. All of the Chrysalis directors were present by conference call. Also present were a representative of Jones, Day, Reavis & Pogue and representatives of Vector Securities. Mr. Schmitt briefly updated the Chrysalis Board regarding the status of discussions regarding a potential sale of Chrysalis. The representative of Jones, Day, Reavis & Pogue explained to the Chrysalis Board their duties and responsibilities under applicable law in considering the proposals. A representative of Vector Securities then presented information regarding the terms and conditions, including contingencies, of the proposals received from Phoenix and the other bidder and the results of discussions with other potentially interested parties. The members of the Chrysalis Board discussed extensively the proposals received from Phoenix and the other bidder. In addition, Mr. Schmitt addressed questions and concerns raised by the members. At that point, Mr. Cooper joined the meeting by conference call. Mr. Cooper addressed financial questions and concerns raised by the members. In addition, Mr. Cooper updated the Chrysalis Board on his recent discussions with the Bank. The members of Chrysalis' Board of Directors also discussed ongoing discussions by management and Vector Securities with other potentially interested parties.

On September 22, 1998, members of senior management of both Phoenix and Chrysalis, as well as their financial advisors, met at Chrysalis' headquarters to discuss various aspects of the structure and valuation of the proposed transaction. Mr. Schmitt, Mr. Cooper and Leif Modeweg, Chrysalis' Senior Vice President and Director of International Operations, attended the meeting on behalf of Chrysalis. Dr. Hooper and Jean-Yves Caloz, then Phoenix's Senior Vice President and Chief Financial Officer, attended the meeting on behalf of Phoenix. These discussions covered purchase price, proposed structure and related matters, including potential shut downs and related costs.

On September 23, 1998, a meeting of Chrysalis's Board of Directors was held. All of the members of the Chrysalis Board were present in person or by conference call. Also present in person were Mr. Cooper, Mr. Modeweg, a representative of Jones, Day, Reavis & Pogue and representatives of Vector Securities. The representative of Jones, Day, Reavis & Pogue explained to the Chrysalis Board their duties and responsibilities under applicable law in considering any proposals presented for their consideration. The Vector Securities representatives then presented information regarding strategic alternatives, including a summary of contacts made by Vector Securities to ascertain the interest of potential purchasers in a transaction involving Chrysalis. The Vector Securities representatives then described the two written proposals received from Phoenix and the other bidder, copies of which had been previously provided to the members of the Chrysalis Board. Vector Securities then responded to several questions posed by members of the Chrysalis Board regarding strategic alternatives. The members of the Chrysalis Board, Chrysalis management and the Vector Securities representatives engaged in extensive discussions regarding the process conducted by Vector Securities, the contacts made by Vector Securities and the terms and conditions of the proposals. Each member of the Special Committee of the Chrysalis Board also discussed the proposals and consideration given to the alternatives presented and made their recommendation with respect to the proposals. The Chrysalis Board then authorized the officers of Chrysalis to discuss and negotiate with Phoenix a merger or other business combination involving Chrysalis and Phoenix. Finally, Mr. Cooper updated the Chrysalis Board regarding Chrysalis' financial condition and the status of discussions with the Bank.

On September 29, 1998, a meeting of the Phoenix Board was held. All of the members of the Phoenix Board were present. Also present were members of Phoenix management, including Mr. Caloz. Dr. Hooper made a presentation regarding the potential acquisition of Chrysalis, the potential strategic opportunities the acquisition presented and a general outline of the potential terms and structure of the transaction. On behalf of Pennsylvania Merchant Group, Mr. McCarthy gave a presentation of the financial aspects of the transaction. The Phoenix Board authorized Phoenix management to commence legal and financial due diligence of Chrysalis and to proceed with negotiations regarding terms and structure. Mr. McCarthy abstained from the Board action due to a potential conflict of interest.

In late September and October 1998, representatives of Phoenix conducted additional due diligence and discussed with Chrysalis management estimates of costs associated with shutting down some of Chrysalis' clinical operations in the United States and Europe. During the same time period, representatives of Pepper Hamilton LLP, Phoenix's legal advisors with respect to the merger, conducted legal due diligence with respect to Chrysalis.

Between early October and the middle of November 1998, Chrysalis and Phoenix negotiated the terms of the merger agreement. These negotiations addressed purchase price, treatment of options, scope of representations and warranties, scope of covenants and other matters.

On October 2, 1998, members of senior management of Phoenix and Chrysalis and their financial advisors met at Chrysalis' headquarters. Mr. Schmitt, Mr. Cooper and Mr. Modeweg, together with three members of Chrysalis middle management, attended the meeting on behalf of Chrysalis. Dr. Hooper, Susan Thornton, President and Chief Operating Officer of Phoenix's U.S. Phase II-IV operations, and Lucien Steru, President and Chief Operating Officer of Phoenix's European Operations, attended the meeting on behalf of Phoenix. These discussions covered due diligence matters, potential shut downs and related costs.

In a series of discussions in the second half of October 1998 and the first half of November 1998, management of Chrysalis and Phoenix and their respective advisors reviewed and evaluated the estimated costs of shutting down some of Chrysalis' clinical operations and negotiated purchase price and other terms of the proposed transaction.

On October 23, 1998, members of senior management of both Phoenix and Chrysalis, as well as their financial advisors, met at Chrysalis' headquarters to discuss various aspects of the structure and valuation of the proposed transaction. Mr. Schmitt, Mr. Cooper and Stephane Bulle, Vice President of Finance for Chrysalis' European operations, attended the meeting on behalf of Chrysalis. Dr. Hooper and Mr. Caloz attended the meeting on behalf of Phoenix. These discussions covered purchase price, proposed structure and related matters, including potential shut downs and related costs.

On October 27, 1998, representatives of Chrysalis and Vector Securities met again with representatives of the Bank to discuss Chrysalis' defaults as of the end of its third quarter under the loan agreement. Mr. O'Connell, Mr. Schmitt and Mr. Cooper attended the meeting on behalf of Chrysalis. At this meeting, the Bank proposed a forbearance agreement, including a pledge of cash by Chrysalis to the Bank, to address the existing defaults.

On October 28, 1998, a meeting of the Phoenix Board was held. All of the members of the Phoenix Board were present. Mr. Caloz was also present. Dr. Hooper and Mr. Caloz reported on the status of the business, legal and financial due diligence, as well as the status of the negotiations of the merger agreement. The Phoenix Board instructed management to complete due diligence and proceed with negotiating the merger agreement.

On November 4, 1998, a meeting of the Phoenix Board was held. All of the members of the Phoenix Board other than Mr. Spilker were present in person or by telephone. Mr. Caloz was also present. Dr. Hooper and Mr. Caloz updated the Phoenix Board on the further business, legal and financial due diligence conducted with respect to Chrysalis. The update included a discussion of the estimated costs associated with shutting down Chrysalis' clinical operations in the United States and Europe. Mr. Caloz also reported on the structure, terms and conditions of the merger agreement. The Board approved the merger agreement in principle with those changes recommended and approved by Dr. Hooper and Mr. Caloz. Mr. McCarthy abstained from the Board action due to a potential conflict of interest. In addition, the Phoenix Board authorized and instructed Dr. Hooper and Mr. Caloz to complete negotiation of the merger agreement.

On November 12, 1998, representatives of Chrysalis, Phoenix and their respective advisors met with representatives of the Bank to discuss the proposed forbearance agreement. Mr. Cooper attended the meeting on behalf of Chrysalis. Mr. Caloz attended the meeting on behalf of Phoenix. The parties discussed alternative arrangements to address Chrysalis' defaults. These alternatives included the possibility of the Bank granting to Phoenix an option to acquire the debt owed by Chrysalis to the Bank. During subsequent conversations later in the day, the Bank, Chrysalis and Phoenix agreed to an arrangement. Under the arrangement, the Bank agreed not to exercise its rights and remedies with respect to defaults under the loan agreement until January 31, 1999 and Chrysalis agreed to pledge $3.0 million of cash collateral to the Bank. The Bank, Chrysalis and Phoenix also agreed that the forbearance period would be extended until March 31, 1999 and Chrysalis' cash collateral pledge would be released if Phoenix delivered to the Bank a guaranty of Chrysalis' obligations to the Bank and granted cash collateral to secure the guaranty. Finally, Phoenix and the Bank agreed that, if Phoenix gave the guaranty and cash collateral, the Bank would give Phoenix an option to purchase Chrysalis' debt.

On November 12, 1998 and November 13, 1998, representatives of Chrysalis and Phoenix and their legal counsel continued to negotiate the merger agreement. On November 13, 1998, representatives of Chrysalis, Phoenix and the Bank and their legal counsel negotiated the forbearance agreement.

On November 12, 1998, a meeting of the Phoenix Board was held with all members other than Mr. Goldman and Mr. Spilker present in person or by conference call. Mr. Caloz was also present by conference call. Dr. Hooper and Mr. Caloz reported on the status of the merger agreement negotiations and described the changes which had been negotiated since the prior Phoenix Board meeting. Mr. Caloz also reported on the meeting with the Bank, including the status of Chrysalis' defaults, the Bank's unwillingness to waive the defaults, and the Bank's willingness to grant to Phoenix an option to acquire Chrysalis' debt to the Bank. Mr. Caloz then described the proposed forbearance agreement, guaranty, pledge and assignment and option letter. Mr. Caloz also reported on his discussions with Phoenix's lender regarding refinancing the Chrysalis debt, including the debt to the Bank, and the availability of funds to grant the cash collateral under the pledge and assignment. The Phoenix Board reaffirmed its approval of the merger agreement with any additional changes recommended and approved by Dr. Hooper and Mr. Caloz. The Phoenix Board also approved the forbearance agreement, guaranty, pledge and assignment and option letter, in a form acceptable to Dr. Hooper and Mr. Caloz. Mr. McCarthy abstained from the Board action due to a potential conflict of interest.

On November 13, 1998, a meeting of the Chrysalis Board was held. All of the directors of Chrysalis were present at the meeting by conference call. Mr. Cooper and representatives of Jones, Day, Reavis & Pogue and Vector Securities were also present by conference call. After a discussion regarding the responsibilities of the Chrysalis directors under applicable laws, a representative of Jones, Day, Reavis & Pogue explained to the Chrysalis Board the various provisions of the merger agreement and related documents, drafts of which had been previously circulated to the Board of Directors. In addition, subsequent revisions made to the circulated draft merger agreement were also discussed. After the discussions regarding the terms of the merger agreement, representatives of Vector Securities presented information regarding the financial terms of the merger agreement, including the aggregate purchase price and per share merger consideration contemplated by the draft merger agreement. At this meeting, Vector Securities delivered to the Chrysalis Board the opinion of Vector Securities that, subject to the matters set forth in the Vector Securities' opinion, the per share merger consideration was fair from a financial point of view to Chrysalis stockholders. A copy of Vector Securities' fairness opinion is attached to this proxy statement/prospectus as Appendix B. After extensive discussion regarding the terms of the proposed merger agreement and Chrysalis' financial condition, the Chrysalis Board unanimously approved the merger agreement and the other documents and related transactions, including the merger, and recommended that the Chrysalis stockholders adopt the merger agreement.

Between November 13, 1998 and November 17, 1998, representatives of Phoenix and Chrysalis and their legal counsel finalized the merger agreement. During the same period, representatives of the Bank, Phoenix and Chrysalis and their legal counsel continued to negotiate the forbearance agreement and related documents.

On November 17, 1998, a meeting of the Chrysalis Board was held to discuss proposed revisions to the merger agreement draft approved at the November 13, 1998 Chrysalis Board meeting. All of the Chrysalis directors other than Mr. Paulson were present at the meeting, either in person or by conference call. Representatives of Jones, Day, Reavis & Pogue and representatives of Vector Securities were also present by conference call. Representatives of Jones, Day, Reavis & Pogue advised the Chrysalis Board regarding their duties and responsibilities under applicable law in connection with the approval of the merger agreement and the merger. Representatives of Jones, Day, Reavis & Pogue also explained to the Chrysalis Board the proposed revisions to the merger agreement. In addition, Vector Securities indicated that the proposed revisions would not result in a withdrawal of its fairness opinion. After extensive discussion, including Phoenix's expressed reasons for the proposed revisions and the financial and legal implications of the revisions, the Board of Directors, by a unanimous vote of all directors present at the meeting, approved the revised draft merger agreement and related transactions, including the merger, and recommended that the Chrysalis stockholders adopt the merger agreement.

Chrysalis and Phoenix executed the merger agreement on November 18, 1998. The Bank, Chrysalis and Phoenix executed the forbearance agreement on November 18, 1998. Phoenix and Chrysalis each made a public announcement of the proposed merger on November 18, 1998. On November 19, 1998, Phoenix delivered to the Bank the guaranty of Chrysalis' obligations to the Bank, and granted the cash collateral to secure the guaranty. On the same date, Phoenix obtained from the Bank an option to purchase Chrysalis' debt owed to the Bank.

On March 24, 1999, Chrysalis and Phoenix executed an amendment to the merger agreement to change from March 31, 1999 to April 30, 1999 the dates in some of the termination provisions.

REASONS FOR THE MERGER

CHRYSALIS

The Chrysalis Board has approved and adopted the merger agreement. The Chrysalis Board believes that the merger is fair and in the best interests of Chrysalis and its stockholders and recommends the adoption of the merger agreement by the stockholders of Chrysalis at the special meeting. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the members of the Chrysalis Board considered a number of factors. These factors include:

    - Chrysalis' inability to generate sufficient new clinical contracts to compensate fully for the lost revenues associated with the loss of the large clinical trial that materially and adversely affected Chrysalis' results of operations for the fourth quarter of 1997 and for 1998;

    - Chrysalis' defaults under its senior secured loan agreement and the Bank's expressed unwillingness to execute waivers or grant forbearance of its rights unless Chrysalis entered into a transaction similar to the merger;

    - Discussions by Chrysalis management and Vector Securities with other parties regarding a potential financing with Chrysalis or acquisition of Chrysalis;

    - The Chrysalis Board's analysis of the offers it received from Phoenix and the other bidder, the level of due diligence previously performed by Phoenix and the other bidder and the Chrysalis Board's belief regarding the ability of Phoenix and the other bidder to complete a proposed transaction;

    - The Chrysalis Board's perception that the merger will result in a combined entity with substantially greater resources and a more diversified product base, service capacity and international presence;

    - The Chrysalis Board's view that Phoenix would be able to provide resources to ease Chrysalis' liquidity constraints, to work with the Bank to obtain forbearance on terms acceptable to Chrysalis and to satisfy Chrysalis' obligations to its lenders, and Phoenix's willingness to do so;

    - The terms and conditions of the merger agreement, including the merger consideration, covenants and termination fees potentially payable thereunder;

    - The written opinion of Vector Securities to the effect that, as of the date of the opinion and based upon and subject to the matters stated therein, the merger consideration was fair, from a financial point of view, to Chrysalis' stockholders;

    - Information regarding historical market prices of the Chrysalis common stock and the Phoenix common shares;

    - General trends affecting the contract research organization industry, particularly recent consolidations; and

    - The benefits to be derived by directors and executive officers of Chrysalis in the merger other than the consulting agreement between Phoenix and Mr. Schmitt that was entered into after the Chrysalis Board approved the merger agreement.

This summary of the factors considered by the Chrysalis Board is not complete. In view of the wide variety of factors considered, the Chrysalis Board did not find it practicable, and did not, quantify or otherwise attempt to assign relative weights to the factors. In addition, individual members of the Chrysalis Board may have given different weights to different factors.

PHOENIX

Phoenix believes that as a result of the merger and through the addition of the preclinical animal toxicology business of Chrysalis, unlike most other contract research organizations it will be able to provide all major functions required for drug development, from just after drug discovery through registration of the final product and post-marketing studies. Phoenix believes the acquisition of Chrysalis will also add further balance to its service profile, with the business distributed among four main areas:

    - discovery support/preclinical;

    - Phase I clinical studies;

    - Phase II-IV clinical studies; and

    - laboratory services.

Phoenix believes that balancing its business mix in this way will lessen the financial impact of a possible downturn in any one market area or a possible cancellation of one or more major contracts in Phase II-IV clinical research. Phoenix's acquisition of Chrysalis' transgenics business will add specialized talents in the growing areas of the use of genomics to develop new drugs. Phoenix will obtain Chrysalis' exclusive license to the patents used in Chrysalis' transgenics business. This will provide new opportunities for Phoenix. With the addition of Chrysalis' clinical operations in Eastern Europe, Germany and Scandinavia, Phoenix will strengthen its presence in Europe and enhance its critical mass in its global Phase II-IV clinical operations. Phoenix also believes that shutting down Chrysalis' executive offices, its clinical operations in Austin, Texas, Cham, Switzerland and Dusseldorf, Germany, and consolidating Chrysalis' operations in Mannheim, Germany and Israel, will result in substantially improved operating results.

RECOMMENDATION OF THE CHRYSALIS BOARD

The Chrysalis Board has approved the merger agreement, and has determined that the merger agreement and the related transactions, including the merger, are advisable and are fair and in the best interests of Chrysalis and its stockholders. Accordingly, the Chrysalis Board recommends that the Chrysalis stockholders vote FOR the proposal to adopt the merger agreement.

OPINION OF THE FINANCIAL ADVISOR TO THE CHRYSALIS BOARD

The full text of the opinion of Vector Securities, dated November 13, 1998 which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Appendix B to this proxy statement/prospectus and is incorporated herein by reference. You should read the opinion carefully in its entirety. The summary of the opinion of Vector Securities set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

Chrysalis retained Vector Securities as its financial advisor to assist Chrysalis in evaluating its strategic alternatives, including potential financings. In connection with the engagement, Chrysalis requested Vector Securities to render an opinion as to whether or not the consideration offered to the Chrysalis stockholders by Phoenix in the merger is fair, from a financial point of view, to the Chrysalis stockholders.

In connection with the Chrysalis Board's consideration of the merger, Vector Securities delivered its oral opinion, which was subsequently confirmed in writing, that, as of November 13, 1998, and based on its review and assumptions and subject to the limitations on the review undertaken as set forth in the opinion, the consideration to be received by the Chrysalis stockholders in the merger is fair to the stockholders from a financial point of view. The opinion of Vector Securities was prepared at the request of and for the use of the Chrysalis Board for the purposes of its evaluation of the proposed merger. The opinion of Vector Securities did not constitute a recommendation to the Chrysalis Board with respect to the approval of the proposed merger. It also does not constitute a recommendation to any Chrysalis stockholder as to how any stockholder should vote with respect to the merger.

In arriving at its opinion, Vector Securities, among other things:

    - reviewed Chrysalis' Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1997, Forms 10-Q and related unaudited financial information for the three and six months ended March 31, 1998 and June 30, 1998 and draft of Form 10-Q and related unaudited financial information for the nine months ended September 30, 1998;

    - reviewed Phoenix's Annual Reports and related financial information for the three fiscal years ended August 31, 1998;

    - reviewed information, including financial forecasts, relating to the respective businesses, earnings, cash flows, assets and prospects of Chrysalis and Phoenix furnished to Vector Securities by Chrysalis and Phoenix;

    - conducted discussions with members of senior management of Chrysalis and Phoenix concerning their businesses and prospects;

    - reviewed the historical market prices and trading activity for the Chrysalis common stock and Phoenix common shares and compared the prices and trading histories with those of other relevant publicly traded companies;

    - compared the financial position and operating results of Chrysalis and Phoenix with those of other relevant publicly traded companies;

    - compared the proposed financial terms of the merger with the financial terms of other relevant transactions;

    - reviewed the financial terms of the merger in the draft Agreement and Plan of Merger, dated November 12, 1998; and

    - reviewed other appropriate financial studies and analyses and performed other investigations and took into account other appropriate matters.

In preparing its opinion, Vector Securities relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise made available to Vector Securities by or on behalf of Chrysalis and Phoenix. Vector Securities did not attempt to independently verify or assume any responsibility for independent verification of any such information. Vector Securities assumed that the financial forecasts examined by it were reasonably prepared on bases reflecting the best available estimates and judgments of the respective managements of Chrysalis and Phoenix as to the future financial performance of Chrysalis and Phoenix.

Vector Securities noted that, as of the date of its opinion, Chrysalis did not have sufficient funds to continue its operations beyond March 1999 and had no immediate sources of equity or other financing. Vector Securities did not make or obtain any independent evaluation or appraisal of the assets of

Chrysalis or Phoenix. The opinion of Vector Securities is based upon economic, market and other conditions existing on the date of the opinion. Furthermore, Vector Securities expressed no opinion as to the value of the Phoenix common shares to be issued in the merger when issued or the price or trading range at which the Phoenix common shares will trade at any time following the date of the Vector opinion.

In rendering its opinion, Vector Securities assumed that:

    - the average closing sales price per Phoenix common share for the thirty days following the public announcement of the merger would be substantially equivalent to the average closing sales price per Phoenix common share for the thirty days prior to the public announcement of the merger;

    - the transactions contemplated by the proposed merger will be consummated on the terms described in the draft agreement, including that the merger would qualify as a reorganization under the provisions of Section 368 of the Code, without any material waiver or modification; and

    - obtaining any necessary regulatory approvals for the merger will not have an adverse effect on Chrysalis or Phoenix.

The opinion of Vector Securities does not address the relative merits of the merger and any other transactions or business strategies discussed by the Chrysalis Board as alternatives to the merger, or the decision of the Chrysalis Board to proceed with the merger. Chrysalis did not place any limitations upon Vector Securities with respect to the procedures followed or factors considered in rendering its opinion.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances. Therefore, the opinion is not readily susceptible to partial analysis or summary description. Vector Securities did not attribute any particular weight to analyses or factors considered by it. Rather, Vector Securities made qualitative judgements as to the significance and relevance of each analysis or factor. Accordingly, Vector Securities believes that its analysis must be considered as a whole. Vector Securities believes that considering any portion of the analysis or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion.

In its analyses, Vector Securities made numerous assumptions with respect to Chrysalis, Phoenix and industry performance, general business and economic conditions and other matters. Many of these matters are beyond the control of Chrysalis and Phoenix. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth in the opinion. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Because the analyses are inherently subject to uncertainty, neither Vector Securities nor any other person assumes responsibility for their accuracy.

The following paragraphs summarize the significant analyses performed by Vector Securities in arriving at its opinion.

STOCK TRADING HISTORY. Vector Securities reviewed the history of the trading prices and volume for the Chrysalis common stock and the Phoenix common shares, separately and in relation to each other, a market index and a comparable company index. The comparable company index included the following contract research organizations:

    - ClinTrials Research Inc.                     - PAREXEL International Corporation

    - Covance Inc.                                 - Pharmaceutical Product Development,
                                                     Inc.

    - ICON Public Limited Company                  - Premier Research Worldwide, Ltd.

    - Kendle International Inc.                    - Quintiles Transnational Corporation

The companies listed above are referred to as the "comparable companies."

SELECTED COMPARABLE PUBLIC COMPANY ANALYSIS. Using publicly available information, Vector Securities compared selected historical and projected financial, operating and stock market performance data of Chrysalis to the corresponding data of the comparable companies. Vector Securities compared multiples of total enterprise value, which was determined by taking market value plus debt minus cash and cash equivalents, to latest twelve month revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"). Vector Securities also compared the multiple of stock price to latest twelve month earnings per share and the multiple of market capitalization to tangible book value. The latest twelve month EBITDA, EBIT and earnings per share for Chrysalis were not meaningful.

The multiples for Chrysalis and the comparable companies were as follows:

                                                                              COMPARABLE     COMPARABLE     COMPARABLE
                                                                               COMPANIES      COMPANIES      COMPANIES
MULTIPLES                                                        CHRYSALIS        LOW           HIGH          MEDIAN
--------------------------------------------------------------  -----------  -------------  -------------  -------------
Latest twelve month revenue...................................        0.6x          0.6x           5.2x           2.6x
Latest twelve month EBITDA....................................      N/M            14.5x          31.5x          17.6x
Latest twelve month EBIT......................................      N/M            21.3x          37.7x          25.7x
Latest twelve month earnings per share........................      N/M            30.4x          55.1x          38.1x
Tangible book value...........................................        2.4x          1.0x          12.4x           4.1x

The multiples derived from this analysis were applied to Chrysalis' financial results to determine a range of implied values for Chrysalis. In reviewing which multiples of the comparable companies were most relevant, Vector Securities took into account that Chrysalis was downsizing a significant portion of its clinical business. In addition, Vector Securities considered that, as of the date of its opinion, Chrysalis did not have sufficient funds to continue its operations beyond March 1999 and had no immediate sources of equity or other financing. Based on this analysis, Vector Securities derived an equity value range for Chrysalis of $2.3 million to $9.3 million, or $0.20 to $0.80 per fully diluted share.

With respect to Phoenix and the comparable companies, using publicly available information, Vector Securities compared selected historical and projected financial, operating and stock market performance data of Phoenix to the corresponding data of the comparable companies. Vector Securities compared multiples of total enterprise value to latest twelve month revenue and EBIT. Vector Securities also compared multiples of stock price to latest twelve month earnings per share, 1998 calendar year estimated earnings per share and 1999 calendar year estimated earnings per share. The 1998 and 1999 calendar year earnings per share estimates for Phoenix and the comparable companies were derived from Zack's Investment Research, Inc., dated November 8, 1998, and I/B/E/S International, Inc., dated November 11, 1998.

The multiples for Phoenix and the comparable companies were as follows:

                                                                                COMPARABLE     COMPARABLE     COMPARABLE
                                                                                 COMPANIES      COMPANIES      COMPANIES
MULTIPLES                                                           PHOENIX         LOW           HIGH          MEDIAN
----------------------------------------------------------------  -----------  -------------  -------------  -------------
Latest twelve months revenue....................................        1.8x          0.6x           5.2x           2.6x
Latest twelve months EBIT.......................................       20.4x         21.3x          37.7x          25.7x
Latest twelve months earnings per share.........................       25.2x         30.4x          55.1x          38.1x
1998 calendar year estimated earnings per share.................       24.0x         28.8x          44.9x          35.2x
1999 calendar year estimated earnings per share.................       18.1x         21.9x          32.3x          28.6x

The multiples derived from this analysis were applied to Phoenix's financial results to determine a range of implied values for Phoenix. Based on this analysis, Vector Securities derived an equity value range for Phoenix of $276.0 million to $323.0 million, or $11.08 to $12.94 per fully diluted share. The multiples of the comparable company analysis were also applied to financial forecasts for Phoenix, provided by Phoenix management, for the fiscal year ending August 31, 1999 to determine a range of projected implied values for Phoenix. These projected values were discounted back to November 15, 1998 to determine the present value of the implied values for Phoenix. Based on this analysis, Vector Securities derived an equity value range for Phoenix of $306.0 million to $483.0 million, or $12.27 to $19.24 per fully diluted share.

SELECTED COMPARABLE MERGERS AND ACQUISITIONS ANALYSIS. Vector Securities reviewed publicly available financial information for selected mergers and acquisitions involving contract research organizations. Vector Securities analyzed the following nine completed transactions.

                        TARGET                                              ACQUIROR
-------------------------------------------------------  -----------------------------------------------
IBAH, Inc.                                               Omnicare, Inc.
IBRD-Rostrum Global Inc.                                 Phoenix
GMI gesellschaft fur Angewandte Mathematik               Kendle International Inc.
  und Informatik mbH
U-Gene Research B.V.                                     Kendle International Inc.
BioClin Group                                            Chrysalis
BRI International, Inc.                                  Quintiles Transnational Corp.
HGB, Inc.                                                IBAH, Inc.
Applied Bioscience International Inc.                    Pharmaceutical Product Development, Inc.
Bio-Research Laboratories Ltd.                           ClinTrials Research Inc.

The transactions listed above are referred to as "comparable transactions."

Vector Securities calculated, among other things, total transaction value plus net debt, which is debt minus cash and cash equivalents, as a multiple of latest twelve month revenue, EBITDA and EBIT and total transaction value as a multiple of latest twelve month net income and tangible book value for the comparable transactions. The multiples for the comparable transactions were as follows:

COMPARABLE TRANSACTIONS MULTIPLES                                                                LOW        HIGH       MEDIAN
-------------------------------------------------------------------------------------------      ---      ---------  -----------
Latest twelve month revenue................................................................         0.7x        2.8x        1.8x
Latest twelve month EBITDA.................................................................         4.2x       26.5x       17.8x
Latest twelve month EBIT...................................................................         4.4x       52.3x       30.8x
Latest twelve month net income.............................................................         9.9x       37.9x       23.9x
Tangible book value........................................................................         2.4x       11.4x        9.9x

The multiples derived from this analysis were applied to Chrysalis' financial results to determine a range of implied values for Chrysalis. In reviewing which multiples of the comparable transactions were most relevant, Vector Securities took into account that Chrysalis was downsizing a significant portion of its clinical business. In addition Vector Securities considered that, as of the date of its opinion, Chrysalis did not have sufficient funds to continue its operations beyond March 1999 and had no immediate sources of equity or other financing. Based on this analysis, Vector Securities derived an equity value range for Chrysalis of $5.5 million to $15.0 million, or $0.48 to $1.28 per fully diluted share.

No comparable transaction used in the comparable mergers and acquisitions analysis is identical to the merger. No comparable company used in the comparable public company analysis is identical to Chrysalis or Phoenix. Accordingly, an analysis of the results of the foregoing is not entirely mathematical. Rather, the analysis involves complex considerations and judgements concerning differences in financial and operating characteristics and other factors that could affect the public trading or acquisition value of the companies to which they are being compared.

DISCOUNTED CASH FLOW ANALYSIS. Vector Securities analyzed the value of Chrysalis based on a discounted cash flow analysis of the projected financial performance of Chrysalis. This discounted cash flow analysis was based upon five-year forecasts for Chrysalis provided by Chrysalis management, adjusted with management's input to reflect the downsizing of a significant portion of Chrysalis' clinical business and the need for additional financing in order to continue operations beyond March 1999, as of the date of the Vector Securities opinion. The discounted cash flow analysis determined the present value of the cash flows generated over the five-year period and a terminal value based upon a range of EBITDA multiples from 14.0x to 18.0x. The cash flows and terminal value were discounted using a range of discount rates from 30.0% to 40.0%. Based on this analysis, Vector Securities derived an equity value range for Chrysalis of $1.2 million to $7.8 million, or $0.11 to $0.67 per fully diluted share.

RELATIVE CONTRIBUTION ANALYSIS. Vector Securities performed an analysis of the relative contributions of Chrysalis and Phoenix to the operating performance of the pro forma combined company, based on the Chrysalis projections and the Phoenix projections. Vector Securities then compared Chrysalis' relative contribution to revenue, operating income and net income to the relative ownership percentage in the pro forma combined company represented by the Phoenix common shares received by Chrysalis stockholders as aggregate consideration in the merger. Vector Securities noted that the pro forma ownership percentage represented by Phoenix common shares received in the merger is approximately 4.0%. The percent assumed an exchange ratio of 0.0874 Phoenix common shares for each share of Chrysalis common stock. The assumption was based on the closing sales price of a Phoenix common share on the Toronto Stock Exchange on November 12, 1998 of US$8.07. Chrysalis' relative contribution to the operating performance of the pro forma combined company is as follows:

                                                                                     FISCAL YEAR ENDED AUGUST 31,
                                                                                    -------------------------------
                                                                                      1997       1998       1999
                                                                                    ---------  ---------  ---------
Revenue...........................................................................      35.9%      25.2%      18.8%
Operating income (loss)...........................................................     (64.8%)    (88.4%)    (20.8%)
Net income (loss).................................................................     N/M        N/M        (60.6%)

Based on net income (loss), Chrysalis' relative contribution to the operating performance of the pro forma combined company is not meaningful for the fiscal years ended August 31, 1997 or 1998.

Chrysalis selected Vector Securities to be its financial advisor in connection with the merger because Vector Securities is a prominent investment banking and financial advisory firm with experience in the valuation of health care and life science companies and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes. In addition, Vector Securities was familiar with Chrysalis and its operations as a result of services rendered by Vector Securities to Chrysalis in connection with its acquisition of the BioClin Group.

Pursuant to an engagement letter between Chrysalis and Vector Securities dated May 22, 1998, Vector Securities will receive a $700,000 fee upon completion of the merger. Chrysalis has also agreed to reimburse Vector Securities for all reasonable out-of-pocket expenses, including fees and disbursements of its counsel. Chrysalis has also agreed to indemnify Vector Securities, its affiliates and its employees against specified liabilities, including liabilities under federal securities laws. Chrysalis management and Vector Securities negotiated the fee to be paid to Vector Securities in connection with its services. The negotiated fee was approved by the Chrysalis Board.

Vector Securities performed investment banking services for Chrysalis in connection with its acquisition of the BioClin Group in December 1996. Chrysalis paid Vector Securities $600,000 and reimbursed its expenses for those services. Vector Securities may provide financial advisory services to, and may act as underwriter or placement agent for, the combined company in the future. Vector Securities may actively trade the securities of Chrysalis and/or Phoenix for its own account and for the accounts of its customers. Accordingly Vector Securities may at any time hold long or short positions in those securities.

ADDITIONAL BENEFITS TO CHRYSALIS DIRECTORS AND EXECUTIVE OFFICERS RESULTING FROM THE MERGER

In considering the Chrysalis Board's recommendation that you vote in favor of adopting the merger agreement, you should be aware that Chrysalis' directors and officers have interests in the merger that are different from, or in addition to, yours as a Chrysalis stockholder.

    - The merger will constitute a change in control of Chrysalis under compensation agreements between Chrysalis and two of its executive officers. Under the terms of these agreements, these executive officers will receive payments and other benefits upon or after the merger.

       - Under Mr. Schmitt's employment agreement, dated June 2, 1995, as amended January 20, 1999, if Mr. Schmitt's employment is terminated within 12 months after the merger, he will receive one year's salary to be paid in a lump sum as a result of the January 1999 amendment. At January 31, 1999, Mr. Schmitt's salary was $230,000. Mr. Schmitt will also receive medical and dental insurance coverage for 12 months. In addition, the exercise period of all of his stock options will be extended for 18 months, or, if earlier, until the tenth anniversary of the date of grant of the option. At March 31, 1999, Mr. Schmitt held options to purchase 297,500 shares of Chrysalis common stock. Phoenix intends to terminate Mr. Schmitt's employment immediately after the merger.

       - Under Mr. Cooper's employment agreement, dated May 29, 1996, as amended on January 20, 1999, if Mr. Cooper's employment is terminated without cause within 12 months after the merger or if his duties and responsibilities after the merger are not consistent with being chief financial officer of a parent company that is a public company, he will receive one year's salary, to be paid in a lump sum as a result of the January 1999 amendment. At January 31, 1999, Mr. Cooper's salary was $155,000. Mr. Cooper will also receive medical and dental insurance coverage for 12 months or, if earlier, until the date he is eligible for similar coverage at a new employer. In addition, the exercise period of all of his stock options will be extended for 18 months, or, if earlier, until the tenth anniversary of the date of grant of the option. At March 31, 1999, Mr. Cooper held options to purchase 292,500 shares of Chrysalis common stock. Phoenix intends to terminate Mr. Cooper's employment immediately after the merger.

    - Chrysalis has granted Dr. Modeweg a $50,000 "stay" bonus which he will receive if he remains employed by Chrysalis until the merger. In addition, under Dr. Modeweg's employment agreement, if Dr. Modeweg's employment is terminated other than for reckless or gross misconduct, whether or not the merger occurs, Chrysalis is required to enter into a 12-month or 24-month consulting agreement with Dr. Modeweg. Under the consulting agreement, Dr. Modeweg will provide services to Chrysalis in exchange for annual payments equal to his current annual salary and health and medical benefits. Dr. Modeweg's salary was 925,000 french francs, approximately US$160,000, at March 31, 1999. If the term of the consulting agreement is 24 months, Dr. Modeweg will be bound by a one-year noncompetition provision.

    - The execution of the merger agreement resulted in 100% vesting of 472,748 of the 576,798 unvested outstanding stock options granted by Chrysalis as of November 18, 1998. The accelerated vesting of stock options included an aggregate of 315,052 shares of Chrysalis common stock covered by options held by directors and executive officers of Chrysalis as of November 18, 1998.

    - Phoenix will assume all stock options granted by Chrysalis. Outstanding options include options for an aggregate of 1,029,000 shares of Chrysalis common stock held by directors and executive officers of Chrysalis as of March 31, 1999. As a result of the assumption by Phoenix, the stock options held by directors and executive officers will be converted into options covering approximately 87,742 Phoenix common shares. See "The Merger Agreement--Effect on Chrysalis Common Stock and Outstanding Options."

    - The merger agreement requires Phoenix to continue to provide indemnification to current and former directors and officers of Chrysalis and its subsidiaries for actions based on matters and events occurring prior to the merger. Phoenix must provide indemnification for 6 years after the merger. The indemnification must be the same as currently provided in the charter documents of Chrysalis and existing indemnification agreements.

    - The merger agreement requires Phoenix to provide to the current and former officers and directors of Chrysalis director and officer liability insurance substantially similar to the insurance currently provided by Chrysalis. The insurance coverage must be provided for 6 years after the merger.

    - In addition, Phoenix and Mr. Schmitt have entered into a consulting agreement under which Mr. Schmitt will provide consulting services on matters relating to Chrysalis for 30 days after the merger. He will be paid $30,000 for those services.

PHOENIX DIRECTOR WILL RECEIVE ADDITIONAL BENEFITS FROM THE MERGER

Cornelius P. McCarthy, III, a director of Phoenix, is also Managing Director, Corporate Finance, of Pennsylvania Merchant Group. Pennsylvania Merchant Group acted as financial advisor to Phoenix in connection with the merger. Phoenix will pay to Pennsylvania Merchant Group a fee of approximately $400,000 for Pennsylvania Merchant Group's services in connection with the merger. In addition, Phoenix will reimburse out-of-pocket expenses incurred by Pennsylvania Merchant Group.

PLANS FOR CHRYSALIS AFTER THE MERGER

After the merger, Chrysalis will be a wholly-owned subsidiary of Phoenix. The merger agreement requires Chrysalis to begin to downsize and consolidate some of its clinical operations. Chrysalis has started the downsizing and consolidation. Phoenix anticipates that it will be completed shortly after the merger. While no final plans have been adopted, after the merger Phoenix intends to:

    - integrate Chrysalis' European clinical and pre-clinical operations with Phoenix's European operations;

    - make further investments in Chrysalis' preclinical and transgenics/genomic facilities;

    - integrate Chrysalis' North American preclinical operations with Phoenix's Montreal operations;

    - require Chrysalis' transgenics/genomic operations to report to Phoenix's corporate headquarters, with close ties to the Montreal-based drug discovery support group; and

    - eventually close Chrysalis' corporate headquarters.

Except as indicated in this proxy statement/prospectus or as contemplated by the downsizing and consolidation, Phoenix does not have any present plans or proposals which relate to or would result in any other extraordinary corporate transaction.

ACCOUNTING TREATMENT

Phoenix will account for the merger under the "purchase" method of accounting in accordance with U.S. GAAP and Canadian GAAP.

                               REGULATORY MATTERS

ANTITRUST MATTERS

Chrysalis and Phoenix are required by the U.S. antitrust laws to provide notice of the merger to the Department of Justice and the FTC. They may not complete the merger until the waiting period has expired or been terminated earlier. Phoenix and Chrysalis have received regulatory clearance from the FTC and the Department of Justice to complete the merger.

RESALE OF PHOENIX COMMON SHARES ISSUED IN THE MERGER; AFFILIATES

The Phoenix common shares to be issued to Chrysalis stockholders in connection with the merger generally will be freely transferable under the Securities Act. However, any person deemed to be an affiliate of Chrysalis at the time of the special meeting may not sell Phoenix common shares acquired in connection with the merger except as permitted by the Securities Act. The Securities Act requires these shares to be sold:

    - through an effective registration statement under the Securities Act covering the shares to be sold;

    - in compliance with Rule 145 under the Securities Act; or

    - under another applicable exemption from the registration requirements of the Securities Act.

Chrysalis has identified for Phoenix those persons who Chrysalis believes may have been affiliates of Chrysalis at the time of the execution of the merger agreement. Each of those persons has entered into a letter agreement with Phoenix providing that the affiliate will not sell, pledge, transfer or otherwise dispose of, or hedge or otherwise reduce its risk with respect to, any Phoenix common shares except in accordance with Rule 145.

CANADIAN STOCK EXCHANGES

Phoenix has filed with the Montreal Exchange and the Toronto Stock Exchange notices related to the Phoenix common shares to be issued in the merger. Phoenix has also filed with the Montreal Exchange and the Toronto Stock Exchange applications for the listing of Phoenix common shares to be issued in the merger upon exercise of the stock options to be assumed by Phoenix. Phoenix expects to receive shortly conditional approval from the Montreal Exchange and the Toronto Stock Exchange.

DELISTING AND DEREGULATION OF CHRYSALIS COMMON STOCK; CESSATION OF CHRYSALIS PERIODIC REPORTING

If the merger is completed, Chrysalis common stock will no longer be listed on the Nasdaq National Market. Phoenix intends to cause Chrysalis to apply to the Securities and Exchange Commission for the deregistration of Chrysalis common stock after the merger. Upon the deregistration, Chrysalis will no longer be required to make separate periodic filings with the Securities and Exchange Commission under the Exchange Act.

EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY HOLDERS

Except as described under "Material Tax Consequences--Dividends and Withholding Taxes," Canada does not restrict the export or import of capital, including foreign exchange controls, or limit the remittance of dividends, interest or other payments to nonresident holders of Phoenix's securities. Canadian law and Phoenix's articles and by-laws do not limit the right of nonresident or foreign owners to hold or vote Phoenix common shares.

                   ENFORCEMENT OF CIVIL LIABILITIES IN CANADA

Phoenix is organized under the laws of Canada pursuant to the Canada Business Corporations Act and its principal place of business is in Canada. A majority of Phoenix's directors and officers and experts named herein are residents of Canada and/or are organized under the laws of Canada or a province thereof. All or a substantial portion of the assets of these persons and of Phoenix are located outside the United States. Special rules apply for:

    (1) the enforcement in Canada of judgments obtained in non-Canadian courts; and

    (2) the institution of original actions in Canadian courts to enforce liabilities based upon non-Canadian laws.

See "Risk Factors--Chrysalis Stockholders May Not Be Able to Enforce Civil Liabilities in Canada."

Phoenix has appointed PHS Corporate Services, Inc. of Wilmington, Delaware, as agent for service of process, in any action in any U.S. federal or state court brought against it under the securities laws of the United States arising out of the registration of Phoenix common shares pursuant to the registration statement of which this proxy statement/prospectus forms a part.

                           MATERIAL TAX CONSEQUENCES

MATERIAL INCOME TAX CONSEQUENCES

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion of the material U.S. federal income tax consequences of the merger and of holding Phoenix common shares is based on the U.S. Internal Revenue Code, the final, proposed and temporary Treasury Regulations, administrative rulings and interpretations and judicial decisions, in each case as in effect as of the date hereof. All of the foregoing are subject to change at any time, possibly with retroactive effect, and to differing interpretations. Except as specifically provided below, the following discussion is limited to the U.S. federal income tax consequences relevant to a beneficial owner of Chrysalis common stock that is:

    (1) an individual who is a citizen or resident of the United States;

    (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, or any political subdivision thereof;

    (3) an estate otherwise subject to U.S. federal income taxation on its worldwide income;

    (4) a trust, if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, including trusts in existence on August 20, 1996 and properly treated as United States persons prior to that date that timely elected to continue to be treated as United States persons; or

    (5) a partnership or other entity, other than a corporation, created or organized under the laws of the United States or of any State thereof that is properly treated as a United States person.

Each of the individuals, corporations, estates, trusts, partnerships or other entities described in numbers (1)-(5) above is referred to as a U.S. Holder. A Non-U.S. Holder is any stockholder other than a U.S. Holder.

The discussion below does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder of shares of Chrysalis common stock in light of the holder's particular circumstances or to holders subject to special treatment under the U.S. federal income tax laws, such as Non-U.S. Holders, banks, other financial institutions, insurance companies, dealers in securities, tax-exempt entities, persons who hold Chrysalis common stock or Phoenix common shares as part of a "straddle,""hedge" or "conversion transaction" or holders who acquired their Chrysalis common stock pursuant to the exercise of employee stock options or otherwise as compensation, persons who hold, directly, constructively or by attribution, 5% or more of either the total voting power or total value of the capital stock of Phoenix immediately after the merger, or 10% or more of the total voting power of the capital stock of Phoenix at any time, taxpayers whose functional currency is not the U.S. dollar, nor any consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion assumes that the holders of Chrysalis common stock hold their shares of stock as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code.

TAX IMPLICATIONS OF THE MERGER TO U.S. HOLDERS OF CHRYSALIS COMMON STOCK.

In general, for an exchange of Chrysalis common stock for Phoenix common shares by a U.S. person in the merger to qualify for tax-free reorganization treatment, in addition to meeting the requirements of Section 354 and Section 368 of the U.S. Internal Revenue Code, the reporting requirements of Treasury Regulation
Section 1.367(a)-3(c)(6) must be satisfied and each of the following conditions must be met:

    (1) fifty percent or less of both the total voting power and the total value of the stock of Phoenix, in the aggregate, is received in the transaction by the stockholders of Chrysalis that are U.S. persons;

    (2) fifty percent or less of the total voting power and the total value of the stock of Phoenix is owned, in the aggregate, immediately after the transaction by U.S. persons that are either officers or directors of Chrysalis or stockholders of Chrysalis who owned 5% or more of the outstanding stock of Chrysalis, by vote or value, immediately before the merger, computed taking into account direct, indirect and constructive ownership;

    (3) either (A) the U.S. person does not own 5% or more of the outstanding Phoenix stock after the merger or (B) the U.S. person owns 5% or more of the outstanding Phoenix stock after the merger and enters into a gain recognition agreement, as defined in Treasury Regulation Section 1.367(a)-8, with the IRS; and

    (4) a specified active trade or business test is satisfied.

Pepper Hamilton LLP, counsel to Phoenix, has delivered its opinion that, based on representations and covenants of Phoenix and Chrysalis, no gain or loss will be recognized for U.S. federal income tax purposes by holders of Chrysalis common stock as a result of the receipt of Phoenix common shares in exchange for Chrysalis common stock (except as may otherwise be indicated in (3)(B) above). Cash received in lieu of fractional share interests will be treated as received in exchange for a fractional Phoenix common share. Gain or loss recognized on a fractional share exchange will be measured by the difference between the amount of cash received and the portion of the tax basis in the shares of the Chrysalis common stock surrendered that is allocable to the fractional share. Gain or loss on the fractional share exchange will be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are subject to a maximum federal income tax rate of 20%. The deductibility of capital losses is subject to limitations. Further, the aggregate tax basis of Phoenix common shares received as a result of the merger will be the same as the U.S. Holder's aggregate tax basis in the Chrysalis common stock surrendered in the merger, decreased by the basis allocable to fractional shares for which cash is received in the merger. The holding period of the Phoenix common shares held by a former holder of Chrysalis common stock as a result of the merger will include the period during which the holder held the Chrysalis common stock surrendered.

The IRS has not been requested to issue a ruling on the taxation of the merger. The opinion of Pepper Hamilton LLP is not binding on the IRS.

U.S. TAX IMPLICATIONS TO U.S. HOLDERS OF HOLDING PHOENIX COMMON SHARES.

DIVIDENDS AND TAX CREDITS

A U.S. Holder of Phoenix common shares will be required to include in gross income as dividend income the amount of any distributions (including constructive distributions) paid on the Phoenix common shares (including any foreign taxes withheld from the amount received) on the date this distribution is received, to the extent Phoenix has current or accumulated earnings and profits, as defined under the U.S. Internal Revenue Code. Dividends paid on the Phoenix common shares generally will not qualify for the dividends-received deduction available to corporations. Dividends paid in foreign currency will be includible in the income of the U.S. Holder in a U.S. dollar amount calculated by reference to the exchange rate on the day the dividends are received. If the Canadian dollars received as a dividend are not converted into U.S. dollars on the date of receipt, in general, a U.S. Holder will have a basis in Canadian dollars equal to its U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition will generally be treated as ordinary income or loss.

As described below, dividends paid or credited (or deemed paid or credited) on the Phoenix common shares will generally be subject to a Canadian tax that will be withheld from the distribution. Generally, a U.S. Holder will have the option of claiming the Canadian tax withheld as either a deduction from adjusted gross income or, subject to the limitations described below, as a dollar-for-dollar credit against the U.S. Holder's U.S. federal income tax liability. If the U.S. Holder elects to claim a credit for Canadian taxes, the election will be binding for all other foreign taxes paid or accrued by the U.S. Holder for the taxable year. Individuals who claim the standard deduction rather than itemized deductions may not claim a deduction for foreign taxes withheld, but may claim this amount as a credit against the individual's U.S. federal income tax liability. If a U.S. Holder is subject to the alternative minimum tax, the foreign tax credit in any taxable year may not offset more than 90% of a U.S. Holder's liability for the alternative minimum tax.

The ability to credit the Canadian taxes against the U.S. Holder's federal income tax liability is restricted by the rules found in Section 904 of the U.S. Internal Revenue Code. In general, the credit for the Canadian tax withheld from the distributions will be limited to the U.S. tax liability on foreign source passive income that is earned by the U.S. Holder. Dividends paid by Phoenix generally will be foreign source passive income for U.S. foreign tax credit purposes. If the Canadian tax withheld is more than the U.S. Holder's overall federal income tax liability for the year, no refund will be issued by the IRS. U.S. Holders who are individuals may use a simplified method of calculating the credit for the Canadian taxes. If a U.S. individual holder's entire gross income from foreign sources consists of passive income, up to $300 ($600 for joint filers) of foreign taxes may be credited against the holder's U.S. federal income tax liability without regard to the limitations described above.

Additional limitations on the credit apply if the U.S. Holder (1) has held Phoenix common shares for less than a specified minimum period during which it is not protected from risk of loss or (2) is obligated to make payments related to dividends (whether pursuant to a short sale or otherwise) with respect to a substantially similar or related property. Under recent IRS guidance, a U.S. Holder will not be allowed a foreign tax credit for Canadian taxes withheld from dividends paid on the Phoenix common shares if the U.S. Holder holds its Phoenix common shares pursuant to arrangements in which its expected economic profit is insubstantial compared to the foreign tax credit claimed

SALE OF THE PHOENIX COMMON SHARES

For federal income tax purposes, a U.S. Holder will recognize taxable gain or loss on any sale, exchange or other disposition of Phoenix common shares in an amount equal to the difference between the U.S. dollar value of the amount realized on this sale, exchange or other disposition and the U.S. Holder's basis in these shares. Any gain or loss will be capital gain or loss, assuming the stock is held as a capital asset. Capital gains of individuals derived with respect to capital assets held for more than one year are subject to a maximum federal income tax rate of 20%. The deductibility of capital losses is subject to limitations.

CONSEQUENCES IF PHOENIX IS A PASSIVE FOREIGN INVESTMENT COMPANY

If Phoenix is determined to be or becomes a passive foreign investment company, the U.S. Holders of the Phoenix common shares would be subject to a different set of U.S. tax rules. Generally, unless the U.S. Holder makes a special election at the time Phoenix becomes a passive foreign investment company, upon the disposition of the Phoenix common shares or upon the receipt of an excess distribution (as defined in Section 1291 of the U.S. Internal Revenue Code) from Phoenix, the U.S. Holder would incur an interest charge for the deferral of income and the gain on the sale of the stock would be ordinary income, not capital gain. Phoenix would be a PFIC if 75% or more of its gross income for a year is passive income, or if 50% or more of its average assets during the taxable year produce or are held to produce passive income. Phoenix does not believe it is a passive foreign investment company at this time.

U.S. HOLDERS OF CHRYSALIS COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM FROM THE MERGER AND FROM HOLDING PHOENIX COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

CANADIAN FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

The following discussion of the material Canadian federal income tax considerations is generally applicable to a U.S. Holder who acquires Phoenix common shares in the merger and who, for the purposes of the Income Tax Act (Canada) and the Canada-United States Income Tax Convention (the "Convention"), as applicable and at all relevant times:

    (1) is resident in the United States and not resident or deemed resident in Canada;

    (2) holds Phoenix common shares as capital property;

    (3) does not have a "permanent establishment" or "fixed base" in Canada (as defined in the Convention); and

    (4) deals at arm's length with Phoenix. Special rules, which are not discussed below, may apply to "financial institutions" (as defined in the Income Tax Act) and to non-resident insurers carrying on an insurance business in Canada and elsewhere. A limited liability company may not be, and a partnership will not be, a U.S. Holder to which this discussion applies.

This discussion (1) is based on the current provisions of the Income Tax Act and the regulations thereunder and the Convention, all specific proposals to amend the Income Tax Act or the regulations thereunder announced by or on behalf of the Canadian Minister of Finance prior to the date hereof and the current published administrative practices of Revenue Canada and (2) does not otherwise take into account or anticipate any changes in law or administrative practice nor any income tax laws or considerations of any province or territory of Canada or any jurisdiction other than Canada, which may differ from the Canadian federal income tax consequences described herein.

DIVIDENDS AND WITHHOLDING TAXES

Under the Income Tax Act and the Convention, dividends paid or credited, or deemed to be paid or credited, on the Phoenix common shares to a U.S. Holder who owns less than 10% of Phoenix's voting shares will be subject to Canadian withholding tax at the rate of 15% of the gross amount of these dividends or deemed dividends. If a U.S. Holder is a corporation and owns 10% or more of Phoenix's voting shares, the rate is reduced from 15% to 5%. Under the Convention, dividends paid to religious, scientific, educational or charitable tax exempt organizations and pension organizations that are resident and exempt from tax in the United States and that have complied with administrative procedures are exempt from this Canadian withholding tax.

DISPOSITION OF PHOENIX COMMON SHARES

A capital gain realized by a U.S. Holder on a disposition or deemed disposition of Phoenix common shares will not be subject to tax in Canada under the Income Tax Act unless the Phoenix common shares constitute "taxable Canadian property" within the meaning of the Income Tax Act at the time of the disposition or deemed disposition. In general, the Phoenix common shares will not be "taxable Canadian property" to a U.S. Holder unless they are not listed on a prescribed stock exchange (which includes Nasdaq, the Montreal Exchange and the Toronto Stock Exchange). Even if the shares are so listed, the gain will be taxable under the Income Tax Act, if at any time within the five-year period immediately preceding the disposition the U.S. Holder, persons with whom the U.S. Holder did not deal at arm's length, or the U.S. Holder together with those persons, owned or had an interest in or a right to acquire more than 25% or more of any class or series of Phoenix's shares. A deemed disposition of Phoenix common shares will arise on the death of a U.S. Holder.

Even if the disposition would be taxable in Canada under the Income Tax Act, any capital gain realized on a disposition or deemed disposition of Phoenix common shares will generally be exempt from tax by virtue of the Convention if the value of the Phoenix common shares at the time of the disposition or deemed disposition is not derived principally from real property (as defined by the Convention) situated in Canada. Phoenix is of the view that the Phoenix common shares do not now derive their value principally from real property situated in Canada; however, the determination as to whether Canadian tax would be applicable on a disposition or deemed disposition of Phoenix common shares must be made at the time of the disposition or deemed disposition.

Provided that the Phoenix common shares remain listed on a prescribed stock exchange, a U.S. Holder who disposes of Phoenix common shares will not be required to comply with the Canadian notification procedures generally applicable to dispositions of taxable Canadian property.

U.S. HOLDERS OF CHRYSALIS COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR CANADIAN TAX CONSEQUENCES TO THEM OF ACQUIRING AND HOLDING PHOENIX COMMON SHARES.

                              THE MERGER AGREEMENT

The description of the merger agreement set forth below is not complete but summarizes the material provisions of the merger agreement. The complete composite text of the merger agreement, as amended, is attached as Appendix A to this proxy statement/prospectus.

THE MERGER

The merger agreement provides for a merger in which Phoenix Merger Sub will merge with and into Chrysalis, with Chrysalis surviving the merger as a wholly owned subsidiary of Phoenix. The merger will become effective when the certificate of merger for the merger is filed with the Secretary of State of the State of Delaware, or at any later time specified in the certificate of merger. The merger is expected to occur as soon as practicable after the last of the conditions set forth in the merger agreement has been satisfied or waived. See "--Conditions" and "--Additional Conditions."

CERTIFICATE OF INCORPORATION AND BY-LAWS OF SURVIVING CORPORATION

The certificate of incorporation of Phoenix Merger Sub immediately prior to the merger will become the certificate of incorporation of the surviving corporation. However, the certificate of amendment will be amended to increase the authorized number of shares of Chrysalis common stock to 1,001,208 shares, and to change the name of the surviving corporation to a name designated by Phoenix. The bylaws of Phoenix Merger Sub immediately prior to the merger will become the bylaws of the surviving corporation.

OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

The officers and directors of Chrysalis will not be involved in the management of Chrysalis' business after the merger. The officers and directors of Phoenix Merger Sub prior to the merger will become the officers and directors of the surviving corporation. Phoenix may choose to change the directors and officers after the merger.

EFFECT ON CHRYSALIS COMMON STOCK AND OUTSTANDING OPTIONS

In the merger, each share of Chrysalis common stock issued and outstanding immediately prior to the merger will be converted into the right to receive approximately 0.08527 of a Phoenix common share, rounded down to the nearest whole number, plus any cash payable for fractional Phoenix common shares as described below under "--Fractional Shares." The exchange ratio is a fraction equal to:

       US$8,290,000 DIVIDED BY (shares of Chrysalis common stock outstanding at the merger date plus shares of Chrysalis common stock subject to options having an exercise price less than US$.71) DIVIDED BY US$8.28, which represents the value of one Phoenix common share determined under the merger agreement

Because the exchange ratio is in part based on the number of outstanding shares, and some options to purchase shares, of Chrysalis common stock, it cannot yet be determined. Chrysalis has granted a number of outstanding options and warrants to purchase shares of Chrysalis common stock. If any of these options or warrants were to be exercised, the exchange ratio may change. However, the exchange ratio will not change if a stock option with an exercise price less than $0.71 per share were exercised. In addition, if any options with an exercise price less than $0.71 were to terminate or expire prior to being exercised, the exchange ratio may change. Chrysalis does not intend to issue any more shares of its common stock except in connection with the exercise of options and warrants.

Based on shares and options for Chrysalis common stock outstanding at March 31, 1999, the exchange ratio would be 0.08527. To illustrate, assuming an exchange ratio of 0.08527, if you own the following number of shares of Chrysalis common stock, you will receive in the merger approximately the following number of Phoenix common shares plus cash for the fractional shares indicated:

  NUMBER OF SHARES OF      NUMBER OF PHOENIX
CHRYSALIS COMMON STOCK       COMMON SHARES      FRACTIONAL SHARES
-----------------------  ---------------------  -----------------
             100                       8               .527
             250                      21               .3175
             500                      42               .635
           1,000                      85               .27
           1,750                     149               .2225
           2,500                     213               .175
          10,000                     852               .7

In the merger, each option to purchase Chrysalis common stock issued under Chrysalis' stock option plans and outstanding immediately prior to the merger, will be assumed by Phoenix. In the merger, the options will be converted into options to acquire the number of Phoenix common shares determined by the following formula:

 (Number of shares of Chrysalis common stock subject to the option) X (exchange ratio)

The number of shares will be rounded down to the nearest whole share. The per share exercise price of each stock option will be determined by the following formula:

               Aggregate exercise price of Chrysalis stock option
        ----------------------------------------------------------------

     Number of Phoenix common shares issuable under converted stock option

The exercise price will be rounded up to the nearest cent. For example, assuming an exchange ratio of 0.08527, a stock option covering the following number of shares of Chrysalis common stock at the following exercise price would be converted into an option for the following number of Phoenix common shares at the following exercise price:

                                           PHOENIX STOCK OPTION
        CHRYSALIS STOCK OPTION          --------------------------
--------------------------------------    NUMBER OF
   NUMBER OF SHARES OF      EXERCISE       PHOENIX      EXERCISE
 CHRYSALIS COMMON STOCK       PRICE     COMMON SHARES     PRICE
-------------------------  -----------  -------------  -----------
            1,000           $    4.00            85     $   47.06
            2,500           $    1.00           213     $   11.74
            3,000           $    0.50           255     $    5.88

The merger agreement requires Phoenix to prepare and file with the Securities and Exchange Commission a registration statement on Form S-8 under the Securities Act covering Phoenix common shares subject to options assumed by Phoenix. Phoenix must file the registration statement within two business days after the merger. Phoenix must use commercially reasonable efforts to maintain the effectiveness of the registration statement as long as any options assumed by Phoenix remain outstanding.

EXCHANGE OF CERTIFICATES IN THE MERGER

Before the merger, Phoenix will appoint an exchange agent reasonably acceptable to Chrysalis to assist with the exchange of certificates of Chrysalis common stock for certificates of Phoenix common shares. As soon as reasonably practicable after the merger, the exchange agent will mail to each holder of a certificate of Chrysalis common stock issued and outstanding immediately before the merger a letter of transmittal and instructions for surrendering Chrysalis stock certificates and obtaining a certificate representing the Phoenix common shares and cash for fractional shares. Upon surrender of Chrysalis stock certificates to the exchange agent together with the letter of transmittal, the certificate holder will be entitled to receive a certificate representing the appropriate number of Phoenix common shares and cash for fractional shares. In addition, the holder will be entitled to receive any unpaid dividends and other distributions to which the holder is entitled. The surrendered Chrysalis stock certificates will be canceled.

We request that you not surrender your certificates for exchange until you receive the letter of transmittal and instructions.

Neither Chrysalis nor Phoenix will pay to you any interest on the merger consideration. Holders of Chrysalis common stock will not be entitled to receive any dividends or other distributions payable by Phoenix, or cash for fractional shares, until their Chrysalis stock certificates are surrendered. Upon surrender, however, subject to applicable laws, the holders will receive any accumulated dividends and distributions, without interest, together with cash for fractional shares to which they may be entitled.

After the merger, no further registration of transfer of shares of Chrysalis common stock will occur. Any portion of the merger consideration given to the exchange agent by Phoenix and not claimed by the holders of shares of Chrysalis common stock within twelve months after the merger will be returned to Phoenix. Thereafter, any holder who has not exchanged his or her shares of Chrysalis common stock will have to look only to Phoenix for his or her claim for merger consideration and any dividends or distributions. Any amounts not claimed by holders of shares of Chrysalis common stock within two years after the merger will become the property of Phoenix unless restricted by applicable law.

FRACTIONAL SHARES

Each holder of shares of Chrysalis common stock exchanged in the merger who would otherwise have been entitled to receive a fraction of a Phoenix common share will instead receive cash, without interest, for the fractional share. The cash will be an amount equal to the holder's proportionate interest in the net proceeds from the sale by the exchange agent on behalf of all holders of all fractional Phoenix common shares which would otherwise have been issued. The sale of the fractional shares by the exchange agent will occur on the Nasdaq National Market. As soon as practicable after the determination of the amount of cash to be paid to holders of fractional shares:

    - the exchange agent will notify Phoenix;

    - Phoenix will deposit the amount with the exchange agent; and

    - the exchange agent will forward cash payments to holders of fractional shares.

REPRESENTATIONS AND WARRANTIES

The merger agreement includes representations and warranties by Chrysalis as to:

    - corporate organization, standing and power;

    - capital structure;

    - authority to enter into the merger agreement and the absence of conflicts between the merger and Chrysalis' organizational documents, other material contracts and applicable laws, orders and regulatory requirements;

    - third party and governmental consents or approvals required in connection with the consummation of the merger;

    - possession and validity of permits;

    - reports filed with the Securities and Exchange Commission and financial statements;

    - information supplied in connection with the Registration Statement of Phoenix on Form F-4 of which this proxy statement/prospectus forms a part;

    - the absence of material changes or events with respect to its business, condition, assets, liabilities or results of operations since December 31, 1997;

    - Chrysalis Board approvals;

    - subsidiaries;

    - finders fees;

    - fairness opinions;

    - the absence of undisclosed material liabilities;

    - taxes;

    - title to and condition of real and personal property;

    - material contracts;

    - litigation;

    - environmental matters;

    - employee benefit plans and labor matters;

    - compliance with laws;

    - intellectual property rights;

    - accounts receivable;

    - insurance;

    - inapplicability of anti-takeover laws or devices, including the rights agreement of Chrysalis;

    - product warranties and liabilities;

    - relationships with customers and suppliers;

    - transactions with affiliates; and

    - regulatory matters.

The merger agreement includes representations and warranties of Phoenix as to:

    - corporate organization, standing and power;

    - capital structure;

    - authority to enter into the merger agreement;

    - the absence of conflicts between the merger agreement and its organizational documents, other material contracts and applicable laws, orders and regulatory requirements;

    - reports filed with the Canadian Securities Commission and financial statements;

    - the Form F-4;

    - information supplied in connection with this proxy statement/prospectus;

    - the absence of certain changes or events with respect to its business, condition, assets, liabilities or results of operation since August 31, 1998.

    - the absence of undisclosed material liabilities;

    - ownership of Chrysalis common stock;

    - finders fees; and

    - sufficiency of cash to repay borrowings of Chrysalis after the merger.

The merger agreement also includes representations and warranties by Phoenix Merger Sub as to:

    - corporate organization, standing and power;

    - capital structure;

    - authority to enter into the merger agreement;

    - the absence of conflicts between the merger agreement and its organizational documents, other material contracts and applicable laws, orders and regulatory requirements; and

    - the absence of any business activities except for the purpose of completing the merger.

BUSINESSES OF CHRYSALIS AND PHOENIX PENDING THE MERGER

Chrysalis and Phoenix generally have agreed that before the merger, each of Chrysalis and Phoenix will conduct its business in the ordinary course consistent with past practice. Chrysalis and Phoenix have also agreed to use commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees.

The merger agreement restricts Chrysalis' ability to:

    - change its organizational documents;

    - merge, consolidate or acquire material assets;

    - sell, lease, license or dispose of material assets;

    - declare or pay dividends or distributions;

    - create liens on material assets;

    - issue capital stock;

    - change its capital stock;

    - borrow money;

    - loan, advance or contribute capital to another person or entity;

    - change severance arrangements, termination agreements, employment agreements, employee benefit plans or compensation arrangements;

    - adopt a plan of liquidation or dissolution;

    - change its method of accounting;

    - make tax elections or take other tax-related actions;

    - settle litigation in excess of $25,000;

    - waive, modify, terminate or assign its material contract rights;

    - make capital expenditures in excess of $10,000 individually or $50,000 in the aggregate;

    - materially change any pricing or investment policy;

    - take any action that would result in its representations and warranties being false or incorrect in any material respect;

    - enter into customer contracts or other leases or contracts for amounts in excess of $100,000 individually;

    - enter into or modify any real property lease;

    - terminate any employee, consultant or agent; and

    - pay any expense or disbursement over $25,000 except ordinary course of business and other expenses.

The merger agreement restricts Phoenix's ability to (1) change its organizational documents and (2) declare any dividends or distributions.

OTHER COVENANTS

The merger agreement contains other covenants, including covenants relating to:

    - the preparation and distribution by both parties of this proxy statement/prospectus and the preparation by both parties of the Form F-4;

    - the recommendations by the Chrysalis Board to its stockholders for adoption of the merger agreement;

    - access to information by each party;

    - the parties' obligations to use commercially reasonable efforts and cooperation to satisfy the conditions to the merger;

    - the obligations of Phoenix to provide for 6 years after the merger indemnification and insurance coverage for Chrysalis' current and former directors and officers at least equivalent to the coverage in effect on the date of the merger agreement;

    - public announcements by the parties;

    - the approval of quotation on the Nasdaq National Market of the Phoenix common shares to be issued in the merger;

    - cooperation with respect to any litigation regarding the proposed merger;

    - the commencement by Chrysalis of shutting down its facilities located in Austin, Texas, Cham, Switzerland and Dusseldorf, Germany and the reduction of expenses related to its operations in Mannheim, Germany and Israel;

    - Chrysalis' maintenance of intellectual property rights;

    - Chrysalis providing notice of intent to repay bank indebtedness;

    - using commercially reasonable efforts to obtain written confirmation from Iffa Credo SA regarding continuation of services provided by Iffa Credo SA to Chrysalis and its subsidiaries;

    - repayment by Phoenix of bank and subordinated indebtedness of Chrysalis immediately after the merger; and

    - assumption by Phoenix of obligations of Chrysalis under employment and severance agreements.

NO SOLICITATION

Chrysalis has agreed that it will not directly or indirectly:

    - take any action to solicit, initiate or encourage any offer or proposal for, or any indication of interest in, a merger or other business combination in any manner of an equity interest in an amount equal to or greater than 20% of the outstanding shares of any equity security or a substantial portion of the assets of Chrysalis or any subsidiary (an "Acquisition Proposal"); or

    - disclose any non-public information, or afford access to the properties, books or records of Chrysalis to any person that has informed Chrysalis that it is considering making, or has made, an Acquisition Proposal.

Chrysalis may, in response to an unsolicited bona fide written proposal regarding an Acquisition Proposal by any person, disclose non-public information to or engage in negotiations with the person, if the Chrysalis Board determines in good faith, based on the written advice of an investment banking firm, that the Acquisition Proposal is reasonably likely to be more favorable and provide greater value to Chrysalis' stockholders than the merger (a "Superior Proposal").

CONDITIONS

Neither Chrysalis nor Phoenix will have to complete the merger if any of the following occurs:

    - Chrysalis stockholders do not adopt the merger agreement;

    - any law or regulation, order, judgment, injunction or decree of a court of competent jurisdiction prohibits completion of the merger;

    - the waiting period applicable to the merger under the HSR Act and any other applicable pre-merger notification, has not terminated or expired;

    - any action has been instituted by any governmental authority seeking to prevent completion of the merger or seeking material damages in connection with the merger;

    - any action by or filings with any governmental authority required to permit the completion of the merger has not been obtained;

    - the Phoenix common shares to be issued in the merger and under options assumed by Phoenix have not been approved for quotation on the Nasdaq National Market or Phoenix has not received the approval of all other regulatory authorities required for the quotation; and

    - the Form F-4 is not effective or the Securities and Exchange Commission has entered an order, or started or threatened to start a proceeding to enter an order, suspending the effectiveness of the Form F-4.

ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PHOENIX

Phoenix will not have to complete the merger if any of the following occurs:

    - The representations and warranties of Chrysalis in the merger agreement are not materially true and correct as of the merger date or Phoenix does not receive a certificate of an executive officer of Chrysalis regarding the material truth and accuracies of Chrysalis' representations and warranties;

    - Chrysalis has not materially performed or complied with its obligations under the merger agreement or Phoenix does not receive a certificate of an executive officer of Chrysalis regarding Chrysalis' material performance and compliance;

    - a breach of a support/voting agreement by any of Chrysalis' stockholders signing these agreements occurs, unless the breach does not result in Chrysalis' stockholders not adopting the merger agreement;

    - Chrysalis or its subsidiaries has not obtained third-party consents required for the merger, including the consent of the Pennsylvania Industrial Development Authority, a lender to a subsidiary of Chrysalis;

    - specific liens on shares of subsidiaries of Chrysalis have not been released;

    - the letter agreement entered into between Chrysalis and Dr. Jack Barbut is not in full force and effect; or

    - any loan, other than specified loans, by or from Chrysalis or any subsidiary on the one hand, and any affiliate, on the other hand has not been repaid or any stockholder of any subsidiary of Chrysalis has not assigned his ownership interests in any subsidiary of Chrysalis to Phoenix or its designee; or

    - Chrysalis has not satisfied its obligations to BML Japan.

ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF CHRYSALIS

Chrysalis will not have to complete the merger if any of the following occurs:

    - The representations and warranties of Phoenix or Phoenix Merger Sub in the merger agreement are not materially true and correct in all material respects as of the merger date or Chrysalis does not receive a certificate of an executive officer of Phoenix regarding the material truth and accuracies of Phoenix's and Phoenix Merger Sub's representations and warranties; or

    - Phoenix has not materially performed or complied with its obligations under the merger agreement or Chrysalis does not receive a certificate of an executive officer of Phoenix regarding Phoenix's material performance and compliance.

AMENDMENT; TERMINATION

Phoenix, Chrysalis and Phoenix Merger Sub must all agree in writing to any amendment to the merger agreement. After the merger agreement is adopted by the stockholders of Chrysalis, the parties cannot amend the merger agreement without the further approval of the Chrysalis stockholders if the amendment would (1) alter or change the consideration to be received by Chrysalis stockholders in the merger or (2) adversely effect the stockholders of Chrysalis.

Phoenix and Chrysalis can mutually agree to terminate the merger agreement at any time prior to the merger. Otherwise, the merger agreement may be terminated only in a very limited number of circumstances:

    (1) Phoenix or Chrysalis can terminate the merger agreement if the other party breaches or fails to comply with any of its representations, warranties or agreements under the merger agreement, and the breach or failure would result in the failure of a condition to the merger that is not cured prior to April 30, 1999;

    (2) Phoenix or Chrysalis can terminate the merger agreement if any law or final court order prohibits the merger;

    (3) Chrysalis can terminate the merger agreement if a third party has made a Superior Proposal and as a result of the Superior Proposal the Chrysalis Board decides not to hold the special meeting or withdraws or modifies its recommendation that Chrysalis stockholders adopt the merger agreement;

    (4) Phoenix can terminate the merger agreement if the Chrysalis Board determines not to hold the special meeting or withdraws or modifies its recommendation that Chrysalis stockholders adopt the merger agreement;

    (5) Phoenix or Chrysalis can terminate the merger agreement if the Chrysalis stockholders do not adopt the merger agreement;

    (6) The merger agreement will terminate automatically if, without Phoenix's consent, the Chrysalis Board or the board of directors of any Chrysalis subsidiary adopts a resolution authorizing a liquidation or the filing of a bankruptcy petition; and

    (7) Phoenix can terminate the merger agreement upon the earlier to occur of April 30, 1999 or 60 days after a bankruptcy petition regarding Chrysalis is filed by a Chrysalis creditor, other than Phoenix, and the petition results in an order for relief or Chrysalis is unable to have the petition dismissed within 60 days.

EFFECT OF TERMINATION

If the merger agreement is terminated, it shall become void and of no effect with no liability on the part of any party except as described below in "--Termination Fees; Expenses." Nothing in the merger agreement, however, relieves any party to the merger agreement of liability for a willful breach of any provision of the merger agreement.

TERMINATION FEES; EXPENSES

The merger agreement requires Chrysalis to pay to Phoenix $1.5 million if the merger agreement terminates under the circumstances described in clauses (3),
(4), (5), (6) or (7) under "--Amendment; Termination" above.

The merger agreement requires Phoenix to pay to Chrysalis $1.5 million if Chrysalis terminates the merger agreement under the circumstances described in clause (1) under "Amendment; Termination" above.

Except as provided above, each of Phoenix and Chrysalis will bear its own expenses incurred in connection with the merger, whether or not the merger is completed. However, each of Phoenix and Chrysalis will pay one-half of the costs and expenses, including Securities and Exchange Commission filing fees but excluding legal and accounting fees, incurred in connection with the filing, printing and mailing of the Form F-4 and the Chrysalis proxy statement.

                                OTHER AGREEMENTS

SUPPORT/VOTING AGREEMENTS

As an inducement to Phoenix to enter into the merger agreement, and in reliance on representations and warranties of Phoenix contained in the merger agreement, ten Chrysalis stockholders entered into support/voting agreements with Phoenix. As of March 1, 1999, the Chrysalis stockholders who signed support/voting agreements collectively owned 2,695,958 outstanding shares of Chrysalis common stock. Those shares represent 23.1% of the outstanding shares of Chrysalis common stock on that date. Each Chrysalis stockholder who signed a support/voting agreement agreed to support and vote for the adoption of the merger agreement.

If the merger agreement is terminated in accordance with its terms, the Chrysalis support/voting agreements will terminate.

FORBEARANCE AGREEMENT

At September 30, 1998, Chrysalis was in default under its loan agreement with the Bank. The defaults arose from the failure by Chrysalis to meet required financial ratios contained in the loan agreement. The Bank refused to waive the defaults. Instead, Chrysalis, the Bank and Phoenix entered into the forbearance agreement concurrently with the merger agreement. Under the forbearance agreement, the Bank agreed not to exercise its rights and remedies with respect to existing defaults under the loan agreement until January 31, 1999. The forbearance agreement required Chrysalis to place $3.0 million in U.S. Treasury Securities in a pledge account as cash collateral for the benefit of the Bank. A portion of the pledged amount would have been used to pay the $312,500 principal installment due on December 31, 1998. The forbearance agreement also provides that if Phoenix guaranteed repayment of the outstanding loan amount and secured the guaranty with a cash collateral pledge, then the Bank would:

    - extend the forbearance period until March 31, 1999;

    - release the $3.0 million pledge of Chrysalis; and

    - waive the December 1998 principal payment.

GUARANTY; PLEDGE AND ASSIGNMENT AGREEMENT; OPTION LETTER

In connection with the merger agreement and the forbearance agreement, Phoenix entered into an unconditional guaranty in favor of the Bank. Under the guaranty, Phoenix guaranteed payment of Chrysalis' outstanding indebtedness to the Bank under the loan agreement. As of January 31, 1999, the outstanding principal balance under the loan agreement was US$4,687,500.

To secure its obligations under the guaranty, Phoenix delivered US$4,724,975 to a pledged collateral account for the benefit of the Bank. That amount was equal to the outstanding principal amount and accrued interest owed to the Bank by Chrysalis. In the event of a default under the guaranty, the Bank can foreclose on the pledged collateral.

In consideration of the delivery by Phoenix to the Bank of the guaranty and the pledged cash collateral, the Bank granted Phoenix the option to acquire from the Bank all of its right, title and interest under the loan agreement and related documents, and all liens, mortgages and security interests that secure any obligations under the loan agreement and related documents. If Phoenix exercises its option, Phoenix will pay to the Bank the payment of the outstanding principal indebtedness under the loan agreement plus all accrued interest.

As a result of the delivery of the guaranty and the pledged cash collateral:

    - the forbearance period was extended until March 31, 1999;

    - the Bank released Chrysalis' $3.0 million pledge; and

    - the December 31, 1998 principal payment owed by Chrysalis to the Bank was waived.

AMENDMENT TO FORBEARANCE AGREEMENT

On March 31, 1999, Chrysalis, the Bank and Phoenix executed an amendment to the forbearance agreement under which:

    - the forbearance period was extended until April 30, 1999; and

    - the scope of the forbearance agreement was broadened to cover any defaults as of March 31, 1999.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE

The special meeting will be held at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, New Jersey, at 9:00 a.m., local time, on April 30, 1999.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

At the special meeting, holders of Chrysalis common stock are being asked to adopt the merger agreement. See "The Merger" and "The Merger Agreement."

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

Only holders of record of Chrysalis common stock at the close of business on March 1, 1999, the record date for the special meeting, are entitled to notice of and to vote at the special meeting. On the record date, 11,666,480 shares of Chrysalis common stock were issued and outstanding and held by approximately 208 holders of record, including banks, brokerage firms and other nominees. A majority of the shares of Chrysalis common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the special meeting in order for a quorum to be present for purposes of transacting business at the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Chrysalis common stock on the record date are each entitled to one vote per share on each matter to be considered at the special meeting.

The adoption of the merger agreement requires the affirmative vote of the holders of record of at least a majority of the shares of Chrysalis common stock outstanding on the record date. AN ABSTENTION OR A BROKER NON-VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

SHARE OWNERSHIP OF CHRYSALIS MANAGEMENT

At the close of business on the record date, directors and executive officers of Chrysalis beneficially owned and were entitled to vote 1,761,983 shares of Chrysalis common stock. These shares represented approximately 15.1% of the shares of Chrysalis common stock outstanding on that date. Each of those directors and executive officers has executed a support/voting agreement with Phoenix that requires them to vote the Chrysalis common stock owned by them FOR adoption of the merger agreement at the special meeting. See "Other Agreements."

VOTING OF PROXIES

SUBMITTING PROXIES

Chrysalis stockholders may vote by attending the special meeting and voting their shares in person at the meeting, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage pre-paid envelope. If a proxy card is signed by a stockholder and returned without instructions, the shares represented by the proxy will be voted for adoption of the merger agreement.

Chrysalis stockholders whose shares are held in "street name," in other words in the name of a broker, bank or other record holder, must either direct the record holder of their shares regarding how to vote their shares or obtain a proxy from the record holder to vote at the special meeting.

Chrysalis stockholders whose shares are held in the Chrysalis' employee savings plan must direct the trustee under the plan regarding how to vote their shares.

REVOKING PROXIES

Chrysalis stockholders of record may revoke their proxies at any time prior to the time their proxies are voted at the special meeting. A stockholder may revoke a proxy by:

    - sending a written notice, including by telegram or telecopy, to the corporate Secretary of Chrysalis;

    - mailing a later-dated signed proxy; or

    - attending the special meeting and voting in person. Attendance at the special meeting will not in and of itself constitute a revocation of a proxy.

Any written notice of a revocation of a proxy must be sent so as to be delivered before the taking of the vote at the special meeting as follows:

Chrysalis International Corporation
575 Route 28
Raritan, NJ 08869
908/722-7900
908/722-6677 (FAX)

Stockholders who require assistance in changing or revoking a proxy should contact Kissel Blake at the address or phone number provided in this proxy statement/prospectus under the caption "Who Can Help Answer Your Questions."

GENERAL INFORMATION

Brokers who hold shares in street name for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote those customers' shares with respect to adoption of the merger agreement in the absence of specific instructions from the customer.

Stockholders can choose to abstain by marking the proxy card accordingly. Shares of Chrysalis common stock represented by returned proxies that are marked "Abstain" will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. An abstention or a broker non-vote will have the same effect as a vote against the proposal to adopt the merger agreement.

Chrysalis will pay the costs of solicitation of proxies. However, Phoenix will pay one-half of the costs of filing, printing and mailing this proxy statement/prospectus. In addition to solicitation by mail, the directors, officers and employees of Chrysalis may also solicit proxies from stockholders by telephone, telecopy, telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Chrysalis will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing. Phoenix will reimburse Chrysalis for one-half of these costs.

Chrysalis has retained Kissel Blake, a division of Shareholder Communications Corporation to aid in the solicitation of proxies and to verify certain records related to the solicitations. Kissel Blake will receive a fee of $7,500 as compensation for its services and reimbursement for its related out-of-pocket expenses. Chrysalis has agreed to indemnify Kissel Blake against specified liabilities arising out of or in connection with its engagement.

              FINANCIAL STATEMENT PRESENTATION AND EXCHANGE RATES

Phoenix expects that after the merger it will be a "foreign private issuer" under the Securities Exchange Act of 1934. As a foreign private issuer, Phoenix will be able to file reports under the Securities Exchange Act pursuant to the multi-jurisdictional disclosure system. The system permits eligible companies in the U.S. and Canada to offer securities in each other's country using the disclosure documents of their home country. Under Canadian corporate and securities law, Phoenix is required to prepare and file financial information under Canadian GAAP. The differences between Canadian GAAP and U.S. GAAP may result in material differences for Phoenix. For a reconciliation to U.S. GAAP of Phoenix's financial statements for each of the three years ended August 31, 1998, see Note 15 to the consolidated financial statements of Phoenix beginning on page F-2. Phoenix will continue to report its results under Canadian GAAP after the merger, and will continue providing a reconciliation to U.S. GAAP.

The following table presents, for each period indicated:

    - the high and low exchange rates for one U.S. dollar expressed in Canadian dollars;

    - the average of those exchange rates on the last day of each month during each period; and

    - the exchange rate at the end of each period.

The exchange rates are based upon the noon buying rate determined by the Federal Reserve Bank of New York.

                                                                     (IN CANADIAN DOLLARS)
                                              -------------------------------------------------------------------
                                              THREE MONTHS
                                                 ENDED                      YEAR ENDED AUGUST 31,
                                              NOVEMBER 30,  -----------------------------------------------------
                                                  1998        1998       1997       1996       1995       1994
                                              ------------  ---------  ---------  ---------  ---------  ---------
High........................................   $   1.5570   $  1.5770  $  1.3995  $  1.3822  $  1.4238  $  1.3954
Low.........................................   $   1.5012   $  1.3713  $  1.3310  $  1.3285  $  1.3373  $  1.2935
Average.....................................   $   1.5310   $  1.4490  $  1.3707  $  1.3634  $  1.3742  $  1.3573
Period End..................................   $   1.5230   $  1.5745  $  1.3890  $  1.3685  $  1.3432  $  1.3712

The following table presents, for each period indicated:

    - the high and low exchange rates for one Canadian dollar expressed in U.S. dollars:

    - the average of those exchange rates on the last day of each month during each period; and

    - the exchange rate at the end of each period.

The exchange rates are based upon the noon buying rate determined by the Federal Reserve Bank of New York.

                                                                       (IN U.S. DOLLARS)
                                              -------------------------------------------------------------------
                                              THREE MONTHS
                                                 ENDED                      YEAR ENDED AUGUST 31,
                                              NOVEMBER 30,  -----------------------------------------------------
                                                  1998        1998       1997       1996       1995       1994
                                              ------------  ---------  ---------  ---------  ---------  ---------
High........................................   $   0.6423   $  0.6341  $  0.7145  $  0.7235  $  0.7023  $  0.7166
Low.........................................   $   0.6661   $  0.7292  $  0.7513  $  0.7527  $  0.7478  $  0.7731
Average.....................................   $   0.6532   $  0.6901  $  0.7296  $  0.7335  $  0.7277  $  0.7368
Period End..................................   $   0.6564   $  0.6351  $  0.7199  $  0.7307  $  0.7445  $  0.7293

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma consolidated financial information is derived from the financial information listed below, adjusted to give effect to the transactions described below:

    - audited historical consolidated information of Phoenix as at and for the year ended August 31, 1998

    - unaudited interim historical consolidated information of Phoenix as at and for the three months ended November 30, 1998

    - unaudited historical consolidated financial information of Chrysalis for the 12 months ended September 30, 1998

    - unaudited historical consolidated financial information of Chrysalis for the 3 months ended December 31, 1998

    - audited historical consolidated balance sheet financial information in U.S. GAAP and in U.S. dollars of Chrysalis as at December 31, 1998

The historical unaudited consolidated income statement of Chrysalis for the 12 months ended September 30, 1998 was calculated from Chrysalis' unaudited financial statements for the quarter ended December 31, 1997 and the Chrysalis unaudited interim financial statements for the nine months ended September 30, 1998. The unaudited pro forma consolidated statements of income (loss) for the year ended August 31, 1998 and the three month period ended November 30, 1998 give effect to the following transactions as if they had occurred on September 1, 1997:

    - Phoenix's acquisition of IBRD-Rostrum during the year ended August 31, 1998; and

    - the merger and certain related transactions.

The unaudited pro forma consolidated balance sheet gives effect to the merger and related transactions as if they had occurred on November 30, 1998.

The IBRD-Rostrum transactions include the Phoenix acquisition of IBRD-Rostrum and the assumption of indebtedness and the necessary purchase accounting and elimination entries. The IBRD-Rostrum acquisition was completed on February 6, 1998. The Chrysalis transactions include:

    - the merger, including the repayment of indebtedness, and the preliminary purchase accounting and elimination entries;

    - the conversion of each share of Chrysalis common stock, including stock options, into approximately 1,001,208 Phoenix common shares and approximately 154,000 Phoenix stock options; and

    - the incurrence of indebtedness relating to the repayment of the Chrysalis indebtedness referred to in the first bullet point above.

The IBRD-Rostrum transactions and the Chrysalis transactions have been accounted for using the purchase method of accounting under both Canadian GAAP and U.S. GAAP in the unaudited pro forma consolidated financial information.

The unaudited pro forma consolidated financial information does not necessarily represent what Phoenix's results of operations or financial condition would have been had the IBRD-Rostrum transactions and Chrysalis transactions actually occurred on the dates indicated and is not a prediction of Phoenix's results of operations or financial condition in the future. You should read the unaudited pro forma consolidated financial information in conjunction with the historical consolidated financial statements of Phoenix, IBRD-Rostrum and Chrysalis and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations of Phoenix" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Chrysalis."

The unaudited pro forma consolidated financial information has been prepared in accordance with Canadian GAAP, which differs in certain material respects from U.S. GAAP. Note 15 to the consolidated financial statements of Phoenix describes the principal differences between Canadian GAAP and U.S. GAAP as they relate to Phoenix. Note 10 to the unaudited pro forma consolidated financial information includes a reconciliation of the unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statements of income (loss) from Canadian GAAP to U.S. GAAP.

The unaudited pro forma consolidated financial information is presented in Canadian dollars. The audited historical financial statements of Phoenix are presented in Canadian dollars and are in accordance with Canadian GAAP. The unaudited historical consolidated financial statements of Chrysalis are presented in U.S. dollars and are in accordance with U.S. GAAP. For the purpose of presenting the unaudited pro forma consolidated financial information, the Chrysalis statement of income for the three months ended December 31, 1998 was translated into Canadian dollars at a rate of 1.5310 Canadian dollars per 1.00 U.S. dollar. The Chrysalis statement of income for the 12 months ended September 30, 1998 was translated into Canadian dollars at a rate of 1.4490 Canadian dollars per 1.00 U.S. dollar. Phoenix has translated the audited historical consolidated balance sheet of Chrysalis at December 31, 1998 into Canadian dollars at a rate of 1.5230 Canadian dollars for 1.00 U.S. dollar. You should not view Phoenix's use of these exchange rates in the unaudited pro forma consolidated financial information as a representation that the U.S. dollar amounts actually represent these Canadian dollar amounts or could be converted into Canadian dollars at the rate indicated or at any other rate, at any time.

In preparing the pro forma adjustments reflected in the accompanying notes, Phoenix made estimates and assumptions that it believes to be reasonable. The unaudited pro forma consolidated statements of income (loss) do not include adjustments for any synergies, including cost savings, or restructuring costs, which may occur or are expected to occur as a result of the IBRD-Rostrum or Chrysalis transactions. See also Note 6 to the unaudited pro forma consolidated financial information.

The pro forma adjustments do not reflect the acquisitions by Phoenix of either Clinserve or McKnight because they are not significant to the consolidated financial statements of Phoenix.

The Phoenix common shares currently trade on the Montreal Exchange and Toronto Stock Exchange and are traded in Canadian dollars. Phoenix calculated the approximate number of 1,001,208 Phoenix common shares and 154,000 Phoenix stock options to be issued in the merger using the formula described in "The Merger Agreement--Effect on Chrysalis Common Stock and Outstanding Options."

          UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME (LOSS)
               FOR THE THREE MONTH PERIOD ENDED NOVEMBER 30, 1998
           (AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)
                                   UNAUDITED

                                    HISTORICAL         HISTORICAL         HISTORICAL
                                      PHOENIX           CHRYSALIS          CHRYSALIS
                                    THREE MONTH        THREE MONTH        THREE MONTH     ADJUSTMENTS FOR
                                   PERIOD ENDED       PERIOD ENDED       PERIOD ENDED      1998 CHRYSALIS    PRO FORMA
                                 NOVEMBER 30, 1998  DECEMBER 31, 1998  DECEMBER 31, 1998    TRANSACTION       PHOENIX
                                       CDN $              US $               CDN $             CDN $           CDN $
                                 -----------------  -----------------  -----------------  ----------------  ------------

                                                                           (NOTE 5)
Gross revenues.................           74,163             11,329             17,345                            91,508
Reimbursed costs...............           15,502                709              1,085                            16,587
                                 -----------------  -----------------  -----------------  ----------------  ------------
Net revenues...................           58,661             10,620             16,260                            74,921
Direct costs--net of refundable
  tax credits..................           34,695              7,395             11,322                            46,017
                                 -----------------  -----------------  -----------------  ----------------  ------------
Gross profit...................           23,966              3,225              4,938                            28,904
                                 -----------------  -----------------  -----------------  ----------------  ------------
Expenses--net of refundable tax
  credits
Selling, general and
  administrative...............           17,520              4,134              6,329                            23,849
Internal research and
  development..................              866           --                 --                                     866
Interest expense...............            1,425                434                663               (498)(8)        1,876
                                                                                                      286(8)
Amortization of goodwill and                               --
  other intangible assets......              732           --                 --                      256(9)          988
Restructuring costs............         --                    3,872              5,928                             5,928
Non-refundable tax credits.....           (1,500)                             --                                  (1,500)
                                 -----------------  -----------------  -----------------  ----------------  ------------
                                           4,923             (5,215)            (7,982)               (44)        (3,103)
                                 -----------------  -----------------  -----------------  ----------------  ------------
Interest and other income......              246                254                387                               633
                                 -----------------  -----------------  -----------------  ----------------  ------------
Income (loss) before income
  taxes........................            5,169             (4,961)            (7,595)               (44)        (2,470)
Income taxes...................            2,315                512                782                             3,097
                                 -----------------  -----------------  -----------------  ----------------  ------------
Net income (loss)..............            2,854             (5,473)            (8,377)               (44)        (5,567)
                                 -----------------  -----------------  -----------------  ----------------  ------------
                                 -----------------  -----------------  -----------------  ----------------  ------------
Weighted Average Shares
  Outstanding..................       25,155,226                            11,523,105          1,001,208(6)   26,156,434
                                                                                              (11,523,105)(6)
                                 -----------------                     -----------------  ----------------  ------------
                                 -----------------                     -----------------  ----------------  ------------
Basic Earnings (Loss) Per
  Share........................             0.11                                 (0.73)                            (0.21)
                                 -----------------                     -----------------                    ------------
                                 -----------------                     -----------------                    ------------

 UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME (LOSS) FOR THE YEAR ENDED
                                AUGUST 31, 1998
           (AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)
                                   UNAUDITED

                                                                       12 MONTH PERIOD ENDED
                                 YEAR ENDED AUGUST 31, 1998             SEPTEMBER 30, 1998
                           ---------------------------------------  ---------------------------
                                         ADJUSTMENTS                                             ADJUSTMENTS
                                          FOR 1998      PRO FORMA                                  FOR 1998
                           HISTORICAL   IBRD- ROSTRUM  HISTORICAL    HISTORICAL     HISTORICAL    CHRYSALIS     PRO FORMA
                             PHOENIX     TRANSACTION   PHOENIX CDN  CHRYSALIS US    CHRYSALIS    TRANSACTION   PHOENIX CDN
                              CDN $         CDN $           $             $           CDN $         CDN $           $
                           -----------  -------------  -----------  -------------  ------------  ------------  -----------

                                          (NOTE 1)                    (NOTE 5)
Gross revenues...........     218,360        41,367       259,727        45,631         66,119                    325,846
Reimbursed costs.........      47,122        15,301        62,423         5,243          7,597                     70,020
                           -----------       ------    -----------       ------    ------------  ------------  -----------
Net revenues.............     171,238        26,066       197,304        40,388         58,522                    255,826
Direct costs--net of
  refundable tax
  credits................      99,971        22,993       122,964        31,448         45,568                    168,532
                           -----------       ------    -----------       ------    ------------  ------------  -----------
Gross profit.............      71,267         3,073        74,340         8,940         12,954                     87,294
                           -----------       ------    -----------       ------    ------------  ------------  -----------
EXPENSES--NET OF
  REFUNDABLE TAX CREDITS
Selling, general and
  administrative.........      51,855         4,341        56,196        14,963         21,683                     77,879
Internal research and
  development............       3,698            --         3,698            --             --                      3,698
Interest expense.........       3,323         1,175(3)      4,498         1,280          1,855        (1,261)(8)      6,235
                                                                                                       1,143(8)
Amortization of goodwill
  and other intangible
  assets.................       2,164           472(2)      2,636            --             --         1,021(9)      3,657
Write-off of deferred
  start up costs.........         932            --           932            --             --                        932
Non-refundable tax
  credits................      (5,000)           --        (5,000)           --             --                     (5,000)
                           -----------       ------    -----------       ------    ------------  ------------  -----------
                               14,295        (2,915)       11,380        (7,303)       (10,584)         (903)        (107)
                           -----------       ------    -----------       ------    ------------  ------------  -----------
Interest and other
  income.................       1,282            40         1,322           334            484                      1,806
Share in earnings of
  equity accounted
  investees..............         114            --           114            --             --                        114
                           -----------       ------    -----------       ------    ------------  ------------  -----------
Income (loss) before
  income taxes...........      15,691        (2,875)       12,816        (6,969)       (10,100)         (903)       1,813
Income taxes.............       6,624           172(4)      6,796           363            526                      7,322
                           -----------       ------    -----------       ------    ------------  ------------  -----------
Net income (loss)........       9,067        (3,047)        6,020        (7,332)       (10,626)         (903)      (5,509)
                           -----------       ------    -----------       ------    ------------  ------------  -----------
Weighted Average Shares
  Outstanding............  24,478,111                                               11,432,141     1,001,208(6) 25,479,319
                           -----------                                                           ------------  -----------
Basic Earnings (Loss) Per
  Share..................        0.37                                                    (0.93)  (11,432,141)(6)      (0.22)
                           -----------                                                                         -----------

     UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AS AT NOVEMBER 30, 1998
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                   UNAUDITED

                                             HISTORICAL     HISTORICAL
                                               PHOENIX       CHRYSALIS
                                                CDN $          US $
                                                AS AT          AS AT       HISTORICAL      CHRYSALIS     PRO FORMA
                                            NOVEMBER 30,   DECEMBER 31,     CHRYSALIS     TRANSACTION     PHOENIX
                                                1998           1998           CDN $          CDN $         CDN $
                                            -------------  -------------  -------------  -------------  -----------
                                                             (NOTE 5)
ASSETS
Current
Cash......................................       18,329          6,705         10,212                       28,541
Marketable securities.....................        2,000             --             --                        2,000
Accounts receivable.......................       56,459          8,766         13,351                       69,810
Investment tax credits recoverable........        3,886             --             --                        3,886
Costs and estimated profit in excess of
  progress billings on contracts in
  progress................................       28,147             --             --                       28,147
Other.....................................        8,741          1,928          2,936                       11,677
                                            -------------  -------------  -------------  -------------  -----------
                                                117,562         17,399         26,499                      144,061
                                            -------------  -------------  -------------  -------------  -----------
Capital assets............................       59,624         15,686         23,890          1,874(6)     85,388
Goodwill and other long term assets.......      126,729          1,496          2,278         16,699(6)    145,706
                                            -------------  -------------  -------------  -------------  -----------
                                                303,915         34,581         52,667         18,573       375,155
                                            -------------  -------------  -------------  -------------  -----------
                                            -------------  -------------  -------------  -------------  -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Bank indebtedness.........................        3,565          2,931          4,464                        8,029
Accounts payable and accrued
  liabilities.............................       56,768         12,384         18,861          4,103(6)     79,732
Current portion of long-term debt, related
  party note and capital lease
  obligations.............................        8,382          5,140          7,828         (7,626)(6)     16,210
                                                                                               7,626(8)
Progress billings in excess of costs and
  estimated profit on contracts in
  progress................................       42,334          5,297          8,067             --        50,401
                                            -------------  -------------  -------------  -------------  -----------
                                                111,049         25,752         39,220          4,103       154,372
                                            -------------  -------------  -------------  -------------  -----------
Long-term debt and capital lease
  obligations.............................       41,843          6,010          9,153         (6,051)(6)     52,560
                                                                                               6,051(8)
                                                                                               1,564(6)
Other long term liabilities...............        3,718          2,557          3,894                        7,612
                                            -------------  -------------  -------------  -------------  -----------
                                                156,610         34,319         52,267          5,667       214,544
                                            -------------  -------------  -------------  -------------  -----------
                                            -------------  -------------  -------------  -------------  -----------
Shareholders' equity
Capital stock.............................      125,027            115            175           (175)(7)    138,293
                                                                                              13,266(6)
Additional paid in capital................           --         59,003         89,862        (89,862)(7)         --
Stock options.............................           --             --             --             40(6)         40
Cumulative translation adjustment.........        1,165           (108)          (164)           164(7)      1,165
Retained earnings (deficit)...............       21,113        (58,748)       (89,473)        89,473(7)     21,113
                                            -------------  -------------  -------------  -------------  -----------
                                                147,305            262            400         12,906       160,611
                                            -------------  -------------  -------------  -------------  -----------
                                                303,915         34,581         52,667         18,573       375,155
                                            -------------  -------------  -------------  -------------  -----------
                                            -------------  -------------  -------------  -------------  -----------

        NOTES TO UNAUDITED PRO-FORMA CONSOLIDATED FINANCIAL INFORMATION [AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS EXCEPT PER SHARE AMOUNTS]

NOTE 1

Reflects the operations of IBRD-Rostrum from September 1, 1997 to February 6, 1998. Phoenix has translated amounts into Canadian dollars at the rate of 1.42 Canadian dollars for each U.S. dollar. That rate is the average exchange rate for the period September 1, 1997 to February 6, 1998 used by Phoenix in the preparation of the Phoenix consolidated financial statements.

NOTE 2

Reflects the net pro forma amount of goodwill amortization of $472 following the revaluation of the assets and liabilities of IBRD-Rostrum:

Goodwill amortization of purchased businesses of IBRD-Rostrum as
  reflected in Note 1                                                $   1,715
Reversal of goodwill amortization                                       (1,715)
Amortization of goodwill of Phoenix incurred in connection with the
  IBRD-Rostrum transactions                                                472
                                                                     ---------
PRO FORMA AMORTIZATION OF GOODWILL                                   $     472
                                                                     ---------
                                                                     ---------

NOTE 3

Reflects the amount of pro forma interest expense of $1,175 related to the borrowings for the IBRD-Rostrum transactions:

Interest expense of purchased businesses as reflected in Note 1       $     102
Reversal of interest for debt repaid in connection with IBRD-Rostrum
  transaction                                                              (102)
Interest expense that would have been incurred on borrowings of approximately U.S. $26.3 million to effect the IBRD-Rostrum
  transaction, bearing interest at approximately 7.5%                     1,175
                                                                      ---------
NET INCREASE IN INTEREST EXPENSE                                      $   1,175
                                                                      ---------
                                                                      ---------

NOTE 4

Reflects the assumed tax effect of results of the operations of IBRD-Rostrum as defined in notes 1, 2, and 3.

NOTE 5

Phoenix has reclassified the Chrysalis historical unaudited consolidated financial information to conform to Phoenix's presentation.

NOTE 6

To record (1) $4,103 of additional Phoenix accounts payable necessary to fund certain obligations of the merger, (2) the issuance of 1,001,208 Phoenix common shares in the merger having an aggregate value of $13,266 based on the closing value of the Phoenix common shares of $13.25 per share on the

Toronto Stock Exchange on April 1, 1999, (3) the issuance of approximately 154,000 options to purchase Phoenix common shares with a fair value of approximately $40 and (4) goodwill, which is the excess of purchase price over the assumed fair value of the identifiable net assets acquired.

Phoenix assumed that the historical carrying value of the tangible and intangible assets of Chrysalis approximated fair value, except for those assets identified in the following table:

Phoenix calculated goodwill as follows:

PRO FORMA CARRYING VALUE:
Carrying value of Chrysalis before pro forma adjustments                   400
PRO FORMA ADJUSTMENTS:
Fair value adjustments
  Patent license-excess of fair value over carrying value                1,568(d)
  Land-excess of fair value over carrying value                          1,874(e)
  MDS note-increase in value of liability                               (1,564)
  Intangible asset -- AAALAC accreditation                                 185(g)
  Intangible asset -- Senior scientific staff                              270(h)

Repayment of indebtedness:
Payment of current portion of long-term debt and related party note      7,626(a)
Payment of long-term debt                                                6,051(a)
Payment of fair value increment on MDS note                              1,564(a)
                                                                     ---------
Pro forma carrying value                                                17,974
                                                                     ---------
                                                                     ---------
CONSIDERATION EXCHANGED:
Assumed fair value of Phoenix common shares issued                      13,266
Assumed fair value of Phoenix stock options issued                          40(f)

Debt incurred on acquisition for the following:
Current portion of long-term debt                                        7,626
Long-term debt                                                           6,051
MDS note                                                                 1,564
                                                                     ---------
Total consideration exchanged                                           28,547
                                                                     ---------
                                                                     ---------

Liabilities assumed on acquisition for estimated costs of the
  merger                                                                 4,103(b)
                                                                     ---------
Pro forma goodwill                                                      14,676(c)
                                                                     ---------
                                                                     ---------

a. The merger agreement requires Phoenix to repay substantially all of the short-term debt and long-term debt of Chrysalis, except for mortgages on Chrysalis' Scranton, Pennsylvania properties.

b. This amount includes legal, financial, accounting, and other costs incurred by Phoenix and Chrysalis to complete the merger. These fees are non-recurring. Therefore, no adjustment has been made to the unaudited pro-forma statements of income (loss).

c. Phoenix has not made any adjustments for any synergies, including cost savings, or restructuring costs, which may or are expected to occur as a result of the merger. Chrysalis expects to incur approximately $5,924, or US$3,872, in severance and restructuring costs relating to restructuring plans and has accrued this amount in its historical audited financial statements for the year ended December 31, 1998, which were used in compiling the unaudited pro-forma consolidated financial information. Phoenix anticipates that there will be additional restructuring costs to be incurred by Phoenix as a result of the merger. These costs may form part of the purchase price allocation which would increase goodwill by a corresponding amount.

d. Phoenix has computed the fair value for the DNA microinjection patent license by calculating the net present value of the expected net cash flows generated by the patent license over the remainder of its seven year life, using a discount rate of 10%.

e. An independent appraiser engaged by Phoenix has determined that the fair value of certain of Chrysalis' land exceeds the book value by $1,874.

f. In accordance with the merger agreement, Phoenix will issue approximately 154,000 Phoenix stock options in exchange for approximately 1,800,000 stock options of Chrysalis. The fair value of these options, $40, has been included as part of the consideration paid by Phoenix. The fair value of each option was estimated as the amount by which the Phoenix share price of $13.25 on April 1, 1999, exceeded the exercise price of the Phoenix stock option to be granted.

g. Phoenix estimated the fair value associated with the American Association Of Accreditation of Laboratory Animal Colonies (AAALAC) accreditation to be $185, based on an estimate of the costs associated with obtaining this accreditation.

h. Phoenix estimated the fair value of hiring and training the qualified expert scientific staff required to perform transgenic/genomic services to be $270, based on the costs that would be incurred to hire and train this staff.

NOTE 7

To eliminate equity accounts on the consolidation of Chrysalis.

NOTE 8

Additional debt incurred to repay the following indebtedness:

Current portion of long-term debt, including related party note      $   7,626
Long-term debt                                                           6,051
Increment on MDS note                                                    1,564
                                                                     ---------
                                                                     $  15,241
                                                                     ---------
                                                                     ---------

An assumption was made that interest on the additional debt would be at 7.5%. The assumption results in additional interest expense of $1,143 for the 12 months ended August 31, 1998, and $286 for the 3 months ended November 30, 1998.

NOTE 9

To record the amortization of goodwill and the fair value increment related to identifiable intangible assets in accordance with the following table:

                                                      AMORTIZATION
                                                         PERIOD          ANNUAL        QUARTERLY
DESCRIPTION OF INTANGIBLE                   COST         (YEARS)      AMORTIZATION   AMORTIZATION
----------------------------------------  ---------  ---------------  ------------  ---------------
Goodwill................................  $  14,676            20      $      734      $     184
Microinjection Patent...................      1,568             7             224             56
AAALAC accreditation....................        185            20               9              2
Expert scientific staff.................        270             5              54             14
                                          ---------           ---     ------------         -----
                                             16,699                         1,021            256

The actual amortization of goodwill recorded upon consummation of the merger will differ from this amount because of differences between the estimated and final allocation of the purchase price to the net assets acquired. The differences may be material.

NOTE 10

The unaudited pro forma consolidated financial information has been prepared in accordance with Canadian GAAP. Note 15 to the consolidated financial statements of Phoenix sets out the material adjustments to Phoenix's reported net income and balance sheet in order to conform to U.S. GAAP and the practices and principles required by the Securities and Exchange Commission. None of the pro forma adjustments made under Canadian GAAP would be different under U.S. GAAP except as described in the paragraph below.

Under Canadian GAAP, the aggregate value for accounting purposes of the Phoenix common shares and stock options to be issued in the merger will only be known with certainty once the Chrysalis transactions are consummated. Phoenix will calculate the value for accounting purposes by referring to the prevailing value of the Phoenix common shares for a short period of time before and after the date the merger is completed. Therefore, the estimated values for the Phoenix common shares and stock options contained in the unaudited pro forma consolidated financial information will differ from actual values. These differences may be material. This differs from U.S. GAAP which requires the value of the Phoenix common shares and stock options for accounting purposes to be determined by reference to the market value of the Phoenix common shares for a short period of time both before and after the date the merger was announced. The following tables summarize selected U.S. GAAP pro forma balance sheet and statement of income (loss) data, but do not reflect adjustments for this difference because it is not currently possible to quantify this difference. For U.S. GAAP purposes, the estimated value of the Phoenix common shares and stock options would be approximately $13,200 based on the average Phoenix common share value for the 5 days before and after November 18, 1998.

UNAUDITED PRO FORMA STATEMENT OF INCOME (LOSS) AND COMPREHENSIVE LOSS

                                                               3 MONTHS ENDED                  YEAR ENDED
                                                             NOVEMBER 30, 1998              AUGUST 31, 1998
                                                        ----------------------------  ----------------------------
                                                           THOUSANDS OF CANADIAN         THOUSANDS OF CANADIAN
                                                                  DOLLARS                       DOLLARS
                                                          EXCEPT PER SHARE AMOUNTS      EXCEPT PER SHARE AMOUNTS
Net income of Phoenix in accordance with U.S. GAAP             $        2,691                $       11,501
PRO FORMA ADJUSTMENTS UNDER U.S. AND CANADIAN GAAP:
  Adjustments for historical Chrysalis Statement of
    Income                                                             (8,377)                      (10,626)
  Adjustments for the 1998 IBRD-Rostrum transaction                        --                        (3,047)
  Adjustments for the Chrysalis transactions                              (44)                         (903)
                                                                  -----------                   -----------
Pro forma net loss in accordance with U.S. GAAP                        (5,730)                       (3,075)
Foreign currency translation adjustment of Phoenix....                     30                         1,135
Foreign currency translation adjustment of
  Chrysalis...........................................                    365                          (186)
                                                                  -----------                   -----------
Pro forma comprehensive loss in accordance with U.S.
  GAAP................................................                 (5,335)                       (2,126)
                                                                  -----------                   -----------
Pro forma weighted average shares outstanding                      27,048,397(a)                 25,829,753(a)
                                                                  -----------                   -----------
Pro forma basic and diluted loss per share                     $        (0.21)               $        (0.12)
                                                                  -----------                   -----------
                                                                  -----------                   -----------

------------------------

(a) Pro forma weighted average shares outstanding under U.S. GAAP exceeds the number under Canadian GAAP because business combinations occurred in both periods. The purchase method was applied to all of these business combinations for Canadian GAAP. Under the purchase method, Phoenix common shares issued in the business combinations are considered outstanding from the date of the business combination. The pooling of interests method was applied to some of these business combinations for U.S. GAAP. Under the pooling of interests method, Phoenix common shares issued in the business combinations are considered outstanding as of September 1, 1997.

UNAUDITED PRO FORMA BALANCE SHEET

                                                                       NOVEMBER 30, 1998
                                               ------------------------------------------------------------------
                                                                        PRO FORMA ADJUSTMENTS
                                                                  ----------------------------------

                                                                  [IN THOUSANDS OF CANADIAN DOLLARS,
                                                                      EXCEPT PER SHARE AMOUNTS]
                                                                   ADJUSTMENTS FOR
                                                  HISTORICAL         HISTORICAL      ADJUSTMENTS FOR
                                                    PHOENIX           CHRYSALIS      1998 CHRYSALIS
                                                   U.S.GAAP           U.S.GAAP         ACQUISITION     PRO FORMA
                                               NOVEMBER 30, 1998  DECEMBER 31, 1998   TRANSACTIONS     U.S. GAAP
                                               -----------------  -----------------  ---------------  -----------
Current assets...............................     $   117,562        $    26,499                --    $   144,061
Non-current assets                                    118,729             26,168       $    18,573        163,470
                                                     --------           --------     ---------------  -----------
TOTAL ASSETS.................................         236,291             52,667            18,573        307,531
                                                     --------           --------     ---------------  -----------
                                                     --------           --------     ---------------  -----------
Current liabilities..........................         111,049             39,220             4,103        154,372
Non-current liabilities                                45,561             13,047             1,564         60,172
                                                     --------           --------     ---------------  -----------
TOTAL LIABILITIES............................         156,610             52,267             5,667        214,544
                                                     --------           --------     ---------------  -----------
Capital stock................................          57,100                175            13,091         70,366
Cumulative translation adjustment............             714               (164)              164            714
Additional paid-in capital...................           1,686             89,862           (89,862)         1,686
Stock options................................              --                 --                40             40
Retained earnings............................          20,181            (89,473)           89,473         20,181
                                                     --------           --------     ---------------  -----------
TOTAL SHAREHOLDERS' EQUITY...................          79,681                400            12,906         92,987
                                                     --------           --------     ---------------  -----------
                                                  $   236,291        $    52,667       $    18,573    $   307,531
                                                     --------           --------     ---------------  -----------
                                                     --------           --------     ---------------  -----------

                             DESCRIPTION OF PHOENIX

OVERVIEW

Phoenix is one of the largest contract research organizations in the world, providing a comprehensive range of research and development services to the pharmaceutical and biotechnology industries. Phoenix's largest single business measured by revenues is Phase II-IV clinical research services, for which it believes it is a leading provider with operations in the United States, Canada and Europe. Phoenix is also one of the world's leading contract research organization providers of bioanalytical services to drug companies, based on laboratory throughput capacity. Phoenix believes it is also a leading provider of Phase I clinical research services, with over 500 beds located in the United States, Canada and Germany. In addition to these core services, Phoenix offers a variety of related services and products, and is a pioneer in the development of emerging services, such as drug discovery support.

With the proposed acquisition of Chrysalis, Phoenix believes that, unlike most other contract research organizations, it will be able to provide all major functions required for drug development, from just after drug discovery through to registration of the final product and post-marketing studies. Phoenix believes that the breadth and depth of its service offerings distinguish it from its competitors, while providing a diversified revenue base and portfolio of business. Moreover, Phoenix believes that the acquisition of Chrysalis will add further balance to its service profile, with the business distributed between four main lines of business:

    - discovery support/preclinical;

    - Phase I clinical studies;

    - Phase II-IV clinical studies; and

    - laboratory services.

Phoenix believes that balancing its business mix in this way will lessen the financial impact of a possible downturn in any one service area, and will decrease the financial impact of possible cancellation of major contracts in Phase II-IV clinical research.

Phoenix emphasizes scientific expertise and innovation throughout its operations. Phoenix pioneered, and is a leader in, the use of liquid chromatography/mass spectrometry instruments, which analyze drugs in biological fluids. These bioanalytical methods combine accuracy and sensitivity with high throughput capabilities that at times can significantly reduce test times from a month to a week. In the emerging field of drug discovery support, Phoenix has developed new methods for accelerating drug candidate optimization.

Phoenix believes that it has built a scientific organization with quality and depth that is widely recognized in the drug development industry. Phoenix also believes this scientific organization possesses the expertise to conduct scientifically challenging laboratory and clinical studies. Of the 2,036 people employed by Phoenix on November 30, 1998, 179 held medical degrees or Ph.D.'s and 230 held masters degrees. Phoenix's employees include:

    - chemists;

    - biochemists;

    - clinical researchers;

    - pharmacokineticists;

    - physicians;

    - pharmacologists;

    - statisticians; and

    - computer software specialists with expertise in various aspects of the drug development process.

Phoenix is headquartered in Montreal. Phoenix began operations in 1989 and became a public company listed on the Toronto Stock Exchange and the Montreal Exchange in 1994. Phoenix has expanded its core bioanalytical and Phase I businesses primarily through internal growth. Phoenix has grown rapidly in the Phase II-IV market, primarily through acquisitions. In August 1997, Phoenix acquired ITEM, a leading European Phase II-IV contract research organization. In February 1998, Phoenix acquired IBRD-Rostrum, an international contract research organization with Phase II-IV operations in the United States, the United Kingdom and continental Europe, and a presence in South Africa. Phase II-IV is now Phoenix's largest single business.

Over the last two years, Phoenix has provided bioanalytical or Phase I services to 18 of the largest 20 pharmaceutical companies in the world, as ranked by revenues, and believes it provided these services to all of the major generic drug companies in North America. During the same time period, Phoenix, ITEM and IBRD-Rostrum together have provided Phase II-IV services to 17 of the largest 20 pharmaceutical companies in the world. Over the last two years Phoenix, ITEM and IBRD-Rostrum have performed one or more of its services for 19 of the 20 largest pharmaceutical companies in the world, as rated by 1997 revenues.

INDUSTRY OVERVIEW

GENERAL

The contract research organization industry provides independent drug research and drug development services for the pharmaceutical and biotechnology industries. Companies in these industries outsource these services to contract research organizations in order to manage the drug development process more efficiently and cost effectively. The contract research organization industry has evolved since the 1970s. It began with a small number of companies that provided limited pre-clinical and clinical services. The industry has grown into a larger number of contract research organizations that offer a range of services encompassing most of the research and development process, including:

    - drug discovery support;

    - pre-clinical development;

    - bioanalysis;

    - clinical studies;

    - clinical data management;

    - study design;

    - biostatistical analysis;

    - pharmaceutical product analysis; and

    - regulatory affairs services.

Contract research organizations derive a significant portion and in many cases substantially all of their revenue from the research and development expenditures of pharmaceutical and biotechnology companies. Phoenix estimates that 1997 worldwide expenditures by pharmaceutical and biotechnology companies on drug research and development were at least US$35 billion, of which approximately US$23 billion were for services of the type offered by contract research organizations. Phoenix further estimates that in 1997, pharmaceutical and biotechnology companies outsourced approximately US$3.9 billion of these expenditures to contract research organizations.

The contract research organization industry is highly fragmented with hundreds of small, limited-service providers, a limited number of contract research organizations with multinational operations, and fewer still that offer a comprehensive range of services. Phoenix believes that there are significant barriers to becoming a full-service contract research organization with multinational capabilities. These barriers include:

    - the experience and infrastructure necessary to meet the demands of clients;

    - the ability to manage simultaneously complex clinical trials in numerous countries;

    - the ability to provide expertise across a broad range of therapeutic areas;

    - the ability to provide a wide range of services;

    - the capability to make large-scale investments in information technology;

    - the high cost of compliance with government regulations;

    - capital constraints; and

    - the time it takes to build a scientific organization and accumulate scientific and technical know-how.

In recent years, the contract research organization industry has experienced consolidation, leading to the emergence of a small group of contract research organizations that have the capital, technical resources, multinational capabilities and expertise to conduct multiple phases of clinical and other studies. Phoenix believes that in order to reduce administrative burdens and enhance quality, large pharmaceutical companies are increasingly selecting from a limited number of multi-service contract research organizations with which to work. Phoenix believes that industry consolidation will lead to further opportunities for larger contract research organizations with a track record of:

    - quality;

    - speed;

    - flexibility;

    - responsiveness;

    - multinational capabilities; and

    - scientific expertise.

TYPES OF CONTRACT RESEARCH ORGANIZATION SERVICES

Although demand has grown for a variety of contract research organization services over the years, individual contract research organizations have historically provided a limited range of services that encompass only specific phases of the drug development process. This is because the skills and expertise required to address different phases of the drug development process vary markedly. The principal types of services of the contract research organization market are:

PHASE I CLINICAL STUDIES SERVICES. Phase I clinical studies play a critical role in:

    (1) screening new drug candidates for human safety; and

    (2) establishing initial doses in patients prior to entering more expensive, later phase clinical trials involving much larger groups of people.

Phase I clinical studies are typically conducted on small groups of 20 to 80 healthy human volunteers and generally take six months to one year to complete. According to industry sources, Phase I clinical studies accounted for approximately 8% of contract research organization industry revenue in 1997.

Phase I clinical studies fall into three broad categories:

    (1) early Phase I studies to determine the safety and pharmacokinetics of a drug candidate being tested on humans for the first time;

    (2) later Phase I studies to further evaluate the pharmacokinetics and pharmacodynamics of the drug candidate; and

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    (3) bioequivalence studies to compare two different formulations of the same drug.

Since early Phase I studies involve the introduction of new drug candidates into humans for the first time, they are typically conducted in a highly controlled environment similar to that which exists in the intensive care unit of a hospital. On site medical doctors, registered nurses and clinical investigators constantly monitor the subjects. Later Phase I studies are conducted in a somewhat less rigorous but still highly controlled environment. Bioequivalence studies involve comparing two formulations of the same drug, with the test drugs being new formulations of either:

    - experimental or brand name drugs; or

    - generic formulations of approved drugs for which patents are expiring.

Bioequivalence studies are usually conducted in less medically intensive, but still rigorous settings.

The European market for Phase I contract research organization services benefits from a regulatory environment that is less strict than in the United States. The European regulatory environment allows pharmaceutical companies to launch early Phase I clinical studies. For example, in Germany, a Phase I study can be launched as soon as the regulatory authority has been notified. In the U.K., a Phase I study can be launched as soon as the institutional review board has approved the trial with no need of informing the regulatory agency whatsoever. The standards are in contrast to the 30-day statutory review period required in the United States or the 60-day regulatory review period required in Canada. Global pharmaceutical companies often initiate early Phase I studies in Europe to speed the early phases of drug development and then conduct subsequent phases in North America. According to a report of the Drugs Directorate Clinical Trial Working Group (Health Canada, January 22, 1997), Canadian regulatory authorities have received a recommendation to shorten the review period for Phase I clinical studies, virtually eliminating the waiting period and matching the 24-hour European standard. Phoenix believes that if regulatory changes implementing this proposal are adopted, the number of Phase I clinical studies conducted in Canada could significantly increase. There can be no assurance, however, that the proposed changes will be adopted.

Currently, the market for Phase I clinical studies is made up of many small providers, with only a few large providers operating in North America and Europe. Barriers to entry include:

    - the capital investment required to build and equip a Phase I clinical facility;

    - the need for experienced and knowledgeable staff to design, manage and interpret the studies; and

    - the sophisticated computerized databases required to identify and recruit healthy volunteers and patient populations.

PHASE II-IV CLINICAL STUDIES SERVICES. Phase II-IV clinical studies involve administering a new drug candidate to individuals who suffer from a target disease or condition to:

    - develop the drug's safety profile;

    - assess side effects; and

    - determine its effectiveness and optimum dosage.

These studies involve testing groups typically ranging from 100 to many thousands of patients and generally require an average of six years to complete. Phase II-III clinical studies are conducted prior to regulatory approval of the drug in order to demonstrate safety and efficacy. Phase IV clinical studies are conducted after regulatory approval of the drug in order to expand the drug's approved uses or to demonstrate its effectiveness relative to a competing product. According to industry sources, Phase II-IV clinical studies accounted for approximately 62% of contract research organization industry revenue in 1997.

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The market for Phase II-IV clinical studies is consolidating. Increasingly, pharmaceutical and biotechnology clients are contracting with the larger contract research organizations capable of conducting clinical studies in several countries simultaneously. Barriers to entry include:

    - the experience and infrastructure necessary to meet the demands of clients;

    - international networks and expertise extending to many countries;

    - the ability to provide expertise across many therapeutic areas; and

    - the need for large-scale investments in information technology.

BIOANALYTICAL SERVICES. Bioanalysis involves the utilization of precision instruments to quantify trace levels of drugs and metabolites in body fluids such as blood or urine. This information is typically used to determine the rate and extent of drug absorption and metabolism in the body. While all phases of pre-clinical and clinical studies use bioanalysis, Phase I clinical studies of new drugs and bioequivalence studies of generic drugs currently account for the majority of bioanalytical tests. Phoenix believes that the bioanalytical services sector is growing faster than the contract research organization industry overall due in part to the increasing number of drug compounds being tested.

Bioanalytical services are capital and science intensive. The instruments used in bioanalysis generally range in cost from $50,000 to as much as $650,000 per instrument. In addition, the test for each drug is different. In order to quantify the levels of a drug in body fluids, scientists must develop and validate an assay specific to that drug. Scientists have several analytical techniques available to determine how best to perform an assay. The important considerations involved in choosing a technique include:

    - specificity;

    - accuracy;

    - precision;

    - sensitivity;

    - cost of the assay; and

    - the time it takes to complete the assay.

Currently, the market for bioanalytical services is geographically fragmented, with no single company providing the full range of bioanalytical services globally. Clients typically prefer suppliers located on the same continent. Several companies, including Phoenix, have significant market shares in North America. Barriers to entry include:

    - capital constraints; and

    - the time and know-how required to

        - recruit and train scientists,

        - design appropriate laboratory procedures,

        - develop or acquire the software necessary to process data efficiently, and

        - become generally accepted in the pharmaceutical industry as a reputable laboratory.

DRUG DISCOVERY SUPPORT SERVICES. Drug discovery services are a small but growing component of the contract research organization industry. These services are designed to screen large numbers of new compounds for pharmacological activity, safety and therapeutic suitability at a very early stage in the drug development process. Drug discovery services therefore evaluate a new compound's potential for later clinical success. Drug discovery support services have taken on increased importance in recent years as the rate of new drug discovery has accelerated due to advances in:

    - human genomics;

    - combinatorial chemistry; and

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    - high-throughput screening.

These advances have led to rapid increases in the number of compounds that need to be screened and analyzed.

Drug discovery support services include:

    - chemical services for optimizing lead drug candidates;

    - high throughput tests to

       - identify active compounds,

       - screen out inactive compounds, and

       - screen out compounds with inappropriate metabolic, absorption or toxicity characteristics; and

    - animal studies for further pharmacologic, metabolic and pharmacokinetic profiling, including pharmacologic tests in animals with modified genetic makeup.

Some tests can be used to screen several drug candidates simultaneously. This enables pharmaceutical and biotechnology companies to:

    - avoid costly clinical studies by eliminating unsuitable drug candidates or guiding chemical modification of these compounds;

    - target their resources on drug candidates with the greatest potential for success; and

    - reduce the time required to submit new drug applications to the FDA in the United States and other similar regulatory authorities.

PRE-CLINICAL AND ANIMAL SAFETY STUDIES SERVICES. Pre-clinical and animal safety studies involve the thorough screening of drug candidates that are selected for further development during the earlier drug discovery and screening phase. These studies identify, quantify and evaluate the risks to humans. The FDA requires these studies before a drug can be moved to the clinical phase of development. Animal toxicity testing, which is used to predict and characterize potential adverse effects in humans is a key part of the pre-clinical phase. To be successful in applying for permission to move a drug into the clinical phase of development, companies must provide data on:

    - acute toxicity;

    - subacute and chronic toxicity;

    - reproductive and developmental toxicology;

    - neurotoxicology;

    - genetic toxicology;

    - capacity of the drug to act as a mutagen; and

    - carcinogenicity testing.

According to industry sources, pre-clinical and animal safety services account for approximately 15% of contract research organization industry revenue.

TRENDS AFFECTING THE CONTRACT RESEARCH ORGANIZATION INDUSTRY

Phoenix believes that the following trends are influencing the overall growth of the contract research organization industry:

INCREASING DRUG DEVELOPMENT ACTIVITY. Recent improvements in the understanding of disease, in biotechnology and in drug discovery and screening technologies have reduced the time required to discover new drug candidates. These improvements, combined with impending patent expirations on existing brand-name drugs, have led drug developers to increase the rate at which they are creating new drug

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candidates. As the number of studies that need to be performed increases,
Phoenix believes that drug developers will rely more on contract research organizations to conduct and/or manage these studies. Drug developers will therefor continue to focus on drug discovery and downstream product marketing.

PRESSURE TO CONTAIN COSTS AND ACCELERATE TIME TO MARKET; GLOBALIZATION OF THE MARKET. Over the last several years, pharmaceutical companies have faced significant margin pressures. Those pressures include market acceptance of generic drugs and pressure to reduce drug prices from consumers, governments and the managed care industry. The pharmaceutical industry is consolidating as companies seek to reduce costs and increase revenue through business combinations. In addition, there is a pressing need to increase the speed of new product development in order to maximize the period of marketing exclusivity for patent-protected products. As a result, many pharmaceutical companies have focused on more efficient ways of conducting business and on research innovation to ensure development of their product pipelines. They use contract research organizations as a means both to reduce fixed costs and to accelerate the drug development process. Pursuing regulatory approvals in multiple markets simultaneously provides better economic returns. Phoenix believes that contract research organizations with the ability to provide a broad range of services in many countries will benefit from this trend.

PATENT EXPIRATIONS AND INCREASED GENERIC PRODUCT DEVELOPMENT. Upcoming patent expirations are prompting pharmaceutical companies to develop new products or modify existing products to maintain market share against generic product competition. At the same time, generic companies are increasing demand for specialized bioequivalence testing of their products, which must meet stringent regulatory standards. Phoenix believes that because many generic drug companies do not have bioanalytical and clinical testing infrastructures, they will continue to use contract research organizations for this purpose.

REGULATORY FACTORS. Phoenix believes that regulatory agencies are generally becoming more demanding with regard to the quality of data required to support new drug approvals. This has increased the number and complexity of clinical studies and the size of regulatory submissions.

INCREASING SIZE OF CONTRACTS. Phoenix believes that the contract research organization industry has matured and large contract research organizations have emerged with multinational capabilities and significant infrastructures. As a result, many pharmaceutical companies have become more willing to outsource larger projects to contract research organizations. In addition, an increasing number of large clinical studies are being conducted as pharmaceutical companies seek simultaneous approvals in multiple countries.

NEED FOR SCIENTIFIC AND TECHNICAL EXPERTISE. Phoenix believes that pharmaceutical companies are increasingly turning to contract research organizations to benefit from their recognized experience, expertise and/or proprietary science in specific areas. Generic drug companies take particular advantage of the bioanalytical and specialized clinical study expertise of contract research organizations.

EMPHASIS ON QUALITY IN CONTRACT RESEARCH ORGANIZATION SELECTION. Phoenix believes that many drug companies are placing increased emphasis on quality in selecting their preferred contract research organization suppliers. This emphasis reflects the importance of a contract research organization's scientific and technical expertise. In addition, a primary factor affecting the overall costs and economic returns of drug companies is the time it takes to bring a new drug to market. Consequently, the price of a specific contract research organization service may be less important to customers than the contribution which the contract research organization can make to acceleration of the drug development process and reducing time to market. Contract research organizations can make contributions by:

    - providing expert assistance in increasing the success rates of drug candidates in testing;

    - ensuring fast turnaround times for conducting studies; and

    - rapidly producing reliable study results that are readily accepted by regulatory agencies.

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STRATEGY

Phoenix's strategy is to provide, on a global basis, a comprehensive range of contract services that spans the drug development process. Phoenix believes that providing a comprehensive range of services:

    - enables it to better address its clients' needs;

    - provides cross-selling opportunities; and

    - results in a balanced business model which is less vulnerable to downturns in any one service area.

Phoenix strives to make its key differentiating factor the added value that a high technology contract research organization with an extensive knowledge and experience base brings to the drug development process. Phoenix believes that it is recognized in the pharmaceutical industry for its scientific and technical expertise as well as for its scientific innovation.

EXTEND LEADERSHIP IN PHASE I CLINICAL STUDIES. Phoenix intends to continue to expand its leading Phase I clinical studies capacity in order to take advantage of both its expertise in this field and market growth. Phoenix is one of the world's leading providers of Phase I clinical research services with over 500 beds located in the United States, Canada and Germany. Phoenix intends to focus its expansion efforts on the fragmented European market and on its Canadian operations.

LEVERAGE REPUTATION AND GLOBAL PRESENCE TO EXPAND PHASE II-IV BUSINESS. Phoenix intends to continue to expand its Phase II-IV operations by using its reputation for scientific excellence and its multinational presence. Phoenix significantly expanded its Phase II-IV service capabilities through the acquisitions of ITEM in August 1997 and of IBRD-Rostrum in February 1998. These companies have together conducted over 1,400 Phase II-IV studies in virtually all therapeutic areas since 1975. Phoenix intends to continue to focus on its existing national and regional markets in the United States, Canada, the United Kingdom, France, Spain and other European countries. Phoenix has positioned itself to manage global clinical studies by harmonizing quality standards, clinical research procedures and business systems across all of its Phase II-IV operations.

EXTEND LEADERSHIP IN BIOANALYTICAL SERVICES. Phoenix intends to maintain its leadership position in the bioanalytical services marketplace by building on its record of client-focused innovation and fast, accurate laboratory work. In April 1998, Phoenix established bioanalysis capacity in Europe through its acquisition of Anawa Holding AG of Zug, Switzerland, which has particular expertise in immunochemistry and capabilities in the high performance liquid and gas chromatography fields. Phoenix intends to capitalize on this capacity, in combination with its North American bioanalysis expertise, to continue expanding its European bioanalysis operations. In addition, Phoenix intends to continue using growth in its Phase I business to support growth of bioanalytical business volumes.

CREATE NEW GROWTH OPPORTUNITIES THROUGH INNOVATION. Phoenix seeks to create new growth opportunities through scientific innovation. In the emerging field of drug discovery support, for instance, Phoenix is developing new approaches to accelerating drug candidate optimization. These drug discovery support services employ new and innovative applications of Phoenix's liquid chromatography/mass spectrometry instruments. In addition, Phoenix recently developed an innovative method of analyzing individual responses to generic drugs that are being tested in bioequivalence studies.

CONTINUE TO DEVELOP INFORMATION TECHNOLOGY BASE. Phoenix believes that advanced, integrated information systems are critical to success in the contract research organization industry. Both regulators and pharmaceutical companies view the increased use of information technology as a means of:

    - streamlining the drug approval process;

    - reducing costly paperwork; and

    - improving data management and the evaluation of study results.

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Phoenix has developed a proprietary suite of software packages for automation of pharmaceutical laboratory processes, having incurred approximately $22 million of expenditures as of November 30, 1998 in this development. Phoenix's separate Scientific Software Division works with large pharmaceutical clients to test and apply the software modules as they are developed. Phoenix intends to continue investing in this area and is considering the transfer of this activity into a separately capitalized entity. Phoenix would maintain an ownership interest in this entity. Phoenix's Scientific Software Division is working actively on the development of a new scalable electronic data capture and data handling system for clinical studies. Another key initiative is the harmonization of the information technologies and databases used to support Phase II-IV clinical studies currently in progress. This ongoing initiative is designed to create a single company-wide infrastructure for global clinical studies.

SERVICES

Phoenix provides a comprehensive range of services, including:

    - Phase I-IV clinical study design;

    - clinical study management;

    - clinical data management and biostatistical analysis;

    - regulatory affairs; and

    - bioanalytical services.

Phoenix also provides a variety of services to assist clients in both the pre-clinical and very early stages of drug development, including drug discovery support services, and offers proprietary scientific software packages for the automation of pharmaceutical laboratory processes. Phoenix provides all of the major services required by pharmaceutical and biotechnology companies except for pre-clinical toxicology studies, which would be provided by Chrysalis' operations if the merger is completed. Phoenix provides its services individually or as an integrated package. Phoenix's broad service offering and multinational capabilities are designed to complement the research and development organizations of Phoenix's pharmaceutical and biotechnology clients.

PHASE I CLINICAL STUDIES SERVICES

Phoenix is one of the world's leading providers of Phase I clinical studies services. Phoenix's Phase I clinical studies services include:

    - study design;

    - patient recruitment;

    - study management; and

    - data collection and analysis.

In conjunction with its Phase I services, Phoenix also conducts bioanalysis of patient samples. Phoenix has over 500 beds in seven specialized Phase I clinics in the United States, Canada and Germany.

Phoenix conducts studies in each of the three main Phase I categories of study:

    - early studies to determine drug safety and pharmacokinetics of new drug candidates;

    - later studies to further evaluate drug pharmacokinetics and pharmacodynamics; and

    - bioequivalence studies to compare two different formulations of the same drug.

Pharmacokinetic studies evaluate the effects of the body on the drug, focusing on the extent to which it is absorbed, distributed, metabolized and excreted in humans. Bioequivalence studies are specialized pharmacokinetic studies that compare the rate and extent of absorption of different formulations of the same drug. These studies are typically performed in comparison studies of drugs on the market with

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generic equivalent formulations, in preparation for commercial launch of the generic drug. Phoenix has conducted more than 900 pharmacokinetic and bioequivalence studies since its inception. In the case of specialized drug bioequivalence studies, such as, inhaled drugs for asthma and hormone replacements for post-menopausal women, Phoenix has developed expertise that it believes is recognized in the industry. Pharmacodynamic studies evaluate the effects of the drug on the human body, focusing on the changes in physiological functions and/or body chemicals in human subjects upon administration of a drug. Phoenix has extensive experience in pharmacodynamic studies of asthma medications, gastrointestinal evaluations and skin blanching by topical steroids, ophthalmic drugs, analgesics, drugs for dementia and anticonvulsants.

As part of its Phase I operations, Phoenix provides study design services intended to ensure that all relevant scientific, ethical and regulatory standards are met. Phoenix recruits healthy human study subjects from its database of over 118,000 people, which includes various specific groups such as asthmatics and post-menopausal women. After tests and medical examinations, Phoenix houses these study participants in one of its Phase I trial facilities.

Phoenix has over 500 beds at specialized clinics in Cincinnati, Ohio, Neptune, New Jersey, Montreal, Canada, Hamburg, Germany and Munich, Germany.

    - The Montreal Clinical Research Centers are comprised of three facilities with a total of 164 beds that perform pharmacokinetic and bioequivalence studies primarily for the generic drug industry, with particular expertise in specialty clinical studies, such as asthma therapeutics.

    - The 232-bed Cincinnati Clinical Research Center principally serves the Phase I needs of U.S.-based clients engaged in the development of non-generic drugs.

    - A 36-bed Phase I facility in Neptune, which was acquired in February 1998 as part of the IBRD-Rostrum acquisition.

    - A 12-bed facility in Munich, which was acquired in April 1998 as part of the IPR acquisition and conducts highly specialized Phase I studies of the pharmacological effects of new drugs on the central nervous system.

    - 30- and 40-bed facilities in Germany acquired as part of the McKnight acquisition, which are equipped for and have extensive experience in first in man studies for new drugs, and specialized cardiovascular, neurophysiological and endocrine studies.

Because the drugs being tested in Phoenix's Phase I facilities may have no established clinical safety profile in humans, these facilities are equipped much like hospital intensive care units to respond to unexpected and potentially life-threatening side effects.

Phoenix has recently expanded its Canadian Phase I facilities in anticipation that regulatory changes will be adopted to effectively eliminate, for most Phase I clinical studies, the current 60-day regulatory review period currently required to gain approval to initiate Phase I clinical studies in Canada. Phoenix believes this change, if adopted, could significantly increase the number of most Phase I clinical studies conducted in Canada and create a new market for its Phase I services.

In fiscal 1996, 1997, 1998 and the three months ended November 30, 1998, revenues from Phase I clinical trial services represented approximately 30%, 34%, 24% and 22% of Phoenix's net revenues. On a U.S. GAAP basis, as restated to reflect the ITEM and Anawa pooling of interests acquisitions, Phase I clinical trial services net revenues represented approximately 20%, 25%, 23% and 25% of total net revenues in fiscal 1996, 1997, 1998 and the three months ended November 30, 1998.

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PHASE II-IV CLINICAL STUDIES SERVICES

Phoenix provides services for the design, initiation and management of Phase II-IV clinical trial programs. Phoenix has the expertise to manage every aspect of clinical studies in Phase II-IV of the drug development process, including:

    - study design;

    - case report form design;

    - site and investigator recruitment;

    - clinical study management and monitoring;

    - clinical data management; and

    - biostatistical analysis.

Phoenix also offers a full range of regulatory affairs services in North America and Europe, as well as quality assurance services.

Phoenix's Phase II-IV services capabilities were significantly expanded as a result of the acquisitions of ITEM in August 1997 and of IBRD-Rostrum in February 1998. Prior to these acquisitions, Phoenix provided Phase II-IV services on a limited scale in North America to meet selected client needs. As a result of these acquisitions, Phoenix has multinational Phase II-IV capabilities, with operations in:

    - the United States;

    - Canada;

    - the United Kingdom;

    - Germany;

    - France;

    - Belgium;

    - Spain; and

    - Italy.

Phoenix also has a presence in Poland, Israel and South Africa, as well as strategic relationships with contract research organizations in Scandinavia, Bulgaria, Hungary and Australia.

In the United States, Phoenix has a major presence on both the east and west coasts as well as a network of clinical research associates providing national coverage. Together, Phoenix, ITEM and IBRD-Rostrum have conducted over 1,400 Phase II-IV studies covering virtually all drug categories and disease areas.

Phoenix provides its customers with one or more of the following core Phase II-IV clinical studies services:

STUDY DESIGN. Phoenix has broad experience in the preparation of study protocols. The study protocol defines:

    - the medical issues to be examined in evaluating the safety and efficacy of the drug under study;

    - the number of patients required to produce statistically valid results;

    - the clinical tests to be performed in the study;

    - the time period over which the study will be conducted;

    - the frequency and dosage of drug administration;

    - the inclusion and exclusion criteria to be met for the patients enrolled in the study; and

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    - the planned data summarization, statistical analysis and interpretation of the results of the study.

CASE REPORT FORM DESIGN. Once the study protocol is finalized, Phoenix develops case report forms for investigators to record the desired information obtained from the clinical studies. Phoenix organizes all disciplines involved in the clinical research process to assure a design that is efficient for subsequent data entry, management and reporting. Proper case report form design is critical for investigators and field monitors to conduct their respective jobs quickly, accurately and effectively.

SITE AND INVESTIGATOR RECRUITMENT. Phoenix solicits the participation of physician investigators to supervise the administration of the drug under development at investigational sites. Phoenix uses computerized databases of approximately 7,000 investigators in the United States and Canada and 5,700 in Europe that include information regarding their qualifications, research interests and ability to conduct clinical studies.

CLINICAL STUDY MANAGEMENT AND MONITORING. Phoenix provides an experienced project team to oversee the conduct of clinical programs. Contract research assistants ensure that data is collected and recorded according to:

    - good clinical practices;

    - the study protocol;

    - the requirements of the customer; and

    - applicable regulations.

CLINICAL DATA MANAGEMENT AND BIOSTATISTICAL ANALYSIS. Phoenix provides assistance to customers in all areas of clinical data management and biostatistical analysis, including:

    - sample size determinations;

    - database design and construction;

    - data entry;

    - database quality assurance audits;

    - data assessment for accuracy and consistency; and

    - statistical analysis of all study types.

These services are provided by professionals employed by Phoenix in North America and Europe who have extensive pharmaceutical industry experience in processing data from both local and multinational trials. These professionals have experience in many therapeutic areas and can work with customers in all phases of drug development. Phoenix conducts data management and biostatistical projects as stand-alone contracts or as part of complete drug development programs.

REGULATORY AFFAIRS. Phoenix provides strategic and practical regulatory affairs expertise. Regulatory specialists offer a full range of services, including:

    - pre-clinical planning;

    - clinical trial approvals;

    - marketing authorization applications; and

    - interaction with key regulatory agencies.

In fiscal 1996, 1997, 1998 and the three months ended November 30, 1998, revenues from Phase II-IV clinical studies services represented approximately 7%, 7%, 42% and 45%, of Phoenix's net revenues. On a U.S. GAAP basis, as restated to reflect the ITEM and Anawa pooling of interests acquisitions,

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Phase II-IV clinical studies services net revenues represented approximately
27%, 23%, 41% and 43% of total net revenues in fiscal 1996, 1997, 1998 and the three months ended November 30, 1998.

BIOANALYTICAL SERVICES

Bioanalytical services primarily measure drug concentrations in blood and urine samples produced by pre-clinical and clinical studies. These measurements are used to calculate the rate and extent of drug absorption, metabolism and excretion in the body, which in turn govern the subsequent amount and frequency of the administration of a drug. In all phases of drug development, the drugs under study are measured in the parts-per-million to parts-per-trillion range, requiring expensive, high technology equipment and highly trained scientists. Phoenix's bioanalytical operations are staffed by scientific and technical personnel with expertise in particularly sensitive methods of bioanalysis.

Phoenix is one of the world's leading providers of bioanalytical services to the drug development industry, based on laboratory throughput. Phoenix believes it has the world's largest single-site bioanalytical laboratory in Montreal, and worldwide it has 129 bioanalytical instruments operated by a scientific staff of more than 184 people, including a research and development staff of 61 scientists. Phoenix has been a consistent innovator in the development of highly sensitive, high-throughput methods for measuring fluid samples with extremely low drug concentrations. Phoenix's bioanalytical services support all phases of clinical and pre-clinical studies and complement Phoenix's Phase I and Phase II-IV clinical trial services as well as its drug discovery and other pre-clinical support services. In fiscal 1998, Phoenix analyzed approximately 830,000 samples.

The most labor intensive process is extracting the drug from the fluid and isolating it from the potentially thousands of other fluid components. Phoenix has developed a proprietary process using a multi-component cartridge and automated device to produce extracts with unusually low contamination levels at the rate of 120 samples per hour. This compares to a typical manual rate of 100 samples per day. Phoenix routinely uses this technique in its bioanalytical laboratories and continually seeks to develop more accurate and efficient extraction techniques.

Phoenix has four main lines of bioanalytical service:

LIQUID CHROMATOGRAPHY/MASS SPECTROMETRY. Phoenix scientists pioneered the use of this instrument for high-volume, high-sensitivity quantification of trace levels of drugs in biological fluids. Phoenix currently has 39 liquid chromatography/mass spectrometry instruments and is promoting this service as a growth area for a wide diversity of drugs.

HIGH PERFORMANCE LIQUID CHROMATOGRAPHY. High performance liquid chromatography provides reliable, high quality bioanalytical results for a wide variety of drugs and diseases. Phoenix has particular expertise in using high performance liquid chromatography for the analysis of chiral drugs, which are drugs that can occur in one of two mirror-image molecular configurations.

IMMUNOCHEMISTRY. Immunochemistry techniques are used primarily for testing drugs under development by the biotechnology industry. Phoenix's expertise in this area allows it to support the emerging bioanalytical service needs resulting from rapid innovation in the biotechnology sector.

GAS CHROMATOGRAPHY/MASS SPECTROMETRY. Gas chromatography/mass spectrometry is used to measure trace levels of specialty drug products, such as steroids and hormones for post-menopausal therapies.

In April 1998, Phoenix established bioanalysis capacity in Europe by acquiring Anawa which has particular expertise in immunochemistry and capabilities in the liquid and gas chromatography fields. Phoenix intends to capitalize on this additional capacity, in combination with its North American bioanalysis expertise, to expand its European bioanalysis operations.

In fiscal 1996, 1997, 1998 and the three months ended November 30, 1998, revenues from bioanalytical services represented approximately 57%, 56%, 32% and 31% of Phoenix's net revenues. On a U.S.

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GAAP basis, as restated to reflect the ITEM and Anawa pooling of interests acquisitions, bioanalytical services net revenues represented approximately 48%, 48%, 34% and 30% of total net revenues in fiscal 1996, 1997, 1998 and the three months ended November 30, 1998.

DRUG DISCOVERY SUPPORT SERVICES

Phoenix provides drug discovery support services to pharmaceutical and biotechnology clients, primarily in North America. These services are designed to assess a prospective drug's potential for clinical success at a very early stage in the development process, prior to pre-clinical studies. Phoenix uses innovative methods that combine the speed and sensitivity of its liquid chromatography/mass spectrometry instruments with laboratory animal studies and cellular and cell fraction studies to evaluate how the body processes drug candidates. This enables pharmaceutical and biotechnology companies to:

    - avoid costly preclinical and clinical studies by eliminating unsuitable drug candidates or guiding chemical modification of these compounds;

    - target their resources on drug candidates with the greatest potential for success;

    - reduce the time required to submit new drug applications to the FDA in the United States and other similar regulatory authorities; and

    - expedite the evaluation of increasingly large numbers of new potential drug compounds being produced by technological advances in the drug discovery field.

One of the most important of Phoenix's drug discovery support services is high-throughput pharmacokinetic screening, which entails the use of laboratory animal studies. These studies, known as IN VIVO studies, include the administration of one or several drugs simultaneously to animals to provide rapid information on:

    - drug absorption;

    - distribution;

    - metabolism; and

    - excretion.

Animal studies are complemented with cell and cell fraction studies which determine drug breakdown profiles in human liver microsomes. This provides an assessment of a compound's suitability as a human drug. Both tests are made possible by the liquid chromatography/mass spectrometry instruments' capability of measuring quickly and with great sensitivity the drug candidate and its breakdown compounds in complex mixtures.

Phoenix also tests how readily and effectively a drug is made pharmacologically available in the body based on the other components present in the drug product. Determining the most effective drug formulation is a crucial, early decision in drug development. A recent service provided by Phoenix predicts the efficiency of drug absorption in the human alimentary tract through the use of special human cells in laboratory cultures followed by liquid chromatography/mass spectrometry.

Phoenix also offers drug discovery support services in Europe, where its specialized French subsidiary, Phoenix Pharmacology S.A., provides IN VIVO pharmacology services using a number of different animal models to study drug mechanisms of pharmacological action and possible adverse reactions in different organs. The techniques utilized in the highly computerized laboratory provide essential data on:

    - dose-response relationships;

    - variability of drug response; and

    - effective dose and drug therapeutic index.

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This laboratory specializes in central nervous system, cardiovascular, gastrointestinal and respiratory disease conditions.

In fiscal 1996, 1997, 1998 and the three months ended November 30, 1998, revenues from drug discovery services represented approximately 0%, 0%, 1% and 1% of Phoenix's net revenues. On a U.S. GAAP basis, as restated to reflect the ITEM and Anawa pooling of interests acquisitions, drug discovery net revenues represented approximately 1%, 1%, 1% and 1% of total net revenues in fiscal 1996, 1997, 1998 and the three months ended November 30, 1998.

OTHER SERVICES

In addition to the services described above, Phoenix offers a variety of related services and products, including pharmaceutical product analysis and training services.

PHARMACEUTICAL PRODUCT ANALYSIS. Phoenix provides pharmaceutical manufacturers with analyses of drug raw material and finished drug products needed to complete the data requirements in filing for drug registration. Phoenix performs a number of tests for clients, such as:

    - quality control release testing;

    - batch uniformity testing;

    - stability testing; and

    - the isolation and identification of impurities in drugs.

TRAINING SERVICES. Rostrum Personal Development, a division of Phoenix UK, offers a wide range of courses designed for the pharmaceutical industry, including:

    - good clinical practices;

    - good laboratory practices;

    - introduction to contract research assistant monitoring; and

    - communication/presentation skills.

In fiscal 1996, 1997, 1998 and the three months ended November 30, 1998, these other services represented approximately 6%, 3%, 1% and 1% of Phoenix's net revenues. On a U.S. GAAP basis, as restated to reflect the ITEM and Anawa pooling of interests acquisitions, these other services net revenues represented approximately 3%, 3%, 1% and 1% of the total net revenues in fiscal 1996, 1997, 1998 and the three months ended November 30, 1998.

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INFORMATION TECHNOLOGY

GENERAL

Phoenix is committed to investing in information technology designed to help it provide high quality services in a cost-effective manner and to manage its internal resources. Phoenix focuses its investment program on building a global information technology network that effectively links its operating units. It also focuses on developing a number of proprietary information systems that address critical aspects of its business. Phoenix's main proprietary systems are a suite of bioanalytical and metabolism software packages, a specialized Phase I system and a number of software applications that support many aspects of Phase II-IV studies.

Phoenix's information technology strategy is to build its information systems around open standards and to combine its proprietary laboratory and clinical applications with leading off-the-shelf commercial software. Phoenix develops proprietary software using an adaptive system development process which emphasizes joint user-developer participation. Phoenix designed this process to enable applications to be built rapidly and maintained using a minimum of software development personnel. Recognizing that each client has its own requirements and systems, Phoenix seeks to ensure a flexible approach to client needs, linking directly to client systems if necessary.

Phoenix's information systems group, including the scientific software division, currently has approximately 150 employees. This group is responsible for technology procurement, applications development and management of Phoenix's multinational computer network. Phoenix's wide area network links ten local area networks, interconnecting approximately 1,800 computers worldwide. Phoenix's information systems are designed to work in support of and reinforce Phoenix's standard operating procedures. Phoenix also designed its information systems to be open, flexible and adaptable to the multiple needs of different regulatory systems and clients.

Through the IBRD-Rostrum and ITEM acquisitions, Phoenix has acquired a variety of proprietary software packages, information systems and databases for the effective management of Phase II-IV clinical studies. Priority is being given to the integration and harmonization of all information technologies and databases used to support Phase II-IV studies in Europe, the United States and Canada, with the aim of creating a single company-wide infrastructure for global clinical studies. For a discussion of Year 2000 Compliance, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Phoenix."

SCIENTIFIC SOFTWARE

Phoenix has developed a suite of proprietary scientific software packages called LIMS, which stands for laboratory information management system, for the automation of pharmaceutical laboratory processes. Phoenix has incurred approximately $22 million of expenses in its software development effort through November 30, 1998. As of that date, there were 35 Phoenix software packages installed in 12 client companies in eight countries. Phoenix is engaged in an interactive development process with certain of these clients, prototyping, testing, applying and improving package modules. Phoenix has copyrights pending on its scientific software packages.

The laboratory information management system consists of a modular, integrated software package which includes each of the following functions:

    - bioanalytical reporting;

    - acquiring and evaluating chromatographic data;

    - pharmacokinetic evaluation of the data;

    - processing drug metabolism studies; and

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    - detailed sample tracking and laboratory management.

The laboratory information management system automatically tabulates study results in report-ready format in conformity with either FDA or Canadian Bureau of Pharmaceutical Assessment requirements. Because the laboratory information management system reports are produced by scientifically validated computer programs:

    - errors are minimized;

    - manual changes are readily checked through an automatic computerized quality assurance log; and

    - regulatory compliance is built into the process.

Phoenix is considering the transfer of its scientific software division into a separately capitalized entity, in which it intends to retain an ownership interest. Phoenix believes this entity would permit focused development of the scientific software business by a dedicated management and development team while permitting Phoenix continued early access to new software. There can be no assurance, however, that any transaction will be completed or, if completed, on what terms it would be completed.

CLINICAL STUDIES SOFTWARE

Phoenix is currently extending the scope of its information technology investment program to include the development of a proprietary package to support Phase I clinical studies. The package, called PhORCE, is designed to be a scalable data handling system supporting all of Phoenix's Phase I units in North America and Europe. Its business objectives are to:

    - decrease unit costs;

    - increase throughput in the clinics;

    - reduce study turnaround times; and

    - increase business volumes.

Phoenix designed the PhORCE package to support many Phase I operations including:

    - data capture;

    - assessment of protocol compliance;

    - scheduling;

    - resource allocation and the optimization of clinic facilities; and

    - quality assurance.

Phoenix also designed the PhORCE package to streamline the recruiting and screening processes, enabling Phase I clinics to launch projects more quickly and accelerate responses to customer inquiries during studies. The system is scheduled to be implemented in stages during the fiscal year ending August 31, 1999. If it proves its business value internally, the package could be sold commercially along with Phoenix's suite of scientific software packages.

PROPRIETARY RIGHTS

Phoenix holds four United States patents relating to the method of extracting components from fluids, which are used in aspects of Phoenix's bioanalytical services. These patents are scheduled to expire in 2116 and 2117.

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Phoenix relies on a combination of registered and common law copyrights and trademarks, as well as trade secret and trade dress laws, confidentiality procedures and contractual provisions to protect its proprietary rights in its other products and technology. Phoenix generally enters into confidentiality agreements with its employees, consultants, clients and potential clients and limits access to, and distribution of, its proprietary information.

Phoenix believes, however, that the foregoing measures afford only limited protection and there can be no assurance that these measures will be adequate. Phoenix also may be subject to additional risks as it continues to expand into foreign countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of Phoenix's rights may be ineffective in these countries. Despite Phoenix's efforts to safeguard and maintain its proprietary rights, there can be no assurance that Phoenix will be successful in doing so or that the steps taken by Phoenix in this regard will be adequate to deter misappropriation or independent third party development of Phoenix's technology or to prevent an unauthorized third party from copying or otherwise obtaining and using Phoenix's technology. In addition, policing unauthorized use of Phoenix's technology is difficult. Litigation to defend and enforce Phoenix's intellectual property rights could result in substantial costs and diversion of resources. Litigation also could have a material adverse effect on Phoenix's business, financial condition or results of operations, regardless of the final outcome of this litigation.

RECENT ACQUISITIONS

Since August 1997, Phoenix has completed a series of acquisitions designed to leverage its core expertise and capitalize on global consolidation opportunities in the contract research organization industry in order to become a balanced, multinational contract research organization. The acquisitions completed during this period are described below. These acquired companies are now managed as wholly-owned, integrated subsidiaries operating under the Phoenix name.

    - ITEM. In August 1997, Phoenix acquired ITEM, a leading European contract research organization based in Paris. ITEM, now operating as Phoenix International France SA, specializes in all aspects of Phase II-IV clinical trial management, including site monitoring, database management and biostatistics. It has extensive operations in France and Spain and a presence in Italy, Poland, Belgium and Romania. The acquisition included the ITEM Labo facility, now operating as Phoenix International Pharmacology SA, which is an animal pharmacology unit. ITEM began operations in 1982. As of November 30, 1998, this subsidiary employed 218 people.

    - IBRD-ROSTRUM. In February 1998, Phoenix acquired IBRD-Rostrum, a leading international contract research organization with operations in the United States, the United Kingdom, Germany and a presence in Israel and South Africa, as well as strategic relationships in other European countries. IBRD-Rostrum specializes in all aspects of Phase II-IV clinical study management for pharmaceutical and biotechnology clients. The acquisition included IBRD Center for Clinical Research, in Neptune, New Jersey, a Phase I clinical studies facility with 36 beds. IBRD-Rostrum began operations in 1975. As of November 30, 1998, this subsidiary employed 512 people.

    - ANAWA. In April 1998, Phoenix acquired Anawa. Anawa provides bioanalytical services with particular expertise in immunochemistry analysis for drugs and biopharmaceuticals. Anawa began operations in 1985. As of November 30, 1998, this subsidiary employed 39 people.

    - INSTITUTE FOR PHARMACODYNAMIC RESEARCH (INSTUT FUR PHARMAKODYNAMISCHE FORSCHRUNG--DR. KLAUS SCHAFFLER) (KNOWN AS IPR). In April 1998, Phoenix acquired the operations of IPR, a contract research organization based in Munich. IPR conducts highly specialized Phase I clinical studies of the pharmacological effects of new drugs on the central nervous system at a 12-bed facility in Munich. IPR began operations in 1976 and, as of November 30, 1998, employed ten people.

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    - MCKNIGHT. In November 1998, Phoenix acquired McKnight and its wholly owned subsidiary, IPHAR. McKnight and IPHAR provide Phase I clinical studies services, primarily to continental European pharmaceutical companies, with the McKnight operation in Hamburg conducting primarily bioequivalence studies. The IPHAR operation in Munich performs more sophisticated studies on new drugs, including first-in-man studies. As of November 30, 1998, McKnight employed 57 people.

    - CLINSERVE. In November 1998, Phoenix acquired Clinserve, based in Switzerland and providing central clinical laboratory services for Phase I-IV clinical studies from a laboratory in Hamburg, Germany. Phoenix intends to refer its Phase II-IV clients to Clinserve, thereby increasing Clinserve's business volume and Clinserve's computer software and systems in Phoenix's North America operations. As of November 30, 1998, Clinserve employed 28 people.

Phoenix believes that these acquired businesses, combined with its existing operations, provide it with the breadth of services, depth of personnel and scientific expertise necessary to compete effectively on a multinational basis. Phoenix intends to consider additional acquisitions on an opportunistic basis. Phoenix routinely enters into discussions with potential acquisition candidates and from time to time enters into confidentiality agreements in connection therewith. However, Phoenix is not a party to any definitive agreements or letters of intent for any material acquisitions as of the date hereof other than the merger agreement.

Phoenix's acquisitions have changed significantly the geographic profile of its revenues. During the first quarter of fiscal 1999, Phoenix earned approximately 30% of its consolidated net revenues in the United States, 42% in Canada and 28% in Europe, as compared with approximately 16%, 61% and 23% in the comparable period of fiscal 1998. As of August 31, 1998, Phoenix earned approximately 27% of its net revenues in the United States, 50% in Canada and 23% in Europe, as compared with approximately 16%, 82% and 2%, in fiscal 1997. In fiscal 1996, Phoenix earned approximately 12% of its net revenues in the United States, 88% in Canada and 0% in Europe.

The acquisitions have also changed the service profile of Phoenix's net revenues. In the first quarter of fiscal 1999, Phoenix earned approximately 23% of its consolidated net revenues from Phase I studies, 44% from Phase II-IV clinical studies, 31% from bioanalytical studies and 2% from other sources, as compared with 30%, 25%, 40% and 5% in the first quarter of fiscal 1998 on a Canadian GAAP basis. In fiscal 1998, Phoenix earned approximately 24% of its net revenues from Phase I clinical studies, 42% from Phase II-IV clinical studies, 32% from bioanalytical studies and 2% from other sources, as compared with 34%, 7%, 56% and 3% in fiscal 1997. In fiscal 1996, Phoenix's revenue profile by service category was 30%, 7%, 57% and 6%, respectively. On a U.S. GAAP basis, as restated to reflect the ITEM and Anawa pooling of interests acquisitions, the service profile of Phoenix's net revenues are as follows: in the first quarter of fiscal 1999, Phoenix earned approximately 25% of its consolidated net revenues from Phase I studies, 42% from Phase II-IV clinical studies, 31% from bioanalytical studies and 2% from other sources, as compared with 32%, 23%, 41% and 4% in the first quarter of fiscal 1998. In fiscal 1998, on a U.S. GAAP basis, Phoenix earned approximately 23% of its net revenues from Phase I clinical studies, 41% from Phase II-IV clinical studies, 34% from bioanalytical studies and 2% from other sources as compared with 25%, 23%, 48% and 4%, respectively, in fiscal 1997. In fiscal 1996, on a U.S. GAAP basis, Phoenix's net revenue profile by service category was 21%, 27%, 48% and 4%, respectively.

PROPERTIES

Phoenix leases all of its facilities in Canada. Phoenix's principal executive offices are located in Greater Montreal where it leases an office facility of approximately 40,000 square feet under a lease expiring in April 2009. Phoenix's laboratory in Greater Montreal is approximately 77,000 square feet. Phoenix also maintains leased North American offices in:

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    - Blue Bell, Pennsylvania, which is approximately 22,000 square feet, under a lease expiring in August 2000;

    - Irvine, California, which is approximately 30,000 square feet, under a lease expiring in January 2004;

    - Bedminster, New Jersey, which is approximately 3,000 square feet, under a lease expiring in April 1999 with an option allowing an extension until 2004; and

    - Neptune, New Jersey, which is approximately 11,000 square feet, under a lease expiring in 2002.

Phoenix is currently building a new state of the art 145,000 square feet analytical laboratory in Montreal, which is expected to be completed by September 1999.

Phoenix's analytical laboratories in Greater Montreal are equipped with state-of-the art analytical instrumentation. As of November 30, 1998, Phoenix had 129 chromatographs, including 37 liquid chromatography/mass spectrometry and eight Hewlett Packard MS engines, which are combination gas chromatography/mass spectrometry, at these facilities. The facilities also include:

    - an organic chemistry laboratory for synthesis of drug metabolites and analytical chemistry reagents;

    - a self-contained infected samples laboratory for analysis of drugs in samples contaminated with pathogens such as the HIV and hepatitis B viruses;

    - an immunochemistry laboratory equipped with radioactivity counters for the analysis of biological molecules;

    - animal rooms; and

    - a laboratory for animal pharmacokinetic and metabolism studies, also equipped with radioactivity counters.

The Montreal facilities also house a Phase I clinical trial research center with a combined capacity of 158 beds.

Phoenix owns a Clinical Research Center in Cincinnati, Ohio. It is one of the world's largest clinical pharmacology units with an aggregate of 232 beds in seven clinical wards and a volunteer/patient database of over 40,000 people. The 75,000 square foot center has specialized equipment and facilities that allow it to handle large, contained Phase I clinical studies in healthy volunteers as well as Phase II clinical studies involving patients. Its central feature is a large 130-bed unit for a variety of Phase I studies, including:

    - early safety and rising dose tolerance;

    - pharmacokinetic;

    - pharmacodynamic; and

    - bioequivalence/bioavailability.

Its specialized facilities include a barrier unit for tests of vaccines and drugs against viruses and toxins, and a unit with intensive monitoring equipment. The center focuses on three major disease areas:

    - cardiovascular and heart;

    - central nervous system; and

    - diabetes.

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In addition, the center contains a laboratory with a broad radiolabeled study licence that permits on-site counting and analysis of radiolabeled compounds in mass balance and excretion studies.

Phoenix's European headquarters is located in Brussels in a 2,400 square foot office facility. This lease expires February 2007. The principal operating facility in Europe is located in Paris. In January 1999, Phoenix moved its Paris operations to a 37,620 square foot facility, which lease expires in December 2004. Phoenix also owns a 21,100 square foot Phase II-IV center in Madrid.

MARKETING AND SALES

Phoenix's marketing strategy is to focus on its reputation for scientific excellence and innovation together with the quality of service provided. Phoenix also seeks to capitalize on the breadth and depth of the services it provides by cross-selling appropriate services to existing clients. For instance, Phoenix believes that its drug discovery support services provide significant business development opportunities for bioanalytical studies in Phoenix's laboratories.

Phoenix conducts its sales activities by teams located in Canada, the United States and Europe. In North America, sales offices are located in New Jersey, Pennsylvania and Ohio, with business development personnel working either from these offices, or out of home offices near key geographic markets with high concentrations of potential and existing clients. A team of 12 business development scientists, managed by a senior vice-president based in Bedminster, New Jersey, draw from their specialized scientific backgrounds when promoting Phoenix's services to pharmaceutical and biotechnology companies. They concentrate their efforts on a select group of clients, most of whom work in the same scientific fields in which the business development scientists are trained.

Another U.S. business development group with nine staff members, headed by a Vice-President, Business Development, and based in Blue Bell, Pennsylvania, focuses primarily on promoting Phase II-IV services to the top 20 pharmaceutical companies and selected mid-sized drug and biotechnology firms. Two other business development professionals are based in Phoenix's Phase I Clinical Research Center in Cincinnati, Ohio, concentrating on obtaining contracts for this facility, as well as for Phoenix's Phase I facility in Neptune, New Jersey.

Phoenix's European sales efforts are handled by a team of 15 professionals based in Paris, Brussels, Madrid, Milan and Romford, Essex. The group focuses on promoting Phase II-IV services and covers the needs of the pharmaceutical industry for both local and global clinical study projects.

Phoenix's specialized bioanalytical and Phase I subsidiaries, Anawa in Zug, Switzerland and IPR in Munich, Germany, currently manage their own targeted marketing and sales programs.

Phoenix's worldwide sales efforts are monitored by an integrated computerized system, and core promotional campaigns are supplemented by contributions to scientific journals and industry conferences, such as Phoenix's annual scientific symposium. Sponsored by Phoenix, and held every year in Montreal, this event promotes personal contact and scientific interaction between Phoenix's sales and scientific staff, and both existing and prospective clients. It also provides an opportunity for attendees to visit Phoenix's facilities in Greater Montreal. The speakers, chosen from among the pharmaceutical industry's scientific leaders, focus on trends in the drug development industry, notably on those where Phoenix is developing services to meet emerging needs. In June 1998, the symposium was attended by more than 210 persons. In 1997 and 1998, similar scientific symposia were hosted by Phoenix's Cincinnati Clinical Research Center. Phoenix has also hosted scientific software symposia.

CLIENTS

Over the last two years, Phoenix has provided bioanalytical or Phase I services to 18 of the largest 20 pharmaceutical companies in the world, as ranked by revenues, and Phoenix believes that it has provided these services to all of the major generic drug companies in North America. During the same

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time period, Phoenix, ITEM and IBRD-Rostrum together have provided Phase II-IV
Services to 17 of the largest 20 pharmaceutical companies in the world. Over the last two years, Phoenix, ITEM and IBRD-Rostrum have performed one or more of its services for 19 of the largest 20 pharmaceutical companies in the world, as ranked by 1997 revenues. Phoenix's client base also includes a small but growing number of major and medium-sized biotechnology firms. As of August 31, 1998, Phoenix provided services to 287 clients, of which approximately 71% were multinational pharmaceutical and biotechnology companies and 29% were generic drug manufacturers, including the generic subsidiaries of multinational companies.

Phoenix believes that it has a more diversified client base than many other contract research organizations, which often derive a significant portion of their net revenues from a relatively limited number of major projects or clients. In fiscal 1996, 1997, and 1998 and the three-month period ended November 30, 1998, no single customer accounted for more than 10% of consolidated net revenue. In fiscal 1996, 1997 and 1998 and the three-month period ended November 30, 1998, Phoenix's top five customers accounted for 25%, 26%, 29% and 31% of Phoenix's consolidated net revenue. Phoenix's portfolio of business could change over time. Concentrations of business in the contract research organization industry are not uncommon, and Phoenix may experience concentrations of business in the future. Although Phoenix seeks to maintain balance in its service offerings and a diversified client base to reduce this dependence, the loss of a major project or any significant client could materially and adversely affect Phoenix.

Phoenix's contracts are generally fixed price, with some variable components, and generally range in duration from six weeks to several years. A portion of the contract fee is typically required to be paid at the signing of the agreement, and the balance is received in installments over the contract's duration. Installment payments are typically tied to the achievement of identified milestones or activity levels. Most of Phoenix's contracts are terminable by the client on 30 days notice. Customers may terminate or delay contracts for a variety of reasons, many of which are not under the control of Phoenix including:

    - the failure of a product to satisfy safety requirements;

    - unexpected or undesired clinical results;

    - the client's decision to forego a particular study;

    - insufficient patient enrollment or investigator recruitment; or

    - production shortages.

Any of these events could result in a reduction or elimination of revenue under the related contract. See "Management Discussion and Analysis of Financial Condition and Results of Operations of Phoenix--Recent Developments."

COMPETITION

The market for contract research services is highly competitive. Phoenix competes against traditional contract research organizations and the in-house research and development departments of pharmaceutical companies, as well as universities and teaching hospitals. Some of these competitors have greater capital, technical and other resources than Phoenix. Contract research organizations generally compete on:

    - the basis of the quality and breadth of services provided;

    - medical, scientific and technical expertise in specific therapeutic areas;

    - the quality of contract research;

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    - the ability to organize and manage large scale and global trials;

    - database management capabilities;

    - the ability to provide statistical and regulatory services;

    - the ability to recruit investigators;

    - the ability to integrate information technology with systems to improve the effectiveness of contract research; and

    - price.

Phoenix's failure to compete effectively in any one or more of these areas could have a material adverse effect on Phoenix.

Expansion by Phoenix's competitors into other areas in which Phoenix operates could affect Phoenix's competitive position. Increased competition may lead to price and other forms of competition that may affect Phoenix's margins. Consolidation within the pharmaceutical industry, as well as a trend by pharmaceutical companies to outsource to fewer organizations, has heightened the competition for contract research services. As a result, consolidation also has occurred among the providers of contract research services, and several large multi-service providers have emerged. If these consolidation trends continue, they may result in price erosion and greater competition among the larger contract research providers for clients and acquisition candidates. There can be no assurance that competition in the contract research organization industry will not have a material adverse effect on Phoenix.

Because Phoenix is a multi-service company, it competes across most of the sectors of the contract research organization industry. Phoenix estimates that there are hundreds of contract research organizations worldwide, of which approximately 20 companies provide significant competition in Phoenix's principal markets. Many contract research organizations consist of only a few scientists. Others provide services in only one or two market segments, particularly pre-clinical toxicology or Phase II-IV clinical research. There are numerous companies that compete with Phoenix in one or more market segments. Among these are several large multi-service companies providing a comprehensive range of services in most segments, often with facilities in several countries. Phoenix's principal competitors include:

    - Covance Inc.;

    - IBAH (Omnicare);

    - MDS, Inc.;

    - PAREXEL International Corp.;

    - Pharmaceutical Product Development, Inc.; and

    - Quintiles Transnational Corp.

RESEARCH AND DEVELOPMENT

Phoenix actively pursues new procedures and products. Phoenix believes that its focus on internal research and development provides it with superior technology and improved competitiveness. In fiscal 1996, 1997, 1998, and the first quarter of fiscal 1999, Phoenix's internal research and development expenses totaled $3.7 million, $3.3 million, $3.7 million and $866,000 net of refundable tax credits.

Ongoing research and development projects in 1998 included:

    - Phase I clinical research including the identification of genotypes and phenotypes;

    - innovative techniques in synthetic organic chemistry;

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    - new biostatistical approaches to bioequivalence studies and bioanalysis acceptance criteria;

    - novel drug metabolic profiling techniques;

    - drug bioanalysis such as separation techniques for drugs in biological fluids and electrochemiluminescence; and

    - scientific software development.

Phoenix views these internal research and development expenditures as critical to Phoenix's ongoing competitive success and expects to continue to make significant expenditures in this area in the future.

HUMAN RESOURCES AND TRAINING

Phoenix employed 2,036 persons at November 30, 1998. Of these, 1,006 employees were located in Canada, 465 were located in the United States and 565 were located in Europe. Phoenix believes that the scientific and technological expertise of its personnel provides it with a competitive advantage. At November 30, 1998, Phoenix's staff included 179 holders of Ph.D.'s or medical degrees and 230 holders of masters degrees. None of Phoenix's employees are covered by collective bargaining agreements, and Phoenix considers its relationship with its employees to be good.

Phoenix's management believes that success largely depends on the prudent application of the accumulated knowledge, experience, imagination and skills of its scientists, managers and technical personnel. Phoenix provides extensive training and development programs for employees engaged in laboratory and clinical research. Full-time training officers generally perform this training. The training program encompasses initial general training and then specialized training in relevant laboratory and clinical techniques. Phoenix frequently offers external training for projects involving highly technical instrumentation.

Phoenix's performance depends greatly on its ability to attract, develop, motivate, and retain qualified professional, scientific and technical staff. Phoenix faces significant competition for employees from other contract research organizations as well as from in-house research departments of pharmaceutical and biotechnology companies. Consequently, Phoenix has an active, ongoing recruitment program to attract and retain qualified professionals.

GOVERNMENT REGULATION

DRUG REGULATORY MATTERS

Before a new drug may be marketed in North America or Europe, the drug must undergo extensive testing and regulatory review in order to determine that the drug is safe and effective. The stages of this drug development process are as follows:

PRE-CLINICAL RESEARCH (1 TO 3.5 YEARS).

IN VITRO ("test tube") and animal studies to establish the relative toxicity of the drug over a wide range of doses and to detect any potential to cause birth defects or cancer. If results warrant continuing development of the drug, the manufacturer will file for an investigational new drug application or comparable application with the relevant regulatory authority, upon which permission to begin human trials may be granted.

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CLINICAL TRIALS (3.5 TO 6 YEARS).

PHASE I (6 MONTHS TO 1 YEAR). Basic safety and pharmacology testing in small groups of human subjects, usually healthy volunteers, including studies to determine:

    - how the drug works;

    - how it is affected by other drugs;

    - where it goes in the body;

    - how long it remains active; and

    - how it is broken down and eliminated from the body.

PHASE II (1 TO 2 YEARS). Basic efficacy and dose-range testing in 100 to 200 afflicted volunteers to help determine:

    - the best effective dose;

    - confirm that the drug works as expected; and

    - provide additional safety data.

PHASE III (2 TO 3 YEARS). Efficacy and safety studies in hundreds or thousands of patients at many investigational sites. These trials can be placebo-controlled trials, in which the new drug is compared with a "sugar pill," or studies comparing the new drug with one or more drugs with established safety and efficacy profiles in the same therapeutic category.

NEW DRUG APPLICATION PREPARATION AND SUBMISSION. Upon completion of Phase III trials, the manufacturer assembles the statistically analyzed data from all phases of development into a large document, the new drug application or comparable application, which today comprises, on average, roughly 100,000 pages.

REVIEW AND APPROVAL (6 MONTHS TO 3 YEARS OR MORE). Careful scrutiny of data from all phases of development to confirm that the manufacturer has complied with regulations and that the drug is safe and effective for the specific use or "indication" under study.

POST-MARKETING SURVEILLANCE AND PHASE IV STUDIES. Existing regulation requires the manufacturer to collect and periodically report to the applicable regulatory authority additional safety and efficacy data on the drug for as long as the manufacturer markets the drug. Additional Phase IV studies may be undertaken after initial approval to:

    - find new uses for the drug;

    - test new dosage formulations; or

    - confirm selected non-clinical benefits, such as increased cost-effectiveness or improved quality of life.

The research, testing, manufacture and marketing of drug products are subject to extensive regulation in the United States, Canada and other countries. The statutes and regulations governing the pharmaceutical products intended for therapeutic or diagnostic use are administered principally by the FDA in the United States, by the Therapeutic Products Program in Canada and by the European Medicines Evaluation Agency in the European Union.

GOOD LABORATORY PRACTICES. Pre-clinical and laboratory testing of new drug products is conducted under good laboratory practices regulations in the United States and similar requirements in Canada and the European Union. Good laboratory practices regulations stipulate requirements for:

                                       93
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    - facilities;

    - equipment;

    - supplies; and

    - personnel.

The regulations require that written, standardized procedures be followed during the conduct of studies and for the recording, reporting and retention of study data and records.

GOOD CLINICAL PRACTICES. The conduct of Phases I-IV studies is subject to good clinical practices in the United States and similar requirements in Canada and the European Union. These requirements are designed to assure the quality and integrity of data obtained from clinical testing and to protect the rights and safety of human subjects who participate in clinical trials. These provisions include:

    - complying with specific regulations governing the selection of qualified investigators;

    - obtaining specific written commitments from the investigators;

    - verifying that patients' informed consent is obtained;

    - instructing investigators to maintain records and reports;

    - verifying drug or device accountability;

    - reporting clinical subjects' adverse reactions to drugs; and

    - permitting appropriate governmental authorities access to data for their review.

Records for clinical studies must be maintained for specified periods for inspection by study sponsors and regulatory authorities.

In the United States, good clinical practices are implemented in part through regulations and in part through guidelines promulgated by the FDA. These regulations and guidelines serve as a basis for Phoenix's North American standard operating procedures. Within Europe, all work is carried out in accordance with the European Community Note for Guidance "Good Clinical Practice for Trials on Medicinal Products in the European Community." Studies beginning after January 17, 1997 to be submitted to the European Medicines Evaluation Agency are being performed according to the requirements of the International Conference on Harmonization--good clinical practices guideline. Phoenix is introducing common standard operating procedures across regions, based on this guideline, to assure consistency whenever it is feasible to do so. Phoenix's standard operating procedures will take into account the regulations and guidelines appropriate to the region where they will be used. Phoenix has established quality assurance programs to monitor ongoing compliance with good laboratory practices and good clinical practices requirements by auditing study data and conducting regular inspections of testing procedures.

The Therapeutic Products Program in Canada is considering a proposal to shorten the review period required to gain approval to initiate most Phase I clinical studies. The proposed changes, if adopted, would effectively eliminate the current regulatory review period of 60 days. Phoenix believes that if regulatory changes implementing this proposal are adopted, the number of most Phase I clinical studies conducted in Canada could significantly increase. There can be no assurance, however, that the proposed changes will be adopted.

Phoenix may be audited or inspected by the FDA and other regulatory authorities to ensure compliance with good laboratory practices and good clinical practices and other applicable regulations and guidelines. Although Phoenix believes that it is currently in compliance in all material respects with these requirements, failure to comply could result in:

    - the termination of ongoing research;

    - the disqualification of data for submission to regulatory authorities;

    - the denial of the right to conduct business;

    - fines;

    - criminal penalties; and

    - other enforcement actions.

Any of the foregoing consequences could have a material adverse effect on Phoenix. For a description of regulatory and law enforcement proceedings concerning Phoenix's Cincinnati facility, see "--Legal Proceedings."

ENVIRONMENTAL, HEALTH AND SAFETY REGULATION

UNITED STATES

Phoenix's laboratories in the United States are subject to federal, and in some cases, state, and local laws and regulations governing the use, handling, transportation and disposal of hazardous chemicals and radioactive materials, and regulating the emission of air pollutants into the atmosphere and the discharge of wastewater to public sewer systems.

Phoenix operates all of its U.S. laboratories in material compliance with all of these applicable laws and regulations. Phoenix's use of radioactive materials is pursuant to a materials license issued by the United States Nuclear Regulatory Commission. Phoenix's storage and disposal or medical specimens and hazardous waste is regulated by the U.S. Environmental Protection Agency and state environmental agencies in the jurisdictions in which Phoenix operates its laboratories. Emissions from laboratory hoods and other sources of air pollution are required to be licensed under federal and state air pollution laws. Transportation by Phoenix of laboratory specimens, radioactive materials, and other hazardous materials are regulated by one or more of the U.S. Environmental Protection Agency, the U.S. Department of Transportation, the U.S. Public Health Service, and the U.S. Nuclear Regulatory Commission.

Phoenix is also subject to laws, rules and regulations governing worker health and safety. Use of hazardous chemicals and pathogens in the Phoenix's laboratories is regulated by the federal Occupational Health and Safety Administration. Phoenix is subject to regulations which specify communications regarding chemical hazards to employees and regarding the degree of allowable exposure to chemical or biological hazards in the workplace, and impose specific employee training requirements. Similar regulations are imposed by the U.S. Nuclear Regulatory Commission for radioactive materials. Phoenix believes it is in material compliance with all of these laws, rules and regulations.

Environmental laws in the United States impose liability on the generators of hazardous substances for disposal or accidental releases to the environment of hazardous substances at locations that require environmental remediation, even if there has been no violation of law or other culpable conduct on the part of the generator of the waste. Phoenix has not received any notice that it is considered to be potentially liable at any location. However, since Phoenix generates hazardous wastes, which are disposed of by licensed contractors, there exists the possibility that Phoenix could incur environmental liability in the future.

CANADA

Phoenix's Canadian operations are subject to various environmental laws and regulations, including:

    - air pollution;

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    - wastewater discharge, storage tanks and storage; and

    - management and disposal of biomedical, hazardous and radioactive materials and waste.

Phoenix's Greater Montreal facility holds permits for emissions from its laboratory extraction hoods, a certificate of authorization for the operation of a biomedical research center and the storage and management of hazardous waste and licences for the storage and management of radioactive materials on its premises in Saint Laurent, Quebec. Phoenix has applied for, but has not yet received, a permit authorizing the discharge of wastewater from its expanded Saint Laurent operation into the city sewer system and a permit for new extraction hoods and bio-safety cabinets at the Saint Laurent facility. Phoenix is in the process of determining whether it needs additional permits, licenses or other authorizations under applicable environmental laws and regulations for its Saint Laurent operations. If additional permits are needed, Phoenix will apply for these required permits, licenses or other authorizations and it has no reason to believe it could not obtain the same. Notwithstanding the foregoing, Phoenix believes it currently has all permits material to its Canadian operations. Phoenix employs the services of certified biomedical, hazardous, and radioactive waste transporters. Phoenix believes it is in material compliance with all federal, provincial, and municipal environmental, health and safety laws and regulations that are applicable to its Canadian operations.

EUROPE

Phoenix's Swiss operations are subject to various environmental laws and regulations, including with respect to wastewater discharge, and laws and regulations that regulate the storage and management of biomedical, hazardous and radioactive materials and waste. Anawa's various permits include licenses to handle toxic substances, radioactive compounds and pharmaceutical substances. Phoenix employs the services of certified biomedical, hazardous and toxic transporters both in Anawa's and ITEM Labo's laboratories. Phoenix believes that these facilities and its other European operations are in material compliance with all applicable environmental and health and safety laws and regulations.

POTENTIAL LIABILITY AND INSURANCE

Clinical studies involve the testing of approved and experimental drugs on human subjects, including patients who are seriously ill. These studies create a risk of liability for personal injury or even death to participants due to an adverse reaction to the test drug or as a result of negligence or misconduct. In addition, although Phoenix does not believe it is legally accountable for the medical care rendered by third party investigators, it is possible that Phoenix could be subject to claims and expenses arising from any professional malpractice of the investigators. Phoenix also could be held liable for errors or omissions in connection with the services it performs.

Phoenix believes that the risk of liability to patients in clinical trials is mitigated by various regulatory requirements, including the role of institutional review boards and the need to obtain each patient's informed consent. The FDA requires each human clinical trial to be reviewed and approved by the institutional review board. An institutional review board is an independent committee that includes both medical and non-medical personnel and is obligated to protect the interests of patients enrolled in the trial. After the trial begins, the institutional review board monitors the study progress with measures designed to protect patients.

To reduce its potential liability, Phoenix seeks to obtain indemnity provisions in its contracts with clients and with investigators hired by Phoenix on behalf of its clients. These indemnities generally do not, however, protect Phoenix against negligence or wilfull misconduct. Moreover, these indemnities are contractual arrangements that are subject to negotiation with individual clients, and the terms and scope of these indemnities vary from client to client and from study to study. Finally, the financial performance of these indemnities is not secured, so that Phoenix bears the risk that an indemnifying party may not have the financial ability to fulfill its indemnification obligations. Phoenix could be materially and adversely affected if it were required to pay damages or incur defense costs in connection with a claim that is outside the scope of an indemnity or where the indemnity, although applicable, is not performed in accordance with its terms.

Phoenix currently maintains an errors and omissions professional liability insurance policy. There can be no assurance that this insurance coverage will be adequate, or that insurance coverage will continue to be available on terms acceptable to Phoenix.

Any successful claim asserted against Phoenix not covered by or in excess of its insurance coverage could have a material adverse effect on Phoenix.

LEGAL PROCEEDINGS

As is routine for North American contract research organizations, Phoenix's Cincinnati facility has been inspected by the FDA several times between 1995 and 1998. In the 1997 inspection, the inspectors cited deficiencies regarding some anomalous data connected with repeated height and weight measurements of some healthy volunteers screened for clinical studies. These studies were conducted in 1995 and early 1996, shortly after the Cincinnati facility opened. In response to these FDA observations, Phoenix retained outside consultants to evaluate the FDA observations and make recommendations to Phoenix for improvements in Phoenix's procedures, if appropriate. Following the report of the outside consultants, these procedures were changed to ensure greater rigor in the screening process. A formal response describing these changes and responding to the FDA observations was submitted to the FDA in February 1998. In early March 1998, Phoenix received a grand jury subpoena, requesting documents from Phoenix, including documents relating to studies conducted during the early phase of the Cincinnati facility's development, including the period covered by the 1997 inspection. Phoenix has complied with the subpoena and no further communications have been received by Phoenix from the FDA relating to this matter. To the knowledge of Phoenix, to date a target of this investigation has not been identified by authorities. While Phoenix believes it has taken all necessary measures to ensure a favorable outcome to the 1997 inspection, Phoenix cannot at this time predict the ultimate resolution of the 1997 inspection or the final outcome of any proceedings relating to the grand jury subpoena. An adverse resolution of the 1997 inspection or an adverse outcome of any proceedings relating to the grand jury subpoena could result in substantial fines or penalties, the effect of which could be material to Phoenix's business, financial condition, or results of operations. In addition, there can be no assurance that the pendency of the proceedings will not have a material adverse effect on Phoenix.

Phoenix is not a party to any other legal proceedings that it believes are reasonably likely, individually or in the aggregate, to have a material adverse effect on its financial position or results of operations, nor, except as described above, is it a party to, or aware of, any proceeding or investigation involving any material claims arising out of any clinical trial that it managed or monitored.

             SELECTED CONSOLIDATED FINANCIAL INFORMATION OF PHOENIX

The following table sets forth selected consolidated financial information of Phoenix in Canadian dollars. The selected consolidated financial information for the five years ended August 31, 1998 is derived from the consolidated financial statements of Phoenix which have been prepared in accordance with Canadian GAAP and audited by Ernst & Young LLP, independent chartered accountants. The selected consolidated financial information for the three months ended November 30, 1998 and 1997, have been derived from the unaudited consolidated financial statements of Phoenix. The selected consolidated financial information as at August 31, 1997 and 1998 and for the three year period ended August 31, 1998 in accordance with U.S. GAAP are derived from note 15 to the consolidated financial statements of Phoenix. The following information should be read in conjunction with the consolidated financial statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations of Phoenix," and "Unaudited Pro Forma Consolidated Financial Information" included elsewhere in this proxy statement/prospectus. See also "Financial Statement Presentation and Exchange Rates."

The consolidated financial statements of Phoenix have been prepared in accordance with Canadian GAAP. Canadian GAAP differs from U.S. GAAP. See note 15 to the consolidated financial statements of Phoenix included elsewhere in the proxy statement/prospectus for a description of material differences between U.S. GAAP and Canadian GAAP as they relate to the consolidated financial statements of Phoenix and a reconciliation to U.S. GAAP of Phoenix's financial position, net income and shareholders' equity.

You should be aware of the following factors that affect comparisons from year to year:

(a) In the quarter ended November 30, 1998, Phoenix completed the acquisition of Clinserve AG. This acquisition was accounted for under the pooling of interests method under U.S. GAAP. The pooling of interests method requires the restatement of financial statements of periods prior to the pooling transaction in a manner that assumes the two companies had always been combined. As a result, the U.S. GAAP data presented below has been restated to reflect this transaction.

(b) During August 1997 and February 1998, Phoenix acquired two significant Phase II-IV operations, ITEM and IBRD-Rostrum respectively. These acquisitions accounted for incremental net revenues of approximately $67 million for the year ended August 31, 1998. The acquisition of ITEM through the issuance of 4,690,142 Phoenix common shares resulted in an increase in consolidated assets of approximately $54 million and an increase of $48.5 million in shareholders' equity under Canadian GAAP (approximately $4 million and nil respectively under U.S. GAAP). In February 1998, Phoenix acquired 100% of IBRD-Rostrum for approximately $44 million. This resulted in an increase in consolidated assets of approximately $63 million under both Canadian and U.S. GAAP.

(c) In the year ended August 31, 1994, Phoenix benefited from research and development financing available under relevant Quebec tax legislation, which gave rise to financing income of $1,152,000. Because of changes in related income tax legislation, these transactions have not recurred.

(d) In accordance with accepted Canadian practice, the basic and fully-diluted earnings and pre-tax earnings per share amounts for the year ended August 31, 1994 are based on the weighted average number of Phoenix common shares outstanding as at August 31, 1995, due to the changes in Phoenix's capital structure which occurred when Phoenix became a public company on October 24, 1994.

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

                                                           THREE MONTHS ENDED NOVEMBER 30
                                                                    (UNAUDITED)                 YEAR ENDED AUGUST 31
                                                                --------------------
                                                                -----------------------------------------------------
                                            1998       1997       1998       1997       1996       1995       1994
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      (IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT PER SHARE
                                                                           AMOUNTS)
STATEMENTS OF INCOME (LOSS) DATA
AMOUNTS IN ACCORDANCE WITH CANADIAN GAAP
Gross revenues..........................     74,163     35,536  $ 218,360  $  86,736  $  64,182  $  47,452  $  33,872
Net revenues............................     58,661     31,679    171,238     82,477     63,082     46,651     33,197
Income (loss) before income taxes.......      5,169      2,732     15,691      5,188     (5,181)     7,001      9,922
Net income (loss).......................      2,854      1,830      9,067      2,349     (5,361)     4,941      7,030

STATEMENTS OF INCOME (LOSS) DATA
AMOUNTS IN ACCORDANCE WITH U.S. GAAP
Gross revenues..........................     76,216     38,618    228,226    125,533    106,127
Net revenues............................     60,714     34,761    181,104    115,966     97,569
Income (loss) before income taxes.......      5,025      3,230     18,271      5,885     (2,643)
Net income (loss).......................      2,691      2,314     11,603      2,014     (3,751)

PER COMMON SHARE
AMOUNTS IN ACCORDANCE WITH CANADIAN GAAP
Basic and fully-diluted earnings
  (loss)................................       0.11       0.08       0.37       0.12      (0.29)      0.30       0.43
Pre-tax earnings (loss).................       0.21       0.11       0.64       0.26      (0.28)      0.42       0.60
Dividends...............................         --         --         --         --         --       0.07         --
PER COMMON SHARE
AMOUNTS IN ACCORDANCE WITH U.S. GAAP
Basic and diluted earnings (loss).......       0.10       0.09       0.46       0.08      (0.16)
Pre-tax earnings (loss).................       0.19       0.13       0.73       0.23      (0.11)
Dividends...............................         --         --         --         --         --

BALANCE SHEET DATA (AT PERIOD-END)
AMOUNTS IN ACCORDANCE WITH CANADIAN GAAP
Working capital.........................      6,513                 9,942     16,498     17,425      8,367      6,500
Total assets............................    303,915               271,470    160,858     89,570     66,282     34,648
Total debt..............................     53,790                50,351     11,672     11,210     13,695     15,842
Long-term debt..........................     41,843                42,440      4,058      9,226     10,158      9,899
Shareholders' equity....................    147,305               129,953    112,265     61,248     39,352     12,027

BALANCE SHEET DATA (AT PERIOD-END)
AMOUNTS IN ACCORDANCE WITH U.S. GAAP
Working capital.........................      6,513                 9,942     17,986
Total assets............................    236,291               217,924    114,285
Shareholders' equity....................     79,681                76,407     63,840

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PHOENIX

OVERVIEW

THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND NOTES OF PHOENIX INCLUDED ELSEWHERE HEREIN, AND IS BASED ON THE CONSOLIDATED FINANCIAL STATEMENTS IN ACCORDANCE WITH CANADIAN GAAP UNLESS OTHERWISE NOTED. ALL DOLLAR AMOUNTS ARE IN CANADIAN DOLLARS UNLESS OTHERWISE NOTED.

Phoenix believes it is one of the largest contract research organizations in the world, providing a comprehensive range of research and development services to pharmaceutical and biotechnology industries. Phoenix serves principally an American client base, reflected by the fact that 65% of its revenues were derived from U.S. client-based contracts for the year ended August 31, 1998 compared to 76% in fiscal 1997.

As at August 31, 1996 and 1997 the U.S. dollar denominated accounts receivable of the Canadian operations of Phoenix aggregated US$11,605,000 and US$9,886,000. These amounts were not hedged. As at August 31, 1998 and November 30, 1998 the U.S. dollar denominated accounts receivable of the Canadian operations of Phoenix aggregated US$12,003,000 and US$10,398,000. These accounts receivable were hedged entirely by foreign exchange forward contracts. Based on Phoenix's overall currency exposure at November 30, 1998, including derivative positions, currency movements are projected to affect after-tax cash flow by less than $2 million on an annual basis.

Phoenix is headquartered in Montreal, Canada. Phoenix began operations in June 1989 and became a public company listed on the Toronto Stock Exchange and the Montreal Exchange in 1994. Phoenix's revenues have grown at a compounded rate of 52% over the last five fiscal years, reflecting its recent acquisitions and both an expansion of Phoenix's client base and an increase in the number and size of projects under management. Over that time, assets have grown more than thirteen times from $20.4 million at August 31, 1993 to $271.5 million at August 31, 1998.

Phoenix recognizes revenues for contracts on the percentage of completion basis determined by reference to work performed. Customer advances and billings in excess of costs and estimated profit on contracts in progress are shown as liabilities. Losses, if any, are provided for in full as soon as they are anticipated. Phoenix's research contracts generally call for an amount to be paid at or near signature of the contract and the balance in installments thereafter as milestones are achieved. Consistent with industry counterparts, Phoenix routinely subcontracts with third party investigators in connection with clinical trials. These and other reimbursable costs are paid by Phoenix and reimbursed by clients. In accordance with industry practice, reimbursed costs are included in gross revenue. Accordingly, Phoenix views net revenue, which consists of gross revenue less reimbursed costs, as its primary measure of revenue growth.

Direct labor, including fringe benefits, is the largest single component of direct costs, reflecting approximately 50% of the total amount for the first quarter of fiscal 1999 compared to 52% in the comparable period of fiscal 1998, 50% in fiscal 1998 and 48% in fiscal 1997. Other significant direct costs include laboratory and chemical supplies, amortization of capital and other assets, equipment maintenance, study subject fees, physician fees and laboratory testing.

In fiscal 1998, Phoenix acquired IBRD-Rostrum for US$28.5 million cash, and Anawa for Phoenix common shares valued at $7.2 million.

Phoenix has historically prepared and filed its consolidated financial statements in accordance with Canadian GAAP. Commencing in fiscal 1998, Phoenix has also reconciled its results to U.S. GAAP, although still keeping the Canadian dollar as its reporting currency, in order to present the financial results consistently with Phoenix's industry counterparts and competitors. The significant differences between U.S. GAAP and Canadian GAAP are described in note 15 of the consolidated financial statements of Phoenix.

RECENT DEVELOPMENTS

SALE OF KANSAS CITY ANALYTICAL SERVICES. On September 15, 1998, Phoenix sold its 44% interest in the common stock of Kansas City Analytical Services, a contract research organization located in Kansas City. Phoenix acquired Kansas City Analytical Services as part of the IBRD-Rostrum acquisition for US$2.4 million. Phoenix used the proceeds to repay a portion of the related outstanding indebtedness.

CLINSERVE AND MCKNIGHT ACQUISITIONS. In November 1998, Phoenix acquired 100% of the outstanding common stock of Clinserve (Switzerland and Germany) for 316,805 Phoenix common shares and McKnight (Germany) for 873,325 Phoenix common shares. Clinserve provides central clinical laboratory services for European Phase I-IV clinical studies. McKnight provides Phase I clinical studies to European pharmaceutical companies.

Several events in the second quarter of fiscal 1999, primarily a substantial reduction of bioanalytical service business from a major liquid chromatography/mass spectrometry client which has insourced most of its liquid chromatography/mass spectrometry work, together with a temporary downturn in liquid chromatography/mass spectrometry business in February 1999 and delays in the start-up of several European Phase II-IV projects, are expected to materially adversely affect Phoenix's earnings for its second fiscal quarter and is expected to have a lesser adverse impact on third quarter earnings. These adverse effects are expected to reduce Phoenix's fiscal 1999 net income by approximately $4.0 million.

RESULTS OF OPERATIONS

FIRST QUARTER FISCAL 1999 COMPARED TO THE FIRST QUARTER FISCAL 1998

REVENUES

Net revenues for the first quarter of fiscal 1999 were $58.7 million, representing an increase of 85% over the net revenues of $31.7 million in the comparable quarter of fiscal 1998. Net revenues for the first quarter were $60.7 million under U.S. GAAP, representing an increase of 75% over net revenues of $34.8 million for the comparable period of fiscal 1998, restated to reflect the Anawa and Clinserve poolings of interests. This significant increase resulted primarily from Phoenix's acquisition of IBRD-Rostrum in the second quarter of fiscal 1998 as well as an overall organic revenue growth of 23%. Net gains from foreign currency fluctuations were $29,000 for the first quarter of fiscal 1999 compared to $705,000 in the comparable quarter of fiscal 1998.

In the first quarter of fiscal 1999, Phoenix earned approximately 25% of its consolidated net revenues from Phase I studies, 43% from Phase II-IV clinical studies, 30% from bioanalytical studies and 2% from other sources, as compared with 30%, 25%, 40% and 5%, respectively, in the first quarter of fiscal 1998.

During the first quarter of fiscal 1999, Phoenix earned approximately 30% of its consolidated net revenues in the United States, 42% in Canada and 28% in Europe, as compared with approximately 16%, 61% and 23% respectively in the comparable period of fiscal 1998 on a Canadian GAAP basis.

On a U.S. GAAP basis, during the first quarter of fiscal 1999, Phoenix earned approximately 30% of its consolidated net revenues in the United States, 40% in Canada and 30% in Europe, as compared with approximately 13%, 59% and 28%, respectively, in the comparable period of fiscal 1998 as restated to reflect the Anawa and Clinserve poolings of interests.

DIRECT COSTS

Direct costs increased 87% to $34.7 million from $18.5 million in the comparable quarter of fiscal 1998, and increased as a percentage of net revenues to 59% from 58% in the first quarter of fiscal 1999 primarily as a result of the IBRD-Rostrum acquisition. Consequently, the gross profit margin decreased from 42% in fiscal 1998 to 41% in fiscal 1999.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses increased 80% to $17.5 million from $9.7 million in the first quarter of fiscal 1998. The selling, general and administrative expenses as a percentage of net revenue, decreased from 31% in the first quarter of fiscal 1998 to 29% in fiscal 1999. The overall increase is primarily attributable to the IBRD-Rostrum acquisition and the organic increase in personnel costs and other general and administrative costs given Phoenix's increased growth and geographic expansion.

INTERNAL RESEARCH AND DEVELOPMENT

Internal research and development costs decreased 4% to $866,000 from $902,000 in the first quarter of fiscal 1998. Phoenix views these internal research and development expenditures as critical to Phoenix's ongoing competitive success and expects to continue to make significant expenditures in this area in the future.

INTEREST ON LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS AND AMORTIZATION

Interest on long-term debt and capital lease obligations increased significantly to $1.4 million from $199,000 in the comparable period of fiscal 1998, primarily as a result of the assumption of US $28 million term debt in February 1998, in connection with the IBRD-Rostrum acquisition. The increase is also partially attributable to the assumption of US$4.7 million term debt in connection with the merger.

Phoenix believes that an instantaneous increase or decrease of one percentage point in interest rates applicable to the aggregate of its floating rate financial instruments would not have a material impact on its financial position or results of operations.

In the aggregate, amortization of capital assets increased 43% to $3.0 million from $2.1 million in the first quarter of fiscal 1998. This increase was the result of the additional purchases of capital assets, totaling $3.9 million as compared to $1.7 million in the first quarter of 1998. Additionally, the amortization of goodwill on acquisitions increased to $732,000 in the first quarter of fiscal 1999 compared to $322,000 in the comparable period of fiscal 1998 as a result of the IBRD-Rostrum, Anawa, Clinserve and McKnight acquisitions.

On a U.S. GAAP basis, the amortization of goodwill on acquisitions amounted to $321,000 of amortization in the first quarter of fiscal 1999, a significant increase over the $48,000 in the comparable period of fiscal 1998, due to the IBRD-Rostrum acquisition. As previously disclosed, the ITEM, Anawa, Clinserve and McKnight business combinations are accounted for under the pooling of interests method under U.S. GAAP.

FISCAL 1998 COMPARED TO FISCAL 1997

REVENUES

Net revenues for fiscal 1998 were $171.2 million, representing an increase of 108% over net revenues of $82.5 million for fiscal 1997. This significant increase resulted primarily from Phoenix's recent acquisitions of ITEM at the end of fiscal 1997 and IBRD-Rostrum in the second quarter of fiscal 1998, as well as revenue growth in several organic business areas. Net gains from foreign currency fluctuations were $1.1 million for fiscal 1998 compared to $221,000 for fiscal 1997.

In fiscal 1998, Phoenix earned approximately 24% of its consolidated net revenues from Phase I clinical studies, 42% from Phase II-IV clinical studies, 32% from bioanalytical studies and 2% from other sources, as compared with 34%, 7%, 56% and 3% in fiscal 1997.

During fiscal 1998, Phoenix earned approximately 27% of its consolidated net revenues in the United States, 50% in Canada and 23% in Europe, as compared with approximately 16%, 82% and 2% in fiscal 1997.

DIRECT COSTS

Direct costs increased 89% to $100 million from $53 million in fiscal 1997, and decreased as a percentage of net revenues to 58% from 64% in fiscal 1997. The increase in the gross profit margin is partially attributable to the ITEM and IBRD-Rostrum acquisitions, as well as the continued net revenue growth in the organic Phase I and bioanalytical sectors during the year. The decrease in direct costs relative to net revenue was principally due to Phoenix's recent acquisitions and its ability to perform contracts more efficiently realizing economies of scale through the allocation of fixed costs over a larger net revenue base.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses increased 127% to $51.9 million from $22.9 million in fiscal 1997. The selling, general and administrative expenses as a percentage of net revenue increased from 28% in fiscal 1997 to 30% in fiscal 1998, primarily attributable to the ITEM and IBRD-Rostrum acquisitions. The overall increase is primarily attributable to the increase in personnel costs and other general and administrative costs given Phoenix's increased growth and geographic expansion.

INTERNAL RESEARCH AND DEVELOPMENT

Internal research and development costs increased 12% to $3.7 million from $3.3 million in fiscal 1997 as a result of Phoenix's growth, expansion and commitment to process and product research and development.

INTEREST ON LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS AND AMORTIZATION

Interest on long-term debt and capital lease obligations increased significantly by 404% to $3.3 million from $659,000 in the comparable period of fiscal 1997, primarily as a result of the assumption of US$28 million term debt, in connection with the IBRD-Rostrum acquisition referred to in more detail above.

In the aggregate, amortization of capital assets increased 35% to $9.4 million from $6.9 million in fiscal 1997. This increase was the result of additional purchases of capital assets, totaling $13.2 million, as compared to $6.2 million in fiscal 1997. Additionally, the amortization of goodwill on acquisitions increased to $2.2 million in fiscal 1998, compared to $204,000 in fiscal 1997 as a result of the ITEM, IBRD-Rostrum and Anawa acquisitions.

On a U.S. GAAP basis, the amortization of goodwill amounted to $812,000 in fiscal 1998, as the ITEM and Anawa business combinations are accounted for under the pooling of interests method under U.S. GAAP.

FISCAL 1997 COMPARED TO FISCAL 1996

REVENUES

Net revenues for the year ended August 31, 1997 were $82.5 million, representing an increase of 31% over net revenues of $63.1 million for fiscal 1996. This increase resulted from improvements in several business areas, particularly the clinical area, where the increase in operating volume of the Cincinnati facility contributed 28% of the fiscal 1997 net revenue increase. Revenues in the bioanalytical area accounted for 56% of net revenue in 1997, 57% in fiscal 1996, with its principal division liquid chromatography/mass spectrometry experiencing a 56% increase in net revenues as compared to fiscal 1996. Net gains from foreign currency fluctuations were $221,000 for fiscal 1997 and $126,000 for fiscal 1996.

DIRECT COSTS

Direct costs increased 21% to $53.0 million from $43.9 million for the comparable period in 1996, and decreased as a percentage of net revenues to 64% from 70% in fiscal 1996. The increase in the gross profit margin is partially attributable to the improvements in the results of the Cincinnati operations, as well as the significant net revenue growth in the liquid chromatography/mass spectrometry sector during the year. The decrease in direct costs relative to net revenue was principally due to Phoenix's ability to perform its contracts more efficiently and the economies of scale realized through the allocation of fixed costs over a larger net revenue base.

Direct labor costs totaled $ 25.2 million in 1997 compared to $22.0 million in fiscal 1996. Other direct costs include laboratory and chemical supplies, amortization of certain capital and other assets, equipment maintenance, study subject fees, physician fees and laboratory testing.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses increased 16% to $23 million from $19.9 million in fiscal 1996. Labor costs, the primary component, increased 10% to $9.5 million from $8.6 million in the prior period. The selling, general and administrative expenses as a percentage of net revenue, decreased from 31.5% in fiscal 1996 to 28% in fiscal 1997 primarily due to the increase in net revenue. The overall increase is primarily attributable to the increase in labor costs and other general and administrative costs given Phoenix's increased growth.

INTERNAL RESEARCH AND DEVELOPMENT

Internal research and development costs decreased 11% to $3.3 million from $3.7 million in fiscal 1996, as a result of Phoenix's ability to increase revenues captured in this sector, resulting in a decrease in the net costs, while still expanding the commitment to process and product research and development.

INTEREST ON LONG TERM DEBT AND CAPITAL LEASE OBLIGATIONS AND AMORTIZATION

Interest on long-term debt and capital lease obligations decreased by 33% to $659,000 from $981,000 for fiscal 1996 as a result of the share issuance proceeds in May 1996 and the related debt repayment of $18 million at that time.

In the aggregate, amortization of capital assets increased 24% to $6.9 million from $5.6 in fiscal 1996. This increase was the result of additional purchases of capital assets, totaling $6.2 million in fiscal 1997 compared to $18.6 million in fiscal 1996. Additionally, the amortization of intellectual property and goodwill on acquisitions described below, amounted to an additional $204,000 of amortization in fiscal 1997.

LIQUIDITY AND CAPITAL RESOURCES

OPERATING ACTIVITIES

Phoenix continues to generate strong cash flow from operations. Phoenix generated operating cash flows of $6.1 million in the first quarter of fiscal 1999, up significantly from $1.9 million in the comparable period of fiscal 1998. Phoenix generated operating cash flows of $14.9 million in fiscal 1998, as compared to $7.7 million in fiscal 1997 and a usage of $3.6 million in fiscal 1996.

Phoenix's consolidated backlog consists of anticipated revenues from clients in connection with net revenues which have been contracted for or orally committed to but that have not been completed, or in some cases, started. Phoenix's consolidated net revenue backlog as at January 31, 1999 was approximately $173.6 million compared to $88.7 million as at January 31, 1998. Approximately 58% of the consolidated net revenue backlog as at January 31, 1999 represents anticipated contract revenues to be realized by the end of fiscal 1999. Although backlog represents only business which is considered to be firm, there is no assurance that cancellations or decreases in the size of the involved contracts will not occur.

INVESTING ACTIVITIES

In fiscal 1997 and 1998, Phoenix increased its net revenues with a lower-than-historical level of capital expenditures by exploiting its capacity and achieving economies of scale. Capital asset additions for fiscal 1998 amounted to $13.2 million, as compared to $6.2 million in fiscal 1997, primarily relating to information technology products and research equipment. Capital asset additions for the first quarter of fiscal 1999 amounted to $3.9 million as compared to $1.7 million in the first quarter of fiscal 1998, primarily relating to information technology products and research equipment. Phoenix's 1999 capital expenditure plan calls for over $20 million in capital asset additions. Phoenix is currently building a new state-of-the-art 145,000 square foot laboratory in Montreal (Saint-Laurent, Quebec) which is expected to be completed by September 1999. Phoenix plans to finance the cost of the facility through a sale/leaseback financing arrangement and with funds from operations.

FINANCING ACTIVITIES

At November 30, 1998 the Company's principal indebtedness consisted of bank revolving credit indebtedness in the amount of $3.6 million, bank term loans of $44.8 million, 50% maturing in February 2001 and 50% maturing in February 2002, capital lease obligations of $350,000, a low interest loan from the state of Ohio in the amount of $1.7 million, a note payable of $1 million maturing in July 2000, low interest bearing government loans of $861,000 and other debts in the amount of approximately $1.5 million.

Phoenix also has revolving lines of credit to meet its liquidity needs totaling approximately $17 million. As at November 30, 1998 Phoenix had drawn $3.6 million of these facilities. In addition, Phoenix has available capital expenditure and other lines of credit totaling $21.6 million. As of November 30, 1998, $7.2 million (US$4.7 million) had been drawn on these lines to finance the cash collateral pledge to the Bank.

On September 15, 1998, Phoenix sold its 44% interest in the common stock of Kansas City Analytical Services, a contract research organization located in Kansas City. Phoenix acquired Kansas City Analytical Services as part of the IBRD-Rostrum acquisition, for US$2.4 million, the proceeds of which were used to repay a portion of outstanding indebtedness.

Phoenix financed its pledge of approximately US$4.7 million cash collateral to the Bank to secure the guaranty under the forbearance agreement by borrowing under its existing revolving line of credit. Upon consummation of the merger, Phoenix will repay an additional approximately US$10.0 million in indebtedness of Chrysalis. The cash collateral pledge was financed through existing Phoenix bank revolving credit facilities and Phoenix has negotiated the re-financing of the assumed Chrysalis debt with its current lenders.

Based on its current operating plan, Phoenix's management believes that its available cash and cash equivalents, together with cash flow operations, and credit available under its operating lines of credit will be sufficient to meet its operating cash flow and capital expenditure needs for at least the next 12 months. However, in order to support future growth, either internally or through acquisitions, Phoenix may need to obtain additional debt or equity financing.

QUARTERLY RESULTS

Phoenix's quarterly operating results have been and will continue to be subject to variation, depending on factors such as:

    - the initiation and progress of significant projects;

    - exchange rate fluctuations;

    - the costs associated with integrating acquisitions; and

    - the start-up costs incurred in connection with the introduction of new services.

The following table presents unaudited quarterly operating results for Phoenix, for each of the nine most recent fiscal quarters in accordance with Canadian GAAP. The operating results for any quarter are not necessarily indicative of the results of any future period.

                                                       FIRST       SECOND        THIRD       FOURTH
                                                      QUARTER      QUARTER      QUARTER      QUARTER      YEAR
                                                    -----------  -----------  -----------  -----------  ---------
                                                    (IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT PER SHARE AMOUNTS)

THREE MONTHS ENDED NOVEMBER 30, 1998                (UNAUDITED)  (UNAUDITED)  (UNAUDITED)  (UNAUDITED)  (AUDITED)
--------------------------------------------------
Gross revenues....................................      74,163          n/a          n/a          n/a         n/a
Net revenues......................................      58,661          n/a          n/a          n/a         n/a
Pre-tax earnings..................................       5,169          n/a          n/a          n/a         n/a
Net earnings......................................       2,854          n/a          n/a          n/a         n/a
Pre-tax earnings per common share.................        0.21          n/a          n/a          n/a         n/a
Basic earnings per common share...................        0.11          n/a          n/a          n/a         n/a

FISCAL YEAR ENDED AUGUST 31, 1998
Gross revenues....................................      35,536       39,744       66,816       76,264     218,360
Net revenues......................................      31,679       32,495       48,605       58,459     171,238
Pre-tax earnings..................................       2,732          803        6,556        5,600      15,691
Net earnings......................................       1,830          195        3,126        3,916       9,067
Pre-tax earnings per common share.................        0.12         0.04         0.27         0.21        0.64
Basic earnings per common share...................        0.08         0.01         0.13         0.15        0.37

FISCAL YEAR ENDED AUGUST 31, 1997
Gross revenues....................................      17,588       19,527       22,711       26,910      86,736
Net revenues......................................      17,127       19,095       21,731       24,524      82,477
Pre-tax earnings (loss)...........................      (1,284)         189        2,416        3,867       5,188
Net earnings (loss)...............................      (1,374)          99        1,748        1,876       2,349
Pre-tax earnings (loss) per common share..........       (0.07)        0.01         0.12         0.19        0.26
Basic earnings (loss) per common share............       (0.07)        0.01         0.09         0.09        0.12

RECENT ACQUISITIONS

On November 6, 1998, Phoenix acquired 100% of the outstanding common stock of McKnight (Germany) in exchange for 873,325 Phoenix common shares issued from treasury, valued at approximately $10.7 million. Under Canadian GAAP, the transaction is accounted for under the purchase method. Under U.S. GAAP, this transaction has been accounted for on a pooling of interests basis.

On November 5, 1998, Phoenix acquired 100% of the outstanding common stock of Clinserve (Switzerland and Germany) in exchange for 316,805 Phoenix common shares issued from treasury, valued at approximately $3.8 million. Under Canadian GAAP, the transaction is accounted for under the purchase method. Under U.S. GAAP, this transaction has been accounted for on a pooling of interests basis.

On April 30, 1998, Phoenix acquired 100% of the outstanding common stock of Anawa in exchange for 525,651 Phoenix common shares issued from treasury, valued at approximately $7.2 million and acquisition costs of approximately $368,000. Under Canadian GAAP, the transaction is accounted for under the purchase method. Under U.S. GAAP, this transaction is accounted for on a pooling of interests basis.

On February 7, 1998, Phoenix acquired 100% of the outstanding common stock of IBRD-Rostrum in exchange for cash of US$28.5 million, primarily financed through the assumption of term debt, and acquisition costs of approximately $2 million. The purchase agreement also provides for a contingent payment of nine times the "EBITDA," which is consolidated earnings before interest, taxes, depreciation and amortization, of the acquired operations for the 12 month period ending December 31, 1998 in excess of US$3 million. Under both Canadian and U.S. GAAP, the acquisition is accounted for under the purchase method.

On August 7, 1997, Phoenix acquired 100% of the outstanding common stock and convertible debentures of ITEM Holding SA in exchange for 4,690,142 Phoenix common shares issued from treasury, valued at approximately $48.5 million and acquisition costs of approximately $2.3 million. Under Canadian GAAP, the transaction is accounted for under the purchase method. Under U.S. GAAP, this transaction is accounted for on a pooling of interests basis.

GEOGRAPHICAL SEGMENT INFORMATION

The following table sets forth net revenues, income (loss) before income taxes and total assets by geographic region:

                                                                       QUARTER ENDED
                                                                        NOVEMBER 30            YEAR ENDED AUGUST 31
                                                                    --------------------  -------------------------------
                                                                      1998       1997       1998       1997       1996
                                                                    ---------  ---------  ---------  ---------  ---------

                                                                             (IN THOUSANDS OF CANADIAN DOLLARS)
NET REVENUES FROM
Canadian operations...............................................  $  24,917  $  20,132  $  86,556  $  68,042  $  55,756
European operations...............................................     16,271      6,947     38,730      1,536         --
United States operations..........................................     17,473      4,600     45,952     12,899      7,326
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    $  58,661     31,679    171,238     82,477     63,082
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------
INCOME (LOSS) BEFORE INCOME TAXES FROM
Canadian operations...............................................  $   4,972  $   2,347  $  14,141  $   9,522  $    (352)
European operations...............................................       (908)       168      2,018          0         --
United States operations..........................................      1,105        217       (468)    (4,334)    (4,829)
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                        5,169      2,732     15,691      5,188     (5,181)
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------
ASSETS FROM
Canadian operations...............................................  $  93,768  $  73,065  $  82,788  $  72,529  $  69,704
European operations...............................................    129,819     73,628    107,799     73,424         --
United States operations..........................................     81,328     17,161     80,883     14,905     19,866
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                      303,915    163,854    271,470    160,858     89,570
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------

CANADIAN FEDERAL AND QUEBEC TAX CREDITS

Phoenix continues to benefit from government tax incentives to encourage research and development consisting of Canadian federal investment tax credits and Quebec labor tax credits.

The federal credits are currently 20% of eligible expenses. For federal purposes, eligible expenses consist of Phoenix's capital and current expenditures on research and development that are made on behalf of non-resident sponsoring clients and internal research and development, less Quebec credits and government and non-government assistance. These credits are not refundable but are available to reduce current and future income taxes payable.

Quebec credits are applicable only to eligible labor expenses, to the extent of 20% of labor costs that are made on behalf of non-resident sponsoring clients and internal research and development, less government and non-government assistance. Quebec credits are fully refundable if not used to offset income and capital taxes otherwise payable. During fiscal 1998, Phoenix earned and recorded in income $3.7 million of Quebec credits as compared to $3.5 million in fiscal 1997 and $3.4 million in fiscal 1996.

In fiscal 1998 Phoenix recognized $5.0 million of non-refundable tax credits on the basis that it was more likely than not that these credits will be utilized through the reversal of existing deferred income tax liabilities. During fiscal 1997, Phoenix recognized $2.4 million of the non-refundable federal credits on the same basis. As at August 31, 1998, Phoenix has unrecognized non-refundable federal credits of $25.2 million which may be carried forward and used to reduce federal income taxes payable in future years. These federal non-refundable credits expire in the years ending 2003 to 2008.

As at August 31, 1998 Phoenix also has a pool of research and development expenses available, without expiry, to reduce future provincial taxable income of $16.9 million.

Phoenix also has unrecognized net operating loss carryforwards of approximately $31.7 million for U.S. federal tax purposes expiring in the years 2007 to 2012, and approximately $6.2 million for UK tax purposes expiring in the years 2005 to 2008.

When recording expenses and capital asset additions, in order to reflect the impact of refundable and non-refundable tax credits on its results, Phoenix has adopted the cost reduction approach, consistent with the recommendations of The Canadian Institute of Chartered Accountants. As a result, these tax credits are subtracted from the applicable expenses and capital asset additions.

YEAR 2000 COMPLIANCE

Computer systems that use only the final two digits to represent years are unable to distinguish between years beginning with 19 and those that begin with
20. If not corrected, many computer applications could fail or create erroneous results when dealing with dates later than December 31, 1999. The Year 2000 problem is believed to affect virtually all companies and organizations.

Phoenix has created a Corporate Year 2000 Project Office which is coordinating Phoenix's efforts to evaluate, identify, correct or reprogram, and test its existing systems for Year 2000 compliance. Phoenix is taking the required steps to make its existing systems Year 2000 ready at a total estimated cost of $1.5 million, $550,000 of which has been incurred through November 30, 1998 and $950,000 of which is expected to be incurred in the remainder of fiscal 1999. Phoenix believes it is on schedule to complete its remediation efforts by June 30, 1999. If these efforts are not completed timely, the Year 2000 issue could have some impact on the operations of Phoenix.

Phoenix's efforts are focused on Year 2000 compliance in the following six principal areas:

    - Application software, including operating systems and applications for personal computers;

    - Network and communication software, including business offices, home offices and field locations;

    - Computer equipment, including server, router and personal computers;

    - Telecommunications equipment, including telephone, fax copier and emergency alert devices;

    - Facilities, including building security, building control and environmental systems; and

    - Procedures, including forms, reports and customer service operations.

These activities are intended to encompass all major categories of systems in use by Phoenix, including sales, distribution, finance and human resources. These activities are being conducted simultaneously with the modifications to, and consolidation of, Phoenix's information technology systems as part of

Phoenix's ongoing integration of recent acquisitions. See "Description of Phoenix--Information Technology."

In addition to addressing the Year 2000 issue, Phoenix's Year 2000 Project Office has and will continue to survey its key suppliers and customers to determine the extent to which the systems of these suppliers and customers are Year 2000 compliant and the extent to which Phoenix could be affected by the failure of these third parties to be Year 2000 compliant. Phoenix cannot presently estimate the impact of the failure of these third parties to be Year 2000 compliant.

The general phases of the Year 2000 Project are:

    (1) Year 2000 methodology training for key information technology personnel, and inventorying known Year 2000 items, internally and externally;

    (2) assigning priorities to identified items;

    (3) assessing the Year 2000 compliance of known items determined to be material to Phoenix;

    (4) attempting to remediate or replace material items that are determined not to be Year 2000 compliant;

    (5) testing material items; and

    (6) designing and implementing contingency plans to the extent deemed necessary.

Phoenix has completed phases (1), (2) and (3) and is presently conducting phases
(4) and (5). Assessment and testing is ongoing as hardware or system software is remediated, upgraded or replaced. Phoenix believes that it will be Year 2000 compliant by June 1999. Phoenix's Year 2000 Project Office believes that the high-risk area in Phoenix's core operation regarding Year 2000 is the data acquisition function. Phoenix has a contingency plan to implement a back-up Year 2000 ready solution that ensures that the core data acquisition process will function properly in case of project delay. Phoenix will monitor its Year 2000 compliance progress and adjust the implementation of the phases and the necessity of contingency planning as it deems appropriate.

The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, normal business activities or operations such as incorrect scientific data interpretation. These failures could materially and adversely affect Phoenix's results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-party suppliers and customers, Phoenix is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on Phoenix's results of operations, liquidity or financial condition. Phoenix believes that, with the completion of the Year 2000 Project as scheduled and the ongoing modifications to, and consolidation of, Phoenix's IT systems, the possibility of significant interruptions of normal operations due to Year 2000 problems should be reduced.

EURO CONVERSION

On January 1, 1999, eleven of the fifteen member countries of the European Union established fixed conversion rates between their sovereign currencies and the euro. As of that date, the participating countries have agreed to adopt the euro as their common legal currency. However, the legacy currencies will also remain legal tender in the participating countries for a transition period between January 1, 1999 and January 1, 2002. During this transition period, public and private parties may elect to pay or charge for goods and services using either the euro or the participating country's legacy currency. Phoenix cannot reasonably determine the effect of the recent establishment of the euro on Phoenix's financial condition or results of operations. Due to numerous uncertainties, Phoenix is not sure what the effects one common currency will have on pricing or what the resulting impact, if any, will be on Phoenix's financial condition or results of operations.

               DIRECTORS AND OFFICERS OF PHOENIX AFTER THE MERGER

After the merger, none of Chrysalis' directors will be directors of Phoenix or any of its subsidiaries. In addition, Mr. Schmitt and Mr. Cooper will not remain employees of Chrysalis, Phoenix or any other of its subsidiaries after the merger. Although Dr. Modeweg is expected to remain an officer of Chrysalis after the merger, he is not expected to perform policy-making functions on behalf of Phoenix and therefore will not be an executive officer of Phoenix.

It is currently anticipated that the current directors and executive officers of Phoenix will continue to be the only directors and executive officers of Phoenix after the merger.

DIRECTORS

The following table contains, for each director of Phoenix, as at November 30, 1998, his name, municipality of residence, the year in which he became a director, his principal occupation and the number of Phoenix common shares beneficially owned by this person. Directors are elected until the next annual meeting of shareholders or, in the case of a vacancy or resignation, until a successor is elected or appointed:

                                                                                          COMMON SHARES BENEFICIALLY
                                                                                         OWNED OR OVER WHICH CONTROL
              NAME AND                 DIRECTOR                                                       OR
     MUNICIPALITY OF RESIDENCE           SINCE             PRINCIPAL OCCUPATION             DIRECTION IS EXERCISED
------------------------------------  -----------  ------------------------------------  ----------------------------
John Hooper, Ph.D.                          1988   Chairman and Chief Executive Officer             1,001,812
  Hudson, Quebec                                   of Phoenix

Claude E. Forget                            1989   Chairman, Look TV                                   13,900
  Montreal, Quebec                                 (Radiocommunication distributor)

Lucien Steru, M.D.                          1997   President and Chief Operating                    3,336,325
  Brussels, Belgium                                Officer- Phoenix International
                                                   (Europe) and Director

Bertram A. Spilker, Ph.D., M.D.             1997   Senior Vice President Scientific and               --
  Bethesda, Maryland                               Regulatory Affairs, Pharmaceutical
                                                   Research Manufacturers Association
                                                   (Pharmaceutical research)

Robert Raich, B.C.L.                        1997   Senior Partner Spiegel Sohmer,                     --
  Westmount, Quebec                                Attorneys (Law firm)

David Goldman                               1997   Executive Vice President and Chief                 --
  Toronto, Ontario                                 Operating Officer, Noranda Inc.
                                                   (Mining and metal producer)

Cornelius P. McCarthy III                   1998   Managing Director, Corporate Finance                 1,000
  Devon, Pennsylvania                              Pennsylvania Merchant Group Ltd
                                                   (Investment bankers)

Messers. Forget, Raich and Goldman are members of the Audit Committee. Messers. Hooper, Raich and Goldman are members of the Human Resources Committee.

All of the directors have been engaged in their present occupation or in other executive capacities with the companies or firms with which they currently hold positions for more than five years except for:

    - Mr. Forget who was Vice President, Corporate Affairs, The Laurentian Group Corporation, from 1989 to 1994. From 1994 to 1997, Mr. Forget served as President of C.E.F. Ganesh Corporation. He has acted as the Chairman of Look Communications Inc. since August 1997 and has been a consultant to Teleglobe Canada Inc. since 1994. He also continues to act as Chairman of Canadian Medical Research Associates Inc. Mr. Forget serves on the board of Royal Victoria Hospital and Look Communications Inc.;

    - Dr. Steru who was the President and Chief Executive Officer of ITEM from inception in 1982 until August 1997 when ITEM was acquired by Phoenix;

    - Dr. Spilker was Executive Director Orphan Medical, a division of CHRONIMED, Inc. from 1993 to 1997, and served as Interim President of Phoenix International Life Sciences (IBRD) Inc. from February 1998 until March 1998;

    - Mr. Goldman was Executive Vice President, Metallurgical Operations of Noranda Minerals Inc. from 1991 to 1994. In 1994 he was appointed President and Chief Executive Officer of Noranda Metallurgy Inc. Since November of 1997, he has acted as Executive Vice President and Chief Operating Officer of Noranda Inc. Mr. Goldman serves on the board of Tritech Precision Inc. and Falconbridge Ltd.; and

    - Mr. McCarthy has served, since December 1996, as an investment banker for Pennsylvania Merchant Group, where he is a Senior Vice President, Corporate Finance. From December 1993 through December 1996, he served as a Managing Director of Corporate Finance for Laidlaw & Company, an investment banking firm. From December 1992 to December 1993, Mr. McCarthy was the President of McCarthy & Company, a financial consulting firm serving the pharmaceutical industry. Mr. McCarthy has served as a member of the Board of Directors of Bonded Motors, Inc. since 1996 and of Laser Pacific Media Corporation since October 1996. He was previously a Director of Phoenix from 1994 to 1997.

EXECUTIVE OFFICERS

The following table contains, for each person who is an executive officer of Phoenix, as at November 30, 1998, his or her name, municipality of residence, the first year of employment with Phoenix and position with Phoenix and the number of common shares beneficially owned, directly or indirectly, or over which control or direction was exercised by this person. The Phoenix common shares beneficially owned or over which control or direction is exercised includes options exercisable within 60 days.

                                                                                                    COMMON SHARES
                                            WITH                                                BENEFICIALLY OWNED OR
               NAME AND                    PHOENIX                                              OVER WHICH CONTROL OR
       MUNICIPALITY OF RESIDENCE            SINCE                    POSITION                  DIRECTION IS EXERCISED
---------------------------------------  -----------  ---------------------------------------  -----------------------

John Hooper                                    1988   Chairman and Chief Executive Officer             1,001,812
  Hudson, Quebec

Jean-Yves Caloz                                1993   Senior Vice President, International               144,297
  Los Angeles, California                             Finance and Acquisitions, and Secretary

George Engelberg                               1997   Vice President, Information Technology             --
  Cote St-Luc, Quebec

Lucien Steru                                   1997   President and Chief Operating                    3,336,325
  Brussels, Belgium                                   Officer--Phoenix International (Europe)

Stephane Huguet                                1998   President and Chief Operating Officer              --
  Town of Mount-Royal, Quebec                         Phoenix International, Canada

Susan Thornton                                 1998   President and Chief Operating Officer              --
  Blue Bell, Pennsylvania                             Phoenix International (US), Phase II-IV

James J. Conklin                               1998   Senior Vice President, General Manager             --
  Yardley, Pennsylvania                               Scientific Software Division

David Moszkowski                               1998   Senior Vice President and Chief                    --
  Dollar des Orneaux, Quebec                          Financial Officer

Dr. Hooper founded Phoenix in 1988. He has 28 years of experience in pharmaceutical research and development and regulatory affairs. From 1970 to 1973, Dr. Hooper was a laboratory scientist with Bristol Laboratories of Canada, a pharmaceutical manufacturer. From 1973 to 1979, Dr. Hooper was Assistant Director, Clinical Research and subsequently Director Scientific Affairs in charge of the Medical, Clinical Research and Drug Regulatory Departments at Squibb Canada, a pharmaceutical manufacturer. From 1979 to 1987, Dr. Hooper was first Director, Scientific Affairs, and then Vice President and subsequently Senior Vice President at Bio Research Laboratories Ltd., a contract research laboratory. Dr. Hooper holds a Doctorate in chemistry from the School of Pharmacy, University of London, England.

Mr. Caloz has been associated with Phoenix since its inception, first as a financial advisor and since June 1993, as an executive. From April 1993 to November 1998 Mr. Caloz was Vice President, Finance, then Senior Vice President and Chief Financial Officer. In November 1998, Mr. Caloz became Senior Vice President, International Finance and Acquisitions. Prior to joining Phoenix, Mr. Caloz was a partner in the accounting firm of Rooney, Greig & Assoc., having joined in 1984. During 1984,

Mr. Caloz worked as an associate at the accounting firm of Richter, Usher & Vineberg. From 1976 to 1984 Mr. Caloz worked for Roger Caloz and Company, chartered accountants. He earned a Bachelor of Arts from York University, Canada, and is a Chartered Accountant. On March 25, 1999, Mr. Caloz gave Phoenix 30 days' notice of termination as required under his employment agreement.

Dr. George Engelberg joined Phoenix in 1997. He has over 20 years of experience in implementing large-scale information technology systems in industry. From 1976 to 1979, he was associated with Domtar Ltd., a major forestry and paper company. Dr. Engelberg then worked at Canadian National Railways as Senior Project Manager from 1979 to 1987, implementing automated freight year and main line signaling systems, and large-scale plant capacity simulation systems. From 1987 to 1988 he worked at Future Electronics as Vice President, MIS. He then served as Vice President, Information Services at Astral Communications, a diverse media and communications company, from 1988 to February 1997, where he implemented manufacturing, distribution, retail and advanced broadcasting systems. Dr. Engelberg holds a Doctoral degree in electrical engineering from the University of California, Santa Barbara.

Dr. Lucien Steru is President and Chief Operating Officer of Phoenix International (Europe). Dr. Steru founded ITEM Europe SA in 1982, one of the first contract research organizations in Europe. Before 1982, Dr. Steru was an assistant professor in pharmacology and resident in psychiatry (Pitie-Salpetriere).

Dr. Stephane Huguet has close to ten years of product development and pharmaceutical marketing experience in the U.S.A., Europe and Japan. Prior to joining Phoenix, Dr. Huguet was President of Fournier Pharma Inc., and was based in Montreal from 1996 to 1998. From 1993 to 1995, Dr. Huguet acted as Director of Global Marketing for Laboratoire Fournier in Dijon, France. Dr. Huguet holds a medical degree as well as a Master of Business Administration degree from INSEAD.

Dr. Susan C. Thornton has been an officer of Phoenix International GB Limited, formerly IBRD-Rostrum since 1992, responsible for its U.S. operations. From 1984 until 1992 Dr. Thornton held various senior management positions with SmithKline Beecham Corporation, and from 1975 until 1978 she was a research and development scientist with Merck Sharp and Dohme. Dr. Thornton obtained a Doctoral degree in molecular biology from the University of Pennsylvania in 1984.

Dr. Conklin joined Phoenix in 1998. From 1990 to 1998 he was Chairman, Founder and Chief Scientific Officer of Bio-Imaging Technologies, Inc. In 1998, Dr. Conklin joined Convergent Consulting Corporation. Prior to Bioimaging Dr. Conklin was Vice-President of Product Development at Cytogen Corp., held a senior position at Centocor, and was Director of the Armed Forces Radiobiology Research Institute. Dr. Conklin is a Johns Hopkins trained internist and nuclear medicine physician with undergraduate and graduate training in electrical engineering.

Mr. Moszkowski joined Phoenix in 1998. From 1997 until November 1998, he was Chief Financial Officer for VELAN Inc. From 1994 to 1996, Mr. Moszkowski was Chief Financial Officer for Volcano International, Inc. From 1992 to 1994, he was Vice President Finance for the Manson Group. From 1988 to 1992, Mr. Moszkowski was Vice President Finance for the MIL Group. He earned a Bachelor of Commerce from Concordia University, Canada, and is a Chartered Accountant.

    PRINCIPAL SHAREHOLDERS AND HOLDINGS OF OFFICERS AND DIRECTORS OF PHOENIX

The following table contains the number and percentage of shares of Phoenix common shares which, according to information supplied to Phoenix, are beneficially owned by:

    - each person who is the beneficial owner of more than 5% of Phoenix common shares;

    - each of Phoenix's directors and executive officers; and

    - all directors and executive officers as a group.

Under rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of Phoenix common shares with respect to which the person has or shares voting power or investment power. A person is also deemed to be the beneficial owner of shares of Phoenix common shares as of a given date with respect to which this person has the right to obtain voting or investment power within 60 days of this given date, such as upon the exercise of options or warrants. Unless otherwise indicated, the information in the following table is as of December 15, 1998. As of January 31, 1999, Phoenix had 26,066,989 common shares outstanding.

Outstanding shares of Phoenix common shares owned beneficially are listed in one column. Shares of Phoenix common shares owned beneficially through stock options that can be exercised by May 1, 1999 are shown in a separate column. The percentage column reflects all shares owned benefially. An asterisk in the percent column means the person owns less than one percent of the Phoenix common shares.

                                                                                   SHARES BENEFICIALLY OWNED
                                                                           -----------------------------------------

                                                                           OUTSTANDING
                           NAMES AND ADDRESSES                               SHARES        OPTIONS        PERCENT
-------------------------------------------------------------------------  -----------  -------------  -------------

Van Berkom & Associates Inc..............................................    3,737,395              0         14.3%
  1130 Sherbrooke Street West
  Suite 1005
  Montreal, Quebec
  H3A 2M8 Canada

Lucien Steru, M.D........................................................    3,336,325          2,500         12.8%
  Avenue Louise
  1050 Brussels, Belgium

TAL Investments Inc......................................................    3,032,167              0         11.6%
  1000 de la Gauchetiere West
  Suite 3100
  Montreal, Quebec
  H3B 4W5 Canada

Canadian Medical Research Associates.....................................    1,650,000              0          6.3%
  300-1118 Saint Catherine Street West
  Montreal, Quebec
  H3B 1H5 Canada

John W. Hooper, Ph.D.....................................................    1,001,812         25,600          3.9%
  2350 Cohen Street
  Saint-Laurent (Montreal)
  Quebec H4R 2N6 Canada

Jean-Yves Caloz..........................................................      144,297         16,000            *
  22248 Cairnloch Street
  Calabasas, CA 91302

Claude Forget............................................................       13,700          7,200            *
  1000 de la Gauchetiere West
  Suite 3100
  Montreal, Quebec
  H3B 4W5 Canada

                                                                                   SHARES BENEFICIALLY OWNED
                                                                           -----------------------------------------

                                                                           OUTSTANDING
                           NAMES AND ADDRESSES                               SHARES        OPTIONS        PERCENT
-------------------------------------------------------------------------  -----------  -------------  -------------
Cornelius P. McCarthy, III...............................................        1,000          6,600            *
  Four Falls Corporate Center
  West Conshohocken, PA 19004

Robert Raich.............................................................            0          1,200            *
  1203-5 Place Ville Marie
  Montreal, Quebec
  N3B 2G2 Canada

David Goldman............................................................            0          1,000            *
  191 Bay Street, Suite 4100
  BCC Place
  Toronto, Ontario
  M5J 2T3 Canada

Bertram A. Spilker.......................................................            0          1,000            *
  1100, 15th Street NW
  Washington, DC 20005

James J. Conklin.........................................................            0              0            *
  4800 Dobrin
  Saint-Laurent (Montreal),
  Quebec H4R 2P8 Canada

David Moszkowski.........................................................            0              0            *
  2350 Cohen Street
  Saint-Laurent (Montreal)
  Quebec H4R 2N6 Canada

George Engelberg.........................................................            0          5,600            *
  2350 Cohen Street
  Saint-Laurent (Montreal)
  Quebec H4R 2N6 Canada

Stephane Huguet, MD......................................................            0              0            *
  2350 Cohen Street
  Saint-Laurent (Montreal)
  Quebec H4R 2N6 Canada

Susan Thornton, Ph.D.....................................................            0              0            *
  1777 Sentry Parkway Place West
  Blue Bell, PA 19422

All executive officers and directors
  as a group (13 persons)................................................    4,497,034         66,800         17.5%

                 COMPENSATION OF EXECUTIVE OFFICERS OF PHOENIX

EXECUTIVE COMPENSATION

The following table contains compensation paid in respect of the named executive officers (being the Chief Executive Officer and the seven other most highly compensated executive officers of Phoenix whose total salary and bonus exceeded $100,000) for the last three completed fiscal years.

When reviewing the table you should be aware of the following:

    - "Other Annual Compensation" represents interest benefits on interest free loans and car allowances.

    - "All Other Compensation" represents premiums paid in respect of disability insurance.

    - Dr. Susan Thornton joined Phoenix on February 6, 1998, and her salary is US$250,000.

    - Dr. Huguet joined Phoenix on January 2, 1998. His annual salary is approximately $240,000.

    - Dr. Huguet's 1998 bonus includes a signing bonus of $100,000.

    - Dr. Huguet's employment agreement provides for a maximum housing allowance of $4,000 per month.

    - Mr. Moszkowski joined Phoenix in November 1998, and his annual salary is $200,000.

    - Dr. Conklin joined Phoenix in September 1998 and his annual salary is US$220,000.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG TERM
                                                                                         COMPENSATION/AWARDS
                                                                              -----------------------------------------
                                                                                               COMMON
                                                                                               SHARES
                                                   ANNUAL COMPENSATION                       UNDERLYING
                                             -------------------------------  OTHER ANNUAL     OPTIONS      ALL OTHER
NAME AND PRINCIPAL POSITION                    YEAR      SALARY      BONUS    COMPENSATION     GRANTED    COMPENSATION
-------------------------------------------  ---------  ---------  ---------  -------------  -----------  -------------

                                                         (CDN$)     (CDN$)       (CDN$)          (#)         (CDN$)

John Hooper, Ph.D.                                1998    364,510    186,189       13,425            --        12,910
  Chairman and Chief Executive Officer            1997    242,124     46,123       11,650            --         3,736
                                                  1996    239,615         --       11,500            --         3,958

Lucien Steru, M.D.                                1998    421,860    131,907           --        62,500            --
  President and Chief Operating Officer,          1997     25,644         --           --            --            --
  Phoenix International (Europe)                  1996         --         --           --            --            --

Jean-Yves Caloz                                   1998    229,074     77,677       10,648            --         1,845
  Senior Vice President and Secretary             1997    175,835     37,891        9,895            --         1,129
                                                  1996    172,523         --        9,724            --         1,129

Susan Thornton, Ph.D.,                            1998    208,250     79,957        5,814       125,000            --
  President and Chief Operating Officer,          1997         --         --           --            --            --
  Phoenix International (US), Phase II-IV         1996         --         --           --            --            --

Stephane Huguet, MD.                              1998    192,708    210,671        3,333       250,000        36,773
  President and Chief Operating Officer           1997         --         --           --            --            --
                                                  1996         --         --           --            --            --

George Engelberg                                  1998    158,662     18,988                         --         1,845
  Senior Vice President, Information              1997         --         --     5,000 --            --            --
  Technology                                      1996         --         --           --            --            --

David Moszkowski                                  1998         --         --           --            --            --
  Senior Vice President and Chief Financial       1997         --         --           --            --            --
  Officer                                         1996         --         --           --            --            --

James J. Conklin, M.D.                            1998         --         --           --            --            --
  Senior Vice President and General Manager       1997         --         --           --            --            --
  of Scientific Software Division                 1996         --         --           --            --            --

ANNUAL BONUS PLAN

Phoenix has performance based annual bonus plans for executives and employees.

LONG TERM INCENTIVE PLAN

There is no long term incentive plan for the benefit of employees of Phoenix.

SHARE OPTION PLAN

On October 24, 1994, Phoenix established a Key Employee Share Option Plan in order to attract and retain highly qualified directors and employees who are motivated toward the success of Phoenix and to encourage share ownership in Phoenix by these persons. The individuals who are eligible to receive options to purchase Phoenix common shares under the share option plan are directors, senior executives and key employees of Phoenix, as determined from time to time by the Human Resources Committee of the Board of Directors which administers the share option plan.

All options granted under the share option plan are eligible to be exercised within ten years of the date of grant. Under the terms of the share option plan, the vesting periods for the options are as follows:

    - up to 4% of the options are exercisable after one year from the date of their grant;

    - up to 16%, after two years from the date of their grant;

    - up to 36%, after three years from the date of their grant;

    - up to 64%, after four years from the date of their grant; and

    - up to 100% after five years from the date of their grant.

The price at which Phoenix common shares may be purchased is determined by the Human Resources Committee but may not be less than the average of the market price of Phoenix common shares on the Montreal Exchange and the Toronto Stock Exchange at the time of their grant. Financial assistance for the purchase of Phoenix common shares under the share option plan is not currently provided.

The maximum number of Phoenix common shares that may be issued under the share option plan may not exceed 2,428,920 Phoenix common shares. The maximum number of Phoenix common shares that may be optioned to any single individual may not exceed five percent of the total of all of the outstanding number of Phoenix common shares.

As of February 26, 1999, 87 key employees of Phoenix held options to purchase 2,182,483 Phoenix common shares, at prices ranging from $5.00 to $16.69 per Phoenix common share.

Options granted in 1996, 1997 and 1998 to the named executive officers are mentioned in the tables entitled "Summary Compensation Table" and "Option Grants During the 1998 Financial Year."

OPTION GRANTS DURING THE 1998 FISCAL YEAR

Some options were granted during the 1998 fiscal year to the following named executive officers:

    - Dr. Stephane Huguet was granted 250,000 options upon becoming President and Chief Operating Officer of Phoenix;

    - Dr. Lucien Steru was granted 62,500 options on September 1, 1997; and

    - Dr. Susan Thornton was granted 125,000 upon beginning her employment with Phoenix.

The following table contains the option grants during the 1998 fiscal year in respect of these executives.

When reviewing the table you should be aware of the following:

    - The average closing market price of Phoenix common shares on August 31, 1998 on the Montreal Exchange and the Toronto Stock Exchange was $9.375 and $9.933 per share;

    - Dr. John Hooper, Mr. Jean-Yves Caloz, Mr. David Moszkowski, Dr. James Conklin and Mr. George Engelberg did not receive option grants during fiscal 1998; and

    - Dr. John Hooper, Dr. Lucien Steru, Dr. Susan Thornton, Dr. Stephane Huguet, Mr. Jean-Yves Caloz and Mr. George Engelberg were granted 28,213 options, 21,768 options, 10,746 options,

      9,944 options, 7,801 options and 4,093 options at an exercise price of $8.54 and Mr. David Moszkowski was granted 50,000 options at an exercise price of $12.67 pursuant to the share option plan in the first quarter of fiscal 1999.

                   OPTION GRANTS DURING THE 1998 FISCAL YEAR

                                                 COMMON
                                                 SHARES    % OF TOTAL OPTION    EXERCISE OR
                                                  UNDER       GRANTED TO        BASE PRICE
                    NAMED                        OPTIONS     EMPLOYEES IN       (CDN/COMMON
              EXECUTIVE OFFICERS                 GRANTED      FISCAL YEAR         SHARES)         EXPIRATION DATE
----------------------------------------------  ---------  -----------------  ---------------  ---------------------

Dr. Stephane Huguet...........................    250,000          35.31%        $   10.17           January 2, 2008

Dr. Susan Thornton............................    125,000          17.66%        $   11.35             July 14, 2008

Dr. Lucien Steru..............................     62,500         --             $   11.55         September 1, 2007

EMPLOYMENT CONTRACTS

Dr. John Hooper's employment contract dated September 23, 1988 states that he was hired as President, Scientific Director and Chief Executive Officer of Phoenix at a starting base salary of $110,000. Dr. Hooper was also provided with an interest-free loan of $100,000. In addition, on June 2, 1998, Dr. Hooper entered into a new employment agreement with Phoenix. Dr. Hooper undertook to continue to provide his services for an indeterminate period at a base salary of $400,000 per year, this period to continue until either party provides to the other three months' notice of his or its intent to terminate his employment, which notice may not be given prior to September 30, 1999. During fiscal 1998, Dr. Hooper was provided with an additional interest-free loan in the amount of $250,000.

A severance sum will be provided to Dr. Hooper in the event he ceases to be an employee of Phoenix. The monetary compensation will be determined as follows:

    - $750,000 if a new employment agreement is not entered into between Dr. Hooper and Phoenix before the termination of the term of his present employment agreement;

    - $700,000 if a new employment agreement is terminated prior to the day that is one year from the beginning of this agreement;

    - $600,000 if a new agreement is terminated on or after the day that is one year from the beginning of such agreement but prior to the day that is two years; or

    - $500,000 if a new agreement is terminated on or after the day that is two years from the beginning of this agreement.

Mr. Caloz's employment contract dated April 13, 1993 states that he was hired as Vice President, Finance and Corporate Development of Phoenix at a starting base salary of $115,000, subject to upward adjustments to be determined annually by the Board of Directors of Phoenix. Mr. Caloz was provided an interest-free loan in the amount of $75,000. On November 18, 1998, Mr. Caloz entered into a new employment agreement with Phoenix, pursuant to which Mr. Caloz obtained his title of Senior Vice President, International Finance and Acquisitions and continues to receive the same compensation as under his previous employment agreement with Phoenix, except that he is no longer eligible for annual stock option awards. Mr. Caloz's employment with Phoenix will not terminate prior to March 1, 1999. Thereafter, the employment agreement shall terminate on the earlier of August 31, 1999 or the provision of 30-days notice of termination by Mr. Caloz to Phoenix. All of Mr. Caloz's outstanding options not otherwise vested shall vest upon the date of termination of the new employment agreement and all these options shall expire as of December 1, 1999, regardless of the date of this termination. On March 25, 1999, Mr. Caloz gave Phoenix 30 days' notice of termination as required under his employment agreement.

Dr. Steru's employment contract dated August 7, 1997 states that he was hired as President and Chief Operating Officer of ITEM Europe S.A., a subsidiary of Phoenix at a starting base salary of FFr 1,580,000.

Dr. Huguet's employment contract dated November 7, 1997 states that he was hired as President and Chief Operating Officer of Phoenix Canada, a division of Phoenix at a starting base salary of $240,000. In the event Dr. Huguet ceases to be an employee of Phoenix following:

    - a successful take-over bid;

    - any change in salary, responsibility, status, benefits or residence made without Dr. Huguet's prior written consent;

    - any act on the part of Phoenix amounting to constructive dismissal according to a Court of competent jurisdiction; or

    - a change of control of Phoenix,

he will receive monetary compensation. This monetary compensation includes an amount equal to a maximum 18 months of Dr. Huguet's gross base salary.

Dr. Thornton's employment contract dated June 1, 1998 states that she was hired as President and Chief operating Officer of Phoenix International US, Phase II-IV, a subsidiary of Phoenix at a starting base salary of US$250,000. In the event Dr. Thornton ceases to be an employee of Phoenix following:

    - a successful take-over bid;

    - any change in salary, responsibility, status, benefits or residence made without Dr. Thornton's prior written consent;

    - any act on the part of Phoenix amounting to constructive dismissal according to a Court of competent jurisdiction; or

    - a change of control of Phoenix,

she will receive monetary compensation. This monetary compensation includes a minimum amount equal to Dr. Thornton gross annual salary divided by 12 and multiplied by the number of years of employment at Phoenix International.

Mr. Moszkowski's employment contract dated October 5, 1998 states that he was hired, effective November 16, 1998, as Vice President and Chief Financial Officer of Phoenix at a starting base salary of $200,000. In addition, Phoenix granted Mr. Moszkowski options to purchase 50,000 Phoenix common shares at an exercise price of $12.67 per share. In the event Mr. Moszkowski ceases to be an employee of Phoenix following:

    - a successful take-over bid;

    - any change in salary, responsibility, status, benefits or residence made without Mr. Moszkowski's prior written consent;

    - any act on the part of Phoenix amounting to constructive dismissal according to a Court of competent jurisdiction;

    - termination of his employment by Phoenix without cause; or

    - a change of control of Phoenix,
he will receive monetary compensation. This monetary compensation includes an amount equal to a maximum 12 months of Mr. Moszkowski's gross base salary.

Mr. Engelberg's employment agreement dated January 7, 1997 states that he was hired by Phoenix as Vice President, Information Technology at a starting base salary of $160,000, subject to upward adjustment consistent with Phoenix's salary administration policies. In addition, Mr. Engelberg was granted options to purchase 35,000 Phoenix common shares at an exercise price of $10.30 per share. In the event Mr. Engelberg ceases to be an employee of Phoenix following:

    - a successful take-over bid;

    - any change in salary, responsibility, status, benefits or residence made without Mr. Engelberg's prior written consent;

    - any act on the part of Phoenix amounting to constructive dismissal according to a court of competent jurisdiction;

    - termination of his employment by Phoenix without cause; or

    - a change of control of Phoenix,

he will receive monetary compensation. This monetary compensation includes an amount equal to a maximum 12 months of Mr. Engelberg's gross base salary.

Dr. Conklin's employment agreement dated September 1, 1998 states that he was hired by Phoenix International Life Sciences (IBRD) Inc., a subsidiary of Phoenix U.S., as Senior Vice President and General Manager, Scientific Software Division at a starting base salary of US$220,000, subject to upward adjustment at the discretion of the Phoenix Board. In the event Dr. Conklin ceases to be an employee of Phoenix International Life Sciences (IBRD) Inc. following:

    - any material and adverse diminution on an accumulative basis of his duties, position, compensation, benefits, or title, which is not applied to all other executives of Phoenix;

    - any act on the part of Phoenix International Life Sciences (IBRD) Inc. amounting to a breach of the terms of the employment agreement; or

    - termination of his employment by Phoenix International Life Sciences
      (IBRD) Inc. without cause,

he will receive monetary compensation in an amount equal to 12 months of Dr. Conklin's gross base salary (plus a prorated portion of any bonus otherwise payable to Dr. Conklin during the year of his termination). Dr. Conklin may terminate the employment agreement for any reason upon 120 prior notice.

Concurrently with the execution of their employment contracts, each of the named executive officer has signed a confidentiality, proprietary rights, regulatory compliance and non-competition agreement with Phoenix, the violation thereof giving rise to damages ranging from $50,000 to $100,000.

COMPENSATION OF DIRECTORS

An annual remuneration of $10,000 was paid to each director who was not a full time employee of Phoenix. In addition, fees of $750 were paid to any director who attended a meeting of the Board of Directors or of a committee of the Board of Directors. All directors are also entitled to the reimbursement of their traveling expenses when attending Board or committee meetings.

In addition, each director who was not a full-time employee of Phoenix had been granted options for the purchase of 10,000 common shares at $5.00 on October 24, 1994. In January 1997, the Board increased these options by awarding Messrs. McCarthy and Forget additional 5,000 options each. On

November 11, 1997, the Board awarded a further 15,000 options to Mr. Forget, 30,000 options to Mr. Raich, 25,000 options to Dr. Spilker and 25,000 options to Mr. Goldman.

For the financial year ended August 31, 1998, the total cash compensation paid to directors was $70,230, including reimbursement of their expenses.

Phoenix carries directors' and officers' liability insurance in an amount limited to $25.0 million. For Fiscal 1998, the total annual premium in respect to directors' and officers' liability insurance was approximately $48,907, all of which was paid by Phoenix and charged to income. In fiscal year 1999, the total annual premium in respect of directors' and officers' liability insurance is $61,000.

CERTAIN TRANSACTIONS

During fiscal 1998, Phoenix paid $794,000 to Pennsylvania Merchant Group for financial advisory services. Cornelius P. McCarthy, III, a member of the Phoenix Board of Directors, is a Managing Director of Pennsylvania Merchant Group. In the event the merger is consummated, Phoenix will pay Pennsylvania Merchant Group an additional fee of $400,000.

Dr. Hooper owes Phoenix $325,000 and Mr. Caloz owes Phoenix $60,000, as of November 30, 1998. The loans are non-interest bearing. Principal is paid in ten equal annual installments with the final installment due November 2004.

During fiscal 1998, Phoenix paid $101,000 for legal services provided by Spiegel, Sohmer GP, a law firm. Robert Raich, a director of Phoenix, is a senior partner of this firm.

                            DESCRIPTION OF CHRYSALIS

GENERAL

Chrysalis, incorporated in 1988, is an international contract research organization. Chrysalis provides drug development services primarily to the pharmaceutical and biotechnology industries. Chrysalis' services include:

    - transgenic discovery research;

    - preclinical development; and

    - clinical capabilities.

In addition, Chrysalis uses its proprietary transgenic and licensed gene targeting technology to provide services for its clients that require transgenic animal models. Chrysalis' clients use these models to:

    - determine the function of human genes and identify therapeutic targets implicated in disease; and

    - to evaluate therapeutic lead compounds for further development.

On November 18, 1998, Chrysalis and Phoenix executed the merger agreement under which Phoenix will acquire Chrysalis. The merger is subject to a number of conditions. See "The Merger" and "The Merger Agreement."

RESTRUCTURING OF CLINICAL OPERATIONS

The merger agreement requires Chrysalis to shut down and discontinue providing clinical services in the United States and at several of its clinical operations in Europe. Chrysalis has begun to shut down its clinical operations in Austin, Texas, Dusseldorf, Germany and Cham, Switzerland. As a result of these shut downs, Chrysalis will no longer provide services for Phase I clinical studies. It will focus on providing services for Phase II or Phase III clinical studies in Germany, Eastern Europe and Israel. These shut downs in Dusseldorf, Germany and Austin, Texas and a significant downsizing of Chrysalis' European clinical operations will occur even if the merger is not completed. If the merger is not completed, Chrysalis expects to continue to provide Phase II and Phase III clinical services in Eastern Europe and Israel, as well as in Western Europe on a significantly downsized basis. Chrysalis will perform fully or transfer existing clinical studies at shut down and downsized locations to other Chrysalis locations. After the merger, existing clinical studies may be transferred to Phoenix locations.

OTHER MATTERS

On March 16, 1998, Chrysalis issued a $5.0 million subordinated note to a wholly-owned subsidiary of MDS Inc., a Canadian corporation. As part of this transaction, Chrysalis also issued to MDS's subsidiary a warrant to purchase 2,000,000 shares of Common Stock for $2.50 per share. In addition, Chrysalis and MDS entered into a standstill agreement which governs the ownership and acquisition of securities of Chrysalis by MDS and its affiliates.

On December 18, 1996, Chrysalis issued 2,632,600 shares of Common Stock in connection with the acquisition by Chrysalis of all of the outstanding equity interests in BioClin, Inc., a Delaware corporation, BioClin Europe AG, a Swiss corporation, BioClin GmbH, a German corporation, Kilmer N.V., a Netherlands Antilles corporation, and BioClin Institute of Clinical Pharmacology GmbH, a German corporation (the "BioClin Group"). Chrysalis recorded the BioClin Group acquisition using the "pooling-of-interests" method of accounting.

Chrysalis is also the exclusive commercial licensee of a U.S. patent covering DNA microinjection. DNA microinjection is the process widely used in the pharmaceutical and biotechnology industries to develop transgenic animal models. Chrysalis uses this process for its transgenic research and drug discovery services. Chrysalis also grants several types of sublicenses for the use of this technology by commercial firms and academia. Chrysalis receives revenues from these sublicenses consisting of fees and, in some cases, royalties.

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NEW DRUG DEVELOPMENT PROCESS OVERVIEW

Drug development is an expensive and lengthy process. Before a new drug can be marketed, it must undergo extensive testing and regulatory review to determine its safety and efficacy. Two of the most critical stages of this process are preclinical and clinical testing. In preclinical testing, the sponsor of the new drug conducts laboratory analyses and animal tests to determine the basic biological activity and safety of the drug. After successfully completing the preclinical phase, the drug undergoes a series of clinical tests in humans. These tests typically progress from dosing studies in healthy volunteers to testing in patients with the targeted disease. The information generated during these trials is critical for gaining marketing approval from the FDA or other regulatory agencies. In the United States, preclinical and clinical testing must comply with the requirements of good laboratory practices and good clinical practices and other standards established by the FDA and other federal and state governmental authorities.

The FDA pioneered the use of clinical trials for new drug development. The agency's approval process has shaped much of drug regulation worldwide. In recent years, the FDA and corresponding regulatory agencies of the major industrial countries, including Canada, Japan and the European Union, commenced discussions to develop common standards for the conduct of preclinical and clinical studies. In addition, these regulatory agencies had discussions on the format and content of applications for new drug approvals. Data from multi-national studies adhering to good clinical practices are now generally acceptable to the FDA and the governments within the European Union.

In the United States, a drug sponsor must file an investigational new drug application with the FDA before the commencement of human testing of a drug. The investigational new drug application includes preclinical testing results. It also describes the sponsor's plans for conducting human clinical trials. The design of these plans, known as the study protocol, is critical to the success of the drug development effort because the protocol must correctly anticipate the data and results that the FDA will require before approving the drug.

Extensive preclinical testing, involving pharmacology and toxicology studies, is required before a drug developer may conduct safety and efficacy testing in humans. In efficacy studies, drug candidates are evaluated in animal models that simulate human disease conditions. These screens are used primarily by pharmaceutical and biotechnology companies. In toxicology studies, drug candidates are tested in normal, healthy animals to determine their potential harmful effects to humans. In addition, new industrial and agricultural chemicals often require extensive toxicology testing before they may be sold. Therefore, toxicology tests are used not only by developers of new drugs, but also by developers of other chemical products.

Human trials usually start on a small scale to assess safety and then expand to test efficacy. Trials are usually grouped into four phases, with multiple trials generally conducted within each phase. Clinical trials often represent the most expensive and time-consuming part of the overall drug development process.

PHASE I. Phase I trials are conducted on healthy volunteers, typically 20 to 80 persons, to develop basic safety data relating to toxicity, metabolism, absorption, elimination and other pharmacological actions.

PHASE II. Phase II trials are conducted on a small number of subjects, typically 100 to 200 patients, who suffer from the drug's targeted disease or condition. Phase II trials offer the first evidence of clinical efficacy, as well as additional safety data.

PHASE III. Phase III trials are conducted on a significantly larger population of several hundred to several thousand patients who suffer from the targeted disease or condition. Phase III trials are designed to measure long-term side effects and efficacy on a larger scale.

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PHASE IV.  As a condition of granting marketing approval, the FDA may require a sponsor to continue to conduct additional clinical trials, known as Phase IV trials. Phase IV trials are designed to (1) monitor long-term risks and benefits, (2) study different dosage levels, or (3) evaluate different safety and efficacy parameters in target patient populations. The increasing importance of Phase IV trials results in increased numbers of patients tested and increased numbers of sites at which testing is performed.

After the successful completion of Phase III trials, the sponsor of a new drug may submit a new drug application to the FDA. The new drug application is a comprehensive filing that includes the results of all preclinical and clinical studies and information about the drug's composition. The application also contains the sponsor's plans for producing, packaging and labeling the drug. Most of the clinical data contained in a new drug application is generated during the Phase II and III trials. Drugs that successfully complete FDA review may be marketed in the United States, subject to any conditions imposed by the FDA.

INDUSTRY OVERVIEW

The contract research organization industry provides independent product development services primarily for the pharmaceutical and biotechnology industries. Companies in these industries outsource product development services to contract research organizations that manage the drug development process. Contract research organizations derive substantially all of their revenue from the research and development expenditures of pharmaceutical and biotechnology companies. See "--Competition."

SERVICES

The major categories of drug development services offered by Chrysalis are:

TRANSGENIC SERVICES

Chrysalis has observed an acceptance by the pharmaceutical and biotechnology industries in the use of transgenic laboratory animal model technology as a tool to improve drug discovery programs. As a result of this acceptance, Chrysalis is able to use its proprietary DNA microinjection technology to offer its specialty transgenic-based contract research services. These services are used by companies electing to outsource all or a portion of their transgenic animal model needs. These transgenic-based specialty contract research services include gene function assessment, custom model development programs, molecular biology services and other related services.

In the area of genomics research, Chrysalis' transgenic animal technology is being used to determine the functions of human genes and to identify human gene targets implicated in disease. Transgenic animal technology provides for the genetic manipulation of animals, allowing for the production of animals that more accurately reflect human biochemistry, physiology and pathology. Worldwide efforts to map and sequence the human genome have resulted in the identification of new genes. These newly-identified genes and transgenic animal technology allow for the generation of new laboratory animals with specifically engineered genetic traits. These new animals will facilitate the understanding of the molecular basis of disease progression.

PRECLINICAL SERVICES

Chrysalis believes it offers clients, on an international basis, a broad range of preclinical drug development services. Chrysalis also believes it can provide a majority of the preclinical testing requirements necessary to secure approval to initiate human clinical trials from the FDA and regulators in the European community and Japan. Chrysalis provides the following preclinical drug development services:

TOXICOLOGY. Toxicology studies are designed to identify and evaluate any harmful effects that pharmaceuticals or chemicals might cause to humans. These studies are required in connection with the FDA approval process. Chrysalis provides the toxicology testing services in the areas of mutagenesis/

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genetic toxicology, teratology, reproduction/fertility, immunotoxicology, continuous infusion, carcinogenesis, and acute, subacute and chronic evaluations. Chrysalis believes it has a recognized specialty expertise in continuous infusion administration techniques and immunotoxicology.

PHARMACOLOGY. Pharmacology studies are designed to quantify the properties and reactions of drugs primarily in relation to their therapeutic value. Chrysalis provides testing in therapeutic areas involving the central nervous system, cardiovascular, pulmonary, anti-inflammatory, gastrointestinal, cardiopulmonary and analgesia. In addition, Chrysalis provides safety pharmacology studies. These studies include the evaluation of possible effects on the central nervous system, cardiovascular, gastrointestinal, pulmonary and renal function and adverse interaction with drugs likely to be co-administered with the development candidate.

PHARMACOKINETICS. Pharmacokinetic studies are designed to characterize the time course of drug absorption, distribution, metabolism and excretion and relate these processes to the intensity and time course of pharmacological and toxicological effects of drugs.

IMMUNOLOGY. Immunology studies are designed to evaluate and test the substance's ability to affect the immune system of humans.

CLINICAL SERVICES

Chrysalis' clinical services include clinical trial management services and product registration and regulatory services. These services can be provided separately or as an integrated package. Services from each of these categories can be used for the development and execution of a new drug application. However, Chrysalis has begun to shut-down and discontinue providing clinical services in the United States and several of its clinical operations in Europe. Even if the merger is not consummated, the clinical services offered by Chrysalis will be reduced significantly. Therefore, Chrysalis no longer provides Phase I clinical services. In addition, its ability to provide some of the other services described below has been severely restricted and will be severely restricted if the merger is not consummated. See "--General--Restructuring of Clinical Operations."

CLINICAL TRIAL MANAGEMENT SERVICES. Chrysalis offers complete services for the design, placement, performance and management of clinical trial programs. These programs are critical elements in obtaining regulatory approval for drugs. Chrysalis has performed services in connection with trials in many therapeutic areas. Chrysalis' multi-disciplinary clinical trials group has the ability to examine a product's existing preclinical and clinical data for the purposes of designing protocols for clinical trials to ascertain evidence of the product's safety and efficacy.

Chrysalis' services include management of Phase II through IV trials and, until recently, included management of Phase I trials. Management services include:

    - design of operations manuals;

    - identification and recruitment of trial investigators;

    - initiation of sites;

    - ]monitoring for strict adherence to good clinical practices;

    - site visits to ensure compliance with protocol procedures and proper collection of data;

    - interpretation of trial results; and

    - report preparation.

If the merger is not consummated, Chrysalis expects to continue to provide Phase II and Phase III clinical services in Eastern Europe and Israel, and in Western Europe on a significantly downsized basis. See "--General--Restructuring of Clinical Operations" above.

PHASE I SERVICES. Before the shut-downs that Chrysalis is currently conducting, Chrysalis provided a number of Phase I services. They included:

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    - computerized volunteer databases;

    - a clinical pharmacology unit;

    - access to special populations;

    - vital signs;

    - telemetry; and

    - statistical evaluation.

PHASE II--PHASE IV SERVICES. Chrysalis provides Phase II through Phase IV services. These services include:

    - efficacy testing;

    - additional safety data; and

    - long-term risks and side effects.

Chrysalis maintains a network of physicians who serve as investigators at hospitals and university centers for in- and outpatient studies. Chrysalis also maintains a network of established research sites performing special investigations and a selection of centralized laboratories. Until the shut-downs, these sites were located in each country across Europe, Israel and North America. However, Chrysalis has begun the process of shutting down its clinical operations in North America and significantly downsizing its European clinical operations. See "--General--Restructuring of Clinical Operations" above. In connection with Phase II through Phase IV services, Chrysalis provides project management, monitoring and data management. Monitoring is handled under traditional methods or by fax or remote/direct data entry.

MONITORING FOR STRICT ADHERENCE TO GOOD CLINICAL PRACTICES. Efficient data collection, form design, detailed operations manuals and site visits by Chrysalis' contract research assistants are used to determine whether clinical investigators and their staff follow established protocols and accurately record the findings of the trials. In addition, Chrysalis has quality assurance auditors that provide additional internal and external auditing.

In connection with its services, Chrysalis assists clients with one or more of the following:

    (1) STUDY PROTOCOL. The protocol defines the medical issues the study seeks to examine and the statistical tests to be conducted. Examples include:

       - the frequency and type of laboratory and clinical measures that are to be tracked and analyzed;

       - the number of patients required to produce a statistically valid result;

       -  the period of time over which they must be tracked; and

       -  the frequency and dosage of drug administration.

    (2) CASE REPORT FORMS. Once the study protocol has been finalized, special forms for recording the required information must be developed. These forms are called case report forms.

    (3) SITE AND INVESTIGATOR RECRUITMENT. The drug is administered to patients under the supervision of physicians who serve as investigators, at hospitals, clinics or other locations, referred to as sites. Potential investigators may be identified by the drug sponsor or Chrysalis. Generally, the investigators contract directly with Chrysalis. The trial's success depends on the successful identification and recruitment of investigators with proper expertise and an adequate base of patients who satisfy the requirements of the study protocol.

    (4) PATIENT RECRUITMENT AND ENROLLMENT. Prior to the shut downs, Chrysalis recruited Phase I volunteers and maintained a database of those volunteers. The investigators, however, find and enroll patients suitable for the Phase II through IV trials according to the study protocol. Prospective patients are required to review information about the drug and its possible side effects. Prospective patients are also required to sign an informed consent to record their

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       knowledge and acceptance of potential side effects. Patients also undergo a medical examination to determine whether they meet the requirements of the study protocol. Patients then receive the drug and are examined by the investigator as specified by the study protocol.

    (5) STUDY MONITORING AND DATA COLLECTION. As patients are examined and tests are conducted in accordance with the study protocol, data are recorded on case report forms and laboratory reports. The data are collected from study sites by contract research assistants. Contract research assistants visit sites regularly to ensure that the case report forms are completed correctly and that all data specified in the protocol are collected. Case report forms are reviewed for consistency and accuracy before their data are entered into an electronic database.

    (6) MEDICAL AFFAIRS. Throughout the course of a clinical trial, Chrysalis may provide various medical research and services. These services include:

       -  medical monitoring of clinical trials;

       -  interpretation of clinical trial results; and

       -  preparation of clinical study reports.

    (7) REPORT WRITING. The results of statistical analysis of data collected during the trial, together with other clinical data, are included in a final report to be included in a regulatory document.

    (8) INFORMATION TECHNOLOGY. Prior to the shut downs, Chrysalis maintained a fully networked information system to facilitate complete computerized data management of Phase II through Phase IV trials. Laboratory data was on-line for review by physicians and project managers. Chrysalis' ability to provide information technology services has been materially adversely impacted by the restructuring of its clinical operations. If the merger is not completed, Chrysalis will have only a small operation in Eastern Europe to perform these services. Chrysalis would have to expand its facilities significantly to continue to provide these services.

CLINICAL DATA MANAGEMENT AND BIOSTATISTICAL SERVICES. Prior to the shut downs, Chrysalis had experience in creating scientific databases for all phases of the drug development process. These databases provided clients with data abstraction, data review and coding, data verification and editing and problem data resolution capabilities. Chrysalis used an imaging technology process which eliminates time and minimizes potential data entry errors. This was accomplished by electronically routing, tracking and querying optically scanned case report forms. Chrysalis' data management professionals also assisted in the design and development of study protocols and case report forms, training manuals and training sessions for investigators and coordinators.

Prior to the shutdowns, Chrysalis' biostatistics professionals provided biostatistical consulting, database design, data analysis and statistical reporting. Chrysalis' biostatisticians provided clients with assistance in all phases of drug development. These professionals developed and reviewed protocols. They also designed appropriate analysis plans and report formats to address the objectives of the study protocol and the client's individual objectives. Chrysalis' ability to provide clinical data management and biostatistical services has been materially adversely impacted by the restructuring of its clinical operations. If the merger is not completed, Chrysalis will have only a small operation in Eastern Europe to perform these services. Chrysalis would have to expand its facilities significantly to continue to provide these services.

PRODUCT REGISTRATION SERVICES/REGULATORY AFFAIRS. The pharmaceutical companies have their own regulatory expertise and generally register their products without the assistance of third parties. In connection with its Phase II through Phase IV services to these pharmaceutical companies, Chrysalis provides regulatory strategy formulation and consultation. If requested, Chrysalis also acts as a liaison with the FDA and other international regulatory agencies. Until the shutdowns, Chrysalis provided similar services in connection with its Phase I services.

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MARKETING

The majority of new studies conducted by Chrysalis are derived from existing clients. To obtain new clients, Chrysalis contacts potential clients directly through its marketing and sales representatives and its senior business management. Chrysalis also participates in various scientific association and/or business symposia. In addition, Chrysalis contacts potential clients indirectly through other media, including scientific and trade journal advertising, brochures and direct mailings. Further, Chrysalis' sales and marketing representatives target promotion efforts to potentially new clients who are not familiar with Chrysalis' services. These representatives also target the expansion of services for existing clients. In addition, Chrysalis' scientific personnel participate in a variety of business/scientifically oriented endeavors. These endeavors include publishing scientific papers and making presentations at scientific meetings. Chrysalis also participates in commercial conferences and advertises at these conferences. Further, Chrysalis also attends and provides exhibits at selected industry trade shows in the United States and Europe.

Chrysalis' marketing personnel:

    - seek new clients;

    - seek contracts with new therapeutic areas or divisions with existing clients;

    - cross-sell other services to existing clients; and

    - develop strategic alliances with major pharmaceutical and biotechnology companies.

However, Chrysalis' ability to coordinate its marketing efforts and cross-sell other services has been materially adversely affected by its liquidity constraints and shutdowns. See "--General--Restructuring of Clinical Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Chrysalis."

LOSS OF A LARGE CLINICAL TRIAL

One of Chrysalis' largest clients, a leading pharmaceutical company, notified Chrysalis that it decided to delay a large clinical trial originally expected to begin during the fourth quarter of 1997. In April 1998, the client informed Chrysalis that the drug being developed in this trial would be out-licensed or co-developed with a partner. In December 1998, the client advised Chrysalis that the drug had been out-licensed to another company that did not intend to use Chrysalis' services.

During 1997, Chrysalis incurred significant expenses to expand its infrastructure to support the clinical trial. These expenses primarily consisted of additional operational, managerial and administrative personnel and facility expansion costs. Chrysalis leased additional real estate and acquired or leased additional office and computer equipment in anticipation of this trial. Chrysalis estimates that its clinical cost structure would have increased annually by approximately $5 million through expansion activities undertaken to accommodate the trial. After being notified in December 1997 of the delay in the trial, Chrysalis decided to maintain this additional infrastructure to improve its ability to compete for other large global studies. However, shortly after receiving the April 1998 notice, Chrysalis began to reduce this infrastructure. As a result of the expenses associated with the expanded infrastructure, Chrysalis' results for the fourth quarter of 1997 and for fiscal year 1998 were negatively impacted.

Although Chrysalis obtained additional clients and contracts during 1998, these new clients and contracts did not and will not result in significant revenue in the near term. Revenues from these additional contracts will not be sufficient to offset the significant expenses associated with the expanded infrastructure. See "--Backlog," and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Chrysalis."

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CUSTOMERS

Chrysalis has in the past derived, and may in the future derive, a significant portion of its net service revenue from a relatively limited number of major projects or clients. Contract research organizations often have customer concentrations. Concentrations are increasing as large pharmaceutical and biotechnology companies are outsourcing larger clinical trials and large multiple site trials to fewer contract research organizations. For the year ended December 31, 1998, Chrysalis' top five customers accounted for approximately 37% of Chrysalis' combined net service revenue. One customer of Chrysalis, a large international pharmaceutical company with revenues in excess of $10 billion, accounted for approximately 13% of net service revenues for the year ended December 31, 1998. This customer delayed the large clinical trial which was originally expected to begin during the fourth quarter of 1997. See "--Loss of a Large Clinical Trial" above. Chrysalis believes that the loss of any of these customers would have a material adverse effect on Chrysalis unless it was able to replace the customer or expand services provided to other customers. Chrysalis may not be able to replace the loss of any of those customers or expand services to existing customers on terms acceptable to Chrysalis.

BACKLOG

Chrysalis reports backlog based on anticipated net revenues from uncompleted projects which have been authorized by the client. The authorization may be through a written contract or by other means . Once work under a letter of intent or contract commences, net service revenue is recognized over the life of the contract using the percentage-of-completion method of accounting. In certain cases, Chrysalis will commence work on a project prior to finalizing a letter of intent or contract. Contracts included in backlog are subject to termination or delay at any time by the client or regulatory authorities. Termination or delays can result from a number of factors, many of which are beyond Chrysalis' control. Delayed contracts remain in Chrysalis' backlog until a determination is made to continue, modify or cancel the contract.

Chrysalis believes that its backlog as of any date is not necessarily a meaningful indicator of future results. Chrysalis may not be able to realize net service revenue included in backlog. As of December 31, 1998, Chrysalis' backlog was approximately $14.5 million compared to approximately $41 million at December 31, 1997 and approximately $25 million at December 31, 1996. The increase in backlog from December 31, 1996 to December 31, 1997 reflects primarily the addition of the large clinical trial that was originally expected to begin during the fourth quarter of 1997 but was delayed. In April 1998, the customer informed Chrysalis that the drug being developed in this trial would be out-licensed or co-developed with a partner. As a result of this information, Chrysalis removed from its backlog the anticipated revenue associated with this large clinical trial. This removal accounts for a majority of the decrease in backlog from December 31, 1997 to December 31, 1998. See "--Loss of a Large Clinical Trial" above.

COMPETITION

Chrysalis competes primarily against pharmaceutical companies' own in-house research departments, other contract research organizations and universities and teaching hospitals. The contract research organization industry includes several hundred small, limited-service providers, several medium-sized clinical research organizations, and a few full service global drug development companies. The clinical research organization industry is consolidating as a result of competitive pressures and economies of scale. Mergers and acquisitions have resulted in the emergence of full service contract research organizations with the international human, technical and financial resources to conduct the full range of preclinical and clinical drug development trials on behalf of pharmaceutical and biotechnology companies. These large, full service competitors may have substantially greater capital, technical and other resources, may be better known, and may have more experienced personnel than Chrysalis. Chrysalis' major competitors include: Covance, Inc.; Parexel International Corporation; Quintiles Transnational

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Corporation; ClinTrials Research Inc.; Pharmaceutical Products Development
Corporation; Huntington Life Sciences Ltd.; Kendle International, Inc. and Phoenix.

Contract research organizations generally compete on the basis of:

    - previous experience;

    - medical and scientific expertise in specific therapeutic areas;

    - specialty preclinical capabilities;

    - the quality of contract research;

    - the ability to manage large and complex medical databases;

    - the ability to provide statistical and regulatory services;

    - the ability to recruit investigators;

    - the ability to integrate information technology with systems to improve the efficiency of contract research;

    - an international presence with strategically located facilities; and

    - financial viability.

In some markets, price also is a significant factor. Chrysalis has begun to shut down certain of its facilities and to downsize significantly its international clinical operations. Chrysalis expects these activities to materially adversely affect its ability to compete if the merger is not completed.

MICROINJECTION PATENT LICENSING

Chrysalis possesses an exclusive license to a U.S. patent awarded to Ohio University. The patent covers DNA microinjection. Chrysalis uses DNA microinjection to provide its specialty transgenic-based services.

Chrysalis grants sublicenses of its proprietary DNA microinjection technology, the process widely used in the pharmaceutical and biotechnology industries to develop transgenic animals. These sublicenses entitle Chrysalis to receive revenues consisting of fees and, in some cases, royalties.

While Chrysalis has retained the exclusive rights to use DNA microinjection for its drug development services, it has granted several non-exclusive sublicenses for the use of DNA microinjection in a variety of applications. These applications include the development, use and sale of other commercial transgenic animal-based products and transgenic animal models. In those instances where Chrysalis grants a sublicense for commercial applications, Chrysalis receives an annual license fee and revenue-based royalties upon commercialization of the products and services. In the case of sublicenses for noncommercial applications, Chrysalis generally receives an annual license fee. Chrysalis will continue to license this technology for the development of transgenic animals and transgenic animal derived products which do not conflict with the specialty transgenic animal services offered by Chrysalis.

GOVERNMENT REGULATION

Chrysalis' operations are subject to numerous regulatory requirements designed to assure the quality and integrity of its drug development services. In recent years, these regulations have become more numerous and stringent, reflecting an increased public concern about the dangers of potentially toxic drugs, chemicals and other substances. The following information describes current statutory or regulatory provisions. Any change in applicable law or regulation may have a material effect on the business and prospects of Chrysalis.

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The industry standard for conducting biological testing is embodied in regulations called "good laboratory practices." Good laboratory practices has been adopted by the Environmental Protection Agency and the FDA in the United States and the Minister des Affaires Sociales et de la Solidarite Nationale in France. Good laboratory practices stipulates requirements for facilities, equipment and professional staff. The regulations mandate standardized procedures for controlling studies, for recording and reporting data and for retaining appropriate records. Any governmental agency with the authority to control marketing approval for new products can reject test results if they do not comply with good laboratory practices. Chrysalis monitors ongoing compliance with good laboratory practices standards.

In addition, Chrysalis is subject to scrutiny by many regulators regarding its laboratories and materials. On the federal level in the United States, Chrysalis is regulated by the Department of Transportation, Occupational Safety and Health Administration, Nuclear Regulatory Commission and the Drug Enforcement Administration. At the state level, Chrysalis is monitored by the Commonwealth of Pennsylvania Department of Labor and Industry and the Pennsylvania Department of Environmental Resources. In addition, some of Chrysalis' European operations are subject to regulations in France similar to the federal and state regulations in the United States.

In addition to the regulatory framework and good laboratory practices standards for preclinical drug development services, Chrysalis is subject to other regulations under federal, state and foreign law. These regulations include requirements regarding:

    - occupational safety;

    - laboratory practices;

    - the care and use of animals in experimentation and testing;

    - the use, handling and disposition of radioactive materials;

    - environmental protection; and

    - hazardous substance control.

Chrysalis may be subject to other current and future local, state, federal and foreign regulation, including future regulation of the preclinical drug development industry, the biotechnology field and the biological testing industry.

The clinical services provided by Chrysalis are ultimately subject to FDA regulation in the United States and comparable agencies in other countries. The level of regulation in other countries is generally less comprehensive than regulation in the United States. The industry standard for conducting clinical research and development studies is embodied in regulations and guidelines called "good clinical practices." Although the FDA has not formally adopted a single good clinical practices guideline, some provisions of good clinical practices have been included in FDA regulations. In Europe, all work is carried out in accordance with the European Union Note For Guidance, "Good Clinical Practice for Trials on Medicinal Products in the European Community." As a matter of practice, the FDA and many other regulatory authorities require that test results submitted to such authorities be based on studies conducted in accordance with good clinical practice. These regulations include:

    - complying with FDA regulations governing the selection of qualified investigators;

    - obtaining specific written commitments from the investigators;

    - verifying that the patient's informed consent is obtained;

    - monitoring the validity and accuracy of data;

    - verifying drug or device accountability; and

    - instructing investigators to maintain records and reports.

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Chrysalis must also maintain reports for each study for specified periods for inspection by the study sponsor and the applicable regulatory authorities. Non-compliance with good clinical practices can result in the disqualification of data collected during the clinical trial.

Chrysalis' standard operating procedures are written in accordance with regulations and guidelines appropriate to the region where they will be used. Chrysalis' North American standard operating procedures are based on FDA regulations and guidelines. Chrysalis has developed operating procedures in accordance with local requirements and in harmony with the North American and European operations. Chrysalis has implemented common standard operating procedures across geographic regions to assure consistency whenever feasible and appropriate.

INTELLECTUAL PROPERTY

Chrysalis has an exclusive commercial license to a U.S. patent awarded to Ohio University in October 1989. As Chrysalis becomes aware of activities potentially infringing on its commercial rights it takes appropriate action to curtail infringing activities. However, Chrysalis' actions may not result in proof of infringement or curtailment of the potentially infringing party's activities. The potentially infringing party may not become properly licensed and financially obligated to Chrysalis. In addition, technology circumventing the DNA microinjection process may be developed in the future. If new technology is developed, Chrysalis may not be able to continue to practice the processes contained in the DNA microinjection patent. In addition, Chrysalis may not be able to obtain licenses for the new technology on reasonable terms or at all. Outside of the U.S., the DNA microinjection process is non-proprietary. However, the commercialization of any products in the United States using the DNA microinjection process are protected by the patent. The license has a term equal to the life of the last to expire of all patents covered by the license. The license can be terminated earlier by either party for cause.

POTENTIAL LIABILITY AND INSURANCE

Chrysalis attempts to manage its potential liability by obtaining indemnity provisions in its contracts with clients and investigators hired by Chrysalis on behalf of its clients. These indemnities generally do not, however, protect Chrysalis against some of its own actions, including those involving negligence. Moreover, these indemnities are contractual arrangements that are subject to negotiation with individual clients. The terms and scope of these indemnities can vary from client to client and from study to study. Finally, the financial performance of these indemnities is not secured. As a result, Chrysalis bears the risk that an indemnifying party may not have the financial ability to fulfill its indemnification obligations. In addition to indemnification provisions, Chrysalis maintains limited coverage for professional service liability insurance. Chrysalis could be materially and adversely affected if it were required to pay damages or incur defense costs in connection with a claim that is outside the scope of an indemnity or in excess of its insurance coverage. In addition, Chrysalis could be materially adversely affected if a client or investigator failed to honor its indemnification obligations.

Chrysalis believes that the risk of liability to patients in clinical trials is mitigated by various regulatory requirements. These requirements include the role of institutional review boards and the need to obtain each patient's informed consent. The FDA requires each human clinical trial to be reviewed and approved by the institutional review board at each study site. An institutional review board is an independent committee that includes both medical and nonmedical personnel. It is obligated to protect the interests of patients enrolled in the trial. After the trial begins, the institutional review board monitors the protocol and the measures designed to protect patients, including the requirement to obtain informed consent.

NEXTRAN

On August 29, 1994, Chrysalis entered into a Joint Venture Agreement with Baxter Transplant Holdings, Inc., a wholly-owned subsidiary of Baxter Healthcare Corporation, which is a subsidiary of Baxter International, Inc. Under the joint venture agreement, Chrysalis and Baxter Transplant formed Nextran, a Delaware general partnership. Chrysalis had a 30% partnership interest and Baxter Transplant had a 70% partnership interest. Chrysalis contributed to Nextran $2.5 million in cash and specified rights under patent licenses, research agreements, and other intangible assets related to its xenograft, meaning animal to human organ transplantation, and blood substitute programs. The contributed assets included limited rights to practice under the DNA microinjection patent specifically within the xenograft and hemoglobin blood substitute fields of use. Chrysalis also contributed laboratory and office space in Princeton, New Jersey, swine research facilities near Athens, Ohio and certain related equipment and other related assets with a net book value of $2.4 million to Nextran. Baxter Healthcare contributed to Nextran $20 million in cash and specified rights under research and product marketing programs between Baxter Healthcare and various third parties related to certain of its transplantation programs.

In September 1995, Chrysalis sold its 30% partnership interest in Nextran to Transplant Acquisition Inc., a wholly-owned subsidiary of Baxter Healthcare, for a cash purchase price of $18 million. In connection with this sale, Chrysalis eliminated its investment in Nextran and recorded an estimated nonrecurring gain, net of expenses, income taxes and related accruals, of approximately $17.3 million. If Nextran develops and commercializes hemoglobin blood substitutes using technologies licensed to Nextran by Chrysalis, Chrysalis will receive royalty income equal to 3% of end product sales.

EMPLOYEES

As of January 31, 1999, Chrysalis employed approximately 365 individuals on a full-time basis. None of Chrysalis' U.S. employees are represented by trade unions. All of the employees of its European preclinical operations, except senior management, are represented by a legal trade union. These employees are governed by an agreement that is subject to annual renegotiation. Although no employees of the European clinical operations are covered by a trade union, many of them have written contracts with Chrysalis in accordance with local law. The recent uncertainty regarding Chrysalis' future and the announcement of the proposed merger have contributed to the departure of a number of employees of Chrysalis. In addition, the restructuring of Chrysalis' clinical operations has and will continue to result in the termination or departure of a number of other employees. Chrysalis may not be able to retain a sufficient number of skilled personnel to continue adequately providing services to its customers, whether or not the merger occurs.

SEGMENT AND GEOGRAPHIC INFORMATION

Note 20 to the audited consolidated financial statements of Chrysalis includes information about revenue, operating profit and identifiable assets attributable to Chrysalis' segments. Note 20 also includes information regarding geographic breakdowns.

PROPERTIES

Chrysalis' corporate headquarters are located in Raritan, New Jersey. Chrysalis, under an option provision of the lease agreement, extended its lease on this facility through February 2000. If the merger is completed, Phoenix expects to eventually shut down Chrysalis' corporate headquarters.

Chrysalis' U.S. preclinical operations are located in two adjacent facilities near Scranton, Pennsylvania. Chrysalis leases one facility with approximately 21,000 square feet. This lease expires after August 1999. Chrysalis has not yet decided whether it will renew this lease or pursue other alternatives. Chrysalis owns the other facility with 20,000 square feet, subject to a mortgage. Chrysalis owns and operates approximately 100,000 square feet of facilities on approximately nine acres near Lyon, France for its preclinical operations in Europe. Chrysalis has an option to purchase land adjacent to these facilities.

Chrysalis' specialty transgenic services business operates in Princeton, New Jersey. Chrysalis leases a facility for administrative offices and research laboratories. This lease expires in May 2000. In addition, until August 1999 Chrysalis shares an adjacent facility pursuant to an agreement with Nextran. Chrysalis has entered into a lease for one facility under construction near Princeton, New Jersey to replace these two facilities. Chrysalis expects the new lease to begin during the second half of 1999. The new lease will have a ten-year term.

Chrysalis' U.S. clinical operations are conducted in a leased facility in Austin, Texas. This lease expires in February 2001. Chrysalis expects to terminate or sublet this lease. Chrysalis leases its European clinical headquarters in Cham, Switzerland. This lease expires in March 2000. Chrysalis expects to terminate or sublet this lease. Chrysalis also maintains offices in Mannheim, Germany; Sweden; Denmark; Norway; Finland; Israel; Vilnius, Lithuania; Poland; Russia; and the Ukraine for its clinical operations. In connection with the restructuring of its clinical operations, Chrysalis has begun to shut down its offices at the following locations: Canada; France; Belgium; The Netherlands; the United Kingdom; Spain; and Italy. See "--General--Restructuring of Clinical Operations."

Chrysalis also leases a facility in Dusseldorf, Germany which it uses for Phase II trials. The facility is Chrysalis' information systems, data management and biostatistical center. This lease expires in August 2001. Chrysalis expects to terminate or sublet this lease. See "--General--Restructuring of Clinical Operations."

Chrysalis has included expected lease termination costs for the facilities in Germany, Switzerland and Austin, Texas in the restructuring charge that it took in the fourth quarter of 1998. Chrysalis has included expected lease termination costs for its corporate headquarters in the estimated restructuring charge it expects to take in the second quarter of 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Chrysalis."

LEGAL PROCEEDINGS

Chrysalis is not currently a party to any material legal proceedings.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CHRYSALIS

GENERAL SUMMARY

Chrysalis is an international contract research organization. Chrysalis provides drug development services primarily to the pharmaceutical and biotechnology industries. Chrysalis' services include transgenic discovery research, preclinical development and clinical capabilities. Chrysalis' financial condition and results of operation since January 1, 1996 have been affected by a number of factors described under "Other Agreements" and "Description of Chrysalis." These factors include:

    - Chrysalis' downsizing and restructuring of its clinical operations;

    - Chrysalis' default under its senior secured loan;

    - Execution of the merger agreement, forbearance agreement and the guaranty and cash collateral pledge related to the forbearance agreement;

    - Chrysalis' issuance of a $5.0 million subordinated note and warrant to an MDS subsidiary;

    - Chrysalis' acquisition of the Bioclin Group;

    - Chrysalis' client concentration;

    - The formation of Nextran and Chrysalis' subsequent sale of its interest in Nextran; and

    - The delay and loss of a large clinical trial.

Chrysalis took a charge of $3,872,000 in the fourth quarter of 1998 related to the downsizing and restructuring. This restructuring charge related primarily to employee termination costs, provisions for real estate termination expenses and asset write downs. Chrysalis expects to take an additional charge of $825,000 in the second quarter of 1999 related to the downsizing and restructuring. The second quarter charge relates primarily to additional employee termination costs and the anticipated closing of its executive offices as a result of the merger.

Chrysalis' financial statements are denominated in U.S. dollars. Changes in the exchange rate between non-U.S. currencies and the U.S. dollar affect the translation of non-U.S. revenues and operating results into U.S. dollars for purposes of reporting Chrysalis' financial results. Fluctuations in the exchange rate between the French Franc and the U.S. dollar may have a material effect on Chrysalis' operating results. See "--Liquidity and Capital Requirements--Exchange Rate Fluctuations."

Most of Chrysalis' contracts are fixed price contracts that require a portion of the contract amount to be paid at or near the time the trial is initiated. Chrysalis generally bills its clients upon the completion of negotiated performance requirements and, to a lesser extent, on a date certain basis. Some of Chrysalis' contracts are subject to cost limitations, which cannot be exceeded without client approval. Because, in many cases, Chrysalis bears the risk of cost overruns, unbudgeted costs in connection with performing these contracts may have a detrimental effect on the financial results of Chrysalis. If Chrysalis determines that a loss will result from the performance of a contract, it charges the entire amount of the estimated loss against income in the period in which it makes the determination.

Chrysalis' contracts generally may be terminated with or without cause. In the event of termination, Chrysalis is typically entitled to receive all sums owed for work performed through the notice of termination and all costs associated with termination of the study. Once a trial has been commenced, change orders may be requested by clients based on the results of the trial to date. Change orders include changes in the scope of the trial and in the services to be provided by Chrysalis. Therefore, compensation under a contract may increase or decrease during the duration of a contract. In addition, termination or delay in the performance of a contract may occur for various reasons. These reasons include:

    - unexpected or undesired results from studies conducted by Chrysalis or others;

    - inadequate patient enrollment or investigator recruitment;

    - production problems resulting in shortages of the drug being tested;

    - adverse patient reactions to the drug being tested; and

    - the client's decision to de-emphasize a particular trial.

Chrysalis' service contracts contain provisions designed to address the negative impact on Chrysalis' revenues and profitability as a result of non-controllable delays. These provisions, however, may not be included in all of Chrysalis' service contracts. Chrysalis attempts to negotiate reimbursement of fees whether or not these provisions are included in the service contract. However, Chrysalis is not always successful in negotiating reimbursement. The loss of or delay of a large contract or multiple contracts could adversely affect Chrysalis' future revenues and results of operations.

Revenue for contracts is recognized on a percentage of completion basis as work is performed. Revenue is affected by the mix of trials conducted and the degree to which effort is expended. Chrysalis incurs travel costs and may subcontract with third-party investigators in connection with multi-site clinical trials. These costs are passed through to clients and are included in service revenue. Costs may vary significantly from contract to contract. Therefore, changes in service revenue may not be indicative of trends in revenue growth. Chrysalis considers net service revenue, which equals service revenue less these costs, as its primary measure of revenue growth.

Between July 1997 and June 1998, Chrysalis incurred expenses to expand and retain its infrastructure, primarily in the clinical operations. Chrysalis expanded and retained infrastructure to support global drug development capabilities. Management primarily communicated these expanded capabilities to its existing client base and the pharmaceutical and biotechnology industries. However, Chrysalis has begun to shut down and discontinue providing services at several of its clinical operations in Europe and the United States. Even if the merger is not consummated, Chrysalis will discontinue operations in Dusseldorf, Germany and Austin, Texas and downsize significantly its European clinical operations. See "Description of Chrysalis--General--Restructuring of Clinical Operations" and "--Loss of a Large Clinical Trial."

Chrysalis' future operating results will be contingent upon successfully controlling its expenses and using its transgenics, preclinical and remaining clinical infrastructure. This will require Chrysalis to convert proposals into contracts and revenues. Chrysalis may not be able to successfully use its remaining clinical infrastructure in a cost efficient manner or convert proposals into revenues in a timely manner. Chrysalis' ability to convert its remaining clinical infrastructure into future operating results may also be affected by other factors. These factors include:

    - delays in initiating or completing significant preclinical and clinical trials;

    - the lengthening of lead times to convert proposals into contracts and revenues; and

    - the termination of preclinical and clinical trials.

All of these factors may be beyond the control of Chrysalis. See "--Quarterly Results."

As a result of the Nextran transactions, Chrysalis no longer funds the development of organ transplantation or blood substitute programs. Historically, these programs accounted for a substantial portion of Chrysalis' research and development expenses, capital expenditures, working capital and accumulated deficit.

RESULTS OF OPERATIONS (1998, 1997 AND 1996)

REVENUES BY BUSINESS AND GEOGRAPHIC REGION

                                                                                          REVENUES ($000'S)
                                                                                   -------------------------------
                                                                                     1998       1997       1996
                                                                                   ---------  ---------  ---------
Transgenics/Preclinical..........................................................  $  30,157  $  27,258  $  29,090
Clinical.........................................................................      8,361     14,244     11,883
Licensing/Other..................................................................        866        796        514
                                                                                   ---------  ---------  ---------
    Total........................................................................  $  39,384  $  42,298  $  41,487
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
International....................................................................  $  23,998  $  26,778  $  28,322
United States....................................................................     14,520     14,724     12,651
Licensing/Other..................................................................        866        796        514
                                                                                   ---------  ---------  ---------
    Total........................................................................  $  39,384  $  42,298  $  41,487
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

FISCAL YEAR ENDED DECEMBER 31, 1998 AS COMPARED TO THE FISCAL YEARS ENDED DECEMBER 31, 1997 AND 1996.

REVENUES. Revenues were $39,384,000 for 1998 compared to $42,298,000 for 1997 and $41,487,000 for 1996. Excluding the impact of foreign currency translations, revenues for 1997 would have been approximately $46,204,000. The decrease in revenues for 1998 as compared to 1997 was primarily the result of a decrease in the worldwide clinical business that resulted from:

    - the completion in the second quarter of 1998 of a large global clinical study with one of Chrysalis' largest customers that generated $3.0 million more revenue in 1997 compared to 1998; and

    - the cancellation in April 1998 of a large clinical trial, that generated $4.0 million of revenue in 1997, with the same customer.

Chrysalis was unable to replace completely this revenue from new contracts. This decrease was slightly offset by an increase in Chrysalis' transgenic services, particularly those supporting functional genomics research programs. However, as a result of the discovery of short-term disease in some of the animal models used by Chrysalis' transgenic services, revenues for transgenic services will be negatively impacted during the second and third quarters of 1999.

The increase in revenues from 1996 to 1997 was primarily the result of the following:

    - an increase in the clinical business, including services provided under contracts with Chrysalis' largest customer;

    - an increase in Chrysalis' specialty transgenic and molecular biology services; and

    - an increase in preclinical business in Europe.

This increase was offset by the unfavorable impact of foreign currency translations and a decrease in the preclinical business in North America and the Phase I clinical business in Europe.

Chrysalis believes that revenue growth for the clinical business for 1997 and 1998 was adversely affected by:

    - the long lead times in Chrysalis' conversion of proposals into contracts and revenues; and

    - the continuing impact, as a result of these long lead times, of clinical senior management's focus on negotiating and consummating the BioClin Group acquisition during 1996.

This focus prevented them from devoting efforts to business development and marketing the clinical business.

See "--Liquidity and Capital Resources--Exchange Rate Fluctuations," and "Description of Chrysalis--Loss of Large Clinical Trial."

OPERATING EXPENSES. Direct costs were $31,041,000 or 79% of net revenues for 1998 compared to $29,383,000 or 69% of net revenues for 1997. For 1996, direct costs were $27,841,000 or 67% of net revenues. Direct costs for 1997 and 1996 include research and development expenses. The increase in direct costs in 1998 as compared to 1997 was primarily due to:

    - incremental investments of approximately $5.0 million on an annualized basis made between July 1997 and June 1998 to expand and maintain Chrysalis' clinical personnel and infrastructure to support its business strategy at that time to accommodate global clinical trials, including the large clinical trial that was discontinued in April 1998; and

    - investments in personnel and infrastructure to support the growth in Chrysalis' transgenics services, particularly those supporting functional genomics research programs.

The increase in these costs, as a percent of revenues, is due to a base cost structure, primarily in the clinical business, of personnel, facilities and related expenses capable of supporting a higher level of revenues. In June 1998, Chrysalis began to reduce its clinical infrastructure by approximately $1.5 million on an annualized basis. After execution of the merger agreement, Chrysalis began to shut down and discontinue providing clinical services in North America and at some of its European locations.

Excluding the impact of foreign currency translations, the increase in direct costs of $1,904,000 for the year ended December 31, 1997, as compared to the same period in 1996, would have been approximately $4,491,000. This increase in direct costs was primarily due to:

    - investment in personnel and infrastructure to support Chrysalis' long-term business expansion strategy and to accommodate the large clinical trial which was delayed in the last quarter of 1997; and

    - increased variable costs as a result of increased business activity in Chrysalis' European preclinical services and specialty transgenic and molecular biology services in 1997.

The increase in these costs in 1997 as a percent of revenues is due to a base cost structure of personnel, facilities and related expenses capable of supporting a higher level of revenues. The majority of the expanded infrastructure related to the large clinical trial was in place by the fourth quarter of 1997. This expanded infrastructure increased costs by approximately $1.2 million in 1997. See "Description of Chrysalis--Loss of a Large Clinical Trial."

General, administrative and marketing expenses were $12,828,000 in 1998 compared to $12,416,000 in 1997 and $10,942,000 in 1996. Chrysalis incurred approximately $320,000 in 1998 for professional fees in connection with the merger agreement. Chrysalis anticipates that it will incur approximately $1,050,000 for professional fees in 1999 prior to the merger. Excluding these professional fees, general, administrative and marketing expenses in 1998 would have increased only slightly compared to 1997. These costs did not decrease along with revenues because Chrysalis maintained its personnel and related costs for marketing and business development, information systems, accounting and general management.

Excluding the impact of foreign currency translation, the increase of $1,474,000, for 1997 compared to 1996 would have been approximately $2,590,000. This increase in expenses for 1997 was primarily due to:

    - the increase in personnel and related costs for marketing and business development, information systems, general management and financial management activities;

    - the increase in personnel and related costs associated with the management of the European clinical business; and

    - the increase in personnel and facility costs associated with the increase in Chrysalis' specialty transgenic and molecular biology services.

Depreciation and amortization expense decreased to $2,092,000 for 1998 compared to $2,699,000 for 1997 and $2,780,000 for 1996. This decrease resulted from the full depreciation prior to 1998 of assets, primarily associated with Chrysalis' European preclinical operations.

BUSINESS COMBINATION COSTS. Chrysalis incurred costs in 1996 associated with the BioClin Group acquisition. These costs totaled $3,649,000. These costs included expenses associated with the acquisition of the clinical business, the name change from DNX Corporation to Chrysalis and other related items.

RESTRUCTURING COSTS. In connection with the merger agreement, Chrysalis agreed to shut down and discontinue providing clinical services in North America and at several of its European locations. Chrysalis incurred $3,872,000 of expenses related to this restructuring in the fourth quarter of 1998. See "--General Summary" and "Description of Chrysalis--General--Restructuring of Clinical Operations."

OTHER INCOME (EXPENSE). Other income (expense) was expense of $992,000 in 1998 compared to income of $390,000 in 1997 and income of $742,000 for 1996. The increase in expense for 1998 compared to 1997 primarily resulted from:

    - a settlement agreement with Virginia Commonwealth University signed in the third quarter of 1997 which resulted in a $700,000 gain in 1997;

    - an increase in interest expense resulting from higher outstanding debt balances and the amortization of the MDS warrant; and

    - a decrease in interest income earned as a result of a decrease in average available cash and other investment balances.

The decrease from 1996 to 1997 was partially due to a decrease in interest expense resulting from lower outstanding debt balances. The decrease in interest expense was offset by a decrease in interest income earned in 1997 resulting from a decrease in cash and other investment balances. Other income in 1997 also included the $700,000 nonrecurring gain resulting from the settlement agreement. Other income in 1996 primarily consisted of interest from higher cash balances primarily resulting from (1) the proceeds from the Nextran sale in the third quarter of 1995 and (2) a foreign currency gain of $517,000. The foreign currency gain resulted primarily from exchange rate fluctuations between the German Mark and Swiss Franc associated with short-term borrowings of Chrysalis' German operations denominated in Swiss Francs. Chrysalis repaid this debt denominated in Swiss Francs in 1997. The interest income for 1996 was offset primarily by interest expense of $1,445,000 on outstanding debt.

TAXES. Chrysalis' foreign subsidiaries are subject to foreign income taxes under foreign tax laws on the profits generated in those countries. In general, these tax laws do not permit profits generated in those countries to be offset by losses from operations in other countries. As a result, primarily for its French operations, Chrysalis recorded an income tax expense of $716,000 in 1998 compared to $240,000 in 1997 and $477,000 in 1996. These expenses are primarily due to profits generated by Chrysalis' French operations. These profits are partially offset by tax benefits recorded as a result of losses in other European operations. Included in 1998 is a charge of $214,000 for the write-down of deferred tax assets impaired by the shut down of some European clinical operations.

The impact from United States federal income taxes is currently not significant because Chrysalis has available net operating loss carryforwards. At December 31, 1998, Chrysalis' available net operating loss carryforwards were approximately $34,873,000 for United States federal income tax purposes. These loss carryforwards expire through 2012. Chrysalis also has research and development tax credit carryforwards of approximately $2,932,000 for U.S. federal income tax reporting purposes. These tax credit carry forwards are available to reduce U.S. federal income taxes, if any, through 2012. Chrysalis has alternative minimum tax credit carryforwards of approximately $164,000 for U.S. federal income tax purposes which are available to reduce U.S. federal income taxes, if any. These tax credits have an unlimited carryforward period. Chrysalis' acquisition of the Bioclin Group resulted in an ownership change under the Internal Revenue Code. Accordingly, Chrysalis' ability to use its net operating loss carryforwards to offset operating profits may be limited in the future by the Internal Revenue Code. Chrysalis may not use these net operating loss carryforwards to offset profit in other countries.

QUARTERLY RESULTS

Chrysalis' operating results vary from quarter to quarter. Variations are caused by factors that include:

    - delays in initiating or completing significant preclinical and clinical trials;

    - termination of preclinical and clinical trials;

    - acquisitions; and

    - exchange rate fluctuations.

Clients or regulatory authorities often cause delays in or terminate studies or trials. Chrysalis typically cannot control these actions. Because a large portion of Chrysalis' operating costs are relatively fixed while its revenues are subject to fluctuation, minor variations in the commencement, progress or completion of trials may cause significant variations in quarterly operating results. Chrysalis took a restructuring charge in the fourth quarter of 1998 and expects to take an additional restructuring charge in the second quarter of 1999. See "--General Summary."

The following table presents Chrysalis' unaudited quarterly operating results for each of the fiscal quarters of 1997 and 1998. In the opinion of Chrysalis, this information has been prepared on the same basis as the audited consolidated financial statements and reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of operations for those periods. You should read this quarterly financial data in conjunction with Chrysalis' consolidated financial statements and notes thereto. The operating results for any quarter are not necessarily indicative of the results to be expected in any future period.

                             QUARTER ENDED ($000'S)
                                  (UNAUDITED)

                                  MARCH 31,    JUNE 30,     SEPT. 30,   DEC. 31,    MARCH 31,    JUNE 30,     SEPT. 30,   DEC. 31,
                                    1997         1997         1997        1997        1998         1998         1998        1998
                                 -----------  -----------  -----------  ---------  -----------  -----------  -----------  ---------
Net Revenues...................   $   9,905    $  10,145    $  10,623   $  11,624   $   9,673    $  10,292    $   8,799   $  10,620
Operating Expenses:
  Direct costs.................       6,970        7,054        7,392       7,802       7,702        8,112        7,832       7,395
  Research and development.....          52           47           31          36          --           --           --          --
  General, administrative and
    marketing..................       2,874        2,976        3,123       3,442       3,223        3,110        2,924       3,571
  Depreciation and
    amortization...............         638          654          708         699         493          514          522         563
  Restructuring costs..........          --           --           --          --          --           --           --       3,872
                                 -----------  -----------  -----------  ---------  -----------  -----------  -----------  ---------
                                     10,534       10,731       11,254      11,979      11,418       11,736       11,278      15,401

Loss from operations...........        (629)        (586)        (631)       (355)     (1,745)      (1,444)      (2,479)     (4,781)
Other income (expenses):
  Interest Income..............         181          123           93          72         127           56           87          46
  Interest expenses............        (191)        (165)        (206)       (213)       (248)        (420)        (399)       (434)
  Foreign currency gain........          --           --           --          11          --           --           --          --
  Other........................           4           (6)         692          (4)         (7)          (5)          (3)        208
                                 -----------  -----------  -----------  ---------  -----------  -----------  -----------  ---------
                                         (6)         (48)         579        (134)       (128)        (369)        (315)       (180)
Loss before income taxes.......        (635)        (634)         (52)       (489)     (1,873)      (1,813)      (2,794)     (4,961)
Income tax expense (benefit)...           9           31           41         159         129          (11)          86         512
                                 -----------  -----------  -----------  ---------  -----------  -----------  -----------  ---------
Net loss.......................   $    (644)   $    (665)   $     (93)  $    (648)  $  (2,002)   $  (1,802)   $  (2,880)  $  (5,473)
                                 -----------  -----------  -----------  ---------  -----------  -----------  -----------  ---------
                                 -----------  -----------  -----------  ---------  -----------  -----------  -----------  ---------

REVENUES BY BUSINESS AND GEOGRAPHIC REGION BY QUARTER

                             QUARTER ENDED ($000'S)
                                  (UNAUDITED)

                                  MARCH 31,    JUNE 30,     SEPT. 30,   DEC. 31,    MARCH 31,    JUNE 30,     SEPT. 30,   DEC. 31,
                                    1997         1997         1997        1997        1998         1998         1998        1998
                                 -----------  -----------  -----------  ---------  -----------  -----------  -----------  ---------
Transgenics/Preclinical........   $   6,720    $   6,708    $   6,476   $   7,355   $   6,043    $   7,466    $   7,394   $   9,254
Clinical.......................       2,909        3,277        3,972       4,085       3,406        2,624        1,180       1,151
Licensing/Other................         276          160          175         184         224          202          225         215
                                 -----------  -----------  -----------  ---------  -----------  -----------  -----------  ---------
Total..........................       9,905       10,145       10,623      11,624       9,673       10,292        8,799      10,620
                                 -----------  -----------  -----------  ---------  -----------  -----------  -----------  ---------
                                 -----------  -----------  -----------  ---------  -----------  -----------  -----------  ---------
International..................       6,779        6,661        6,168       7,170       5,952        6,554        5,194       6,298
United States..................       2,850        3,324        4,280       4,270       3,497        3,536        3,380       4,107
Licensing/Other................         276          160          175         184         224          202          225         215
                                 -----------  -----------  -----------  ---------  -----------  -----------  -----------  ---------
Total..........................   $   9,905    $  10,145    $  10,623   $  11,624   $   9,673    $  10,292    $   8,799   $  10,620
                                 -----------  -----------  -----------  ---------  -----------  -----------  -----------  ---------
                                 -----------  -----------  -----------  ---------  -----------  -----------  -----------  ---------

LIQUIDITY AND CAPITAL REQUIREMENTS

DEFAULT

At December 31, 1998, Chrysalis failed to satisfy certain financial covenants contained in the loan agreement related to its senior secured term loan and, therefore, was in default under the loan agreement. This loan is classified as a current liability on the balance sheet at December 31, 1998. See "Other Agreements."

As a result of this default and the other factors affecting Chrysalis, the auditors' opinion for Chrysalis contained in this proxy statement/prospectus contains an explanatory paragraph stating as follows:

    "The consolidated financial statements have been prepared assuming that [Chrysalis] and its subsidiaries will continue as going concerns. [Chrysalis] has suffered recurring losses from operations, has a net working capital deficiency and is in default of [some of its] debt covenants which raise substantial doubt about their ability to continue as going concerns. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty."

CASH RESERVES

Chrysalis finances its operations and activities by relying on cash flows from operating activities, cash reserves and available lines of credit. As of December 31, 1998, Chrysalis had cash reserves of $6,705,000. Cash reserves consists of cash and cash equivalents and short-term investments. Chrysalis invests its excess cash in a diversified portfolio of high-grade money market funds, United States Government-backed securities and commercial paper and corporate obligations. Chrysalis' cash reserves decreased by $680,000 during 1998 from 1997 primarily due to:

    - $2,950,000 of net cash used in operating activities;

    - $2,391,000 of net cash used for capital expenditures; and

    - $464,000 of principal repayments on long-term debt.

This decrease was offset partially by the receipt of $5,000,000 for the subordinated note issued to MDS's subsidiary on March 16, 1998.

CAPITAL EXPENDITURES

In 1998, Chrysalis invested approximately $2,391,000 in property and equipment compared to approximately $3,281,000 for 1997. The 1998 increase was primarily associated with:

    - solidifying and expanding Chrysalis' position in preclinical continuous infusion capabilities;

    - updating and expanding information systems; and

    - supporting the growth of the transgenic/gene targeting services business.

DEBT

Chrysalis has a working line of credit with a Swiss bank. As of December 31, 1998, the outstanding balance under this line of credit was approximately $2,931,000. This line is secured by the European clinical operation's trade accounts receivable. Chrysalis maintains a cash balance at this Swiss Bank in the amount of $2,661,000 as of December 31, 1998. Chrysalis and the Swiss Bank expect the cash balance to satisfy the majority of the outstanding amount under the line of credit. Chrysalis also has lines of credit and overdraft privileges with French banks in the aggregate amount of 10.5 million French Francs. At the exchange rate in effect on December 31, 1998, the amount was US $1.9 million. At December 31, 1998, there were no short-term borrowings outstanding under these French facilities.

On March 16, 1998, Chrysalis issued, in exchange for $5,000,000 cash, a subordinated note and a warrant to purchase 2,000,000 shares of Common Stock at an exercise price of $2.50 per share, to a wholly-owned subsidiary of MDS. The terms of the subordinated note provide for semi-annual interest payments with the aggregate principal amount payable on March 16, 2001. This note is subordinate to some outstanding indebtedness of Chrysalis, including its existing bank debt and mortgages. In addition, a portion or the entire principal amount of the note may, at the option of the holder, be satisfied by issuance of the shares of Chrysalis common stock, in accordance with the terms of the warrant. Chrysalis failed to make a semi-annual interest payment on the subordinated note in March 1999. The MDS subsidiary has agreed to waive its rights arising from the failure under the conditions that (1) the unpaid interest bears interest at the rate of 6% per annum, and (2) the unpaid interest is paid by April 30, 1999 or, if earlier, the date of the merger.

In the third quarter of 1997, Chrysalis entered into a five-year $5.0 million senior secured term loan with the Bank with the principal payable in quarterly installments beginning September 1998. The balance outstanding at December 31, 1998 is $4,687,500. Interest is paid monthly over the life of the loan. This loan is secured by substantially all of Chrysalis' domestic assets, including the capital stock of its subsidiaries. At December 31, 1998, Chrysalis was in default under this loan. See "Other Agreements."

In connection with its U.S. preclinical facility, Chrysalis secured a $1.5 million mortgage with a bank and a $1.2 million mortgage from a Pennsylvania agency, which required cash collateral of $450,000. These two loans are due in monthly installments through 2009. As of December 31, 1998, the aggregate outstanding balance under these mortgages was approximately $2,170,000. The cash collateral of $450,000 on the mortgage loan with the Pennsylvania agency was classified on the balance sheet as restricted cash as of December 31, 1997. In July 1998, Chrysalis satisfied the financial covenants related to the cash collateral and the $450,000 was released. The favorable interest rate on the mortgage with the Pennsylvania agency is subject to change upon review by the agency of future conditions.

CAPITAL REQUIREMENTS

The ability of Chrysalis to meet ongoing debt service requirements, to meet cash funding requirements and to otherwise satisfy its obligations to vendors and lenders from cash solely provided by operations has been adversely affected by significant losses from clinical operations. In response to these liquidity constraints, Chrysalis has begun to discontinue some of its clinical operations. See "Description of Chrysalis--General--Restructuring of Clinical Operations."

Chrysalis anticipates that its capital requirements through April 30, 1999 will include:

    - satisfying working capital needs;

    - costs to shut down certain of its European and United States clinical operations;

    - capital expenditures for the preclinical and transgenic businesses; and

    - meeting its principal and interest requirements under debt arrangements.

Chrysalis will use cash and cash equivalents, which was $6,705,000 as of December 31, 1998, and cash provided by operations to fund some of these cash requirements.

If the forbearance agreement does not terminate, Chrysalis believes that it will have sufficient cash to continue to fund operating activities through April 1999. However, if the forbearance agreement terminates, Chrysalis will not have sufficient cash to satisfy its obligations to its creditors and fund operating activities. The forbearance agreement will terminate prior to April 30, 1999 if:

    - Chrysalis breaches the documents related to the term loan;

    - either Chrysalis or Phoenix materially breaches the merger agreement; or

    - the merger agreement terminates.

As a result of these issues, Chrysalis must consummate the merger in a timely manner. Although Chrysalis has been exploring various strategic alternatives for some period of time, it now believes that an outright sale of Chrysalis through a vehicle other than the merger is unlikely. After evaluating a number of strategic alternatives with the assistance of Vector Securities, Chrysalis currently believes that the merger agreement offers the most viable solution to Chrysalis' financial condition. However, the merger may not be consummated in a timely manner. If Chrysalis cannot consummate the merger or otherwise resolve its liquidity constraints by April 30, 1999, Chrysalis will likely not have sufficient liquidity both to operate its business and to satisfy its obligations to various creditors. In addition, if the forbearance agreement were to terminate, other of Chrysalis' debt would also be in default. Chrysalis intends to pursue alternatives outside of bankruptcy. However, alternative strategies may not be successful. It is possible that Chrysalis could be forced into bankruptcy by its creditors. Although Chrysalis currently intends, if necessary, to seek reorganization under chapter 11 of the Bankruptcy Code, it also believes that a successful reorganization would likely require a transaction involving a sale of one or more of Chrysalis' facilities or operations to generate a source of liquidity during any bankruptcy proceeding.

EXCHANGE RATE FLUCTUATIONS

Chrysalis derived approximately 61% of its net revenues for 1998, 63% of its net revenues for 1997 and 68% of its net revenues for 1996 from operations outside the United States. Chrysalis' consolidated financial statements are denominated in U.S. dollars. Changes in exchange rates between the applicable foreign currency and the U.S. dollar affect the translation of some subsidiary's financial results into U.S. dollars for purposes of Chrysalis' consolidated financial results. Translation adjustments are reported as a separate section of stockholders' equity.

Chrysalis may be subject to foreign currency transaction risks when Chrysalis' multi-country contracts are denominated in a currency other than the currency in which Chrysalis incurs the expenses related to these contracts. For these multi-country contracts, Chrysalis seeks to impose on its client the effect of fluctuations in the relative values of the contract currency and the currency in which the expenses are incurred. To the extent Chrysalis is unable to impose on its clients the effects of currency fluctuations, these fluctuations could have a material effect on the results of operations of Chrysalis. Chrysalis generally does not hedge its currency translation and transaction exposure.

The percentage of Chrysalis' total revenues recorded in French francs is significant because Chrysalis' preclinical operations in France account for a significant portion of total revenues. Chrysalis' French operations accounted for approximately 46% of revenues in 1998, 44% of revenues in 1997 and 48% of revenues in 1996. Fluctuations in the exchange rate between the French franc and the U.S. dollar affect the translation of the French preclinical operation's revenues and operating results into U.S. dollars for purposes of Chrysalis' consolidated financial results. Fluctuations also affect the U.S. dollar amounts actually received by Chrysalis from the French preclinical operations. If the French preclinical operations continue to represent a significant portion of Chrysalis' business, the appreciation of the U.S. dollar against the French franc would have an unfavorable impact on Chrysalis' revenues and a favorable impact on Chrysalis' operating expenses. However, the depreciation of the U.S. dollar against the French franc would have a favorable impact on Chrysalis' revenues and an unfavorable impact on Chrysalis' operating expenses. The net effect of these impacts cannot be predicted with certainty.

For purposes of Chrysalis' consolidated financial results, the results of operations of the French preclinical business denominated in French francs have been translated from French francs into U.S. dollars using the following exchange rates:

                                      FRENCH FRANC        U.S. DOLLAR PER
PERIOD                               PER U.S. DOLLAR       FRENCH FRANC
---------------------------------  -------------------  -------------------
YEARS
1998.............................          5.5980                .1786
1997.............................          5.8364                .1713
1996.............................          5.1187                .1954

                                      FRENCH FRANC        U.S. DOLLAR PER
PERIOD                               PER U.S. DOLLAR       FRENCH FRANC
---------------------------------  -------------------  -------------------
QUARTERS
1st quarter 1997                           5.6038                .1785
2nd quarter 1997                           5.7831                .1729
3rd quarter 1997                           6.0838                .1644
4th quarter 1997                           5.8817                .1700

1st quarter 1998                           6.0948                .1641
2nd quarter 1998                           6.0157                .1662
3rd quarter 1998                           5.8835                .1700
4th quarter 1998                           5.5854                .1790

The rates in the above tables represent an average exchange rate calculated using rates quoted in The Wall Street Journal. As of March 26, 1999, the French franc per U.S. dollar rate was 6.0917.

ACCUMULATED DEFICIT

From its inception in 1988 until the formation in 1994 and subsequent sale of its ownership interest in Nextran in 1995, Chrysalis expended substantial funds for research and development and capital expenditures. A significant portion of these expenditures were made to support Chrysalis' organ transplantation and blood substitute research and development programs. Chrysalis transferred these programs to Nextran. Historically, these expenditures accounted for a substantial portion of Chrysalis' accumulated deficit. Costs associated with the prior strategy to develop a worldwide clinical business also contributed to the accumulated deficit. See "Description of Chrysalis--Loss of a Large Clinical Trial" and "--Nextran."

INFLATION

Chrysalis believes that inflation has not had a material impact on its results of operations.

YEAR 2000

Information technology systems are an integral part of the services Chrysalis provides. Non-information technology systems play a nominal role in Chrysalis' operations. Chrysalis has been assessing Year 2000 compliance issues from an internal, supplier and customer perspective and has been actively involved in resolving related issues since 1997. Chrysalis is in the process of undertaking actions to ensure that its information technology systems are Year 2000 compliant. It expects to finish this process by the end of the second quarter of 1999. Chrysalis has not yet determined whether a testing phase of its information technology systems will be necessary or, if necessary, when testing would be undertaken or completed. Any failure of Chrysalis to adequately correct its information technology systems or any failure of any supplier or customer on whom Chrysalis is dependent to be Year 2000 compliant could materially adversely affect Chrysalis' ability to conduct operations and, therefore, could materially adversely affect its financial condition, results of operations and cash flows. Chrysalis currently estimates that costs and expenses of assessment and corrective activities will be approximately $1,000,000, of which approximately $475,000 has been spent through December 31, 1998. However, Chrysalis' current financial condition may prevent it from expending sufficient sums to adequately resolve in a timely manner all Year 2000 issues. Further, Chrysalis is dependent on the efforts of a limited number of key employees to address Year 2000 compliance issues. The loss of one or more of these employees could materially adversely impact Chrysalis' ability to assess and resolve Year 2000 issues in a timely manner. Chrysalis may not have the resources or ability to resolve in a timely manner the Year 2000 compliance of its information technology systems and third parties on which it depends. In addition, Chrysalis may not be able to retain the services of the key employees addressing Year 2000 compliance issues. Further, the costs related to assessing and resolving Year 2000 issues may be material. Finally, Chrysalis' operations, financial condition and results of operations may be materially adversely impacted by a failure to achieve any of the foregoing. See "--Liquidity and Capital Requirements--Capital Requirements."

EURO CONVERSION

On January 1, 1999, eleven of the fifteen countries that are members of the European Union introduced a new currency unit called the "euro ." The euro will ultimately replace the national currencies of these eleven countries. The conversion rates between the euro and the participating countries' currencies were fixed irrevocably as of January 1, 1999. The participating countries' national currencies will be removed from circulation between January 1, 1999 and June 30, 2002 and replaced by euro notes and coinage. During the "transition period" from January 1, 1999 through December 31, 2001, public and private entities and individuals may pay for goods and services using either checks, drafts or wire transfers denominated in euro or the participating country's national currency.

Under the regulations governing the transition to the euro, there is a "no compulsion, no prohibition" rule which states that no one is obligated to use the euro until the notes and coinage have been introduced on January 1, 2002. In keeping with this rule, Chrysalis is able to:

    - receive euro denominated payments;

    - invoice in euro as requested by customers and suppliers; and

    - perform appropriate conversion and rounding calculations.

Chrysalis expects to complete full conversion of all affected country operations to the euro by the time national currencies are removed from circulation. Chrysalis does not expect software and business process conversion costs required to achieve these abilities to be material.

Chrysalis does not anticipate that the introduction and use of the euro will materially affect Chrysalis' foreign exchange and hedging activities or Chrysalis' use of derivative instruments. Chrysalis does not anticipate that the euro will have a material adverse effect on its operating results, financial condition or cash flows. However, Chrysalis cannot yet determine the ultimate effect that the euro will have on competition due to price transparency, foreign currency risks and relationships and transactions with third parties. Chrysalis continues to monitor and assess the potential risks imposed by the euro.

NEW ACCOUNTING PRONOUNCEMENTS

In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 provides guidance for the accounting treatment of various costs typically incurred during the development or purchase of computer software for internal use. SOP 98-1 is effective for fiscal periods beginning after December 15, 1998. Chrysalis does not expect the application of SOP 98-1 to have a material impact on its consolidated results of operations, financial position or cash flows.

In April 1998, the AcSEC issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities. SOP 98-5 provides guidance on the financial reporting of start-up and organization costs and requires these costs be expensed as incurred. SOP 98-5 is effective for fiscal periods beginning after December 15, 1998. Chrysalis does not expect the application of SOP 98-5 to have a material impact on its consolidated results of operations, financial position or cash flows.

In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities and requires all derivatives to be recorded on the balance sheet at fair value. This statement is effective for years beginning after June 15, 1999. Chrysalis does not expect the adoption of this statement to have a material impact on its consolidated results of operations, financial position or cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Chrysalis is exposed to market risk from changes in interest rates on some portions of its long-term debt. Currently, Chrysalis does not use derivative financial instruments to manage its interest rate risk. The $5.0 million term loan and the mortgage with a commercial bank both had a variable interest rate of 9.25% at December 31, 1998. The carrying interest rate on the term loan and mortgage with a commercial bank bears interest at market rates and therefore, the carrying value approximates fair value.

Chrysalis conducts business in foreign countries and international operations were material to Chrysalis' consolidated financial position, results of operations and cash flows as of December 31, 1998. Accordingly, Chrysalis is subject to material foreign currency exchange risk. Approximately 61%, 63% and 68% of Chrysalis' net revenues for 1998, 1997 and 1996, respectively, were derived from Chrysalis' operations outside the United States. Chrysalis' consolidated financial statements are denominated in U.S. dollars and, accordingly, changes in exchange rates between the applicable foreign currency and the U.S. dollar will affect the translation of such subsidiary's financial results into U.S. dollars for purposes of reporting Chrysalis' consolidated financial results. Translation adjustments are reported as a separate section of stockholders' equity.

Chrysalis may be subject to foreign currency transaction risks when Chrysalis' multi-country contracts are denominated in a currency other than the currency in which Chrysalis incurs the expenses related to such contracts. For such multi-country contracts, Chrysalis seeks to require its client to incur the effect of fluctuations in the relative values of the contract currency and the currency in which the expenses are incurred. To the extent Chrysalis is unable to require its clients to incur the effects of currency fluctuations, these fluctuations could have a material effect on the results of operations of Chrysalis. Chrysalis does not hedge its currency translation and transaction exposure.

                      SELECTED FINANCIAL DATA OF CHRYSALIS

The following table contains selected consolidated financial data for Chrysalis as of the dates and for the periods indicated, and have been prepared in accordance with U.S. GAAP and are presented in US dollars. The financial data for each of the five years ended December 31, 1998 are derived from Chrysalis' audited financial statements. You should be aware of the following factors that affect comparisons from year to year:

    - In 1994, Chrysalis entered into the Nextran joint venture, in which it held a minority interest. In 1995, Chrysalis sold its minority interest for $18 million. The sale resulted in a nonrecurring gain, net of expenses, income taxes and related accruals of approximately $17.3 million. See "Description of Chrysalis--Nextran."

    - In 1996, Chrysalis recorded business combination costs of approximately $3.6 million related to the acquisition of the Bioclin Group. See "Description of Chrysalis--General--Other Matters."

    - In the fourth quarter of 1998, Chrysalis recorded a restructuring charge of $3,872,000 in connection with the restructuring of its clinical operations. Chrysalis expects to record an additional restructuring charge of $825,000 in the second quarter of 1999 in connection with this restructuring. See "Description of Chrysalis--General--Restructuring of Clinical Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Chrysalis--General Summary."

    - As a result of Chrysalis' default under its senior term loan, the principal amount of the loan is classified as short-term debt at December 31, 1998. See "Other Agreements."

You should read the data set forth below in conjunction with the consolidated financial statements of Chrysalis and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Chrysalis."

                                                                                                 YEARS ENDED
                                                                                                DECEMBER 31,
                                                                                  -----------------------------------------
                                                                                    1998     1997     1996    1995    1994
                                                                                  --------  -------  ------  ------  ------

                                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues....................................................................  $ 39,384  $42,298  41,487  39,609  36,188
Operating costs and expenses:
  Direct costs..................................................................    31,041   29,217  27,313  27,691  25,499
  Research and development......................................................        --      166     528   1,063   3,940
  General, administrative and marketing.........................................    12,828   12,416  10,942   9,631   9,975
  Depreciation and amortization.................................................     2,092    2,699   2,780   2,907   3,594
  Business combination costs....................................................        --       --   3,649      --      --
  Restructuring costs...........................................................     3,872       --      --      --      --
                                                                                  --------  -------  ------  ------  ------
                                                                                    49,833   44,498  45,212  41,292  43,008
  Loss from operations..........................................................   (10,449)  (2,200) (3,725) (1,683) (6,820)
                                                                                  --------  -------  ------  ------  ------
  Other income (expense), net...................................................      (992)     390     742    (635)   (525)
  Net loss before equity in net loss of Nextran, gain on sale of Nextran and
    taxes.......................................................................   (11,441)  (1,810) (2,983) (2,318) (7,345)
  Equity in net loss of Nextran.................................................        --       --      --  (2,700) (1,329)
  Gain on sale of Nextran, net of income taxes..................................        --       --      --  17,266      --
  Income tax expense (benefit)..................................................       716      240     477    (177)    390
                                                                                  --------  -------  ------  ------  ------
    Net income (loss)...........................................................  $(12,157) $(2,050) (3,460) 12,425  (9,064)
                                                                                  --------  -------  ------  ------  ------
                                                                                  --------  -------  ------  ------  ------
  Basic earnings (loss) per share...............................................  $  (1.06) $ (0.18)  (0.31)   1.12   (0.82)
                                                                                  --------  -------  ------  ------  ------
                                                                                  --------  -------  ------  ------  ------
  Diluted earnings (loss) per share.............................................  $  (1.06) $ (0.18)  (0.31)   1.06   (0.82)
                                                                                  --------  -------  ------  ------  ------
                                                                                  --------  -------  ------  ------  ------

                                                                                                 YEARS ENDED
                                                                                                DECEMBER 31,
                                                                                  -----------------------------------------
                                                                                    1998     1997     1996    1995    1994
                                                                                  --------  -------  ------  ------  ------
                                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA (AT YEAR END):
Cash, cash equivalents and investments..........................................  $  6,705  $ 6,925  13,470  23,102   6,234
Restricted cash.................................................................        --      460   5,010     777   1,724
Accounts receivable, net........................................................     8,766    9,669  10,788  10,907   9,340
Property, equipment and leasehold improvements, net.............................    15,686   15,127  15,963  17,806  18,548
Intangible assets, net..........................................................       809      805     953   1,035     991
Investment in Nextran...........................................................        --       --      --      --   3,844
Other assets....................................................................     2,615    2,254   1,759   1,797   1,454
                                                                                  --------  -------  ------  ------  ------
    Total assets................................................................  $ 34,581  $35,240  47,943  55,424  42,135
                                                                                  --------  -------  ------  ------  ------
                                                                                  --------  -------  ------  ------  ------
Current liabilities, excluding debt.............................................    17,681   12,295  17,501  15,292  16,047
Short-term debt.................................................................     3,250    2,668  11,238  11,559   9,876
Current portion of long-term debt...............................................     4,821      768     180     744     784
Long-term debt, excluding current portion.......................................     6,010    6,561   2,376   7,830   8,502
Deferred income taxes...........................................................     1,832    1,646   2,053   2,059   2,075
Other liabilities...............................................................       725      633   1,054     948   1,180
Total stockholders' equity......................................................       262   10,669  13,541  16,992   3,671
                                                                                  --------  -------  ------  ------  ------
    Total liabilities and stockholders' equity..................................  $ 34,581  $35,240  47,943  55,424  42,135
                                                                                  --------  -------  ------  ------  ------
                                                                                  --------  -------  ------  ------  ------

                             SECURITY OWNERSHIP OF
             CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CHRYSALIS

The following contains information regarding the beneficial ownership of Chrysalis common stock as of March 1, 1999, by (1) each person known to Chrysalis to be a beneficial owner of more than five percent of Chrysalis common stock, (2) each of Chrysalis' directors and executive officers and (3) all directors and executive officers of Chrysalis as a group. The directors and executive officers have furnished their information. Chrysalis obtained the information in the table regarding share ownership of other persons beneficially owning five percent or more of Chrysalis common stock from required filings with the Securities and Exchange Commission. Mr. Hackel, Dr. Barbut and Dr. Jensen have filed a Schedule 13D disclosing that they intend to vote all shares owned beneficially by them as a group. MDS Inc., MDS Washington, Inc. and Panlabs International Inc. have filed a Schedule 13D disclosing that they share the power to vote and dispose of the 2,000,000 shares shown as beneficially owned by them. These 2,000,000 shares are issuable under a warrant granted to Panlabs. Otherwise, each of the persons named below has sole voting and investment power over the shares indicated in the table.

Outstanding shares of Chrysalis common stock owned beneficially are listed in one column. Shares of Chrysalis common stock owned beneficially through stock options and warrants that can be exercised by April 30, 1999 are shown in a separate column. The percentage column reflects all shares owned beneficially. An asterisk in the percent column means the person owns less than one percent of the

Chrysalis common stock. Each of the persons listed on the table below, other than MDS, has entered into a support/voting agreement with Phoenix. See "Other Agreements--Support/Voting Agreements.".

                                                                         SHARES BENEFICIALLY OWNED
                                                                    ------------------------------------
NAMES AND ADDRESSES                                                 OUTSTANDING SHARES  OPTIONS/WARRANTS    PERCENT
------------------------------------------------------------------  ------------------  ----------------  -----------
Jack Barbut, Sc.D.                                                          933,974                  0           8.0
  1 El Camino Bueno
  Ross, CA 94957
Alec Hackel                                                                 933,975                  0           8.0
  Flueliweg 3
  6045 Meggan, Switzerland
MDS Inc.                                                                          0          2,000,000          14.6
MDS Washington, Inc.
Panlabs International Inc.
  11804 North Creek Parkway South
  Bothell, WA 98011
J. Christian Jensen                                                         622,649                  0           5.3
  Speedel Pharma Inc.
  Petersgraben 35
  4051 Basel
  Switzerland
Paul J. Schmitt                                                             155,881            297,500           3.8
John G. Cooper                                                                8,259            292,500           2.5
Leif Modeweg, D.V.M.                                                              0            250,000           2.1
Desmond H. O'Connell                                                         35,220             69,000             *
Photios T. Paulson                                                            6,000             60,000             *
W. Leigh Thompson, Ph.D., M.D.                                                    0             30,000             *
Barry M. Sherman, M.D.                                                            0             30,000             *
All directors and executive officers as a group (9 persons)               1,761,983          1,029,000          22.0

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                       COMPARISON OF STOCKHOLDERS' RIGHTS
                    AND DESCRIPTION OF PHOENIX COMMON SHARES
                           AND CHRYSALIS COMMON STOCK

The rights of stockholders of Chrysalis are currently governed by:

    - the Delaware General Corporation Law;

    - Chrysalis' Third Amended and Restated Certificate of Incorporation; and

    - Chrysalis' Third Amended and Restated By-Laws.

After the merger, these stockholders will become shareholders of Phoenix, and their rights will be governed by:

    - the Canada Business Corporations Act;

    - Phoenix's certificate and articles of amalgamation and certificates and articles of amendments; and

    - Phoenix's by-laws as in effect at the merger date.

The following are summaries of material differences between the rights of Chrysalis stockholders and Phoenix shareholders. On March 1, 1999, there were 208 record holders of Chrysalis common stock, including banks, brokerage firms and other nominees, and 163 record holders of Phoenix common shares.

CLASSES AND SERIES OF CAPITAL STOCK

CHRYSALIS

Under Chrysalis' Third Amended and Restated Certificate of Incorporation, Chrysalis may issue up to 20,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of the record date, 11,666,480 shares of Chrysalis common stock were outstanding. As of the record date, no shares of Chrysalis preferred stock were issued and outstanding.

In July 1998, Chrysalis adopted a rights agreement and issued, as a dividend, one preferred stock purchase right for each outstanding share of Chrysalis common stock. Chrysalis has also issued one preferred stock purchase right for each share of Chrysalis common stock issued since the record date for that dividend. Each Chrysalis purchase right entitles the holder to buy one-hundredth of a share of Chrysalis Series A Junior Participating Preferred Stock at a purchase price of $11.00 for each one-hundredth of a share of Series A preferred stock. The number and type of securities for which a right is exercisable and the exercise price of the rights are subject to adjustment.

Chrysalis may not redeem the Series A preferred stock. If Chrysalis declares a dividend on its common stock, each share of Series A preferred stock is entitled to a preferential dividend equal to $1.00 per share or, if greater than $1.00, 100 times the dividend declared on the common stock. If Chrysalis liquidates, each share of Series A preferred stock is entitled to a preferential payment equal to $100 or, if greater than $100, 100 times the per share payment made with respect to the common stock. Each share of Series A preferred stock has 100 votes on all matters submitted to the vote of Chrysalis stockholders. The nature of the dividend, liquidation and voting rights of the Series A preferred stock make each right approximately equivalent in value to the value of a share of Chrysalis common stock.

A holder of the rights may exercise his rights only if a person or group acquires a specified percentage or more of the outstanding shares of Chrysalis common stock or announces a tender or exchange offer, following which, the person or group would hold at least a specified percentage of the outstanding Chrysalis common stock. Except for the shares held by Messrs. Hackel, Barbut and Jensen, the specified percentage is 15%. For the shares held collectively by Messrs. Hackel, Barbut and Jensen, the

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
specified percentage is 25%, as long as they collectively continue to own 15% or more of the outstanding Chrysalis common stock. If a person or group acquires the specified percentage of the outstanding shares of Chrysalis common stock, or that person or group engages in specified self-dealing transactions or merges into Chrysalis in a transaction in which Chrysalis' common stock is not changed or exchanged, the rights will become exercisable for common stock instead of preferred stock. Specifically, each holder of a right will receive, upon exercise of each right, shares of Chrysalis common stock with a market value of two times the exercise price of the right, except that rights owned by that person or group will be void. If Chrysalis is acquired in a merger or other business combination or 50% or more of its assets or earning power is sold, each holder of a right will receive, upon exercise of the right, common stock of the acquiring company with market value of two times the exercise price of the right, except that rights owned by that person or group will be void. Chrysalis may redeem the rights at a price of $.01 per right prior to the time the rights become exercisable. The rights will expire on July 20, 2008, unless redeemed or exchanged by the Chrysalis Board before that date.

In connection with the negotiation of the merger agreement, Chrysalis and Phoenix agreed that the Chrysalis Board would amend the rights agreement prior to signing the merger agreement to permit the merger to be completed, without triggering the exercise of the rights. In addition, they agreed that the amendment would cause the rights to expire immediately prior to the merger. The Chrysalis Board adopted that amendment on November 13, 1998 and the amendment became effective on November 18, 1998.

PHOENIX

Phoenix's certificate and articles of amalgamation incorporation permit Phoenix to issue common shares without nominal or par value, and preferred shares issuable in series without nominal or par value. There is no limit on the number of common shares or preferred shares that Phoenix can issue. As of March 31, 1999, 26,068,989 common shares were issued and outstanding and no Phoenix preferred shares were issued and outstanding. The following is a summary of the attributes of the different classes and series of shares Phoenix may issue.

PHOENIX COMMON SHARES

Phoenix common shares entitle the holder to one vote per share at all meetings of shareholders except meetings at which only holders of a specified class or series of shares are entitled to vote. Phoenix common shares, subject to the priority of the holders of Phoenix preferred shares, entitle their holders to receive dividends and to share the balance of the property of Phoenix or other distribution of its assets on an equal basis upon liquidation, dissolution or winding-up of Phoenix.

PHOENIX PREFERRED SHARES

PRIORITY. The class provisions of Phoenix preferred shares provide that each series of Phoenix preferred shares ranks equally with every other series of Phoenix preferred shares. In addition, Phoenix preferred shares have priority over Phoenix common shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of Phoenix or other distribution of its assets.

VOTING RIGHTS. The holders of Phoenix preferred shares are not entitled to vote at any meetings of the shareholders of Phoenix other than as provided by law with respect to, among other things:

    - amendments to the articles;

    - the execution of an amalgamation agreement, which is similar to a merger agreement, which contains a provision that, if contained in a proposed amemdment to the articles, would entitle the holders of preferred shares to vote as a class or series;

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
    - the continuance of the corporation;

    - the voluntary liquidation of dissolution of the corporation; and

    - extraordinary sales, leases or exchanges.

ANNUAL MEETING OF STOCKHOLDERS

CHRYSALIS

Under the Delaware General Corporation Law, if a corporation does not hold an annual meeting for the election of directors on the date, if any, designated in the corporation's certificate of incorporation or by-laws, the directors must hold the meeting as soon after that date as may be convenient. If they fail to do so for a period of thirty days after the designated date, or if no date has been designated for a period of thirteen months after the last annual meeting or written consent to elect directors in lieu of an annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon application of any stockholder or director. The shares of stock represented at this meeting either in person or by proxy and entitled to vote at the meeting, constitute a quorum for the purposes of the meeting, even if the corporation's certificate of incorporation or by-laws provides for a different quorum requirement. The Delaware General Corporation Law does not permit a stockholder to call an annual meeting other than by application to the Delaware Court of Chancery.

PHOENIX

Under the Canada Business Corporations Act, the directors of Phoenix must call an annual meeting of shareholders not later than fifteen months after holding the last preceding annual meeting of Phoenix shareholders. If an annual meeting is not called at the required time by the directors, it may be called by the holders of not less than 5% of the issued and voting shares of Phoenix. The Canada Business Corporations Act gives this power to call a meeting of shareholders, as set forth under the caption "--Special Meetings of Stockholders" below. If for any reason it is impracticable to call a meeting or to conduct a meeting in the manner prescribed by Phoenix by-laws or the Canada Business Corporations Act, any director or shareholder entitled to vote at such a meeting or the director appointed under section 260 of the Canada Business Corporations Act may apply to a court for an order calling the meeting and setting forth the manner to hold and conduct the meeting.

SPECIAL MEETINGS OF STOCKHOLDERS

CHRYSALIS

Under the Delaware General Corporation Law, special meetings of stockholders may be called only by the board of directors or other persons authorized by the certificate of incorporation or by-laws. The Chrysalis by-laws only permit the following persons to call a special meeting:

    - the Chairman of the Board, if one is selected;

    - the Chief Executive Officer or the President; or

    - the Secretary, within 10 days after receipt of the written request of a majority of the Chrysalis Board.

PHOENIX

Under the Phoenix by-laws, special meetings of shareholders may be called at any time by order of the Chairman of the Board or the President or any Vice President of Phoenix. Under the Canada Business Corporations Act, special meetings of shareholders may be called by the board of directors. In addition, the holders of not less than 5% of the issued and voting shares of Phoenix may request that the directors call a meeting of shareholders for any purpose. If the directors do not call a meeting within 21 days after receiving the requisition, any shareholders who requested the directors to call the meeting may call the meeting.

QUORUM OF STOCKHOLDERS

CHRYSALIS

Under the Delaware General Corporation Law, a quorum consists of a majority of shares entitled to vote present in person or represented by proxy unless the certificate of incorporation or by-laws provide otherwise. The Chrysalis by-laws do not alter the majority requirement of this statutory quorum requirement.

PHOENIX

The Phoenix by-laws provide that a quorum at any meeting of shareholders will be shareholders present in person and personally holding or represented by proxy not less than twenty-five percent (25%) of the issued and outstanding shares of Phoenix entitled to vote at the meeting.

STOCKHOLDER ACTION WITHOUT A MEETING

CHRYSALIS

As permitted by the Delaware General Corporation Law, the Chrysalis certificate of incorporation and by-laws prohibit written actions by the Chrysalis stockholders. As a result, all actions of Chrysalis stockholders are required to be taken at an annual or special meeting.

PHOENIX

Under the Canada Business Corporations Act, shareholder action may be taken without a meeting by written resolution signed by all shareholders who would be entitled to vote on the matter at a meeting except with respect to a meeting called for the purpose of (1) removing a director or the auditor or (2) electing or appointing a director or auditor following the resignation, removal or expiry of term of office of a director or auditor who has submitted a written statement giving the reasons why he opposes proposed action or resolution.

NOTICE OF STOCKHOLDER PROPOSALS

CHRYSALIS

The Chrysalis by-laws do not contain provisions governing shareholder proposals other than nominations of persons for election as directors. Under the Chrysalis by-laws, to nominate a person for election as a director, a stockholder generally must give notice to Chrysalis that is received by Chrysalis not less than 60 days prior to the meeting. The notice must contain specified information concerning the nominee and the stockholder submitting the proposal.

PHOENIX

Under the Canada Business Corporations Act, shareholder proposals may be submitted only at annual meetings of shareholders. A shareholder entitled to vote at an annual meeting of shareholders may submit to Phoenix notice of any matter that the shareholder proposes to raise at the meeting provided that the proposal is submitted to Phoenix at least ninety days before the anniversary date of Phoenix's previous annual meeting of shareholders. Phoenix expects to hold its next annual meeting of shareholders in December 1999. Any Phoenix shareholder who intends to submit a proposal for inclusion in the management proxy material for the 1999 annual meeting of Phoenix must submit the proposal to the Secretary of Phoenix by September 15, 1999.

ACCESS TO CORPORATE RECORDS AND FINANCIAL STATEMENTS

CHRYSALIS

Under the Delaware General Corporation Law, any stockholder may for any proper purpose, inspect the corporation's stock ledger, a list of stockholders and its other books and records, and may make copies of and extracts from the record. To exercise this right, a stockholder must demand the right in writing under oath. The inspection must occur during regular business hours.

PHOENIX

Under the Canada Business Corporations Act, a corporation is required to make available to its shareholders and creditors, their agents and legal representatives, specified books and records during usual business hours of the corporation. These persons may, free of charge, take extracts from these books and records. Any other person may take extracts from these books and records upon payment of a reasonable fee. A Phoenix shareholder may also obtain a list of Phoenix's shareholders by paying a reasonable fee and submitting an affidavit. As well, in the case of a corporation, such as Phoenix, shareholders and creditors, their agents and legal representatives, and any other person, upon payment of a reasonable fee and sending to the corporation of an affidavit, may require a corporation to furnish a list of shareholders. In addition, directors of a corporation are entitled to examine additional records, documents and instruments of the corporation.

CHARTER AMENDMENTS

CHRYSALIS

Under the Delaware General Corporation Law, unless its certificate of incorporation or by-laws otherwise provide, amendments to a corporation's certificate of incorporation generally require the approval of the holders of a majority of the outstanding stock entitled to vote. In addition, if the amendments would affect rights of holders of a particular class of stock, the approval of a majority of the outstanding stock of that class may also be required. The Chrysalis certificate of incorporation requires some amendments to be approved by an affirmative vote of at least 66 2/3% of the Chrysalis stock generally entitled to vote for the election of directors. Amendments to the following provisions require the 66 2/3% vote:

    - requiring a super-majority stockholder vote to amend specified provisions of the Chrysalis by-laws;

    - prohibiting stockholder action by written consent;

    - governing who can call special stockholders meetings;

    - providing for a classified Chrysalis Board and governing removal of directors and filling vacancies on the Chrysalis Board;

    - requiring a super-majority stockholder vote for some business combinations with interested stockholders; and

    - providing indemnification for Chrysalis directors and officers.

PHOENIX

Under the Canada Business Corporations Act, any amendment to a corporation's articles of incorporation generally requires approval by special resolution. This resolution must be passed by a majority of not less than two-thirds of the votes cast by shareholders of all shareholders who voted in respect of the resolution. If the amendment affects rights of holders of a particular class of shares, the holders of that particular class must approve a separate special resolution by the same vote.

BY-LAW AMENDMENTS

CHRYSALIS

Under the Delaware General Corporation Law, the power to adopt, amend or repeal by-laws is vested in the voting stockholders. The corporation may, however, in its certificate of incorporation, permit the directors, in addition to the stockholders, to adopt, amend or repeal by-laws. The Chrysalis certificate of incorporation expressly grants the Chrysalis Board the power to adopt, amend and repeal the Chrysalis by-laws. The Chrysalis certificate of incorporation also requires the holders of 66 2/3% of the Chrysalis stock generally entitled to vote for the election of directors to approve amendments to the provisions of the Chrysalis by-laws governing:

    - who can call special stockholders meetings;

    - the classification of the Chrysalis Board;

    - the removal of directors; and

    - the filling of vacancies on the Chrysalis Board.

PHOENIX

The Phoenix Board may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of Phoenix. The directors are required to submit a by-law, or an amendment or a repeal of a by-law, to the shareholders at the next meeting of shareholders of Phoenix. At this meeting, the shareholders may pass by a majority of votes cast, confirm, reject or amend the by-law, amendment or repeal. A by-law, or an amendment or a repeal of a by-law, is effective from the date of the resolution of the directors until it is confirmed, confirmed as amended or rejected by the shareholders of Phoenix or until it ceases to be effective. A shareholder entitled to vote at an annual meeting of shareholders of Phoenix may make a proposal to make, amend or repeal a by-law.

SALE OR LEASE OF ASSETS

CHRYSALIS

Under the Delaware General Corporation Law, the Chrysalis Board may by resolution sell, lease or exchange all or substantially all the corporation's property and assets, if the transaction is authorized by the holders of a majority of the outstanding stock. However, the Delaware General Corporation Law or the Chrysalis certificate of incorporation may require a super-majority vote for any of those transactions if an interested stockholder is involved. See "--Anti-Takeover Provisions."

PHOENIX

Under the Canada Business Corporations Act, the sale, lease or exchange of all or substantially all the property of a corporation other than in the ordinary course of business requires, in addition to a resolution of Phoenix Board, the general approval of the shareholders by special resolution. The resolution must be approved by a majority of not less than two-thirds of the votes cast by the shareholders, each share carrying the right to vote whether or not it otherwise carries the right to vote. A separate special resolution is also required from the holders of each class of shares which is particularly affected by the transaction.

PREEMPTIVE RIGHTS

CHRYSALIS

The Delaware General Corporation Law provides that security holders of a corporation only have preemptive rights if these rights are specifically provided in the corporation's certificate of incorporation. The Chrysalis certificate of incorporation does not provide for preemptive rights.

PHOENIX

The Canada Business Corporations Act provides that shareholders may have a preemptive right if this right is specifically provided in the corporation's articles. Phoenix's articles do not provide for preemptive rights.

DIVIDENDS AND DISTRIBUTIONS

CHRYSALIS

Under the Delaware General Corporation Law, subject to any restriction contained in a corporation's certificate of incorporation, the board of directors may declare, and the corporation may pay, dividends or other distributions upon the shares of its capital stock either:

    - out of "surplus;" or

    - if there is no surplus, out of the net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, unless net assets are less than the capital of all outstanding preferred stock.

"Surplus" is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation cannot be less than the aggregate par value of all issued shares of capital stock. Net assets equals total assets minus total liabilities. The Chrysalis certificate of incorporation does not alter these provisions of the Delaware General Corporation Law.

PHOENIX

Under the Canada Business Corporations Act, Phoenix may declare or pay a dividend unless there are reasonable grounds for believing that Phoenix is or would after the payment be unable to pay its liabilities as they become due or the realizable value of Phoenix's assets would be less than the aggregate of Phoenix's liabilities and stated capital of all classes of shares of Phoenix.

APPRAISAL AND DISSENT RIGHTS

CHRYSALIS

Stockholders of a Delaware corporation who dissent from a merger or consolidation of the corporation that requires a stockholder vote are generally entitled to appraisal rights. Appraisal rights require the surviving corporation to purchase the dissenting shares at fair value. However, stockholders do not have the appraisal rights if the shares they hold, at the record date for the determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either:

    - listed on a national securities exchange or designated as a Nasdaq National Market security; or

    - held of record by more than 2,000 stockholders.

Those stockholders will have appraisal rights unless their shares are converted into anything other than:

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
    - stock of the surviving corporation;

    - stock of another corporation which is either listed on a national securities exchange or designated as a Nasdaq National Market security or held of record by more than 2,000 stockholders;

    - cash in lieu of fractional shares; or

    - some combination of the above.

Because the Chrysalis common stock is listed on the Nasdaq National Market and the Phoenix Common Stock will be listed on the Nasdaq National Market on or before the merger, holders of Chrysalis common stock are not entitled to appraisal rights in connection with the merger.

The Chrysalis certificate of incorporation and the Chrysalis by-laws do not contain any additional provisions relating to dissenters' rights of appraisal.

PHOENIX

The Canada Business Corporations Act provides that shareholders of a corporation constituted under the Canada Business Corporations Act entitled to vote on specified matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection therewith. These matters include:

    - any amalgamation, which is similar to a merger, with another corporation other than with certain affiliated corporations;

    - an amendment to the corporation's articles to add, change or remove any provisions restricting the issue, transfer or ownership of shares;

    - an amendment to the corporation's articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on;

    - a continuance under the laws of another jurisdiction;

    - a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business;

    - a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation; or

    - other amendments to the articles of a corporation which require a separate class or series vote, provided that a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization, as defined in the Canada Business Corporations Act, or by a court order made in connection with an action for an oppression remedy.

Under the Canada Business Corporations Act, a shareholder may, in addition to or instead of exercising dissent rights, seek an oppression remedy as described below for any act or omission of a corporation which is oppressive, unfairly prejudicial to or that unfairly disregards a shareholder's interest.

STOCK REPURCHASES

CHRYSALIS

Under the Delaware General Corporation Law, a corporation may not purchase or redeem its shares of capital stock when the capital of the corporation is impaired or if the purchase or redemption would cause any impairment of the capital of the corporation. However, a corporation may purchase or redeem out of capital any of its preferred shares if the shares will be retired upon acquisition and the capital of the corporation will be reduced.

PHOENIX

Under the Canada Business Corporations Act, Phoenix may purchase or otherwise acquire its shares unless there are reasonable grounds for believing that Phoenix is or would after the purchase be unable to pay its liabilities as they become due or the realizable value of Phoenix's assets would after the purchase be less than the aggregate of Phoenix's liabilities and stated capital of all classes of shares. Canadian securities laws restrict the ability of Phoenix to selectively repurchase its securities. Open market purchases of securities by Phoenix may be made as long as these purchases do not exceed the limits of 5% of the outstanding shares on an annual basis and 2% of the outstanding shares on a monthly basis. Otherwise, issuer bid purchases must be made pursuant to an offer extended on identical terms to all holders of those securities.

NUMBER AND QUALIFICATION OF DIRECTORS

CHRYSALIS

The Delaware General Corporation Law provides that the minimum number of directors is one. The number of directors is fixed by or in the manner provided in the by-laws, unless the certificate of incorporation fixes the number of directors. If the certificate of incorporation fixes the number, a change in the number may only be made by amendment to the certificate of incorporation.

The Chrysalis by-laws provide that Chrysalis must have at least three directors and that the majority of the Chrysalis Board determines the exact number. The Chrysalis certificate of incorporation and the Chrysalis by-laws provide for a classified board, with each class being as nearly equal in number as possible. There are three classes of directors. Each class serves a three-year term.

PHOENIX

Under the Canada Business Corporations Act, the Phoenix Board must have not fewer than three members, at least two of whom are not officers or employees of Phoenix or its affiliates. Under Phoenix's articles, the minimum number of directors is three and the maximum number of directors is 15. A majority of directors of Phoenix must be resident Canadians under the Canada Business Corporations Act and, except in limited circumstances, directors may not transact business at a meeting of directors or a committee of directors at which a majority of the directors present are not resident Canadians under the Canada Business Corporations Act.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

CHRYSALIS

The Delaware General Corporation Law provides that vacancies and newly created directorships may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, unless otherwise provided in the certificate of incorporation or by-laws. If the certificate of incorporation directs that a particular class is to elect one or more directors, however, the vacancy may be filled only by a majority of the other directors elected by that class then in office, or by a sole remaining director elected by that class. If, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the entire board, the Delaware Court of Chancery may, upon application of stockholders holding at least 10% of the total number of shares outstanding and having the right to vote for these directors, order an election to be held to fill any vacancy or newly created directorship or to replace the directors chosen by the directors then in office. The Chrysalis certificate of incorporation does not permit stockholders to fill vacancies or newly created directorships. It provides that vacancies and newly created directorships may be filled solely by a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director.

PHOENIX

Under the Canada Business Corporations Act, a quorum of directors may appoint one or more directors to fill a vacancy among the directors as long as the director or directors so appointed holds office for a term expiring at the close of the next annual meeting of shareholders. Under Phoenix's articles, the directors of Phoenix may also appoint one or more directors, who will hold office for a term expiring not later than the close of the next annual meeting of shareholders. The total number of additional directors appointed by the directors may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders.

REMOVAL OF DIRECTORS

CHRYSALIS

Under the Delaware General Corporation Law, directors may be removed with or without cause by a majority of the stockholders entitled to vote at an election of directors. However, unless the certificate of incorporation otherwise provides, if the board of directors is classified, removal may be for cause only. In addition, where a corporation has cumulative voting, if less than the entire board of directors is removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors.

Stockholders of Chrysalis do not have the right to cumulate their votes in the election of directors. Directors are elected by a plurality vote of all of the votes cast at the annual meeting of stockholders. However, the Chrysalis Board is classified. The Chrysalis certificate of incorporation does not permit directors to be removed for any reason other than cause. In addition, removal of a director for cause requires the affirmative vote of at least 66 2/3% of the voting stock generally entitled to vote in the election of directors.

PHOENIX

Under the Canada Business Corporations Act, the shareholders of Phoenix may by ordinary resolution at a special meeting remove any director or directors from office.

TRANSACTIONS WITH DIRECTORS

CHRYSALIS

Under the Delaware General Corporation Law, no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other entity of which one or more of its directors or officers are directors or officers, or in which one or more of its directors or officers have a financial interest, is void or voidable if:

    - the material facts regarding the director's or officer's relationship or interest and the contract or transaction are disclosed or known to the board of directors, or a committee, which authorizes the contract or transaction in good faith by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum;

    - the material facts regarding the director's or officer's relationship or interest and the contract or transaction are disclosed or known to the stockholders entitled to vote on the contract or transaction and the contract or transaction is specifically approved in good faith by the stockholders; or

    - the contract or transaction is fair to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee, or the stockholders.

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
A corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of a subsidiary, including directors who are also officers or employees of the corporation or a subsidiary, if the directors determine the action may reasonably be expected to benefit the corporation.

PHOENIX

Under the Canada Business Corporations Act no material contract between Phoenix and one or more of its directors or officers or between Phoenix and another entity of which a director or officer of Phoenix is a director or officer or in which one or more of its directors or officers has a material interest, is void or voidable as a result of that relationship or because that director is present at or is counted to determine the presence of a quorum at a meeting of directors or committee if:

    - the director or officer disclosed his interest;

    - the contract was approved by the directors or the shareholders; and

    - the contract was reasonable and fair to Phoenix at the time the contract was approved.

Under the Canada Business Corporations Act, Phoenix may not give financial assistance by way of loan, guarantee or otherwise to any director, officer or employee of the corporation or of an affiliated corporation or to an associate of any director, officer or employee of the corporation or an affiliated corporation where there are reasonable grounds for believing that Phoenix is, or would be after giving the financial assistance, unable to pay its liabilities as they become due. In addition, Phoenix may not give this financial assistance if the realizable value of Phoenix's assets, excluding the amount of a financial assistance in the form of a loan or in the form of assets pledged to secure a guarantee, after giving the financial assistance, would be less than the aggregate of Phoenix's liability and stated capital of all classes.

DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION

CHRYSALIS

The Delaware General Corporation Law allows a Delaware corporation to include a provision in its certificate of incorporation limiting or eliminating the liability of directors for monetary damages for a breach of their fiduciary duty, if the directors acted in good faith. However, Chrysalis may not provide for limitation of liability for:

    - breaches of duty of loyalty;

    - acts or omissions involving intentional misconduct or knowing violations of law;

    - the payment of unlawful dividends, stock repurchases or redemptions; or

    - any transaction in which the director received an improper personal benefit.

Delaware corporations may also indemnify directors, officers and agents. The Delaware General Corporation Law mandates indemnification under limited circumstances. Indemnification against expenses incurred by an officer, director or agent in connection with a proceeding against a person for actions in his or her capacity as an officer, director or agent is mandatory to the extent that a person has been successful on the merits. Advancement of expenses is permissive only. The indemnified person must reimburse expenses if it is ultimately determined that the person is not entitled to indemnification.

Under the Delaware General Corporation Law, a corporation may indemnify a director, officer or agent for fines, judgments or settlements, as well as expenses in the context of third-party actions, if that person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interest of the corporation. In the case of a criminal action, a corporation may indemnify this person if he or she had no reasonable cause to believe his or her conduct was unlawful. Indemnification in the context of derivative actions is restricted to expenses only. Further, if an officer, director or agent is adjudged liable to the corporation, payment of expenses is not allowable, unless a court deems the award of expenses appropriate. Determinations regarding permissive indemnification are to be made by the majority vote of disinterested directors, even if less than a quorum, or, if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel or by the stockholders.

The Delaware General Corporation Law expressly authorizes Delaware corporations to purchase and maintain insurance for director and officer liability. The insurance may be purchased for any officer, director or agent, even if that individual is otherwise eligible for indemnification by the corporation.

The Chrysalis certificate of incorporation provides that, to the full extent permitted by law, a director will not be personally liable to the corporation or its stockholders for any act or omission in the performance of his or her duties as a director. It also provides that no amendment or repeal of this provision relating to limitation on director liability will adversely affect any right or protection of any directors existing immediately prior to the amendment or repeal.

The Chrysalis certificate of incorporation also provides that the corporation will indemnify, to the fullest extent permitted by law, each person who is or was a director or officer or agreed to serve at the request of the Chrysalis Board or an officer of Chrysalis as a director or officer, of another corporation, partnership, joint venture, trust or other enterprise.

PHOENIX

Under the Canada Business Corporations Act, directors have fiduciary obligations to their corporation and must act in accordance with the so-called duties of "care" and "loyalty." The duty of care requires that the directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty is the duty to act in good faith in a manner which the directors reasonably believe to be in the best interests of the corporation. Under the Canada Business Corporations Act, a corporation may not, in its articles, limit the liability of its directors for breaches of their fiduciary duties. However, the corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her because of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or such body corporate, if:

    (1) such person acted honestly and in good faith with a view to the best interests of the corporation; and

    (2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that his or her conduct was lawful.

These people are entitled to the indemnity from the corporation if the person was substantially successful on the merits of his or her defense of the action or proceeding and fulfilled the conditions set out in (1) and (2) above. A corporation may, with the approval of a court, also indemnify a person regarding an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, if he or she fulfills the conditions set out in (1) and (2) above. Phoenix has provided for indemnification of directors and officers to the fullest extent authorized by the Canada Business Corporations Act.

OPPRESSION REMEDY

CHRYSALIS

The Delaware General Corporation Law does not provide for an oppression remedy as discussed in relation to Phoenix below.

PHOENIX

The Canada Business Corporations Act provides an oppression remedy that enables the court to make any order, both interim and final, to rectify the matters complained of if the court is satisfied upon application by a person that:

    - any act or omission of the corporation or of its affiliates effects a result;

    - the business or affairs of the corporation or any of its affiliates are or have been carried on or conducted in a manner; or

    - the powers of the directors of the corporation or any of its affiliates are or have been exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interest of any security holder, creditor, director or officer of the corporation.

The person pursuing this remedy must be:

    - a present or former registered holder or beneficial owner of securities of a corporation or any of its affiliates;

    - a present or former officer or director of the corporation or any of its affiliates;

    - the director appointed under Section 260 of the Canada Business Corporations Act; or

    - any other person who in the discretion of the court is a proper person to make this application.

Because of the breadth of the conduct which can be complained of and the scope of the court's remedial powers, the oppression remedy is very flexible and is sometimes relied upon to safeguard the interests of shareholders and other persons with a substantial interest in the corporation. Under the Canada Business Corporations Act, it is not necessary to prove that the directors of a corporation acted in bad faith in order to seek an oppression remedy. Furthermore, the court may order the corporation to pay the interim costs of a person seeking an oppression remedy, including legal fees and disbursements, but the person may be held accountable for these interim costs on final disposition of the complaint, as in the case of a derivative action.

DERIVATIVE ACTION

CHRYSALIS

A stockholder may bring a derivative action in Delaware on behalf of the corporation. The Delaware General Corporation Law requires a stockholder to state in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains. A stockholder may not sue derivatively unless he or she has made demand on the corporation that it bring suit and the demand has been refused, unless it is shown that the demand would have been futile.

PHOENIX

Under the Canada Business Corporations Act, a person may apply to the applicable court for leave to bring an action in the name of and on behalf of a corporation or any subsidiary, or to intervene in an existing action to which the corporation or a subsidiary is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the corporation. Under the Canada Business Corporations Act, no action may be brought and no intervention in an action may be made unless the court is satisfied that:

    - the complainant has given reasonable notice to the directors of the corporation or its subsidiary of the person's intention to apply to the court and if the directors of the corporation or its subsidiary do not bring, diligently prosecute or defend or discontinue the action;

    - the person is acting in good faith; and

    - it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Under the Canada Business Corporations Act, the court in a derivative action may make any order it thinks fit. Additionally, under the Canada Business Corporations Act, a court may order a corporation or its subsidiary to pay the person's interim costs, including reasonable legal fees.

ANTI-TAKEOVER PROVISIONS

CHRYSALIS

Section 203 of the Delaware General Corporation Law restricts the ability of an "interested stockholder" to merge with or enter into other business combinations with a corporation for a period of three years after becoming an "interested stockholder." A person is deemed to be an "interested stockholder" upon acquiring 15% or more of the outstanding voting stock of the target corporation. However, Section 203 does not apply if:

    - before the date the person became an interested stockholder, the board of directors of the target corporation approves either the combination or the transaction which results in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors, officers and certain employee stock plans; or

    - the combination is approved by the corporation's board of directors and the holders of two-thirds of the corporation's voting stock at an annual or special meeting of the stockholders, excluding shares owned by the interested stockholder.

Section 203 applies to a Delaware corporations if its stock is (1) listed on a national securities exchange, (2) designated as a Nasdaq National Market security or (3) held of record by more than 2,000 stockholders. However, Section 203 does not apply, if;

    - the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203;

    - the corporation, by action of its board of directors, adopted within ninety days following the enactment of Section 203 an amendment to its by-laws expressly electing not to be governed by the statute;

    - the corporation, by action of a majority of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by the statute; or

    - the stockholder becomes an interested stockholder inadvertently and divests itself of sufficient shares so that the stockholder ceases to be an interested stockholder.

This exception applies only if the stockholder would not have been an interested stockholder, but for the inadvertent acquisition, at any time within the three-year period immediately prior to a business combination between the corporation and the stockholder.

A Delaware corporation may elect, by amendment to its certificate of incorporation, not to be governed by Section 203. Because none of the exceptions is applicable to Chrysalis, Section 203 applies.

The Chrysalis certificate of incorporation requires the approval of the holders of 66 2/3% of Chrysalis' voting stock, other than voting stock held by an "interested stockholder," for a merger or for other business transactions with an "interested stockholder." However, stockholder approval is not required if the merger or other business transaction in approved by a majority of the "disinterested directors." An "interested stockholder" is defined generally as a holder of 15% or more of Chrysalis' outstanding stock. A "disinterested director" is a director who is not an "interested stockholder" or affiliated with an "interested stockholder" and who was a member of the Chrysalis Board prior to the time the "interested stockholder" became an "interested stockholder" or any member of the Board of Directors who is a successor to a "disinterested director" and whose nomination or election to the Board of Directors is recommended or approved by a majority of the "disinterested directors." The "disinterested directors" of Chrysalis have approved the transactions contemplated by the merger agreement for purposes of this provision of the Chrysalis certificate of incorporation.

PHOENIX

The Canada Business Corporations Act does not contain a comparable provision to
Section 203 with respect to business combinations. However, policies of Canadian securities regulatory authorities, including the Ontario Securities Commission and the Commission des valeurs mobilieres du Quebec contain requirements in connection with related party transactions. A related party transaction means, any transaction by which an issuer directly or indirectly:

    - acquires or transfers an asset;

    - acquires or issues treasury securities; or

    - assumes or transfers a liability from or to, as the case may be, a related party by any means in any one or any combination of transactions.

"Related party" is defined in the Ontario Securities Commission Policy 9.1 and Commission des valeurs mobilieres du Quebec Policy Statement Q-27 to include directors, senior officers and holders of at least 10% of the voting securities of the issuer.

Policy 9.1 and Policy Statement Q-27 require:

    - more detailed disclosure in the proxy material sent to security holders in connection with a related party transaction;

    - subject to exceptions, the preparation of a formal valuation of the subject matter of the related party transaction and any related non-cash consideration; and

    - the inclusion of a summary of the valuation in the proxy material.

Policy 9.1 and Policy Statement Q-27 also require, subject to exceptions, that the minority shareholders of the issuer separately approve the transaction, by either a simple majority or two-thirds of the votes cast, depending on the circumstances.

VOLUNTARY DISSOLUTION

CHRYSALIS

Under the Delaware General Corporation Law, a dissolution of a corporation requires the written consent of stockholders holding 100% of the total voting power of the corporation. However, the approval by 100% of the stockholders is not required if the board of directors approve dissolution. If the dissolution is initiated by the board of directors, it need only be approved by a majority of the outstanding stock of the corporation entitled to vote on the dissolution.

PHOENIX

Under the Canada Business Corporations Act, the directors may propose or a shareholder who is entitled to vote at an annual meeting of shareholders of Phoenix may make a proposal for the voluntary liquidation and dissolution of Phoenix. A voluntary dissolution of Phoenix would require approval by special resolution of the holders of each class of shares, whether or not they are otherwise entitled to vote, of Phoenix. A special resolution is a resolution passed at a meeting by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution.

VOTE ON EXTRAORDINARY CORPORATE TRANSACTIONS

CHRYSALIS

Under the Delaware General Corporation Law, mergers or consolidations require the approval of the holders of a majority of the outstanding stock of the corporation entitled to vote on the transaction unless otherwise required by its certificate of incorporation. Approval is not required by the holders of a corporation surviving a merger if:

    - the merger will not result in the issuance of more than 20% of the corporation's common shares outstanding immediately prior to the merger;

    - each share of stock of the corporation outstanding prior to the merger is to be an identical share of stock of the surviving corporation following the merger; and

    - the merger agreement does not amend in any respect the survivor's certificate of incorporation.

In addition, stockholder approval is not required for either the acquired or surviving corporation if the corporation surviving the merger is a 90% parent of the other corporation. However, mergers or consolidations with interested stockholders may require a super-majority stockholder vote. See "--Anti-Takeover Provisions."

PHOENIX

Under the Canada Business Corporations Act, extraordinary corporate actions require authorization by special resolution or by the written consent of each shareholder entitled to vote. These extraordinary corporate actions include amalgamations, continuances, sales of substantially all the assets of a corporation other than in the ordinary course of business, amendments to the articles of incorporation, liquidations and dissolutions.

                                 LEGAL OPINIONS

McCarthy Tetrault, a general partnership, Montreal, Quebec, Canada, will pass upon the legality of Phoenix common shares to be issued in the merger. Pepper Hamilton LLP, counsel to Phoenix, has given its opinion that, based on factual representations and covenants made by Phoenix and Chrysalis, the merger will be a nontaxable reorganization under the U.S. Internal Revenue Code.

                                    EXPERTS

The consolidated financial statements of Chrysalis as of December 31, 1997 and 1998 and for each of the years in the three year period ended December 31, 1998 have been audited by KPMG LLP, independent certified public accountants, as stated in their report, which is included elsewhere in this proxy statement/prospectus and have been so included in reliance upon the report of KPMG LLP given upon their authority as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 1998 consolidated financial statements of Chrysalis contains an explanatory paragraph that states that Chrysalis' recurring losses from operations, net working capital deficiency and default of some of its debt covenants raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The financial statements of Phoenix as of August 31, 1997 and 1998 and for each of the years in the three-year period ended August 31, 1998, and of IBRD-Rostrum Global, Inc. as of and for the year ended December 31, 1997 have been audited by Ernst & Young LLP, independent auditors, as stated in their report, which is included elsewhere in this proxy statement/prospectus, and have been so included in reliance upon the report of Ernst & Young LLP given upon their authority as experts in accounting and auditing.

The financial statements of IBRD-Rostrum Global, Inc. as of and for the years ended December 31, 1996 and 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included elsewhere in this proxy statement/prospectus, and has been so included in reliance upon the report of Deloitte & Touche LLP given their authority as experts in accounting and auditing.

                          ANNUAL STOCKHOLDERS MEETING

Chrysalis has generally held an annual stockholders' meeting in June of each year. Chrysalis typically circulated an annual report and a proxy statement to its stockholders in late April. As a result of the pending merger, Chrysalis does not currently intend to hold an annual stockholders' meeting in 1999. However, if the merger is not consummated, Chrysalis will hold an annual stockholders' meeting in June 1999. Proposals of stockholders intended to be included in Chrysalis's proxy statement for the 1999 annual meeting under Rule 14a-8 under the Exchange Act had to be received by Chrysalis no later than January 1, 1999 to be considered for inclusion in Chrysalis' proxy statement and proxy for the 1999 annual meeting. Any proposal of stockholders submitted outside the processes of Rule 14a-8 of the Exchange Act in connection with the 1999 annual meeting must be received by Chrysalis by March 21, 1999 or the proposal will be considered untimely. Chrysalis' proxy for the 1999 annual meeting will give discretionary authority to the proxy holders to vote with respect to all proposals outside the processes of Rule 14a-8 and received after March 21, 1999. In addition, any Chrysalis stockholder wishing to nominate a person for election as a director at the 1999 annual meeting must also comply with the notice and other requirements contained in the Chrysalis certificate of incorporation and Chrysalis by-laws. Stockholders should address proposals and notices and requests for copies of the Chrysalis certificate of incorporation and Chrysalis by-laws to the Secretary, Chrysalis International Corporation, 575 Route 28, Raritan, New Jersey, 08869. Stockholders should send notices and proposals by certified mail, return receipt requested to eliminate controversy as to the date of receipt by Chrysalis.

                      WHERE YOU CAN FIND MORE INFORMATION

Chrysalis files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. In addition, Phoenix files similar reports with the Canadian securities authorities. You may read and copy any reports, statements or other information that the companies file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." You are also invited to read and copy any reports, statements or other information that Phoenix files with the any of the Canadian securities authorities at its public reference rooms. The Commission des valeurs mobilieres du Quebec public reference room is located in Montreal, Quebec. These Phoenix filings are also electronically available to the public from the Canadian system for electronic document analysis and retrieval, the Canadian equivalent of the Securities and Exchange Commission's electronic document gathering and retrieval system at "http://www.sedar.com". Phoenix's filings after the merger will not necessarily be available on the Securities and Exchange Commission's website. However, the filings will be available on the Canadian equivalent.

After the merger, Phoenix will file with the Securities and Exchange Commission and continue to furnish to its shareholders the same periodic reports that are currently furnished to Phoenix shareholders as required by, and in compliance with, Canadian law. Not all of Phoenix's filings will be electronically available through EDGAR, but these filings will be available through SEDAR.

Phoenix filed a Registration Statement on Form F-4 to register with the Securities and Exchange Commission Phoenix common shares to be issued to Chrysalis stockholders in the merger. This proxy statement/prospectus is a part of the Form F-4 and constitutes a prospectus of Phoenix. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in Phoenix's Registration Statement or the exhibits to the Registration Statement.

Phoenix has supplied all information contained in this proxy statement/prospectus relating to Phoenix. Chrysalis has supplied all information contained in this proxy statement/prospectus relating to Chrysalis.

You should rely only on the information contained in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated April 9, 1999. You should not assume that the information contained in this proxy statement/ prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Phoenix common shares in the merger creates any implication to the contrary.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
PHOENIX INTERNATIONAL LIFE SCIENCES INC.
Management's Responsibility For Consolidated Financial Reporting...........................................        F-2
Report of Independent Chartered Accountants (Ernst & Young LLP)............................................        F-3
Consolidated Balance Sheet as at August 31, 1997 and 1998..................................................        F-4
Consolidated Statements of Retained Earnings for the Years Ended August 31, 1996, 1997 and 1998............        F-5
Consolidated Statements of Income (Loss) for the Years Ended August 31, 1996, 1997 and
  1998.....................................................................................................        F-5
Consolidated Statements of Changes in Financial Position for the Years Ended August 31, 1996, 1997 and
  1998.....................................................................................................        F-6
Notes to Consolidated Financial Statements.................................................................        F-7
Unaudited Consolidated Statements of Income in Accordance with Canadian GAAP for the First Quarter ended
  November 30, 1998 and 1997...............................................................................       F-35
Unaudited Consolidated Statements of Retained Earnings in Accordance with Canadian GAAP for the three
  months ended November 30, 1998 and 1997..................................................................       F-35
Unaudited Consolidated Balance Sheets in Accordance with Canadian GAAP as at November 30, 1998 and August
  31, 1998.................................................................................................       F-36
Unaudited Consolidated Statements of Cash Flow in Accordance with Canadian GAAP for the three months ended
  November 30, 1998 and 1997...............................................................................       F-37
Unaudited Consolidated Statements of Income and Comprehensive Income in Accordance with U.S. GAAP, for the
  First Quarter ended November 30, 1998 and 1997...........................................................       F-38
Notes to Unaudited Consolidated Financial Statements.......................................................       F-39

IBRD-ROSTRUM GLOBAL, INC.

Report of Independent Auditors (Ernst & Young LLP).........................................................       F-41
Consolidated Balance Sheet as of December 31, 1997.........................................................       F-42
Consolidated Statement of Operations for the Year Ended December 31, 1997..................................       F-43
Consolidated Statement of Stockholders' Equity for the Year Ended December 31, 1997........................       F-44
Consolidated Statement of Cash Flows for the Year Ended December 31, 1997..................................       F-45
Notes to Consolidated Financial Statements.................................................................       F-46

Independent Auditors' Report (Deloitte & Touche LLP).......................................................       F-53
Consolidated Balance Sheets as of December 31, 1996 and 1995...............................................       F-54
Consolidated Statements of Operations for the Years Ended December 31, 1996 and 1995.......................       F-55
Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1996 and 1995.............       F-56
Consolidated Statements of Cash Flows for the Years Ended December 31, 1996 and 1995.......................       F-57
Notes to Consolidated Financial Statements.................................................................       F-59

Unaudited Consolidated Statement of Operations for the 37-Day Period Ended February 6, 1998................       F-66
Unaudited Consolidated Statement of Stockholders' Equity for the 37-Day Period Ended February 6, 1998......       F-67
Unaudited Consolidated Statement of Cash Flows for the 37-Day Period Ended February 6, 1998................       F-68
Notes to Unaudited Interim Consolidated Financial Statements...............................................       F-69

CHRYSALIS INTERNATIONAL CORPORATION

Independent Auditors' Report (KPMG LLP)....................................................................       F-70
Consolidated Balance Sheets as of December 31, 1998 and 1997...............................................       F-71
Consolidated Statements of Operations for the Years Ended December 31, 1998, 1997 and
  1996.....................................................................................................       F-72
Consolidated Statements of Stockholders' Equity and Comprehensive Loss for the Years Ended December 31,
  1998, 1997 and 1996......................................................................................       F-73
Consolidated Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and
  1996.....................................................................................................       F-74
Notes to Consolidated Financial Statements.................................................................       F-75

MANAGEMENT'S RESPONSIBILITY FOR CONSOLIDATED FINANCIAL REPORTING

The consolidated financial statements of Phoenix International Life Sciences Inc. are the responsibility of management and have been approved by the Board of Directors. This responsibility includes the selection of appropriate accounting principles and the exercise of a careful judgment in establishing reasonable estimates in accordance with generally accepted accounting principles appropriate in the circumstances. Financial information shown elsewhere in this annual report is consistent with that contained in the consolidated financial statements.

Management of Phoenix International Life Sciences Inc. and its subsidiaries has developed and maintains accounting systems and internal controls designed to provide reasonable assurance that assets are safeguarded from loss or unauthorized use, and that the financial records are reliable for preparing the consolidated financial statements.

The Board of Directors carries out its responsibility with regards to the consolidated financial statements primarily through its Audit Committee. The Audit Committee meets periodically with the external auditors and management to discuss accounting policies and practices, internal control systems, financial reporting issues, the scope of the annual audit and other matters. The management's selection of external auditors is recommended to the Board of Directors by this Committee. The external auditors have direct access to the Committee to discuss the results of their audit and any recommendations they have for improvements in internal controls, the quality of financial reporting and any other matters of interest. The Committee reviews the Company's quarterly and annual consolidated financial statements before recommending them to the Board of Directors for approval. It also reviews the Annual Information Form before it is filed with securities regulators and stock exchanges.

These consolidated financial statements have been audited by Ernst & Young, Chartered Accountants on behalf of the Directors and their report stating the scope of their audit examination and their opinion on the consolidated financial statements is presented hereafter.

Dr. John Hooper                         Jean-Yves Caloz, C.A.
Chairman and Chief Executive Officer    Senior Vice-President
                                        International Finance and Acquisitions

December 18, 1998

TO THE DIRECTORS OF PHOENIX INTERNATIONAL LIFE SCIENCES INC.

We have audited the consolidated balance sheets of PHOENIX INTERNATIONAL LIFE SCIENCES INC. as at August 31, 1998 and 1997 and the consolidated statements of income (loss), retained earnings and changes in financial position for each of the years in the three year period ended August 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at August 31, 1998 and 1997 and the results of its operations and the changes in its financial position for each of the years in the three-year period ended August 31, 1998 in accordance with accounting principles generally accepted in Canada.

                                               ERNST & YOUNG LLP

                                               Chartered Accountants

Montreal, Canada,
October 9, 1998
[Except for Note 18 which is as of December 18, 1998]

CONSOLIDATED BALANCE SHEETS

                                                                                                1998       1997
AS AT AUGUST 31, (IN THOUSANDS OF CANADIAN DOLLARS)                                               $          $
--------------------------------------------------------------------------------------------  ---------  ---------
ASSETS [NOTE 8]
  CURRENT
  Cash......................................................................................     17,009      2,530
  Marketable securities [note 5]............................................................      2,000      9,390
  Accounts receivable [note 4]..............................................................     47,712     26,080
  Investment tax credits recoverable [note 11]..............................................      3,362      3,416
  Costs and estimated profit in excess of progress billings on contracts in progress........     27,847     15,105
  Prepaid expenses and other current assets.................................................      5,924      1,060
  Future income taxes [note 11].............................................................        922         --
                                                                                              ---------  ---------
  TOTAL CURRENT ASSETS......................................................................    104,776     57,581
                                                                                              ---------  ---------
  Capital assets [note 6]...................................................................     56,638     46,745
  Goodwill and other long-term assets [note 7]..............................................    110,056     56,532
                                                                                              ---------  ---------
                                                                                                271,470    160,858
                                                                                              ---------  ---------
                                                                                              ---------  ---------
LIABILITIES AND SHAREHOLDERS' EQUITY
  CURRENT
  Bank indebtedness [note 8]................................................................        831        693
  Accounts payable and accrued liabilities [note 14]........................................     52,041     22,467
  Current portion of long-term debt and capital lease obligations [note 8]..................      7,080      6,921
  Progress billings in excess of costs and estimated profit on contracts in
    progress [note 2].......................................................................     34,882     11,002
                                                                                              ---------  ---------
  TOTAL CURRENT LIABILITIES.................................................................     94,834     41,083
                                                                                              ---------  ---------
  Long-term debt and capital lease obligations [note 8].....................................     42,440      4,058
  Other long-term liabilities...............................................................      3,718      3,128
  Future income taxes [note 11].............................................................        525        324
                                                                                              ---------  ---------
                                                                                                141,517     48,593
                                                                                              ---------  ---------
                                                                                              ---------  ---------
  SHAREHOLDERS' EQUITY
  Capital stock [note 9]....................................................................    110,559    103,073
  Cumulative translation adjustment.........................................................      1,135         --
  Retained earnings.........................................................................     18,259      9,192
                                                                                              ---------  ---------
  TOTAL SHAREHOLDERS' EQUITY................................................................    129,953    112,265
                                                                                              ---------  ---------
                                                                                                271,470    160,858
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                             See accompanying notes

On behalf of the Board:

Claude Forget,       Robert Raich,
Director             Director

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

                                                                                          1998       1997       1996
YEARS ENDED AUGUST 31 (IN THOUSANDS OF CANADIAN DOLLARS)                                    $          $          $
--------------------------------------------------------------------------------------  ---------  ---------  ---------
RETAINED EARNINGS, BEGINNING OF YEAR..................................................      9,192      6,843     13,476
Net income (loss).....................................................................      9,067      2,349     (5,361)
Share issue costs.....................................................................         --         --     (1,272)
                                                                                        ---------  ---------  ---------
Retained earnings, end of year........................................................     18,259      9,192      6,843
                                                                                        ---------  ---------  ---------
                                                                                        ---------  ---------  ---------

                             See accompanying notes

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                                                                                        1998       1997       1996
YEARS ENDED AUGUST 31 (IN THOUSANDS OF CANADIAN DOLLARS EXCEPT PER SHARE AMOUNTS)         $          $          $
------------------------------------------------------------------------------------  ---------  ---------  ---------
REVENUES............................................................................    218,360     86,736     64,182
Reimbursed costs....................................................................     47,122      4,259      1,100
                                                                                      ---------  ---------  ---------
NET REVENUES........................................................................    171,238     82,477     63,082
Direct costs--net of refundable tax credits [note 11]...............................     99,971     52,992     43,911
                                                                                      ---------  ---------  ---------
                                                                                         71,267     29,485     19,171
EXPENSES--NET OF REFUNDABLE TAX CREDITS [NOTE 11]
Selling, general and administrative.................................................     51,855     22,853     19,782
Internal research and development...................................................      3,698      3,328      3,726
Interest on long-term debt and capital lease obligations............................      3,323        659        981
Amortization of goodwill............................................................      2,164        204         57
Write-off of deferred start-up costs [note 7].......................................        932         --         --
Non-refundable tax credits [note 11]................................................     (5,000)    (2,400)        --
                                                                                      ---------  ---------  ---------
                                                                                         14,295      4,841     (5,375)
                                                                                      ---------  ---------  ---------
Interest and other income...........................................................      1,282        347        194
Share in earnings of equity accounted investees.....................................        114         --         --
                                                                                      ---------  ---------  ---------
Income (loss) before income taxes...................................................     15,691      5,188     (5,181)
                                                                                      ---------  ---------  ---------
Provision for income taxes [note 11]................................................      6,624      2,839        180
                                                                                      ---------  ---------  ---------
NET INCOME (LOSS) FOR THE YEAR......................................................      9,067      2,349     (5,361)
                                                                                      ---------  ---------  ---------
BASIC AND FULLY DILUTED EARNINGS (LOSS) PER SHARE [NOTE 9]..........................       0.37       0.12      (0.29)
                                                                                      ---------  ---------  ---------

                             See accompanying notes

CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

                                                                                      1998       1997       1996
FOR THE YEARS ENDED AUGUST 31, (IN THOUSANDS OF CANADIAN DOLLARS)                       $          $          $
----------------------------------------------------------------------------------  ---------  ---------  ---------
OPERATING ACTIVITIES
Net income (loss).................................................................      9,067      2,349     (5,361)
                                                                                    ---------  ---------  ---------
Items not affecting cash
  Amortization of capital assets..................................................      9,375      6,929      5,579
  Amortization of other long-term assets..........................................      2,815        950        709
  Write off of deferred start-up costs............................................        932         --         --
  Share of earnings in equity accounted investee..................................       (114)        --         --
  Future income taxes.............................................................        526      1,379         --
  Nonrefundable tax credits.......................................................     (5,000)    (2,400)        --
Change in operating assets and liabilities
  Accounts receivable.............................................................    (13,061)     3,651     (5,368)
  Investment tax credits recoverable..............................................      3,807       (610)       910
  Costs and estimated profits in excess of progress billings on contracts in
    process.......................................................................     (6,727)     5,192     (1,390)
  Prepaid expenses and other current assets.......................................     (1,021)       218       (113)
  Accounts payable and accrued liabilities........................................     14,755     (8,844)    (1,419)
  Progress billings in excess of costs and estimated profit on contracts in
    process.......................................................................       (493)    (1,097)     2,844
                                                                                    ---------  ---------  ---------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES...................................     14,861      7,717     (3,609)
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

INVESTING ACTIVITIES
Business acquisitions [note 3]....................................................    (35,439)   (49,348)        --
Capital asset additions...........................................................    (13,224)    (6,240)   (18,642)
Proceeds from disposal of marketable securities...................................      7,390         --         --
Decrease in loans receivable......................................................        309         --         --
Other long-term assets............................................................         91       (276)    (1,696)
                                                                                    ---------  ---------  ---------
Cash used in investing activities.................................................    (40,873)   (55,864)   (20,338)
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
FINANCING ACTIVITIES
Issue of common shares............................................................      7,486     48,668     28,529
Share issue costs.................................................................         --         --     (1,272)
Repayment of long-term debt and capital lease obligations.........................     (3,817)    (1,933)   (10,916)
Other deferred credits and long-term liabilities..................................        590        (28)     2,452
Proceeds of long-term debt and capital lease obligations..........................     44,132         --     10,199
Repayment of debentures...........................................................     (5,250)        --         --
                                                                                    ---------  ---------  ---------
Cash provided by (used in) financing activities...................................     43,141     46,707     28,992
                                                                                    ---------  ---------  ---------
Effect of exchange rate changes on cash...........................................     (2,788)        --         --
                                                                                    ---------  ---------  ---------
Increase (decrease) in cash position during the year..............................     14,341     (1,440)     5,045
                                                                                    ---------  ---------  ---------
Cash position, beginning of period................................................      1,837      3,277     (1,768)
                                                                                    ---------  ---------  ---------
Cash position, end of period......................................................     16,178      1,837      3,277
                                                                                    ---------  ---------  ---------
Cash position is comprised of:
Cash..............................................................................     17,009      2,530      3,277
Bank indebtedness.................................................................       (831)      (693)        --
                                                                                    ---------  ---------  ---------
                                                                                       16,178      1,837      3,277
                                                                                    ---------  ---------  ---------

                             See accompanying notes

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   [TABULAR FIGURES ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT AS OTHERWISE
                                   INDICATED]

The consolidated financial statements of the Company have been prepared by management in accordance with accounting principles generally accepted in Canada ["Canadian GAAP"]. The consolidated financial statements have, in management's opinion, been properly prepared using careful judgment within reasonable limits of materiality and within the framework of the accounting policies summarized in note 2.

As further described under note 15, the accounting policies followed by the Company differ in certain respects from those that would have been followed had these consolidated financial statements been prepared in conformity with accounting principles generally accepted in the United States ["U.S. GAAP"].

1. DESCRIPTION OF BUSINESS AND BASIS OF FINANCIAL STATEMENT PRESENTATION

    The Company is a multiservice contract research organization which provides bioanalytical research, clinical studies as well as regulatory affairs services to pharmaceutical and biotechnology companies, the majority of which are located in the United States. The remaining customers are located in Europe and Canada.

These consolidated financial statements include the accounts of Phoenix International Life Sciences Inc. and the following significant consolidated subsidiaries:

                                                                       1998       1997       1996
OWNERSHIP AS AT AUGUST 31                                                $          $          $
-------------------------------------------------------------------  ---------  ---------  ---------
Phoenix International Life Sciences (U.S.) Inc.
  "Phoenix U.S."]..................................................       100%       100%       100%
Phoenix International Life Sciences (IBRD) Inc. "[IBRD"]...........       100%         --         --
Phoenix International Life Sciences (ICCR) Inc. ["ICCR"]...........       100%         --         --
I.T.E.M. Holding S.A. ["I.T.E.M."].................................       100%       100%         --
Phoenix International U.K.--(IBRD-Rostrum Global) Ltd. "Phoenix
  U.K."]...........................................................       100%         --         --
Anawa Holding AG ["Anawa"].........................................       100%         --         --
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

2.  SIGNIFICANT ACCOUNTING POLICIES

INCOME TAXES

Effective September 1, 1997, the Company changed its method of accounting for income taxes from the deferral method to the liability method of tax allocation with the early adoption of Section 3465 of the Canadian Institute of Chartered Accountants' Handbook "Accounting for Income Taxes". The Company has applied the new recommendations retroactively. This change had no material impact on opening retained earnings as at September 1, 1995 or on any of the financial statements presented.

Under the liability method, future income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using substantively enacted tax rates and laws that are expected to be in effect in the periods in which the future tax assets or liabilities are expected to be realized or settled. A valuation allowance is provided to the extent that it is more likely than not that future income tax assets will not be realized.

   [TABULAR FIGURES ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT AS OTHERWISE
                                   INDICATED]

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
REVENUE RECOGNITION

Contract revenues are recognized on a percentage of completion basis determined by reference to work performed. Customer advances and billings in excess of costs and estimated profit on contracts in progress are shown as liabilities. Losses, if any, are provided for in full as soon as they are anticipated. The percentage of completion method necessarily requires the use of estimates to determine the recorded amount of revenues and contracts in progress. Given this estimation process, it is reasonably possible that changes in future conditions could require a change in the recognized amount of revenue and contracts in progress.

CAPITAL ASSETS

Capital assets are recorded at cost, net of investment tax credits. Amortization is provided on a straight-line basis over their estimated useful lives as follows:

                                                                              YEARS
                                                                   ---------------------------
Buildings........................................................             20-25
Analytical research equipment....................................             6-10
Clinical research equipment......................................              10
Office equipment, computers and software.........................             4-10
Leasehold improvements...........................................    Remaining term of lease

Costs relating primarily to the development of new software applications which are considered management information systems are deferred until the software is ready for its intended use. Amortization commences with commercial use using the straight-line method over 5 years.

OTHER LONG-TERM ASSETS

Goodwill and intellectual property are recorded in the accounts at cost and are amortized on a straight-line basis over the expected useful lives of such assets. The amortization periods are as follows:

                                                                                          YEARS
                                                                                        ---------
Goodwill..............................................................................      30-40
Intellectual property.................................................................      5

The unamortized balances of goodwill and intellectual property are periodically reviewed to determine whether deferral criteria continue to be satisfied by reference to expected future undiscounted cash flows over the remaining amortization period. Should the deferral criteria cease to be satisfied, the unamortized portion would be charged to income during the period.

INTERCORPORATE INVESTMENTS

Investments over which the Company exercises significant influence are accounted for using the equity method.

   [TABULAR FIGURES ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT AS OTHERWISE
                                   INDICATED]

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVESTMENT TAX CREDITS

Investment tax credits are accounted for under the cost reduction method and are recorded as reductions of related capital assets or operating expenses. Such credits are recognized in the accounts when earned and when there is reasonable assurance as to their realization.

OTHER LONG-TERM LIABILITIES

Other long-term liabilities consist primarily of leasehold inducements and are amortized to income on the same basis as the related capital assets or expense items.

FOREIGN CURRENCY TRANSLATION

[A] TRANSLATION OF FINANCIAL STATEMENTS OF FOREIGN SUBSIDIARIES

As at August 31, 1998, the financial statements of all foreign subsidiaries are self-sustaining and are translated using the current rate method, whereby all assets and liabilities are translated at year-end exchange rates and revenues and expenses at the actual exchange rates during the year. Adjustments arising from the translation of these financial statements are included as a separate component of shareholders' equity.

In February 1998, given a change in economic circumstances following the acquisition of IBRD Rostrum Global Ltd., the Company changed the method of translating the financial statements of Phoenix U.S. from the temporal to the current rate method. The change in functional currency of this subsidiary to the U.S. dollar has been applied prospectively. Prior to the change, Phoenix U.S. was considered an integrated subsidiary whose functional currency was the Canadian dollar. As such, monetary assets and liabilities were translated at the current exchange rate at each period end and non-monetary assets were translated at their historical exchange rates. Exchange gains or losses arising from the translation of the foreign currency balances were included in net income.

[B] FOREIGN CURRENCY TRANSACTIONS

Translation gains and losses are included in income except for unrealized gains or losses arising from the translation of long-term monetary assets and liabilities, which are deferred and amortized over the remaining lives of the related items.

Realized gains and losses on foreign exchange forward contracts that hedge anticipated revenues are included in earnings when that revenue is recognized.

   [TABULAR FIGURES ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT AS OTHERWISE
                                   INDICATED]

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
[C] FOREIGN EXCHANGE RATES

The relevant foreign exchange rates used in the preparation of these financial statements are as follows, expressed as the foreign currency equivalent of one Canadian dollar:

                                                                 1998        1997       1996
FOR THE YEAR ENDED AUGUST 31, YEAR-END EXCHANGE RATES             $           $           $
------------------------------------------------------------  ----------  ----------  ---------
U.S. dollar.................................................      0.6376      0.7205     0.7330
French franc................................................      3.7495      4.3840        N/A
Spanish peseta..............................................     94.9668    109.8757        N/A
British pound...............................................      0.3795         N/A        N/A
Swiss franc.................................................      0.9168         N/A        N/A
                                                              ----------  ----------  ---------

                                                                 1998        1997       1996
FOR THE YEAR ENDED AUGUST 31, AVERAGE EXCHANGE RATES              $           $           $
------------------------------------------------------------  ----------  ----------  ---------
US dollar...................................................      0.6950      0.7307     0.7335
French franc................................................      4.1684      4.0681        N/A
Spanish peseta..............................................    105.3741    101.5993        N/A
British pound...............................................      0.4157         N/A        N/A
Swiss franc.................................................      1.0075         N/A        N/A
                                                              ----------  ----------  ---------

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

EARNINGS PER SHARE

Basic earnings per share are calculated using the weighted average number of voting shares outstanding during the period. Fully diluted earnings per share are calculated taking into consideration the dilutive effect of the potential exercise of stock options.

3.  BUSINESS ACQUISITIONS

[A] IBRD ROSTRUM GLOBAL LTD.

Effective February 7, 1998, the Company acquired all of the issued and outstanding share capital of IBRD Rostrum Global Ltd., a privately held contract research organization with operations in the United States and Europe. The IBRD Rostrum Global Ltd. operations are carried out through IBRD, ICCR, Phoenix U.K. and Kansas City Analytical Services ("KCAS") a company owned 44% by IBRD Rostrum Global Ltd. at the acquisition date. The acquisition has been accounted for using the purchase method and, accordingly, the purchase price was allocated to the acquired assets and liabilities based on their estimated fair value as at the acquisition date. The excess of the purchase price over the fair value of the identifiable net assets acquired has been recorded as goodwill and is being amortized on a straight-line basis over a period of 40 years.

   [TABULAR FIGURES ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT AS OTHERWISE
                                   INDICATED]

3.  BUSINESS ACQUISITIONS (CONTINUED)
The results of operations related to this acquisition have been included in these consolidated financial statements from the effective date of acquisition.

Details of the acquired assets and liabilities at fair value are as follows:

                                                                                          $
                                                                                      ---------
Cash................................................................................     13,713
Capital assets......................................................................      3,230
Other long-term assets..............................................................      2,507
Current liabilities net of other current assets.....................................    (20,763)
                                                                                      ---------
Long-term debt......................................................................       (232)
                                                                                      ---------
IDENTIFIABLE LIABILITIES IN EXCESS OF IDENTIFIABLE ASSETS...........................     (1,545)
Consideration paid
Cash consideration..................................................................     41,818
Acquisition costs...................................................................      1,958
Total consideration paid............................................................     43,776
                                                                                      ---------
Goodwill on acquisition.............................................................     45,321
                                                                                      ---------

In connection with the above acquisition, IBRD, ICCR and Phoenix U.K. undertook a rationalization program which included the following:

    a) the involuntary termination of certain senior executives as well as certain operational personnel of the acquired business whose services were no longer required.

    b) the closing of certain extraneous facilities relating to the acquired business.

The related restructuring costs approximated $4,599,000 and have been included in the above purchase price allocation. The disposition of these amounts to August 31, 1998 can be summarized as follows:

                                                                                            $
                                                                                        ---------
Total restructuring costs capitalized in the purchase price allocation at February 6,
  1998................................................................................      4,599
Amount of restructuring costs for the period February 6 to August 31, 1998............      2,016
                                                                                        ---------
Remaining liability included on the August 31, 1998 consolidated balance sheet........      2,583
                                                                                        ---------

Should any adjustments arise from pre-acquisition contingencies identified after August 31, 1998, they will be credited or charged to income in the period in which they were identified. The purchase and sale agreement also provides for additional consideration to be paid in the event that certain earnings targets are met. The additional consideration is based on an earnings measure for the 12 month period ended December 31, 1998. As the amount of additional consideration is not determinable until the end of this contingency period, no liability has been recorded in these financial statements. The cost of the purchase will be increased by the amount of such additional consideration in the period during which the amount becomes determinable. Note 10[a] provides a definition of the earnings measure which will be used to determine the contingent payment.

   [TABULAR FIGURES ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT AS OTHERWISE
                                   INDICATED]

3.  BUSINESS ACQUISITIONS (CONTINUED)
[B] ANAWA HOLDING, AG

Effective April 30, 1998, the Company acquired all of the issued and outstanding shares of Anawa, a privately held Swiss contract research organization in exchange for 525,651 common shares of the Company. The acquisition has been accounted for using the purchase method and, accordingly, the purchase price was allocated to the acquired assets and liabilities based on their estimated fair value as at the acquisition date. The excess of the purchase price over the fair value of the identifiable net assets acquired has been recorded as goodwill and is being amortized on a straight-line basis over a period of 30 years. The results of operations related to this acquisition have been included in these consolidated financial statements from the effective date of acquisition. Details of the acquired assets and liabilities at fair value are as follows:

                                                                                            $
                                                                                        ---------
Cash..................................................................................        558
Other current assets net of current liabilities.......................................        603
Capital and other long-term assets....................................................      1,169
Long-term debt........................................................................       (207)
                                                                                        ---------
IDENTIFIABLE ASSETS IN EXCESS OF IDENTIFIABLE LIABILITIES.............................      2,123
                                                                                        ---------
CONSIDERATION PAID
525,651 common shares of the Company..................................................      7,243
Acquisition costs.....................................................................        368
                                                                                        ---------
TOTAL CONSIDERATION PAID..............................................................      7,611
                                                                                        ---------
GOODWILL ON ACQUISITION...............................................................      5,488
                                                                                        ---------
                                                                                        ---------

For the purpose of measuring the consideration paid, the common shares of the Company were valued at $13.78 each, this being the average value of the common shares for the five trading days before and the five trading days after the transaction on the Toronto and Montreal Stock Exchanges.

[C] I.T.E.M. HOLDING SA

Effective August 7, 1997, the Company acquired all of the issued and outstanding shares of I.T.E.M., a privately held European contract research organization in exchange for 4,690,142 common shares of the Company. The acquisition was accounted for using the purchase method and, accordingly, the purchase price was allocated to the acquired assets and liabilities based on their estimated fair value as at the acquisition date. The excess of the purchase price over the fair value of the identifiable net assets acquired has been recorded as goodwill and is being amortized on a straight-line basis over a period of 40 years.

The results of operations related to this acquisition have been included in these consolidated financial statements from the effective date of acquisition.

   [TABULAR FIGURES ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT AS OTHERWISE
                                   INDICATED]

3.  BUSINESS ACQUISITIONS (CONTINUED)
Details of the acquired assets and liabilities at fair value are as follows:

                                                                                           $
                                                                                       ---------
Cash.................................................................................      1,577
Capital assets and other long-term assets............................................      1,597
Other long-term liabilities net of other long-term assets............................       (134)
Short-term liabilities net of other short-term assets................................     (2,002)
Long-term debt.......................................................................     (1,702)
                                                                                       ---------
IDENTIFIABLE LIABILITIES IN EXCESS OF IDENTIFIABLE ASSETS............................       (664)
                                                                                       ---------
CONSIDERATION PAID
4,690,142 common shares of the Company...............................................     48,496
Acquisition costs....................................................................      2,312
                                                                                       ---------
TOTAL CONSIDERATION PAID.............................................................     50,808
                                                                                       ---------
GOODWILL ON ACQUISITION..............................................................     51,472
                                                                                       ---------

For the purpose of measuring the consideration paid, the common shares of the Company were valued at $10.34 each, this being the average value of the common shares for the five trading days before and the five trading days after the transaction on the Toronto and Montreal Stock Exchanges.

[D] OTHER

In addition to the above acquisitions, the Company has completed other acquisitions during the three year period ended August 31, 1998 which are immaterial to the consolidated financial statements.

4.  ACCOUNTS RECEIVABLE

                                                                               1998       1997
YEARS ENDED AUGUST 31, (IN THOUSANDS OF CANADIAN DOLLARS)                        $          $
---------------------------------------------------------------------------  ---------  ---------
Trade......................................................................     46,512     24,240
Due from related parties...................................................      1,105      1,612
Other......................................................................        789        428
Allowance for doubtful accounts............................................       (694)      (200)
                                                                             ---------  ---------
                                                                                47,712     26,080
                                                                             ---------  ---------
                                                                             ---------  ---------

Amounts due from related parties include amounts due from employees, directors, shareholders and affiliated companies.

   [TABULAR FIGURES ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT AS OTHERWISE
                                   INDICATED]

5.  MARKETABLE SECURITIES

                                                                                 1998       1997
YEARS ENDED AUGUST 31,                                                             $          $
-----------------------------------------------------------------------------  ---------  ---------
Money market funds and shares of publicly traded corporations denominated in
  Spanish pesetas............................................................        528        330
Money market funds denominated in French francs..............................      1,472      3,838
Corporate bond, which matured in September 1997..............................         --      5,222
                                                                               ---------  ---------
                                                                                   2,000      9,390
                                                                               ---------  ---------
                                                                               ---------  ---------

The cost of the above marketable securities approximates their market value.

6.  CAPITAL ASSETS

                                                                          ACCUMULATED
                                                                GROSS    AMORTIZATION      NET
                                                                  $            $            $
                                                              ---------  -------------  ---------
AUGUST 31, 1998
Analytical research equipment...............................     22,620       11,248       11,372
Land and buildings..........................................     15,539        1,454       14,085
Clinical research equipment.................................      3,568        1,508        2,060
Office equipment, computers and software....................     34,482       18,777       15,705
Leasehold improvements......................................     15,845        4,776       11,069
Assets under capital leases.................................      6,759        4,412        2,347
                                                              ---------       ------    ---------
                                                                 98,813       42,175       56,638
                                                              ---------       ------    ---------
                                                              ---------       ------    ---------
AUGUST 31, 1997
Analytical research equipment...............................     18,022        7,531       10,491
Land and buildings..........................................     11,232          817       10,415
Clinical research equipment.................................      2,003          838        1,165
Office equipment, computers and software....................     19,825        7,681       12,144
Leasehold improvements......................................     12,443        2,018       10,425
Assets under capital leases.................................      5,766        3,661        2,105
                                                              ---------       ------    ---------
                                                                 69,291       22,546       46,745
                                                              ---------       ------    ---------
                                                              ---------       ------    ---------

INTERNALLY DEVELOPED SOFTWARE

As at August 31, 1998, the Company had deferred approximately $549,000 ($210,000 and nil as at August 31, 1997 and 1996 respectively) of internally developed software costs which are included as part of capital assets.

   [TABULAR FIGURES ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT AS OTHERWISE
                                   INDICATED]

7.  GOODWILL AND OTHER LONG-TERM ASSETS

                                                                             1998       1997
AS AT AUGUST 31                                                                $          $
-------------------------------------------------------------------------  ---------  ---------
Goodwill [note 7a].......................................................    104,796     52,941
Investment in KCAS [note 7b].............................................      2,760         --
Deferred start-up costs [note 7c]........................................         --      1,448
Other....................................................................      2,500      2,143
                                                                           ---------  ---------
                                                                             110,056     56,532
                                                                           ---------  ---------
                                                                           ---------  ---------

[a] Goodwill is presented net of accumulated amortization of $2,425,000
    [$261,000 at August 31, 1997, $57,000 at August 31, 1996].

[b] The investment in KCAS represents a 44% interest in the common stock of KCAS, a contract research organization located in Kansas City, U.S.A. The investment is accounted for using the equity method. On September 15, 1998 the investment was sold for proceeds of U.S. $2.4 million which was used to repay a portion of the U.S. dollar denominated term acquisition loans.

[c] The deferred start-up costs relate primarily to the Company's Cincinnati facility, which commenced commercial operations on September 1, 1995. The deferred start-up costs have been written down to their net recoverable amount.

8.  FINANCING ARRANGEMENTS

    The Company's principal lenders are located in Canada and the United States. The Company has available facilities for bank indebtedness and term loans with these principal lenders of approximately $20,000,000 and $70,000,000 respectively. Approximately $850,000 and $49,000,000 respectively had been drawn at August 31, 1998 [$1,200,000 as at August 31, 1997].

The Company's bank indebtedness, denominated primarily in Canadian dollars, bears interest at the Canadian prime rate and is due on demand. The Company's U.S. dollar term acquisition loans bear interest at either the U.S. prime rate plus 1/2%, or alternatively the LIBOR rate plus 1/2%. For the period February 6, 1998--August 31, 1998 the Company borrowed using both the U.S. prime rate and LIBOR rate options. The applicable year-end interest rates are as follows:

AS AT AUGUST 31                                                                 1998       1997
----------------------------------------------------------------------------  ---------  ---------
Canadian prime..............................................................       6.5%      4.75%
U.S. prime..................................................................       8.5%        N/A
LIBOR.......................................................................       6.1%        N/A
                                                                              ---------  ---------

   [TABULAR FIGURES ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT AS OTHERWISE
                                   INDICATED]

8.  FINANCING ARRANGEMENTS (CONTINUED)
The principal components of long--term debt are as follows:

                                                                               1998       1997
AS AT AUGUST 31                                                                  $          $
---------------------------------------------------------------------------  ---------  ---------
U.S. dollar denominated term acquisition loans [NOTE 8A]...................     41,281         --
Other term loan [NOTE 8B]..................................................      2,500         --
State of Ohio loan [NOTE 8C]...............................................      1,686      1,848
Zero coupon balance of sale payable [NOTE 8D]..............................      1,029      1,318
Mortgage payable [NOTE 8E].................................................      1,285         --
Obligations under capital leases [NOTE 8F].................................        364      1,239
Government loans [NOTE 8G].................................................        861        861
Other......................................................................        514        463
Debentures payable [NOTE 8H]...............................................         --      5,250
                                                                             ---------  ---------
                                                                                49,520     10,979
Less current portion.......................................................     (7,080)    (6,921)
                                                                             ---------  ---------
                                                                                42,440      4,058
                                                                             ---------  ---------
                                                                             ---------  ---------

[a] Term acquisition loans totalling U.S. $26,319,000 used to finance the acquisition of IBRD Rostrum Global Ltd. These loans are collateralized by substantially all of the assets of the Company's Canadian and United States operations. The related debt agreements contain restrictive financial covenants including net worth, debt service coverage and current ratio tests. Furthermore, the agreements contain restrictions in respect of dividend payments, capital expenditures, the assumption of additional indebtedness and the continued employment of certain executives.

All restrictive covenants have been adhered to in the period to August 31, 1998.

The loans are repayable in quarterly instalments of U.S. $870,000 with the balance repayable in February 2000.

[b] Term loan denominated in Canadian dollars bearing interest at prime plus
    1/2%, repayable by February 2000 collateralized as noted in note 8[a] above.

[c] U.S. $1,075,000 State of Ohio loan, bearing interest at 2.25%, repayable in sixty monthly instalments of U.S. $24,000 commencing in August 1997, collateralized by a promissory note in the amount of U.S. $1,353,000.

[d] Zero coupon balance of sale payable denominated with Spanish Pesetas, with an effective interest rate of 5%, repayable upon maturity in July 2000, collateralized by the shares of a subsidiary of ITEM.

[e] Mortgage payable denominated in Spanish pesetas bearing interest at 5%, collateralized by a building in Madrid, Spain with a net book value of $2,000,000, maturing May 2008.

[f] Obligations under capital leases, interest rates varying between 8.2% and 10.7%, maturing on various dates up to 2001, collateralized by the related capital assets.

[g] Government loans, non-interest bearing, repayable in annual instalments commencing September 1998 and January 1999.

   [TABULAR FIGURES ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT AS OTHERWISE
                                   INDICATED]

8.  FINANCING ARRANGEMENTS (CONTINUED)
[h] Debentures bearing interest at 3% per annum, which matured in September
    1997, collateralized by an investment.

Scheduled maturity of long-term debt excluding capital lease obligations for each of the next five years ending August 31 and thereafter are as follows:

                                                                                           $
                                                                                       ---------
1999.................................................................................      6,835
2000.................................................................................     38,457
2001.................................................................................      1,497
2002.................................................................................      1,783
2003 and thereafter..................................................................        584
                                                                                       ---------
TOTAL................................................................................     49,156
                                                                                       ---------
                                                                                       ---------

Future minimum lease payments under capital lease obligations are as follows:

                                                                                            $
                                                                                        ---------
1999..................................................................................        275
2000..................................................................................        126
                                                                                        ---------
    Total minimum payments............................................................        401
Less: interest included in minimum lease payments.....................................         37
                                                                                        ---------
Present value of minimum lease payments...............................................        364
Less: current portion.................................................................        245
                                                                                        ---------
LONG-TERM PORTION OF CAPITAL LEASE OBLIGATIONS........................................        119
                                                                                        ---------
                                                                                        ---------

9.  CAPITAL STOCK

AUTHORIZED

An unlimited number of:

Common shares--       voting, participating.
Preferred shares--    non-voting preferred, discretionary preferential dividend rights to be determined by the Board of Directors at the issue date of such shares without nominal or par values, issuable in series.

   [TABULAR FIGURES ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT AS OTHERWISE
                                   INDICATED]

9.  CAPITAL STOCK (CONTINUED)

The table below summarizes the changes in the Company's capital stock for the years indicated:

                                              1998                     1997                     1996
                                             NUMBER                   NUMBER                   NUMBER
YEARS ENDED AUGUST 31                      OF SHARES        $       OF SHARES        $       OF SHARES        $
----------------------------------------  ------------  ---------  ------------  ---------  ------------  ---------
Common shares
Issued and outstanding, beginning of
  year..................................    24,289,208    103,073    19,579,696     54,405    17,675,000     25,876
Issued in public offering, for cash.....            --         --            --         --     1,803,278     27,500
Issued on acquisitions..................       525,651      7,243     4,700,912     48,610        96,618      1,000
Issued for cash pursuant to stock
  options...............................        42,200        243         8,600         58         4,800         29
                                          ------------  ---------  ------------  ---------  ------------  ---------
ISSUED AND OUTSTANDING, END OF YEAR.....    24,857,059    110,559    24,289,208    103,073    19,579,696     54,405
                                          ------------  ---------  ------------  ---------  ------------  ---------
                                          ------------  ---------  ------------  ---------  ------------  ---------

The weighted average number of shares outstanding for the calculation of basic earnings per share was 24,478,111 for the year ended August 31, 1998; [19,911,199 for the year ended August 31, 1997 and 18,282,596 for the year ended August 31, 1996].

Certain directors, officers and employees of the Company have options to purchase common shares from the Company at prices ranging from $5.00 to $14.04 per share. These options have expiry dates extending to May 2008 and vest on a progressive scale over 5 years and are eligible to be exercised within 10 years of the date of grant, based on continued employment.

The changes in the number of options to purchase common shares can be summarized as follows:

                                                               1998        1997       1996
YEAR ENDED AUGUST 31 (NUMBER OF OPTIONS)                        $           $           $
----------------------------------------------------------  ----------  ----------  ---------
Outstanding, beginning of year............................     887,000     737,250    576,250
Granted...................................................     796,350     395,000    210,000
Exercised.................................................     (42,200)     (8,600)    (4,800)
Cancelled.................................................    (179,650)   (236,650)   (44,200)
                                                            ----------  ----------  ---------
OUTSTANDING, END OF YEAR..................................   1,461,500     887,000    737,250
                                                            ----------  ----------  ---------
                                                            ----------  ----------  ---------

10.  COMMITMENTS AND CONTINGENCIES

[a] In accordance with the terms of the IBRD Rostrum Global Ltd. business acquisition, the vendors are entitled to a contingent payment equal to the amount by which nine times EBITDA ("earnings before interest, taxes, depreciation and amortization" adjusted for certain non-recurring and other items as outlined in the agreement) of the acquired entity for the 12 month period ending December 31, 1998 exceeds U.S. $3.0 million.

    In 1996, the Company purchased certain assets of a research clinic located in Montreal, Canada. Contingent consideration to a maximum of $1,000,000 is payable over a five-year period ending 2001 in the event that the specified levels of earnings as set out in the purchase agreement are satisfied.

   [TABULAR FIGURES ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT AS OTHERWISE
                                   INDICATED]

10.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
At present it is not determinable if any amounts will be payable under these earn-out arrangements. Any amounts ultimately payable will be accounted for as an increase to the cost of these acquisitions.

[b] The Company leases certain office space and equipment under long-term operating leases. Annual minimum operating lease and rental commitments of the Company for the next five years ending August 31 and thereafter are as follows:

                                                                                           $
                                                                                       ---------
1999.................................................................................      3,494
2000.................................................................................      3,511
2001.................................................................................      3,739
2002.................................................................................      3,680
2003.................................................................................      3,648
Thereafter...........................................................................     15,326
                                                                                       ---------
                                                                                          33,398
                                                                                       ---------
                                                                                       ---------

[c] In the normal course of operations, the Company is subject to certain litigation. It is the opinion of management that the resolution of such litigation will not have a material adverse effect on the Company.

[d] In accordance with the terms of a loan agreement, the Company issued a promissory note in favour of a lender in the amount of U.S. $1,353,000 (see note 8).

[e] The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the Year 2000 as 1900 or some other date, resulting in errors when information using Year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect the Company's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

[f] The Company is subject to regular inspections by the United States Food and Drug Administration [the "FDA"]. In a 1997 inspection, the FDA raised certain issues to which the Company has formally responded. In March 1998, the Company received a United States grand jury subpoena requesting documents from the Company including documents relating to the period covered by the inspection referred to above. To date, the Company has not been informed that it is a target of this investigation nor is the Company aware that any of its current or former employees have been informed that they are targets of such investigation. It is not possible to predict with any degree of certainty the outcome of these proceedings and there can be no assurance that the outcome of the proceedings will not have a material adverse impact on the Company.

   [TABULAR FIGURES ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT AS OTHERWISE
                                   INDICATED]

11.  INCOME TAXES AND INVESTMENT TAX CREDITS

[a] Significant components of the provision for income taxes consist of the following:

                                                                          1998       1997        1996
YEAR ENDED AUGUST 31                                                        $          $           $
----------------------------------------------------------------------  ---------  ---------     -----
Current income tax expense before the following:......................      6,814      1,790         180
  Benefit of previously unrecognized losses and temporary
    differences.......................................................       (716)      (330)         --
Current income tax expense............................................      6,098      1,460         180
Future income tax expense.............................................        526      1,379          --
                                                                        ---------  ---------         ---
PROVISION FOR INCOME TAXES............................................      6,624      2,839         180
                                                                        ---------  ---------         ---
                                                                        ---------  ---------         ---

[b] The income tax provision reported differs from the amount computed by applying Canadian income tax rates to income (loss) before income taxes. The reason for the difference and the related tax effects are as follows:

                                                                      1998       1997       1996
YEARS ENDED AUGUST 31                                                   $          $          $
------------------------------------------------------------------  ---------  ---------  ---------
Income (loss) before income taxes.................................     15,691      5,188     (5,181)
Canadian statutory income tax rate................................      38.22%     38.22%     38.02%
                                                                    ---------  ---------  ---------
Expected income tax expense (benefit).............................      5,997      1,983     (1,970)
Adjustments
  Effect of foreign tax rates.....................................       (231)       (66)       (96)
  Unrecognized income tax benefit on losses and temporary
    differences...................................................        748      1,512      2,307
  Benefit of previously unrecognized losses and temporary
    differences...................................................       (716)      (330)        --
  Tax credits not taxable in Quebec...............................       (756)      (543)      (305)
  Tax effect related to non-deductible goodwill amortization......        703         40         --
  Foreign exchange gain on intercompany debt......................        560         --         --
  Large corporation tax and other.................................        319        243        244
                                                                    ---------  ---------  ---------
  PROVISION FOR INCOME TAXES......................................      6,624      2,839        180
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

   [TABULAR FIGURES ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT AS OTHERWISE
                                   INDICATED]

11.  INCOME TAXES AND INVESTMENT TAX CREDITS (CONTINUED)
[c] The tax effects of temporary differences and net operating losses that give rise to future income tax assets and liabilities are as follows:

                                                                              1998       1997
YEAR ENDED AUGUST 31                                                            $          $
--------------------------------------------------------------------------  ---------  ---------
Future income tax liabilities
  Carrying values of capital assets in excess of tax bases................      7,073      7,234
  Investment tax credits..................................................      3,682      2,567
  Other...................................................................        405        687
                                                                            ---------  ---------
TOTAL FUTURE INCOME TAX LIABILITIES.......................................     11,160     10,488
                                                                            ---------  ---------
Future income tax assets
  Net operating losses carried forward....................................     14,294      4,753
  Research & development (Quebec).........................................      1,523      2,468
  Provisions and other....................................................      4,457        966
                                                                            ---------  ---------
Total future income tax assets............................................     20,274      8,187
Valuation allowance.......................................................    (17,167)    (5,803)
                                                                            ---------  ---------
Net future income tax assets..............................................      3,107      2,384
                                                                            ---------  ---------
Future income tax liabilities in excess of future income tax assets.......      8,053      8,104
Recognized non-refundable investment tax credits [see note [d]below]......     (8,450)    (7,780)
                                                                            ---------  ---------
NET FUTURE INCOME TAX LIABILITY (ASSET)...................................       (397)       324
                                                                            ---------  ---------
                                                                            ---------  ---------

The net future income tax liability (asset) is presented as follows on the consolidated balance sheet:

                                                                                    1998        1997
YEAR ENDED AUGUST 31                                                                  $           $
--------------------------------------------------------------------------------  ---------     -----
Future income tax asset.........................................................       (922)         --
Future income tax liability.....................................................        525         324
                                                                                        ---         ---
                                                                                       (397)        324
                                                                                        ---         ---
                                                                                        ---         ---

The company has unrecognized net operating loss carryforwards of approximately $31,700,000 for U.S. federal tax purposes, which expire in the years 2007 to 2012, and approximately $6,200,000 for UK tax purposes, which expire in the years 2005 to 2007.

Approximately $25,100,000 of US net operating federal loss carryforwards and temporary differences and $10,000,000 of U.K. loss carryforwards and temporary differences resulted from the Company's 1998 acquisition of IBRD. These tax loss carryforwards and temporary differences were not included in the preliminary purchase price allocation set out in note 3, as a valuation allowance of approximately $12,154,000 had been provided for the entire amount of the related tax benefits. Accordingly, once it is more likely than not that the tax benefits of these unrecognized loss carryforwards and temporary differences will be realized, they will be applied to reduce unamortized goodwill related to the acquisition of IBRD. During the year, approximately $270,000 of these tax benefits were realized and reduced the unamortized goodwill balance related to the acquisition.

   [TABULAR FIGURES ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT AS OTHERWISE
                                   INDICATED]

11.  INCOME TAXES AND INVESTMENT TAX CREDITS (CONTINUED)
[d] Investment tax credits

Investment tax credits recoverable represent non-refundable federal investment tax credits earned on both current and capital research and development expenditures incurred by the company and Quebec tax credits earned on labour costs attributed to research and development activities.

As at August 31, 1998, the company had non-refundable investment tax credits of approximately $33,680,000 available to be carried forward and used to reduce Canadian federal income taxes payable in future years. The company has recorded approximately $8,450,000 of these credits as at August 31, 1998 as a reduction of future income tax liabilities. These federal tax credits will be taxable at applicable income tax rates in the year following the year in which they are claimed. The unrecognized research and development tax credits and those recognized to the extent of existing future income tax liabilities expire as follows:

                                                                                          $
                                                                                      ---------
2003................................................................................      2,538
2004................................................................................        516
2005................................................................................      5,158
2006................................................................................      8,299
2007................................................................................      7,669
2008................................................................................      9,500
                                                                                         33,680
                                                                                      ---------
  Less: unrecognized investment tax credits.........................................    (25,230)
                                                                                      ---------
      Recognized investment tax credits.............................................      8,450
                                                                                      ---------
                                                                                      ---------

In addition, the Company has a pool of expenses available, without expiry, to reduce future taxable income for provincial income tax purposes of approximately $16,900,000.

The Company has recorded the following refundable investment tax credits:

                                                                         1998       1997       1996
YEARS ENDED AUGUST 31                                                      $          $          $
---------------------------------------------------------------------  ---------  ---------  ---------
Refundable Quebec investment tax credits recorded as a reduction of
  related expenses...................................................      3,700      3,500      3,425
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

12.  SEGMENTED INFORMATION

[a] The Company operates in one industry segment, being a multiservice contract research organization providing services to the pharmaceutical and biotechnology industries.

   [TABULAR FIGURES ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT AS OTHERWISE
                                   INDICATED]

12.  SEGMENTED INFORMATION (CONTINUED)
[b] Geographic segmentation:

                                                                            1998       1997
AS AT AUGUST 31                                                               $          $
------------------------------------------------------------------------  ---------  ---------
ASSETS FROM
Canadian operations.....................................................     82,788     72,529
European operations.....................................................    107,799     73,424
United States operations................................................     80,883     14,905
                                                                          ---------  ---------
                                                                            271,470    160,858
                                                                          ---------  ---------
                                                                          ---------  ---------

                                                                    1998       1997       1996
FOR THE YEARS ENDED AUGUST 31                                         $          $          $
----------------------------------------------------------------  ---------  ---------  ---------
NET REVENUES FROM
Canadian operations.............................................     86,556     68,042     55,756
European operations.............................................     38,730      1,536         --
United States operations........................................     45,952     12,899      7,326
                                                                  ---------  ---------  ---------
                                                                    171,238     82,477     63,082
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------
INCOME (LOSS) BEFORE INCOME TAXES
Canadian operations.............................................     14,141      9,522       (352)
European operations.............................................      2,018         --         --
United States operations........................................       (468)    (4,334)    (4,829)
                                                                  ---------  ---------  ---------
                                                                     15,691      5,188     (5,181)
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

[c] Net revenues from Canadian operations by market destination.

                                                                     1998       1997       1996
FOR THE YEARS ENDED AUGUST 31                                          $          $          $
-----------------------------------------------------------------  ---------  ---------  ---------
United States....................................................     65,350     49,671     44,047
Canada...........................................................     21,206     18,371     11,709
                                                                   ---------  ---------  ---------
                                                                      86,556     68,042     55,756
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

13.  FINANCIAL INSTRUMENTS

[A] FAIR VALUES

The carrying amounts and fair values of those financial liabilities whose fair values differ materially from their carrying values are as follows:

                                                                   1998                    1997
                                                          ----------------------  ----------------------
                                                           CARRYING      FAIR      CARRYING      FAIR
                                                            AMOUNT       VALUE      AMOUNT       VALUE
AS AT AUGUST 31                                                $           $           $           $
--------------------------------------------------------  -----------  ---------  -----------  ---------
Government loans........................................         861         742         861         746
State of Ohio loan......................................       1,686       1,383       1,848       1,586
                                                               -----   ---------       -----   ---------
                                                               -----   ---------       -----   ---------

   [TABULAR FIGURES ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT AS OTHERWISE
                                   INDICATED]

13.  FINANCIAL INSTRUMENTS (CONTINUED)
The methods and assumptions used to estimate the fair value of each class of financial instruments for which it is practicable to estimate a fair value are as follows:

SHORT-TERM FINANCIAL ASSETS AND LIABILITIES

The carrying amounts of these financial assets and liabilities are a reasonable estimate of the fair values because of the short maturity of the instruments on normal commercial terms and conditions. Short-term financial assets comprise cash, accounts receivable and marketable securities. Short-term financial liabilities comprise bank indebtedness and accounts payable and accrued liabilities.

U.S. DOLLAR DENOMINATED TERM ACQUISITION LOANS, AND OTHER TERM LOAN

The carrying amount of these financial liabilities are a reasonable estimate of the fair values of the instruments as the liabilities were incurred shortly prior to period end and there has been no significant change in the underlying economic conditions.

ZERO COUPON BALANCE OF SALE PAYABLE AND MORTGAGE PAYABLE

The carrying amounts of these financial liabilities are a reasonable estimate of their fair values.

GOVERNMENT LOANS AND STATE OF OHIO LOANS

The fair value of the government loans and state of Ohio loan in above table are based on estimated future cash flows discounted using the current market rate for debt of the same remaining maturities, as advised by the Company's bankers.

FORWARD FOREIGN EXCHANGE CONTRACTS

The Company enters into forward foreign exchange contracts that oblige it to sell specific amounts of U.S. dollars at set future dates at predetermined exchange rates. The contracts are matched with anticipated U.S. dollar cash flows resulting from the receipt of accounts receivable and future revenues from export sales to the United States. The Company enters into the forward foreign exchange contracts to partially protect itself from currency exchange risk between the Canadian and US dollars.

The following table sets out the Canadian dollar amounts to be received, the contractual exchange rates and the settlement dates of outstanding contracts:

                                                                               1998       1997
                                                                             ---------  ---------
                                                                                 $          $
Less than one year, at rates averaging C$1.3970 (1997: C$1.3610)...........     52,470     51,037
One to two years, at rates averaging C$1.4728 (1997: nil)..................     15,454         --
                                                                             ---------  ---------
Total......................................................................     67,924     51,037
                                                                             ---------  ---------
                                                                             ---------  ---------

At August 31, 1998, accounts receivable included $12 million of amounts due in U.S. dollars which had been hedged with forward foreign exchange contracts included in the table above. The net unrealized loss on hedges of anticipated future U.S. dollar sales revenues relates entirely to signed contracts and approximates $5.2 million at August 31, 1998 (1997: $1.0 million).

   [TABULAR FIGURES ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT AS OTHERWISE
                                   INDICATED]

13.  FINANCIAL INSTRUMENTS (CONTINUED)
The Company is exposed to credit-related losses in the event of non-performance by the counterparties to derivative financial instruments, but it does not expect any counterparties to fail to meet their obligations. As at August 31, 1998, the sole counterparty was a Canadian financial institutions.

[B] CREDIT AND CURRENCY RISK

ACCOUNTS RECEIVABLE

The Company enters into contracts with customers primarily in the United States and Europe. Allowances are maintained for potential credit losses. It is reasonably possible that the actual amount of loss incurred, if any, will differ from management's estimates.

CONCENTRATION OF CREDIT RISK

No customer accounted for more than 10% of total net revenues for the twelve months ended August 31, 1998. Two customers accounted for approximately 25% of accounts receivable at August 31, 1998. As at August 31, 1997 and for the years ended August 31, 1997 and 1996 no customer accounted for more than 10% of total net revenues or accounts receivable.

14.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

AS AT AUGUST 31                                                                1998       1997
---------------------------------------------------------------------------  ---------  ---------
                                                                                 $          $
Trade......................................................................     17,957      6,922
Wages and benefits.........................................................     12,025      7,520
Other accruals and reserves................................................     22,059      8,025
                                                                             ---------  ---------
                                                                                52,041     22,467
                                                                             ---------  ---------
                                                                             ---------  ---------

   [TABULAR FIGURES ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT AS OTHERWISE
                                   INDICATED]

15.  ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES

    The consolidated financial statements have been prepared in accordance with Canadian GAAP. The following summary sets out the material adjustments to these consolidated financial statements which would be made in order to conform with U.S. GAAP.

[A] CONSOLIDATED STATEMENT OF INCOME (LOSS)

The consolidated statements of income (loss) in accordance with U.S. GAAP is presented below. The notes that follow describe the material differences between U.S. GAAP and Canadian GAAP in this regard.

                                                                                     1998       1997       1996
FOR THE YEAR ENDED AUGUST 31                                                           $          $          $
---------------------------------------------------------------------------------  ---------  ---------  ---------
Revenues [1].....................................................................    223,281    120,115    100,385
Reimbursed costs [1].............................................................     47,122      9,567      8,558
                                                                                   ---------  ---------  ---------
Net revenues.....................................................................    176,159    110,548     91,827
Direct costs--net of refundable tax credits [1][4]...............................    103,080     67,614     59,601
                                                                                   ---------  ---------  ---------
                                                                                      73,079     42,934     32,226
Expenses--net of refundable tax credits
Selling, general and administrative [1][3].......................................     52,967     33,361     29,423
Internal research and development................................................      3,698      3,328      3,726
Interest on long-term debt and capital lease
obligations [1]..................................................................      3,352        794      1,214
Amortization of goodwill [3].....................................................        941        404        753
Nonrefundable tax credits........................................................     (5,000)    (2,400)      (206)
                                                                                   ---------  ---------  ---------
                                                                                      17,121      7,447     (2,684)
Interest and other income [1]....................................................      1,285        526        363
Merger costs [2].................................................................       (368)    (2,464)        --
Share of earnings in equity accounted for investees [1]..........................        114        350        130
                                                                                   ---------  ---------  ---------
Income (loss) before income taxes [1]............................................     18,152      5,859     (2,191)
Provision for income taxes [1]...................................................      6,651      3,841      1,068
                                                                                   ---------  ---------  ---------
Net income (loss) for the year...................................................     11,501      2,018     (3,259)
                                                                                   ---------  ---------  ---------
Basic earnings (loss) per share [1]..............................................  $    0.46  $    0.08  ($   0.14)
Diluted earnings (loss) per share [1]............................................  $    0.46  $    0.08  ($   0.14)
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

   [TABULAR FIGURES ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT AS OTHERWISE
                                   INDICATED]

15. ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (CONTINUED) The following reconciliation of the Company's reported net income (loss) under Canadian GAAP to net income (loss) under U.S. GAAP summarizes the material adjustments which were included in the previous table:

                                                                     1998       1997       1996
FOR THE YEAR ENDED AUGUST 31                                           $          $          $
-----------------------------------------------------------------  ---------  ---------  ---------
Net income (loss) in accordance with Canadian GAAP...............      9,067      2,349     (5,361)
Adjustments [5]
Net income of pooled entities [1]................................         52      1,392      1,636
Merger costs [2].................................................       (368)    (2,312)        --
Amortization of goodwill [3].....................................      1,352        123         --
Amortization of deferred start-up costs [4]......................        466        466        466
Write-off of deferred start-up costs [note 7c][4]................        932         --         --
                                                                   ---------  ---------  ---------
Net income (loss) in accordance with U.S. GAAP...................     11,501      2,018     (3,259)
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

------------------------

[1] The acquisition of ITEM described in note 3 was accounted for using the purchase method under Canadian GAAP. Under U.S. GAAP, this transaction is accounted for using the pooling of interests method, which requires restating the financial statements of periods prior to the pooling transaction date in a manner such that the two companies had always been combined.

   As ITEM's year end was December 31, and the Company's year-end is (and continues to be) August 31, the pooled data presented for the year ended August 31, 1996 includes ITEM's December 31, 1996 fiscal year data in combination with the Company's August 31, 1996 fiscal year data. The pooled data presented as at August 31, 1997 and for the year then ended, includes ITEM's twelve months ended August 31, 1997 data in combination with the Company's August 31, 1997 fiscal year data. Due to the difference between ITEM's fiscal year end and that of the Company, ITEM's results of operations for the 4 month period ended December 31, 1996 are included in the Company's pooled data for both 1996 and 1997. As a result, retained earnings under U.S. GAAP as at August 31, 1997 has been reduced by $377,000, which represents the net income of ITEM for the four-month period in question.

   Under U.S. GAAP, the Company is required to disclose the following additional information concerning the operating results of the two previous separate companies.

                                                                                       COMPANY     COMBINED
                                                                            ITEM          $            $
PERIOD SEPTEMBER 1, 1996 TO AUGUST 7, 1997                                    $      (UNAUDITED)  (UNAUDITED)
------------------------------------------------------------------------  ---------  -----------  -----------
Net revenues............................................................     19,904      74,351       94,255
Net income..............................................................      1,098         340        1,438
                                                                          ---------  -----------  -----------
                                                                          ---------  -----------  -----------

   The acquisition of Anawa described in Note 3 was accounted for using the purchase method under Canadian GAAP. Under U.S. GAAP, this transaction is accounted for using the pooling of interests method, which requires restating the financial statements of periods prior to the pooling transaction date in a manner such that the two companies had always been combined.

   As Anawa's year-end was December 31, and the Company's year-end is (and continues to be) August 31, the pooled data presented for the year ended August 31, 1996 includes Anawa's

   [TABULAR FIGURES ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT AS OTHERWISE
                                   INDICATED]

15. ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (CONTINUED) December 31, 1996 fiscal year data in combination with the Company's August 31, 1996 fiscal year data. The pooled data presented as at August 31, 1997 and for the year then ended, includes Anawa's December 31, 1997 fiscal year data in combination with the Company's August 31, 1997 fiscal year data. The pooled data presented as at August 31, 1998 and for the year then ended, includes Anawa's twelve months ended August 31, 1998 data in combination with the Company's August 31, 1998 fiscal year data. Due to the difference between Anawa's fiscal year-end and that of the Company, Anawa's results of operations for the 4 month period ended December 31, 1997 are included in the Company's pooled data for both 1997 and 1998. As a result, retained earnings under U.S. GAAP as at August 31, 1998 has been reduced by $142,000, which represents the net income of Anawa for the 4 month period in question.

   Under U.S. GAAP, the Company is required to disclose the following additional data concerning the operating results of the two previous separate companies:

                                                                           COMPANY     COMBINED
                                                               ANAWA          $            $
PERIOD SEPTEMBER 1, 1997 TO APRIL 30, 1998                       $       (UNAUDITED)  (UNAUDITED)
----------------------------------------------------------  -----------  -----------  -----------
Net revenues..............................................       4,921       99,606      104,527
Net income................................................          52        5,369        5,421

[2] Under Canadian GAAP, the costs incurred to effect the acquisition of both
    Anawa and ITEM were included in the determination of the cost of the purchase. Costs incurred to effect pooling transactions are expensed in accordance with U.S. GAAP. These costs include all advisory, legal, accounting and related costs.

[3] Under Canadian GAAP, the application of the purchase method of accounting to the acquisitions of both Anawa and ITEM resulted in the revaluation of the acquiree's assets and liabilities to their fair value, including an allocation to goodwill. As the ITEM and Anawa transactions are treated as pooling of interests transactions under U.S. GAAP, there would be no change in the accounting basis of the underlying assets and liabilities of ITEM and Anawa.

[4] Under Canadian GAAP, certain costs incurred to start up a new facility may be deferred and amortized over future periods. In the year ended August 31, 1995 the Company incurred approximately $2,330 of such start-up costs, which under U.S. GAAP, would have been expensed as incurred (amortization of the amounts under Canadian GAAP commenced on September 1, 1995). The aggregate of the reconciling amounts identified in the table above under the captions "amortization of deferred start-up costs" and "write-off of deferred start-up costs" represent amounts which would have been expensed in the year ended August 31, 1995 under U.S. GAAP.

[5] As described in note 2[a] to the financial statements, the temporal method, which uses the Canadian dollar as the unit of measure (and functional currency), was used to translate the financial statements of Phoenix U.S. prior to February 1998 under Canadian GAAP. This does not differ from U.S. GAAP which would also require the financial statements of Phoenix U.S. to be translated using the Canadian dollar as the functional currency prior to February 1998.

   [TABULAR FIGURES ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT AS OTHERWISE
                                   INDICATED]

15. ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (CONTINUED) [B] CONSOLIDATED BALANCE SHEETS

The following table outlines the impact of the application of U.S. GAAP on the following summarized balance sheet accounts:

                                                                     AUGUST 31,
                                                   ----------------------------------------------
                                                            1998                    1997
                                                   ----------------------  ----------------------
                                                    CANADIAN       US       CANADIAN       US
                                                      GAAP        GAAP        GAAP        GAAP
                                                   -----------  ---------  -----------  ---------
                                                        $           $           $           $
Current assets...................................     104,776     104,776      57,581      60,757
Non-current assets [1][2]........................     166,694     113,148     103,277      53,528
                                                   -----------  ---------  -----------  ---------
Total assets.....................................     271,470     217,924     160,858     114,285
                                                   -----------  ---------  -----------  ---------
                                                   -----------  ---------  -----------  ---------
Current liabilities..............................      94,834      94,834      41,083      42,771
Non-current liabilities..........................      46,683      46,683       7,510       7,674
                                                   -----------  ---------  -----------  ---------
Total liabilities................................     141,517     141,517      48,593      50,445
                                                   -----------  ---------  -----------  ---------
                                                   -----------  ---------  -----------  ---------
Capital stock [1][4].............................     110,559      54,421     103,073      54,178
Cumulative translation adjustment................       1,135         651          --        (314)
Additional paid in capital [3]...................          --       1,686          --       1,686
Retained earnings [5]                                  18,259      19,649       9,192       8,290
                                                   -----------  ---------  -----------  ---------
Total shareholders' equity.......................     129,953      76,407     112,265      63,840
                                                   -----------  ---------  -----------  ---------
                                                   -----------  ---------  -----------  ---------
                                                      271,470     217,924     160,858     114,285
                                                   -----------  ---------  -----------  ---------
                                                   -----------  ---------  -----------  ---------

------------------------

[1] See note [a][3] above. Furthermore, the absence of such revaluation under U.S. GAAP would also apply to the consideration paid, being the common shares of the company.

[2] See note [a][4] above.

[3] Under Canadian GAAP, the redemption of certain preferred shares at less than their stated value gives rise to financing income. In Fiscal 1993, the Company redeemed $5,590 of preferred shares for $4,754, giving rise to $836 of financing income. In fiscal 1994, the Company redeemed $5,593 of preferred shares for $4,743 giving rise to $850 of financing income. Under U.S. GAAP, such transactions are accounted for by increasing additional paid-in capital. As these transactions took place prior to September 1, 1995, there is no impact on the U.S. GAAP consolidated statements of income
    (loss).

[4] In Fiscal 1996 and 1995, the Company incurred $1,272 and $2,391 respectively of share issue costs in connection with public offerings. Under Canadian GAAP, the Company has chosen to account for share issue costs as a charge to retained earnings. Under U.S. GAAP, share issue costs are accounted for as a reduction of the related capital stock.

   [TABULAR FIGURES ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT AS OTHERWISE
                                   INDICATED]

15. ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (CONTINUED) [5] The following reconciliation of the Company's reported retained earnings under Canadian GAAP to retained earnings under U.S. GAAP summarizes the material adjustments which were included in the above table:

                                                                                                 1998       1997
AS AT AUGUST 31                                                                                    $          $
-------------------------------------------------------------------                            ---------  ---------
Regained earnings in accordance with Canadian GAAP.................                               18,259      9,192
Adjustments:
Pre-merger retained earnings of ITEM at August 7, 1997.............  see note [a][1] above         1,091      1,091
Pre-merger deficit of Anawa at April 30, 1998 and December 31, 1997
  respectively.....................................................  see note [a][1] above          (473)      (383)
Cumulative merger costs............................................  see note [a][2] above        (2,680)    (2,312)
Cumulative amortization of goodwill................................  see note [a][3] above         1,475        123
Deferred start-up costs at August 31, 1997.........................  see note [a][4] above            --     (1,398)
Cumulative financing income........................................  see note [b][3] above        (1,686)    (1,686)
Cumulative share issue costs.......................................  see note [b][4] above         3,663      3,663
                                                                     ------------------------  ---------  ---------
Retained earnings in accordance with U.S. GAAP.....................                               19,649      8,290
                                                                                               ---------  ---------
                                                                                               ---------  ---------

[C] CONSOLIDATED STATEMENT OF CHANGES IN FINANCIAL POSITION

The consolidated statement of changes in financial position which are subject to material differences under U.S. GAAP are restated below:

                                                                    1998                    1997                    1996
                                                           ----------------------  ----------------------  ----------------------
                                                            CANADIAN                CANADIAN                CANADIAN
YEAR ENDED AUGUST 31                                          GAAP       US GAAP      GAAP       US GAAP      GAAP       US GAAP
---------------------------------------------------------  -----------  ---------  -----------  ---------  -----------  ---------
                                                                $           $           $           $           $           $
Cash provided by (used in) operating activities [1][2]         14,861      14,642       7,717      10,522      (3,609)     (7,573)
Cash used in investing activities [1][2].................     (40,873)    (33,262)    (55,864)    (10,398)    (20,338)    (20,850)
Cash provided by (used in) financing activities [1][2][3]      43,141      35,898      46,707        (170)     28,992      28,979
Effect of foreign currency change rates on cash [1]......      (2,788)     (2,799)         --        (841)         --        (129)
Net Increase (decrease) in cash [1][3]...................      14,341      14,479      (1,440)       (887)      5,045         427
Cash position beginning of year [1][3]...................       1,837       2,530       3,277       3,951      (1,768)      3,972
Cash position end of year [1][3].........................      16,178      17,009       1,837       3,064       3,277       4,399

------------------------

[1] See note b[1] above.

[2] See notes a[2] and a[3] above.

[3] In these financial statements, the definition of cash used in the measurement of cash flows includes bank indebtedness. Under U.S. GAAP, changes in short-term borrowings would be excluded from the definition of cash and presented as financing transactions.

   [TABULAR FIGURES ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT AS OTHERWISE
                                   INDICATED]

15. ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (CONTINUED) Additional information required in the statement of cash flows under U.S. GAAP is as follows:

FOR THE YEAR ENDED AUGUST 31                                             1998       1997       1996
---------------------------------------------------------------------  ---------  ---------  ---------
                                                                           $          $          $
Cash Interest paid...................................................      3,354        842      1,179
Cash Income taxes paid...............................................      1,630      1,448        960

[D] ACCOUNTING FOR STOCK-BASED COMPENSATION

Under U.S. GAAP, the Company accounts for compensation expense associated with Stock options in accordance with accounting principles Board Opinion No. 25. In accordance with both Canadian GAAP and U.S. GAAP, the Company has not recognized compensation expense for stock option grants in the statements of income (loss) as the market price of the underlying stock on the grant dates did not exceed the exercise price of the options granted.

Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                                                   1998       1997       1996
FOR THE YEAR ENDED AUGUST 31                                         $          $          $
---------------------------------------------------------------  ---------  ---------  ---------
Risk free interest rates.......................................        6.5%       6.5%       6.5%
Dividend yields................................................          0%         0%         0%
Volatility factors of expected market price of company's
  shares.......................................................       41.5       41.5       41.5
Weighted average expected life of the options..................    5 years    5 years    5 years

The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially effect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. For purposes of pro forma disclosures, the estimated fair value of the option is amortized to expense over the options' vesting period. The pro forma impact of FAS 123 on the Company's net income (loss) and basic earnings per share would be as follows:

                                                                      1998       1997       1996
FOR THE YEAR ENDED AUGUST 31                                            $          $          $
------------------------------------------------------------------  ---------  ---------  ---------
Net income (loss) as reported.....................................     11,501      2,018     (3,259)
Pro forma stock compensation expense..............................       (899)      (516)      (446)
                                                                    ---------  ---------  ---------
Pro Forma net income (loss).......................................     10,602      1,502     (3,705)
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------
Basic earnings (loss) per share
  As reported.....................................................       0.46       0.08      (0.14)
  Pro forma.......................................................       0.43       0.06      (0.16)

   [TABULAR FIGURES ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT AS OTHERWISE
                                   INDICATED]

15. ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (CONTINUED) [E] EARNINGS PER SHARE

The following table presents the earnings per share computations in accordance with U.S. GAAP.

                                                          1998          1997          1996
FOR THE YEAR ENDED AUGUST 31                               $             $             $
----------------------------------------------------  ------------  ------------  ------------
Numerator for basic and diluted earnings per share
  income (loss) available to common stockholders....        11,501         2,018        (3,259)
                                                      ------------  ------------  ------------
Denominator
Denominator for basic earnings per share
  weighted-average shares outstanding...............    24,828,545    25,126,992    23,498,389
Effect of dilutive stock options....................       272,993       157,862             *
                                                      ------------  ------------  ------------
Denominator for diluted earnings per share --
  adjusted weighted-average shares..................    25,101,538    25,284,854    23,498,389
                                                      ------------  ------------  ------------
Basic earnings per share............................          0.46          0.08         (0.14)
                                                      ------------  ------------  ------------
Diluted earnings per share..........................          0.46          0.08         (0.14)

* Options to purchase 737,250 shares of common stock at exercise prices ranging from $5.00 to $13.90 per share were outstanding during the year ended December 31, 1996 but were not included in the computation of diluted earnings per share because they had an anti-dilutive effect given the loss for this period.

The weighted average shares issued and outstanding for the years ended August 31, 1997 and 1996 have been restated to reflect the shares issued on the acquisition of ITEM. The weighted average shares issued and outstanding for the years ended August 31, 1998, 1997 and 1996 have been restated to reflect the shares issued upon the acquisition of Anawa.

[F] ACCOUNTING FOR INCOME TAXES

The following presents certain information related to accounting for income taxes under U.S. GAAP.

Income tax expense and significant components of the provision for income taxes under U.S. GAAP consists of the following:

                                                                         1998       1997       1996
YEAR ENDED AUGUST 31                                                       $          $          $
---------------------------------------------------------------------  ---------  ---------  ---------
Current income tax expense before the following:.....................      6,841      2,792        615
Benefit of previously unrecognized temporary differences.............       (716)      (330)        --
                                                                       ---------  ---------  ---------
Current income tax expense...........................................      6,125      2,462        615
Deferred income tax expense..........................................        526      1,379        453
                                                                       ---------  ---------  ---------
Income tax expense...................................................      6,651      3,841      1,068
                                                                       ---------  ---------  ---------
                                                                       ---------  ---------  ---------

   [TABULAR FIGURES ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT AS OTHERWISE
                                   INDICATED]

15. ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (CONTINUED) The income tax provision reported under U.S. GAAP differs from the amount computed by applying Canadian income tax rates to income (loss) before income taxes. The reason for the difference and the related tax effects are as follows:

                                                                      1998       1997       1996
YEAR ENDED AUGUST 31                                                    $          $          $
------------------------------------------------------------------  ---------  ---------  ---------
Income (loss) before income taxes.................................     18,152      5,859     (2,191)
Canadian statutory income tax rate................................      38.22%     38.22%     38.02%
                                                                    ---------  ---------  ---------
Expected income tax expense (benefit).............................      6,938      2,239       (833)
Adjustments
Effect of foreign tax rates.......................................       (231)         9       (125)
Unrecognized income tax benefit on losses and temporary
  differences.....................................................        214      1,334      1,951
Benefit of previously unrecognized losses and temporary
  differences.....................................................       (716)      (330)        --
Tax credits not taxable in Quebec.................................       (756)      (543)      (305)
Foreign exchange gain on intercompany debt........................        560         --         --
Tax effect related to non-deductible goodwill amortization........        186         --         --
Large corporations tax & other....................................        456      1,132        380
                                                                    ---------  ---------  ---------
Provision for income taxes........................................      6,651      3,841      1,068
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

[G] RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1997, FASB issued Statement No. 130, "Reporting Comprehensive Income' which is effective for fiscal years beginning after December 15, 1997. Statement No. 130 establishes standards for reporting and displaying comprehensive income and its components in financial statements. The Company will adopt Statement No. 130 in the first quarter of fiscal 1999 and will provide the financial statement disclosures as required. The application of the new rules will not have an impact on the Company's reported financial position or results of operations.

In June 1997, FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" which is effective for fiscal years beginning after December 15, 1997. Statement No. 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial statements to shareholders. Statement No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company will adopt Statement No. 131 in fiscal 1999, which may result in additional disclosures. The application of the new rules will not have an impact on the Company's reported financial position or results of operations.

In June 1998, FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company is required to adopt this standard in the first quarter of fiscal 2000. The Company is currently assessing the impact that this standard will have on its reported financial position and results of operations.

   [TABULAR FIGURES ARE IN THOUSANDS OF CANADIAN DOLLARS EXCEPT AS OTHERWISE
                                   INDICATED]

16.  RELATED PARTY TRANSACTIONS

    During the year ended August 31, 1998, $794,000 [$315,000 in the year ended August 31, 1997 and nil in the year ended August 31, 1996]was paid to an investment advisory firm, of which a member of the Company's board of directors is an officer. These fees are included as part of the cost of acquisitions related to ITEM, Anawa and IBRD.

17.  COMPARATIVE FIGURES

    Certain of the comparative figures have been reclassified to conform to the presentation adopted in the current year.

18.  SUBSEQUENT EVENTS

[a] On November 5, 1998, the Company completed the acquisition of Clinserve
    Laboratories in exchange for 316,805 common shares of the Company with an approximate value of $3.8 million.

[b] On November 6, 1998, the Company completed the acquisition of McKnight
    Laboratories GmbH in exchange for 873,325 common shares of the Company with an approximate value of $10.7 million.

[c] On November 18, 1998, the Company entered into an agreement and plan of merger to acquire 100% of the issued and outstanding capital stock of Chrysalis International Corporation. The details with respect to the proposed merger are set out in the related Proxy Statement/Prospectus.

[d] On December 15, 1998, the Company announced plans to build a new laboratory which will house a portion of the Company's bioanalytical operations. The facility, which will be built on land adjacent to the Company's headquarters in Montreal, Canada is expected to cost $56 million (consisting of $15 million for the building and $41 million for equipment purchases over five years).

CONSOLIDATED STATEMENTS OF INCOME IN ACCORDANCE WITH CANADIAN GAAP

                                   UNAUDITED

FIRST QUARTER, ENDED NOVEMBER 30                                                            1998          1997
(IN THOUSANDS OF CANADIAN DOLLARS EXCEPT PER SHARE AMOUNTS)                                  $             $
--------------------------------------------------------------------------------------  ------------  ------------
Gross revenues........................................................................        74,163        35,536
Reimbursed costs......................................................................        15,502         3,857
                                                                                        ------------  ------------
NET REVENUES..........................................................................        58,661        31,679
Direct costs--net of refundable tax credits...........................................        34,695        18,531
                                                                                        ------------  ------------
Gross profit..........................................................................        23,966        13,148
                                                                                        ------------  ------------
                                                                                        ------------  ------------
EXPENSES--NET OF REFUNDABLE TAX CREDITS
Selling, general and administrative...................................................        17,520         9,745
Internal research and development.....................................................           866           902
Interest expense......................................................................         1,425           199
Amortization of goodwill..............................................................           732           322
                                                                                        ------------  ------------
                                                                                              20,543        11,168
                                                                                        ------------  ------------
Other income..........................................................................           246           152
Non-refundable tax credits............................................................         1,500           600
                                                                                        ------------  ------------
Income before income taxes............................................................         5,169         2,732
Income taxes..........................................................................         2,315           902
                                                                                        ------------  ------------
NET INCOME FOR THE PERIOD.............................................................         2,854         1,830
                                                                                        ------------  ------------
                                                                                        ------------  ------------
BASIC AND FULLY DILUTED EARNINGS PER SHARE............................................          0.11          0.08
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Weighted average shares outstanding...................................................    25,155,226    24,289,208
                                                                                        ------------  ------------
                                                                                        ------------  ------------

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS IN ACCORDANCE WITH CANADIAN GAAP

                                   UNAUDITED

                                                                                            1998          1997
FOR THE THREE MONTHS ENDED NOVEMBER 30 (IN THOUSANDS OF CANADIAN DOLLARS)                    $             $
--------------------------------------------------------------------------------------  ------------  ------------
RETAINED EARNINGS, BEGINNING OF PERIOD................................................        18,259         9,192
Net income............................................................................         2,854         1,830
                                                                                        ------------  ------------
Retained earnings, end of period......................................................        21,113        11,022
                                                                                        ------------  ------------
                                                                                        ------------  ------------

CONSOLIDATED BALANCE SHEETS IN ACCORDANCE WITH CANADIAN GAAP

                                   UNAUDITED

                                                                                          NOVEMBER 30    AUGUST 31
                                                                                              1998         1998
AS AT, (IN THOUSANDS OF CANADIAN DOLLARS)                                                      $             $
----------------------------------------------------------------------------------------  ------------  -----------
ASSETS
Current
Cash....................................................................................       18,329       17,009
Marketable securities...................................................................        2,000        2,000
Accounts receivable.....................................................................       56,459       47,712
Investment tax credits recoverable......................................................        3,886        3,362
Costs and estimated profit in excess of progress billings on
  contracts in progress.................................................................       28,147       27,847
Others..................................................................................        8,741        6,846
                                                                                          ------------  -----------
                                                                                              117,562      104,776
                                                                                          ------------  -----------
Capital assets..........................................................................       59,624       56,638
Other assets............................................................................      126,729      110,056
                                                                                          ------------  -----------
                                                                                              303,915      271,470
                                                                                          ------------  -----------
                                                                                          ------------  -----------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Bank indebtedness.......................................................................        3,565          831
Accounts payable and accrued liabilities................................................       56,768       52,041
Progress billings in excess of costs and estimated profit on
  contracts in progress.................................................................       42,334       34,882
Current portion of long-term debt and capital lease obligations.........................        8,382        7,080
                                                                                          ------------  -----------
                                                                                              111,049       94,834
                                                                                          ------------  -----------
Long-term debt and capital lease obligations............................................       41,843       42,440
Other deferred credits..................................................................        3,718        4,243
                                                                                          ------------  -----------
                                                                                              156,610      141,517

Shareholders' equity
Capital stock...........................................................................      125,027      110,559
Retained earnings.......................................................................       21,113       18,259
Cumulative translation adjustment.......................................................        1,165        1,135
                                                                                          ------------  -----------
                                                                                              147,305      129,953
                                                                                          ------------  -----------
                                                                                              303,915      271,470
                                                                                          ------------  -----------
                                                                                          ------------  -----------

CONSOLIDATED STATEMENTS OF CASH FLOW IN ACCORDANCE WITH CANADIAN GAAP

                                   UNAUDITED

                                                                                                   1998       1997
FOR THE THREE MONTHS PERIOD ENDED NOVEMBER 30 (IN THOUSANDS OF CANADIAN DOLLARS)                     $          $
-----------------------------------------------------------------------------------------------  ---------  ---------
OPERATING ACTIVITIES
Net income.....................................................................................      2,854      1,830
Items not affecting cash
Amortization...................................................................................      3,733      2,398
                                                                                                 ---------  ---------
                                                                                                     6,587      4,228
                                                                                                 ---------  ---------
Net change in non-cash working capital items related to operations.............................       (456)    (2,291)
                                                                                                 ---------  ---------
Cash provided by operating activities..........................................................      6,131      1,937
                                                                                                 ---------  ---------

INVESTING ACTIVITIES
Capital asset additions........................................................................     (3,931)    (1,682)
Investment in Chrysalis........................................................................     (7,246)        --
Proceeds on disposal of Kansas City Analytical Services........................................      3,672         --
Other assets...................................................................................       (220)       (50)
                                                                                                 ---------  ---------
Cash used in investing activities..............................................................     (7,725)    (1,732)
                                                                                                 ---------  ---------

FINANCING ACTIVITIES
Assumption of long-term debt...................................................................      7,200      4,228
Repayment of long-term debt....................................................................     (6,495)      (599)
Other deferred credits and long-term liabilities...............................................       (525)       367
Increase (decrease) in bank indebtedness.......................................................      2,734       (690)
Proceeds on sale of marketable securities......................................................         --      5,250
Repayment of debentures........................................................................         --     (5,250)
                                                                                                 ---------  ---------
Cash provided by financing activities..........................................................      2,914      3,306
                                                                                                 ---------  ---------
Increase in cash position during the period....................................................      1,320      3,511
Cash beginning of period.......................................................................     17,009      2,530
                                                                                                 ---------  ---------
Cash end of period.............................................................................     18,329      6,041
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

THE FOLLOWING PRESENTS THE CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME IN ACCORDANCE WITH U.S. GAAP

                                   UNAUDITED

FIRST QUARTER, ENDED NOVEMBER 30                                                            1998          1997
(IN THOUSANDS OF CANADIAN DOLLARS EXCEPT PER SHARE AMOUNTS)                                  $             $
--------------------------------------------------------------------------------------  ------------  ------------
Gross revenues........................................................................        76,216        38,618
Reimbursed costs......................................................................        15,502         3,857
                                                                                        ------------  ------------
NET REVENUES..........................................................................        60,714        34,761
Direct costs--net of refundable tax credits...........................................        35,838        20,611
                                                                                        ------------  ------------
Gross profit..........................................................................        24,876        14,150
                                                                                        ------------  ------------
                                                                                        ------------  ------------
EXPENSES--NET OF REFUNDABLE TAX CREDITS
Selling, general and administrative...................................................        18,160        10,496
Internal research and development.....................................................           866           902
Interest expense......................................................................         1,450           227
Amortization of goodwill..............................................................           321            48
                                                                                        ------------  ------------
                                                                                              20,797        11,673
                                                                                        ------------  ------------

Other income..........................................................................           246           153
Merger costs..........................................................................           800            --
Non-refundable tax credits............................................................         1,500           600
                                                                                        ------------  ------------
Income before income taxes............................................................         5,025         3,230
Income taxes..........................................................................         2,334           916
                                                                                        ------------  ------------
Net income for the period.............................................................         2,691         2,314
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Foreign currency translation adjustment...............................................            30            --
                                                                                        ------------  ------------
Comprehensive income..................................................................         2,721         2,314
                                                                                        ------------  ------------
                                                                                        ------------  ------------
BASIC AND DILUTED EARNINGS PER SHARE..................................................          0.10          0.09
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Weighted average shares outstanding...................................................    26,047,189    25,131,664
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                    PHOENIX INTERNATIONAL LIFE SCIENCES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

                               NOVEMBER 30, 1998

1. BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP") for interim financial information. Accordingly, they do not include all of the information and footnotes required by Canadian GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ending November 30, 1998 are not necessarily indicative of the results that may be expected for the year ended August 31, 1999. For further information, refer to the Consolidated Financial Statements and notes thereto included in the Prospectus/Proxy Circular for the year ended August 31, 1998 of Phoenix International Life Sciences Inc. (the "Company").

2. MERGERS AND ACQUISITIONS

The Company acquired the following companies in the three month period ended November 30, 1998 in transactions that were accounted for under the purchase method under Canadian GAAP and as poolings of interests under US GAAP.

                                                                                             APPROXIMATE COST OF
                                                                                            PURCHASE FOR CANADIAN
ACQUIRED COMPANY                                        DATE ACQUIRED       SHARES ISSUED*      GAAP PURPOSES
--------------------------------------------------  ----------------------  --------------  ---------------------
Clinserve AG......................................        November 5, 1998       316,805          $3.8 million
McKnight GmBH.....................................        November 6, 1998       873,325         $10.7 million

------------------------

* The Company's Common Stock was issued in exchange for all the outstanding shares of each of the acquired companies.

All consolidated financial data under US GAAP have been restated to include the results of Clinserve AG on a retroactive basis. The financial data of McKnight GmBH was not materially different from that previously reported by the Company, and thus previous years' US GAAP data of Phoenix has not been restated.

3. STOCK OPTIONS

Subsequent to August 31, 1998, the Company issued 731,983 stock options to certain directors, officers and employees of the Company. The options have exercise prices ranging from $8.54 to $16.69 and expire in the years 2008 and 2009.

4. ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES

COMPREHENSIVE INCOME

The Company adopted Financial Accounting Standard Board Statement No. 130, "Reporting Comprehensive Income" for US GAAP purposes in the first quarter of fiscal 1999.

                    PHOENIX INTERNATIONAL LIFE SCIENCES INC.

                                  (UNAUDITED)

                               NOVEMBER 30, 1998

EARNINGS PER SHARE

The following table presents the earnings per share computations in accordance with U.S. GAAP.

FOR THE THREE MONTH PERIOD ENDED NOVEMBER 30                                                1998          1997
--------------------------------------------------------------------------------------  ------------  ------------
                                                                                             $             $
Numerator for basic and diluted earnings per share income (loss) available to common
  stockholders........................................................................         2,691         2,314
                                                                                        ------------  ------------
Denominator
  Denominator for basic earnings per share weighted-average shares outstanding........    26,047,189    25,131,664
  Effect of dilutive stock options....................................................       240,992       173,441
                                                                                        ------------  ------------
Denominator for diluted earnings per share--adjusted weighted-average shares..........    26,288,181    25,305,105
                                                                                        ------------  ------------
Basic and diluted earnings per share..................................................          0.10          0.09
                                                                                        ------------  ------------

The weighted average shares issued and outstanding for the quarters ended November 30, 1998 and 1997 have been restated to reflect the shares issued on the acquisitions of ITEM, Clinserve, and ANAWA, as applicable.

MATERIAL VARIATIONS FROM US GAAP WHICH HAVE ARISEN IN THE FIRST QUARTER OF 1999

As a result of the McKnight GmbH and the Clinserve AG acquisitions being accounted for using the pooling of interests method under US GAAP and the purchase method under Canadian GAAP, the following material adjustments would be required to reconcile the Canadian GAAP balance sheet to US GAAP:

    a. Reduce other assets by approximately $14,800, which represents the goodwill recorded on the transactions;

    b.  Reduce capital stock by approximately $11,800;

    c.  Reduce retained earnings by approximately $3,000.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
IBRD--Rostrum Global, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of IBRD--Rostrum Global, Inc. and Subsidiaries as of December 31, 1997 and the related statements of operations, stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the financial statements provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the consolidated financial position of IBRD--Rostrum Global, Inc. and Subsidiaries at December 31, 1997, and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP

Irvine, California
December 10, 1998

                  IBRD--ROSTRUM GLOBAL, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1997

ASSETS
Current assets:
  Cash.........................................................................  $11,068,033
  Contract receivables, net....................................................   10,624,921
  Prepaid investigator costs...................................................      612,658
  Prepaid expenses and other current assets....................................      961,052
                                                                                 -----------
Total current assets...........................................................   23,266,664
Property and equipment
  Furniture and equipment......................................................    2,473,284
  Computer equipment...........................................................    3,861,937
  Leasehold improvements.......................................................      529,294
                                                                                 -----------
                                                                                   6,864,515
  Less accumulated depreciation and amortization...............................   (4,521,972)
                                                                                 -----------
                                                                                   2,342,543

Goodwill, net of accumulated amortization of $11,731,032.......................   19,250,200
Covenant not-to-compete, net of accumulated amortization of $1,211,274.........       34,608
Other assets...................................................................      114,065
Investment in KCAS.............................................................    2,139,502
                                                                                 -----------
Total assets...................................................................  $47,147,582
                                                                                 -----------
                                                                                 -----------
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable.............................................................  $ 1,603,552
  Accrued expenses.............................................................    3,567,876
  Accrued direct contract costs................................................    4,868,780
  Deferred contract revenues...................................................   13,905,423
  Current maturities of notes payable and other borrowings.....................   11,571,196
  Taxes payable................................................................      421,207
                                                                                 -----------
Total current liabilities......................................................   35,938,034

Capital leases, net of current maturities......................................      203,167
                                                                                 -----------
Total liabilities..............................................................   36,141,201

Commitments and contingencies

Stockholder's equity:
  Common stock, $.01 par value:
    Authorized shares--4,000,000
    Issued and outstanding shares--10,000......................................          100
  Additional paid-in capital...................................................   48,574,817
  Accumulated deficit..........................................................  (37,578,857)
  Cumulative foreign currency translation......................................       10,321
                                                                                 -----------
Total stockholder's equity.....................................................   11,006,381
                                                                                 -----------
Total liabilities and stockholder's equity.....................................  $47,147,582
                                                                                 -----------
                                                                                 -----------

                            See accompanying notes.

                  IBRD--ROSTRUM GLOBAL, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997

Gross revenue..................................................  $61,149,608
Reimbursable costs.............................................  20,765,719
                                                                 ----------
Net revenue....................................................  40,383,889
Service costs..................................................  32,644,835
                                                                 ----------
Net contract margin............................................   7,739,054

Kuraya administrative fees.....................................     315,614
Selling, general and administrative expenses...................   7,584,109
Amortization of intangible assets..............................   2,478,368
                                                                 ----------
Operating loss.................................................   2,639,037
Interest and other expenses, net...............................    (419,222)
                                                                 ----------
Loss before provision for income taxes.........................  (3,058,259)
Provision for income taxes.....................................      52,000
                                                                 ----------
Net loss.......................................................  $(3,110,259)
                                                                 ----------
                                                                 ----------

                            See accompanying notes.

                  IBRD--ROSTRUM GLOBAL, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                                    CUMULATIVE
                                                  COMMON STOCK        ADDITIONAL                      FOREIGN
                                             ----------------------     PAID-IN      ACCUMULATED     CURRENCY
                                              SHARES      AMOUNT        CAPITAL        DEFICIT      TRANSLATION      TOTAL
                                             ---------  -----------  -------------  --------------  -----------  -------------
Balance at January 1, 1997.................     10,000   $     100   $  48,574,817  $  (34,468,598)  $ (62,524)  $  14,043,795
  Foreign currency translation.............         --          --              --              --      72,845          72,845
  Net loss.................................         --          --              --      (3,110,259)         --      (3,110,259)
                                             ---------       -----   -------------  --------------  -----------  -------------
Balance at December 31, 1997...............     10,000   $     100   $  48,574,817  $  (37,578,857)  $  10,321   $  11,006,381
                                             ---------       -----   -------------  --------------  -----------  -------------
                                             ---------       -----   -------------  --------------  -----------  -------------

                            See accompanying notes.

                  IBRD--ROSTRUM GLOBAL, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1997

OPERATING ACTIVITIES
Net loss........................................................................  $(3,110,259)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Amortization of intangible assets.............................................   2,478,368
  Depreciation and amortization of property and equipment.......................   1,131,866
  Loss on disposition of furniture and equipment................................      51,540
  Equity in earnings of KCAS....................................................     (15,501)
  Changes in operating assets and liabilities:
    Contract receivables, net...................................................   1,002,593
    Prepaid investigator costs..................................................    (480,094)
    Prepaid expenses and other current assets...................................     158,087
    Other assets................................................................      35,877
    Accounts payable and accrued expenses.......................................      18,021
    Accrued direct contract costs...............................................   1,808,344
    Deferred contract revenues..................................................   2,827,454
                                                                                  ----------
Net cash provided by operating activities.......................................   5,906,296

INVESTING ACTIVITIES
Proceeds from sale of property and equipment....................................      16,429
Payments for purchases of property and equipment................................    (837,417)
                                                                                  ----------
Net cash used in investing activities...........................................    (820,988)

FINANCING ACTIVITIES
Proceeds from notes payable and other borrowings................................   2,600,000
Repayments on notes payable and other borrowings................................  (2,707,218)
                                                                                  ----------
Net cash used in financing activities...........................................    (107,218)

Effect of exchange rate on cash.................................................     (44,605)

Net increase in cash............................................................   4,933,485

Cash at beginning of year.......................................................   6,134,548
                                                                                  ----------
Cash at end of year.............................................................  $11,068,033
                                                                                  ----------
                                                                                  ----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest........................................................................  $  609,669
                                                                                  ----------
                                                                                  ----------
Income taxes....................................................................  $   93,663
                                                                                  ----------
                                                                                  ----------

                            See accompanying notes.

                           IBRD--ROSTRUM GLOBAL, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. BUSINESS

    IBRD--Rostrum Global, Inc. and Subsidiaries (IBRD--Rostrum or the Company) provides independent clinical research and clinical design management services to customers in the pharmaceutical industry for the evaluation and certification of new pharmaceutical compounds, primarily in the United States and Europe. The Company is a wholly-owned subsidiary of Kuraya American Systems Inc. (KAS or the Parent) which is a subsidiary of Kuraya Corporation (Kuraya). The Company had certain intercompany relationships with KAS during the year, and as such, the accompanying consolidated financial statements may not be indicative of the Company on a stand-alone basis. On December 24, 1997, KAS entered into an agreement to sell the common stock of the Company to Phoenix International Life Sciences, Inc. (Phoenix) (NOTE 10). The transaction was completed on February 6, 1998.

2. SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of IBRD--Rostrum and its wholly-owned subsidiaries, IBRD--Rostrum Europe, Inc. (Europe, Inc.) and IBRD Center for Clinical Research, Inc. (ICCR) (collectively, the Company). All significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PREPAID INVESTIGATOR COSTS

Prepaid investigator costs represent amounts paid up front to investigators who are engaged in clinical research. These amounts are used by investigators to fund the costs of the projects. Reimbursable revenue is recognized and costs are expensed as the funds are earned.

CONTRACT RECEIVABLES

Contract receivables arise in the normal course of performing services for customers. The Company performs credit evaluations of its customers and does not require collateral. The Company maintains allowances for potential credit losses.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation of furniture and equipment is provided on the straight-line method over the estimated useful lives of the assets or the related lease term, generally three to five years. Amortization of leasehold improvements is provided over the shorter of the related lease terms or the estimated useful lives of the improvements.

                           IBRD--ROSTRUM GLOBAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1997

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
GOODWILL

Goodwill is being amortized on the straight-line method over 15 years. Recoverability of this asset is dependent on future operating cash flows of the Company. Management periodically evaluates the potential impairment of goodwill. Such evaluation is based on undiscounted expected future operating cash flows.

INVESTMENTS

The Company accounts for its investments that are 50% or less owned under the equity method of accounting, because the Company does not exercise control over the investees.

REVENUE RECOGNITION

The Company recognizes contract revenues using the percentage-of-completion method principally based on costs incurred to total estimated contract costs at completion or the achievement of milestones. As such, revisions in estimates during the course of completing the contract are reflected in the accounting period in which the revision becomes known. At the time a loss on a contract becomes known, the entire amount of the estimated loss on the contract is accrued. Amounts billed and cash advances received in excess of earnings on contracts are recorded as deferred contract revenues and recognized as contract revenues when earned.

INCOME TAXES

The Company is included in the consolidated federal and state income tax returns of KAS. The Company accounts for income taxes in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES, as if it filed a separate tax return. SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the future consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and the tax bases of the assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

FOREIGN CURRENCY TRANSLATION

In accordance with the provisions of SFAS No. 52, FOREIGN CURRENCY TRANSLATION, the assets and liabilities located outside the United States are generally translated into U.S. dollars at the rates of exchange in effect at the balance sheet date. Income and expense items are translated at the average exchange rates prevailing during the period. Gains and losses resulting from foreign currency transactions are recognized currently in the results of operations, and those resulting from translation of financial statements are accumulated as a separate component of stockholder's equity.

                           IBRD--ROSTRUM GLOBAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1997

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, REPORTING COMPREHENSIVE INCOME. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement is effective for fiscal years beginning after December 15, 1997.

3. TRANSACTIONS WITH RELATED PARTIES

    The Company has a management agreement with KAS whereby KAS provides services such as the translation of documents, communications with Kuraya and attendance at various meetings. The Company was charged $315,614 for management fees and other expenses incurred by KAS on behalf of the Company and has included these amounts in selling, general and administrative expenses.

During the year, interest expense of $60,000 was incurred related to KAS borrowings. At December 31, 1997, accrued interest payable to KAS was $302,500 (NOTE 6).

4. INVESTMENT IN KCAS

    The Company has a 44% investment in Kansas City Analytical Services (KCAS), an analytical and pharmacokinetics consulting business.

5. CONTRACT RECEIVABLES

    Contract receivables consisted of the following:

Billed.........................................................  $8,162,316
Unbilled.......................................................   2,641,224
Allowance for doubtful accounts................................    (178,619)
                                                                 ----------
                                                                 $10,624,921
                                                                 ----------
                                                                 ----------

The Company records a deferred contract revenue liability when billed amounts exceed revenue recognized for a contract. At December 31, 1997, deferred contract revenues totaled $13,905,423.

6. NOTES PAYABLE AND OTHER BORROWINGS

    In connection with the sale to Phoenix (NOTE 10), the Company repaid its notes payable and other borrowings, except for its capital leases, as of February 6, 1998. Accordingly, the Company recorded all such notes payable and other borrowings as current liabilities.

                           IBRD--ROSTRUM GLOBAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1997

6. NOTES PAYABLE AND OTHER BORROWINGS (CONTINUED)
Notes payable and other borrowings consisted of the following:

Line of credit with bank, interest at 7.215%, guaranteed by
  KAS...........................................................  $3,000,000
Note payable to bank, interest at 5.85% payable semi-annually in arrears, guaranteed by KAS....................................  2,400,000
Notes payable to KAS, interest at 3%............................  2,000,000
Line of credit with bank, interest at 6.42%; guaranteed by
  KAS...........................................................  1,600,000
Note payable to bank, interest at 6.55% payable semi-annually in arrears, guaranteed by KAS....................................  1,300,000
Line of credit with bank, interest at 7.78%, guaranteed by
  KAS...........................................................    500,000
Line of credit with bank, interest at 6.48%, guaranteed by
  KAS...........................................................    500,000
Capital leases (NOTE 7).........................................    474,363
                                                                  ---------
                                                                  11,774,363
Less current maturities.........................................  11,571,196
                                                                  ---------
                                                                  $ 203,167
                                                                  ---------
                                                                  ---------

7. LEASING ARRANGEMENTS

    The Company is obligated under long-term, operating leases for office space and office equipment which expire at various dates through 2004. The terms of the Company's office leases include fixed rental payment increases. Accordingly, rent expense has been recognized on the straight-line basis over the term of the lease. Deferred rent of $346,536 is included in accrued expenses in the accompanying consolidated balance sheet.

Additionally, the Company is obligated under long-term, capital leases for equipment which expire at various dates through 1999. The Company has recorded the capital lease obligations at the present value of the future minimum lease payments.

Equipment included in the accompanying consolidated balance sheet under capital leases was as follows:

Computer equipment..............................................  $1,023,899
Less accumulated amortization...................................   (470,308)
                                                                  ---------
                                                                  $ 553,591
                                                                  ---------
                                                                  ---------

Amortization of equipment held under capital leases is included in selling, general and administrative expenses in the accompanying consolidated financial statements.

                           IBRD--ROSTRUM GLOBAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1997

7. LEASING ARRANGEMENTS (CONTINUED)
Future minimum lease payments at December 31, 1997 and the present value of the capital lease obligations are as follows:

                                                                       CAPITAL     OPERATING
                                                                       LEASES        LEASES
                                                                     -----------  ------------
Year ending December 31:
  1998.............................................................  $   310,997  $  1,456,158
  1999.............................................................      201,439     1,408,275
  2000.............................................................       26,807     1,174,886
  2001.............................................................        5,893       823,915
  2002.............................................................           --       701,973
  Thereafter.......................................................           --       727,979
                                                                     -----------  ------------
  Total future minimum lease payments..............................      545,136  $  6,293,186
                                                                                  ------------
                                                                                  ------------
  Less amount representing interest................................      (70,773)
                                                                     -----------
  Present value of future minimum payments.........................      474,363
  Less current portion.............................................     (271,196)
                                                                     -----------
  Long-term portion of capital lease obligations...................  $   203,167
                                                                     -----------
                                                                     -----------

Rent expense incurred under the Company's operating lease obligations was $1,553,773 for the year. The Company has subleased office space with sublease income of approximately $62,817 for the year.

8. INCOME TAXES

    The reconciliation of the provision for income taxes to taxes computed at U.S. federal statutory rates is as follows:

Income tax benefit at statutory rates...........................  $(1,014,000)
Amortization of intangible assets...............................     473,000
Foreign income taxes............................................      52,000
Losses recorded without benefit.................................     541,000
                                                                  ----------
                                                                  $   52,000
                                                                  ----------
                                                                  ----------

                           IBRD--ROSTRUM GLOBAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1997

8. INCOME TAXES (CONTINUED)
The components of deferred tax assets and liabilities are as follows:

Deferred tax assets:
  Net operating loss carryforwards..............................  $5,640,000
  Nonqualifying revenue.........................................     755,000
  Reserves......................................................     513,000
  Bonus accrual.................................................     389,000
  Depreciation..................................................     218,000
  Other, net....................................................      36,000
                                                                  ----------
Total deferred tax assets.......................................   7,551,000
Valuation allowance for deferred tax assets.....................  (7,551,000)
                                                                  ----------
Net deferred tax assets.........................................  $       --
                                                                  ----------
                                                                  ----------

At December 31, 1997, the Company had approximately $11,072,000, $4,239,000 and $5,390,000 of federal, foreign, and state net operating loss carryforwards, respectively, which expire in various years through 2012.

9. BENEFIT PLANS

401(K) SAVINGS PLAN

In January 1989, the Company adopted a 401(k) Savings Plan (the Plan). The Plan is a defined contribution plan for all employees located in the United States who are at least age 18 and have met the required service of one year. Employer contributions, which are made at the discretion of the Company's Board of Directors, vest at a rate of 40% beginning the second year of participation and increase by 20% per year thereafter. During the year, employer contributions to the Plan were $183,285.

IBRD--ROSTRUM GLOBAL LIMITED PENSION PLAN

The Company contributes 3% of gross income to personal pension accounts for participants located in the United Kingdom, of the IBRD--Rostrum Global Limited Pension Plan (the Pension Plan). The plan participants must be employees of IBRD--Rostrum Global Limited, a wholly-owned subsidiary of IBRD--Rostrum Group Limited, which is a wholly-owned subsidiary of Europe, Inc., for over one year and have an annual salary greater than approximately $27,000. During the year, employer contributions to the Pension Plan were $96,907.

10. SUBSEQUENT EVENT

    On December 24, 1997, KAS entered into an agreement to sell the common stock of the Company to Phoenix International Life Sciences, Inc. (the Transaction). The Transaction was completed on February 6, 1998. In connection with the Transaction, the Company liquidated a foreign subsidiary whereby all of the assets and liabilities including all of the issued and outstanding common stock of the foreign

                           IBRD--ROSTRUM GLOBAL, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1997

10. SUBSEQUENT EVENT (CONTINUED)
subsidiaries were distributed to IBRD--Rostrum Global, Inc. In addition, Phoenix International Life Sciences (U.S.) Inc. repaid its notes payable and other borrowings.

INDEPENDENT AUDITORS' REPORT

The Board of Directors
IBRD--Rostrum Global, Inc. and subsidiaries
Irvine, California

We have audited the accompanying consolidated balance sheets of the IBRD--Rostrum Global, Inc. and subsidiaries (the Company) as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the IBRD--Rostrum Global, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Costa Mesa, California
March 4, 1997

                  IBRD--ROSTRUM GLOBAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                        AS OF DECEMBER 31, 1996 AND 1995

                                                                                         1996           1995
                                                                                     -------------  -------------
                                      ASSETS
CURRENT ASSETS:
Cash...............................................................................  $   6,134,548  $   7,745,085
Contract receivables, net (Note 5).................................................     11,727,902     10,950,101
Prepaid investigator costs.........................................................        220,990      1,074,334
Prepaid expenses and other current assets..........................................      1,070,816        472,173
                                                                                     -------------  -------------
  Total current assets.............................................................     19,154,256     20,241,693
PROPERTY AND EQUIPMENT, net (Note 7):
Furniture and equipment............................................................      2,465,473      2,193,494
Computer equipment.................................................................      3,412,553      2,568,813
Leasehold improvements.............................................................        539,026        489,795
                                                                                     -------------  -------------
                                                                                         6,417,052      5,252,102
Less accumulated depreciation and amortization.....................................     (3,888,327)    (3,022,615)
                                                                                     -------------  -------------
  Property and equipment, net......................................................      2,528,725      2,229,487
GOODWILL, net of accumulated amortization of $9,662,258 (1996) and $7,583,829
  (1995) (Note 8)..................................................................     21,318,974     23,620,125
COVENANTS NOT-TO-COMPETE, net of accumulated amortization of $795,980 (1996) and
  $4,240,674 (1995) (Notes 1 and 8)................................................        449,902        865,196
OTHER ASSETS.......................................................................        130,020         88,792
INVESTMENT IN KCAS (Note 4)........................................................      2,124,001      2,032,990
                                                                                     -------------  -------------
                                                                                     $  45,705,878  $  49,078,283
                                                                                     -------------  -------------
                                                                                     -------------  -------------
                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable...................................................................  $   1,296,389  $   1,628,388
Accrued liabilities (Notes 3 and 7)................................................      3,691,256      2,946,950
Accrued direct contract costs......................................................      3,207,549      4,145,225
Deferred contract revenues (Note 5)................................................     11,222,747      9,206,825
Current maturities of notes payable and other borrowings (Notes 6 and 7)...........      6,600,187      4,931,787
Current maturity of liability to former stockholder (Note 6).......................                     1,170,946
Taxes payable (Note 8).............................................................        520,580        449,120
                                                                                     -------------  -------------
  Total current liabilities........................................................     26,538,708     24,479,241
NOTES PAYABLE AND OTHER BORROWINGS, net of current maturities (Notes 6 and 7)......      5,004,625      6,451,068
LIABILITY TO FORMER STOCKHOLDERS (Note 6)..........................................                     3,431,806
OTHER LONG-TERM LIABILITIES........................................................        118,750        182,500
                                                                                     -------------  -------------
  Total liabilities................................................................     31,662,083     34,544,615
COMMITMENTS AND CONTINGENCIES (Notes 4 and 7)
STOCKHOLDERS' EQUITY (Notes 9 and 10):
Common stock--$.01 par value; authorized, 4,000,000 shares; issued and outstanding,
  10,000 shares....................................................................            100            100
Additional paid-in capital.........................................................     48,574,817     42,838,488
Accumulated deficit................................................................    (34,468,598)   (28,433,157)
Cumulative foreign currency translation............................................        (62,524)       128,237
                                                                                     -------------  -------------
  Total stockholders' equity.......................................................     14,043,795     14,533,668
                                                                                     -------------  -------------
                                                                                     $  45,705,878  $  49,078,283
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                See notes to consolidated financial statements.

                  IBRD--ROSTRUM GLOBAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                         1996           1995
                                                                                     -------------  -------------

GROSS REVENUE......................................................................  $  59,766,765  $  49,828,546

REIMBURSABLE COSTS.................................................................     26,003,808     21,089,038
                                                                                     -------------  -------------

NET REVENUE........................................................................     33,762,957     28,739,508

SERVICE COSTS......................................................................     28,502,379     21,947,935
                                                                                     -------------  -------------

  Contract margin..................................................................      5,260,578      6,791,573

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
  (Notes 3, 7 and 10)..............................................................      7,575,221      7,394,209
                                                                                     -------------  -------------

OPERATING LOSS.....................................................................     (2,314,643)      (602,636)

EQUITY IN EARNINGS OF KCAS (Note 4)................................................         91,010        146,507

OTHER EXPENSES:
Interest and other expense, net....................................................       (307,234)      (422,936)
Amortization of intangible assets..................................................     (2,494,712)    (3,175,588)
Compensation expense due to settlement of acquisition obligations (Notes 1 and
  9)...............................................................................     (1,009,862)      (132,553)
                                                                                     -------------  -------------

NET LOSS...........................................................................  $  (6,035,441) $  (4,187,206)
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                See notes to consolidated financial statements.

                  IBRD--ROSTRUM GLOBAL, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                                    CUMULATIVE
                                                                                                      FOREIGN
                                                  COMMON STOCK        ADDITIONAL                     CURRENCY        TOTAL
                                             ----------------------     PAID-IN      ACCUMULATED    TRANSLATION  STOCKHOLDERS'
                                              SHARES      AMOUNT        CAPITAL        DEFICIT      GAIN (LOSS)     EQUITY
                                             ---------  -----------  -------------  --------------  -----------  -------------

BALANCE, January 1, 1995...................     10,000   $     100   $  32,267,751  $  (24,245,951)  $  --       $   8,021,900

Contribution of capital to satisfy exercise
  of stock put agreement (Note 9)..........                              2,742,222                                   2,742,222

Contributions from KAS (Note 1)............                              7,828,515                                   7,828,515

Foreign currency translation gain..........                                                            128,237         128,237

Net loss...................................                                             (4,187,206)                 (4,187,206)
                                             ---------       -----   -------------  --------------  -----------  -------------

BALANCE, December 31, 1995.................     10,000         100      42,838,488     (28,433,157)    128,237      14,533,668

Contributions from KAS (Note 1)............                              5,736,329                                   5,736,329

Foreign currency translation loss..........                                                           (190,761)       (190,761)

Net loss...................................                                             (6,035,441)                 (6,035,441)
                                             ---------       -----   -------------  --------------  -----------  -------------

BALANCE, December 31, 1996.................     10,000   $     100   $  48,574,817  $  (34,468,598)  $ (62,524)  $  14,043,795
                                             ---------       -----   -------------  --------------  -----------  -------------
                                             ---------       -----   -------------  --------------  -----------  -------------

                See notes to consolidated financial statements.

                  IBRD--ROSTRUM GLOBAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                          1996           1995
                                                                                      -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss............................................................................  $  (6,035,441) $  (4,187,206)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
  Amortization of intangible assets.................................................      2,494,712      3,175,588
  Depreciation and amortization of property and equipment...........................        980,054        920,540
  (Gain) loss on disposition of furniture and equipment and other assets............        (18,641)        14,772
  Interest expense on repurchase obligation.........................................                       133,998
  Equity in earnings of KCAS........................................................        (91,010)      (146,507)
  Compensation expense due to settlement of acquisition obligations.................      1,018,560
  (Increase) decrease in assets and increase (decrease) in liabilities:
    Contract receivables............................................................       (515,010)    (4,164,494)
    Prepaid investigator costs......................................................        853,344       (583,584)
    Prepaid expenses and other current assets.......................................       (272,957)       659,061
    Other assets....................................................................         (2,020)       316,213
    Accounts payable and accrued liabilities........................................        122,761        580,374
    Accrued direct contract costs...................................................     (1,006,261)     2,610,750
    Deferred contract revenues......................................................      1,631,997      2,172,301
    Accrued interest on notes payable...............................................         15,635         34,650
                                                                                      -------------  -------------
      Net cash (used in) provided by operating activities...........................       (824,277)     1,536,456

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property and equipment........................................         74,427         52,565
Payments for purchases of property and equipment....................................       (790,478)      (866,513)
Cash used to purchase additional 10% of KCAS........................................                      (796,267)
Cash used to purchase Rostrum, net of cash received.................................                    (6,916,798)
Net payments to discontinue operations of IBRD Europe...............................                      (108,265)
                                                                                      -------------  -------------
      Net cash used in investing activities.........................................       (716,051)    (8,635,278)

                See notes to consolidated financial statements.

                  IBRD--ROSTRUM GLOBAL, INC. AND SUBSIDIARIES

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                           1996           1995
                                                                                       -------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under line of credit......................................................  $     153,000  $  1,619,000
Repayments on note payable to bank...................................................       (200,000)
Repayments to KAS....................................................................                   (1,000,000)
Repayments under capital lease obligation............................................       (207,764)      (31,002)
Contribution of capital by KAS.......................................................      5,736,329     8,251,470
Payments to satisfy exercise of stock put/call option................................                     (422,955)
Payments to former shareholders of Rostrum...........................................     (5,736,329)
                                                                                       -------------  ------------
  Net cash (used in) provided by financing activities................................       (254,764)    8,416,513

EFFECT OF EXCHANGE RATE ON CASH......................................................        184,555         9,000
                                                                                       -------------  ------------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS.................................     (1,610,537)    1,326,691

CASH, beginning of year..............................................................      7,745,085     6,418,394
                                                                                       -------------  ------------

CASH, end of year....................................................................  $   6,134,548  $  7,745,085
                                                                                       -------------  ------------
                                                                                       -------------  ------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION-- Cash paid during year:
  Interest...........................................................................  $     701,258  $    734,751
                                                                                       -------------  ------------
                                                                                       -------------  ------------
Income taxes.........................................................................  $      42,339  $    116,762
                                                                                       -------------  ------------
                                                                                       -------------  ------------

SCHEDULE OF NONCASH TRANSACTIONS--

    In 1996, the Company acquired furniture and equipment and computer equipment in exchange for capital lease obligations with a principal balance of $467,430.

                See notes to consolidated financial statements.

                  IBRD--ROSTRUM GLOBAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

1. BUSINESS

    IBRD--Rostrum Global, Inc. and subsidiaries (IBRD--Rostrum or the Company) provides independent clinical research and clinical design management services to customers in the pharmaceutical industry for the evaluation and certification of new pharmaceutical compounds, primarily in the United States and Europe. Prior to February 1996, IBRD-Rostrum was a subsidiary of IBRD Holdings Co. (Holdings), a wholly-owned subsidiary of Kuraya American Systems Inc. (KAS or the Parent). In February 1996, Holdings was dissolved and the Company became wholly-owned by KAS. IBRD--Rostrum has significant intercompany relationships and depends on KAS for financing. As such, the accompanying consolidated financial statements may not be indicative of the Company on a stand-alone basis.

During February 1995, IBRD--Rostrum acquired the stock of Rostrum Limited (Rostrum), a privately-held company that offers research and development services to the pharmaceutical industry, for aggregate cash payments of $7,600,857. Certain former stockholders of Rostrum, who remained on as employees of the Company, were to be paid a minimum liability in accordance with an earn-out clause under the purchase agreement. The present value of the minimum obligation due under earn-out clause was $4,737,148, which was recorded as part of the purchase price at the date of acquisition. Should future revenues and profits of Rostrum reach certain targets, additional amounts would then be paid to the former stockholders. In 1996, KAS contributed $5,736,329 to the Company, which the Company paid to the former stockholders of Rostrum as an early settlement of its obligations under the earn-out clause. The settlement amount exceeded the present value of the minimum estimated obligation under the earn-out clause by $1,018,560 which was recorded as compensation expense in 1996.

This transaction was accounted for as a purchase and has been reflected in the consolidated financial statements subsequent to the date of acquisition. As a result of this acquisition, the Company recorded an excess of cost over net assets acquired (goodwill) of $10,345,552 in the transaction, which is being amortized on the straight-line basis over 15 years. The Company also entered into a covenant not-to-compete in the amount of $1,245,882 with one of the principals of Rostrum. The covenant not-to-compete is being amortized over its contract term of three years on a straight-line basis.

2. SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEAR--The Company utilizes a 4-4-5-week reporting period and has a calendar year-end.

PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of IBRD and its wholly-owned subsidiaries, IBRD-Rostrum Europe, Inc. (Europe, Inc.) and IBRD Center for Clinical Research, Inc. (ICCR) (collectively, the Company). All significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PREPAID INVESTIGATOR COSTS--Prepaid investigator costs represent amounts paid up front to investigators who are engaged in clinical research. These amounts are used by investigators to fund the costs of the projects. Reimbursable revenue is recognized and costs are expensed as the funds are earned.

                  IBRD--ROSTRUM GLOBAL, INC. AND SUBSIDIARIES

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CONTRACT RECEIVABLES--Contract receivables arise in the normal course of performing services for customers. The Company performs credit evaluations of its customers and does not require collateral. The Company maintains allowances for potential credit losses.

PROPERTY AND EQUIPMENT--Property and equipment are stated at cost. Depreciation of furniture and equipment is provided on the straight-line method over the estimated useful lives of the assets or the related lease term, generally three to five years. Amortization of leasehold improvements is provided over the shorter of the related lease terms or the estimated useful lives of the improvements.

GOODWILL--Goodwill is being amortized on a straight-line basis over 15 years. Recoverability of this asset is dependent on future operating cash flows of the Company. Management periodically evaluates the potential impairment of goodwill and plans to continue doing so. Such evaluation is based on undiscounted expected future operating cash flows. In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF, which was adopted by the Company in 1996. SFAS No. 121 represented a change in the way the Company measures the recoverability of its intangible assets. The adoption of SFAS No. 121 did not have a material impact on the financial statements of the Company.

INVESTMENTS--The Company accounts for its investments that are 50% or less owned under the equity method of accounting, because the Company does not exercise control over the investees.

REVENUE RECOGNITION--The Company recognizes contract revenues using the percentage-of-completion method principally based on cost incurred to total estimated contract costs at completion or the achievement of milestones. As such, revisions in estimates during the course of completing the contract are reflected in the accounting period in which the revision becomes known. At the time a loss on a contract becomes known, the entire amount of the estimated loss on the contract is accrued. Amounts billed and cash advances received in excess of earnings on contracts are recorded as deferred contract revenues and recognized as contract revenues when earned.

PROVISION (BENEFIT) IN LIEU OF INCOME TAXES--The Company is included in the consolidated federal and state income tax returns of KAS. For the years ended December 31, 1996 and 1995, the provision (benefit) in lieu of income taxes has been computed on the separate results of operations of the Company as if it filed a separate tax return.

The Company accounts for income taxes in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES, as if it filed a separate tax return. SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the future consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and the tax bases of the assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

FOREIGN CURRENCY TRANSLATION--In accordance with the provisions of SFAS No. 52, FOREIGN CURRENCY TRANSLATION, the assets and liabilities located outside the United States are generally translated into U.S.

                  IBRD--ROSTRUM GLOBAL, INC. AND SUBSIDIARIES

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) dollars at the rates of exchange in effect at the balance sheet dates. Income and expense items are translated at the average exchange rates prevailing during the period. Gains and losses resulting from foreign currency transactions are recognized currently in income, and those resulting from translation of financial statements are accumulated as a separate component of stockholders' equity.

RECLASSIFICATIONS--Certain reclassifications have been made to the 1995 consolidated financial statements to conform them to the 1996 consolidated financial statement presentation.

3. TRANSACTIONS WITH RELATED PARTIES

    IBRD entered into a management agreement with KAS whereby KAS would provide services such as the translation of documents, communications with Kuraya Corporation, Japan (the Parent), and attendance at various meetings. For the year ended December 31, 1996, management fees of $150,000 and KAS administrative expenses of $133,600 were included in selling, general and administrative expenses. No such fees were charged in the year ended December 31, 1995.

For the years ended December 31, 1996 and 1995, interest expense of $60,000 and $68,000, respectively, was incurred related to KAS borrowings. At December 31, 1996, accrued interest payable to KAS was $242,500.

The consolidated financial statements have been prepared on the basis that the Company will be able to continue as a going concern. This basis assumes that cash will be available to finance operations and that the realization of assets and the settlement of liabilities will occur in the normal course of business. The Company's ability to continue operations is dependent upon the financial support of the Parent and ultimately upon its ability to achieve profitable operations.

Management has received representation from KAS stating that it will continue to provide the necessary financial support for the Company's operations through December 31, 1997.

4. INVESTMENT IN KCAS

    The Company acquired 34% of Kansas City Analytical Services (KCAS), an analytical and pharmacokinetics consulting business on September 30, 1992, for $850,000. Effective May 5, 1995, the Company acquired an additional 10% of KCAS for $446,267. The Company also contributed $350,000 in cash in accordance with the agreement, and KCAS entered into a five-year employment agreement with two KCAS employees. In the event that the Company exercises its option to purchase another 36% of KCAS on or after September 30, 1997, the $350,000 cash contribution will be credited against the stock purchase. Additionally, at that time, KCAS will pay bonuses in the amount of $350,000 to two KCAS employees. If the Company elects not to exercise such option, the contribution will be retained by KCAS. In connection with the agreement, IBRD and KAS will assist KCAS in obtaining financing for capital expenditures and will provide guarantees up to $1,500,000 following a formal request and plan from KCAS. No such request or plan has been received by the Company.

The Company has the option to purchase the remaining stock of KCAS in increments of 36% and 20% at September 30, 1997 and any time after September 30, 1999, respectively.

                  IBRD--ROSTRUM GLOBAL, INC. AND SUBSIDIARIES

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

5. CONTRACT RECEIVABLES

    Contract receivables consisted of the following at December 31:

                                                                     1996           1995
                                                                 -------------  -------------
Billed.........................................................  $   8,725,010  $   6,604,369
Unbilled.......................................................      3,237,740      4,544,181
Allowance for doubtful accounts................................       (234,848)      (198,449)
                                                                 -------------  -------------
                                                                 $  11,727,902  $  10,950,101
                                                                 -------------  -------------
                                                                 -------------  -------------

The Company records a deferred contract revenue liability when billed amounts exceed revenue recognized for a contract. At December 31, 1996 and 1995, deferred contract revenues totaled $11,222,747 and $9,206,825, respectively.

6. NOTES PAYABLE AND OTHER BORROWINGS

    Notes payable and other borrowings consisted of the following at December
31:

                                                                     1996           1995
                                                                 -------------  -------------
Note payable to bank, due in semi-annual principal payments of
  $200,000, with the balance to be paid in full September 2000;
  interest at 5.85% payable semi-annually in arrears;
  guaranteed by KAS............................................  $   2,800,000  $   3,000,000

Note payable to bank, due in semi-annual principal payments of
  $100,000, beginning January 1997 with the balance to be paid in full January 2001; interest at 6.55% payable semi-annually
  in arrears; guaranteed by KAS................................      1,500,000      1,500,000

Line of credit with bank, principal and interest due June 1997;
  interest at 6.25%; guaranteed by KAS.........................      1,000,000      1,000,000

Line of credit with bank, principal and interest due June 1997;
  interest at 6.39%; guaranteed by KAS.........................      3,000,000      3,000,000

Notes payable to KAS, principal payments of $1,000,000 due
  November 1997 and January 1998; interest at 3%...............      2,000,000      2,000,000

Amount due to former stockholder of Rostrum Limited............                     4,602,752

Line of credit with bank, principal and interest due March
  1997; interest at 7%.........................................        774,700        619,200

Capital leases (Note 7)........................................        530,112        263,655
                                                                 -------------  -------------
                                                                    11,604,812     15,985,607
Less current maturities........................................     (6,600,187)    (6,102,733)
                                                                 -------------  -------------
                                                                 $   5,004,625  $   9,882,874
                                                                 -------------  -------------
                                                                 -------------  -------------

                  IBRD--ROSTRUM GLOBAL, INC. AND SUBSIDIARIES

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

6. NOTES PAYABLE AND OTHER BORROWINGS (CONTINUED)
Maturities for notes payable and other borrowings, excluding capital leases (Note 7), as of December 31, 1996 are as follows:

1997                                                             $6,374,700
1998                                                              1,600,000
1999                                                                600,000
2000                                                              1,800,000
2001                                                                700,000
                                                                 ----------
Thereafter                                                       $11,074,700
                                                                 ----------
                                                                 ----------

7. LEASING ARRANGEMENTS

    The Company is obligated under long-term, operating leases for office space and office equipment which expire at various dates through 2005. The terms of the Company's office leases include fixed rental payment increases. Accordingly, rental expense has been recognized on the straight-line basis over the term of the lease. Deferred rent included in the accompanying consolidated balance sheets as accrued liabilities was $275,600 and $423,261 at December 31, 1996 and 1995, respectively.

Additionally, the Company is obligated under long-term, capital leases for equipment which expire at various dates through 1999. The Company has recorded the capital lease obligations at the present value of the future minimum lease payments.

Equipment included in the accompanying consolidated balance sheet under capital leases as of December 31, 1996 is as follows:

Furniture and equipment and computer equipment...................  $ 952,723
Less accumulated amortization....................................   (354,988)
                                                                   ---------
                                                                   $ 597,735
                                                                   ---------
                                                                   ---------

                  IBRD--ROSTRUM GLOBAL, INC. AND SUBSIDIARIES

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

7. LEASING ARRANGEMENTS (CONTINUED)
Future minimum lease payments (net of sublease income) at December 31, 1996 and the present value of the capital lease obligations are as follows:

                                                                       CAPITAL     OPERATING
                                                                       LEASES        LEASES
                                                                     -----------  ------------
Year ending December 31:
1997...............................................................  $   266,303  $  1,226,302
1998...............................................................      225,737     1,030,523
1999...............................................................      113,147     1,003,310
2000...............................................................        9,165       855,491
2001...............................................................        6,111       635,484
Thereafter.........................................................                  1,354,399
                                                                     -----------  ------------
Total future minimum lease payments................................      620,463  $  6,105,509
                                                                                  ------------
                                                                                  ------------
Less amount representing interest..................................      (90,351)
                                                                     -----------
Present value of future minimum payments...........................      530,112
Less current portion...............................................     (225,487)
                                                                     -----------
Long-term portion of capital lease obligation......................  $   304,625
                                                                     -----------
                                                                     -----------

The Company has subleased office space with sublease income of approximately $63,000 for the year ending December 31, 1997.

Rent expense incurred under the Company's operating lease obligations was $1,286,280 and $1,311,274 for the years ended December 31, 1996 and 1995, respectively.

8. INCOME TAXES

The Company has estimated net deferred tax assets of approximately $7,238,000, which are offset by a corresponding full valuation allowance. The gross deferred tax assets relate principally to the net operating losses, deferred revenue and certain accrued liabilities. The Company has federal, state and foreign net operating loss carryforwards of approximately $11,900,000, $4,600,000 and $4,000,000, respectively, which expire at various times through 2010. KAS has had correspondence with the Internal Revenue Service which may preclude the deduction of amortization for the covenant not-to-compete taken in prior years. KAS intends to contest such position when the net operating loss is utilized.

The net operating loss carryforwards differ from the Company's accumulated deficit due to amortization of goodwill and certain temporary differences including nonqualified revenue, accrued vacation, deferred rent and depreciation. Principally all of these temporary differences will reverse in 1997, except for depreciation and deferred rent.

9. STOCK PUT AGREEMENT

As part of the purchase of the Company by KAS, KAS had the option to purchase all or part of the surviving stockholders' stock and each stockholder also had the right to require KAS to purchase his stock in the future. The Company initially recorded an accrued liability of $2,614,000, representing the present value of the minimum repurchase obligation under this agreement.

                  IBRD--ROSTRUM GLOBAL, INC. AND SUBSIDIARIES

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

9. STOCK PUT AGREEMENT (CONTINUED)
In September 1995, KAS exercised its option and purchased the remaining shares and stock options and satisfied its obligations with an aggregate payment of $2,319,266. KAS then made a capital contribution which relieved the accrued liability established by the Company. Interest expense related to the stock put agreements was $133,998 for the year ended December 31, 1995.

10. BENEFIT PLANS

401(K) SAVINGS PLAN--In January 1989, the Company adopted a 401(k) Savings Plan (the Plan). The Plan is a defined contribution plan for all employees of the IBRD and ICCR who are at least age 18 and have met the required service of one year. Employer contributions, which are made at the discretion of the Company's Board of Directors, vest at a rate of 40% beginning the second year of participation and increase by 20% per year thereafter. During the years ended December 31, 1996 and 1995, employer contributions to the Plan were $208,899 and $177,293, respectively.

IBRD--ROSTRUM GLOBAL LIMITED PENSION PLAN--The Company contributes 3% of gross income to personal pension accounts for participants of the IBRD--Rostrum Global Limited Pension Plan (the Pension Plan). The plan participants must be employees of IBRD--Rostrum Global Limited, a wholly-owned subsidiary of IBRD--Rostrum Group Limited, which is a wholly-owned subsidiary of Europe, Inc., for over one year and have an annual salary greater than approximately $27,000. During the year ended December 31, 1996, employer contributions to the Pension Plan were $83,396.

PHANTOM STOCK PLAN--In December 1990, the Company adopted a phantom stock plan (Phantom Plan) whereby key employees of the Company will receive shares of common stock (Phantom Stock Units). The Phantom Plan is administered by the Company's Board of Directors and is limited to 10% of the issued and outstanding shares of IBRD as of December 1990 (plan adoption date). Phantom Stock Units vest over 60 months of employment and are subject to maturity provisions.

Certain Phantom Stock Units have been issued to various key employees of the Company. The issuance of such units did not result in a liability or expense for the years ended December 31, 1996 and 1995.

                  IBRD--ROSTRUM GLOBAL, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE 37-DAY PERIOD ENDED FEBRUARY 6, 1998

                                                                                                         37 DAYS
                                                                                                       FEBRUARY 6,
                                                                                                          1998
                                                                                                            $
                                                                                                       -----------
                                                                                                       (UNAUDITED)
Gross revenue........................................................................................    7,268,110
Reimbursable costs...................................................................................    3,585,148
                                                                                                       -----------
Net revenue..........................................................................................    3,682,962
Service costs........................................................................................    3,671,565
                                                                                                       -----------
Net contract margin..................................................................................       11,397
Kuraya administrative fees...........................................................................           --
Selling, general and administrative expenses.........................................................      820,122
Amortization of intangible assets....................................................................      260,411
                                                                                                       -----------
Operating loss.......................................................................................    1,069,136
Interest and other expenses, net.....................................................................      (11,253)
                                                                                                       -----------
Loss before provision for income taxes...............................................................   (1,080,389)
Provision for income taxes...........................................................................        5,625
                                                                                                       -----------
Net loss.............................................................................................   (1,086,014)
                                                                                                       -----------
                                                                                                       -----------

                  IBRD--ROSTRUM GLOBAL, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                  FOR THE 37-DAY PERIOD ENDED FEBRUARY 6, 1998

                                                                                                      CUMULATIVE
                                                      COMMON STOCK        ADDITIONAL                    FOREIGN
                                                 ----------------------    PAID-IN      ACCUMULATED    CURRENCY
                                                              AMOUNT       CAPITAL        DEFICIT     TRANSLATION     TOTAL
                                                  SHARES         $            $              $             $            $
                                                 ---------  -----------  ------------  -------------  -----------  ------------
Balance at January 1, 1998.....................     10,000         100     48,574,817    (37,578,857)     10,321     11,006,381
  Foreign currency translation
    (unaudited)................................         --          --             --             --      (6,784)        (6,784)
  Net loss (unaudited).........................         --          --             --     (1,086,014)         --     (1,086,014)
                                                 ---------         ---   ------------  -------------  -----------  ------------
  Balance at February 6, 1998
    (unaudited)................................     10,000         100     48,574,817    (38,664,871)      3,537      9,913,583
                                                 ---------         ---   ------------  -------------  -----------  ------------
                                                 ---------         ---   ------------  -------------  -----------  ------------

                  IBRD--ROSTRUM GLOBAL, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                  FOR THE 37-DAY PERIOD ENDED FEBRUARY 6, 1998

                                                                                                        37 DAYS
                                                                                                      FEBRUARY 6,
                                                                                                         1998
                                                                                                           $
                                                                                                     -------------
                                                                                                      (UNAUDITED)
OPERATING ACTIVITIES
Net loss...........................................................................................     (1,086,014)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Amortization of intangible assets................................................................        260,411
  Depreciation and amortization of property and equipment..........................................        117,913
  (Gain)/loss on disposition of furniture and equipment............................................           (516)
  Equity in earnings of KCAS.......................................................................       --
  Changes in operating assets and liabilities:
    Contract receivables, net......................................................................      1,342,624
    Prepaid investigator costs.....................................................................       (395,489)
    Prepaid expenses and other current assets......................................................        114,601
    Other assets...................................................................................       --
    Accounts payable and accrued expenses..........................................................        175,089
    Accrued direct contract costs..................................................................        573,623
    Deferred contract revenues.....................................................................     (2,428,793)
    Taxes payable..................................................................................        (68,466)
    Accrued interest in notes payable..............................................................          5,684
                                                                                                     -------------
Net cash provided by operating activities..........................................................     (1,389,333)

INVESTING ACTIVITIES
Proceeds from sale of property and equipment.......................................................         49,641
Payments for purchases of property and equipment...................................................        (61,772)
                                                                                                     -------------
Net cash used in investing activities..............................................................        (12,131)

FINANCING ACTIVITIES
Proceeds from notes payable and other borrowings...................................................       --
Repayments under capital lease obligations.........................................................        (39,089)
Repayments on notes payable and other borrowings...................................................       (100,000)
                                                                                                     -------------
Net cash used in financing activities..............................................................       (139,089)

Effect of exchange rate on cash....................................................................         (4,511)

Net increase (decrease) in cash....................................................................     (1,545,064)

Cash at beginning of period........................................................................     11,068,033
                                                                                                     -------------
Cash at end of period..............................................................................      9,522,969
                                                                                                     -------------
                                                                                                     -------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest...........................................................................................         61,802
                                                                                                     -------------
                                                                                                     -------------
Income taxes.......................................................................................         73,661
                                                                                                     -------------
                                                                                                     -------------

                  IBRD--ROSTRUM GLOBAL, INC. AND SUBSIDIARIES

                NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

1. STATEMENT OF ACCOUNTING PRESENTATION

    In the opinion of IBRD-Rostrum Global, Inc. and its subsidiaries (the "Company"), the accompanying unaudited consolidated financial statements include all significant adjustments (consisting only of normal recurring accruals) necessary to fairly state the consolidated results of operations and changes in cash flows and stockholder's equity for the 37 day period ended February 6, 1998. The unaudited consolidated financial statements do not include all disclosures of financial information required by generally accepted accounting principles. The accompanying unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 1997 included elsewhere in this proxy statement/prospectus.

Interim results are not necessarily indicative of the results for the full year.

2. BUSINESS

    IBRD--Rostrum Global, Inc. and Subsidiaries (IBRD--Rostrum or the Company) provides independent clinical research and clinical design management services to customers in the pharmaceutical industry for the evaluation and certification of new pharmaceutical compounds, primarily in the United States and Europe. The Company is a wholly-owned subsidiary of Kuraya American Systems Inc. (KAS or the Parent) which is a subsidiary of Kuraya Corporation (Kuraya). The Company had certain intercompany relationships with KAS during the period, and as such, the accompanying consolidated financial statements may not be indicative of the Company on a stand-alone basis. On December 24, 1997, KAS entered into an agreement to sell the common stock of the Company to Phoenix International Life Sciences, Inc. The transaction was completed on February 6, 1998. These financial statements present the results of operations and changes in cash flows and stockholder's equity for the 37 day period ending immediately prior to this transaction.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Chrysalis International Corporation:

We have audited the accompanying consolidated balance sheets of Chrysalis International Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chrysalis International Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that Chrysalis International Corporation and its subsidiaries will continue as going concerns. As discussed in Note 5 to the financial statements, the Company has suffered recurring losses from operations, has a net working capital deficiency and is in default of certain of its debt covenants which raise substantial doubt about their ability to continue as going concerns. Management's plans in regard to these matters are also described in Note 5. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                           KPMG LLP

Philadelphia, Pennsylvania
February 5, 1999

              CHRYSALIS INTERNATIONAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997

               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                              1998         1997
                                                                                          -------------  ---------
                                                      ASSETS
Current assets
  Cash and cash equivalents.............................................................  $       6,705      6,925
  Trade accounts receivable, net (note 7)...............................................          8,766      9,669
  Prepaid expenses and other current assets.............................................          1,928      1,916
                                                                                          -------------  ---------
      Total current assets..............................................................         17,399     18,510
Property and equipment, net (note 9)....................................................         15,686     15,127
Intangible assets, net (note 10)........................................................            809        805
Other assets............................................................................            687        338
Restricted cash (note 12)...............................................................       --              460
                                                                                          -------------  ---------
                                                                                          $      34,581     35,240
                                                                                          -------------  ---------
                                                                                          -------------  ---------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Short-term borrowings (note 11).......................................................          2,931      2,377
  Note payable--related party (note 16).................................................            319        291
  Current portion of long-term debt (notes 4 and 12)....................................          4,821        768
  Accounts payable......................................................................          3,490      3,204
  Accrued expenses (note 8).............................................................          8,894      5,567
  Deferred revenue......................................................................          5,297      3,524
                                                                                          -------------  ---------
      Total current liabilities.........................................................         25,752     15,731
Long-term debt, excluding current portion (note 12).....................................          6,010      6,561
Deferred income taxes (note 15).........................................................          1,832      1,646
Other liabilities.......................................................................            725        633
                                                                                          -------------  ---------
      Total liabilities.................................................................         34,319     24,571
                                                                                          -------------  ---------
Stockholders' equity (notes 13 and 14):
  Serial preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued
    and outstanding.....................................................................       --           --
  Common stock, $.01 par value, 20,000,000 shares authorized; issued and outstanding
    11,518,105 in 1998 and 11,430,764 in 1997...........................................            115        114
  Additional paid-in capital............................................................         59,089     57,768
  Cumulative comprehensive loss.........................................................           (108)      (536)
  Employee stock purchase loans.........................................................            (86)       (86)
  Accumulated deficit...................................................................        (58,748)   (46,591)
                                                                                          -------------  ---------
      Total stockholders' equity........................................................            262     10,669
                                                                                          -------------  ---------
Commitments and contingencies (notes 17 and 19).........................................  $      34,581     35,240
                                                                                          -------------  ---------
                                                                                          -------------  ---------

          See accompanying notes to consolidated financial statements.

              CHRYSALIS INTERNATIONAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                    (IN THOUSANDS EXPECT PER SHARE AMOUNTS)

                                                                                     1998       1997       1996
                                                                                  ----------  ---------  ---------
Revenues:
  Service revenue...............................................................  $   43,426     47,271     47,398
  Less: reimbursed costs........................................................      (4,908)    (5,769)    (6,425)
                                                                                  ----------  ---------  ---------
    Net service revenue.........................................................      38,518     41,502     40,973

  License fees..................................................................         866        796        514
                                                                                  ----------  ---------  ---------
                                                                                      39,384     42,298     41,487
                                                                                  ----------  ---------  ---------

Operating expenses:
  Direct costs..................................................................      31,041     29,383     27,841
  General, administrative and marketing.........................................      12,828     12,416     10,942
  Depreciation and amortization.................................................       2,092      2,699      2,780
  Business combination costs (note 6)...........................................      --         --          3,649
  Restructuring costs (note 3)..................................................       3,872     --         --
                                                                                  ----------  ---------  ---------
                                                                                      49,833     44,498     45,212
                                                                                  ----------  ---------  ---------

    Loss from operations........................................................     (10,449)    (2,200)    (3,725)
                                                                                  ----------  ---------  ---------
Other income (expense):
  Interest income...............................................................         316        465      1,187
  Interest expense (notes 11 and 12)............................................      (1,501)      (769)    (1,445)
  Foreign currency gain, net....................................................      --             11        517
  Other (note 19)...............................................................         193        683        483
                                                                                  ----------  ---------  ---------
                                                                                        (992)       390        742
                                                                                  ----------  ---------  ---------

    Loss before income taxes....................................................     (11,441)    (1,810)    (2,983)

Income tax expense (note 15)....................................................         716        240        477
                                                                                  ----------  ---------  ---------

    Net loss....................................................................  $  (12,157)    (2,050)    (3,460)
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------
Basic loss per share............................................................  $    (1.06)     (0.18)     (0.31)
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------
Basic weighted average shares outstanding.......................................      11,467     11,396     11,307
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------
Diluted loss per share..........................................................  $    (1.06)     (0.18)     (0.31)
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------
Diluted weighted average shares outstanding.....................................      11,467     11,396     11,307
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------

          See accompanying notes to consolidated financial statements.

              CHRYSALIS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE LOSS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                                                ACCUMULATED       EMPLOYEE
                                                                ADDITIONAL         OTHER            STOCK
                                                     COMMON       PAID-IN      COMPREHENSIVE      PURCHASE      ACCUMULATED
                                                      STOCK       CAPITAL          LOSS             LOAN          DEFICIT
                                                   -----------  -----------  -----------------  -------------  -------------
Balance, December 31, 1995.......................   $     112       57,291             763              (93)       (41,081)
Issuance of 101,650 shares of common stock upon
  exercise of stock options (note 14)............           1          112          --               --             --
Issuance of 18,065 shares of common stock
  pursuant to 401(k) plan (note 18)..............      --               95          --               --             --
Cash received on employee stock purchase loan....      --           --              --                    7         --
Comprehensive income
    Translation adjustment.......................      --           --                (224)          --             --
    Increase in net unrealized gain on marketable
      debt securities............................      --           --                  18           --             --
    Net Loss.....................................      --           --              --               --             (3,460)
                                                                                                         --
                                                        -----   -----------            ---                     -------------
Total comprehensive loss.........................
Balance, December 31, 1996.......................         113       57,498             557              (86)       (44,541)
Issuance of 26,006 shares of common stock upon
  exercise of stock options and warrants (note
  14)............................................      --               82          --               --             --
Issuance of 45,037 shares of common stock
  pursuant to 401(k) plan (note 18)..............           1          188          --               --             --
Comprehensive income
    Translation adjustment.......................      --           --                (998)          --             --
    Decrease in net unrealized gain on marketable
      debt securities............................      --           --                 (95)          --             --
    Net loss.....................................      --           --              --               --             (2,050)
                                                                                                         --
                                                        -----   -----------            ---                     -------------
Total comprehensive loss.........................
Balance, December 31, 1997.......................         114       57,768            (536)             (86)       (46,591)
Issuance of 2,864 shares of common stock upon
  exercise of stock options and warrants (note
  14)............................................      --                1          --               --             --
Issuance of 141,328 shares of common stock
  pursuant to 401(k) plan (note 18)..............           1          204          --               --             --
Receipt and retirement of 56,581 shares (note
  16)............................................      --             (284)         --               --             --
Issuance of 2,000,000 warrants convertible to
  common stock upon exercise.....................      --            1,400          --               --             --
Comprehensive income
    Translation adjustment.......................      --           --                 428           --             --
    Net loss.....................................      --           --              --               --            (12,157)
                                                                                                         --
                                                        -----   -----------            ---                     -------------
Total comprehensive loss.........................
Balance, December 31, 1998.......................   $     115       59,089            (108)             (86)       (58,748)
                                                                                                         --
                                                                                                         --
                                                        -----   -----------            ---                     -------------
                                                        -----   -----------            ---                     -------------

                                                      TOTAL
                                                     STOCK-
                                                    HOLDERS'
                                                     EQUITY
                                                   -----------
Balance, December 31, 1995.......................      16,992
Issuance of 101,650 shares of common stock upon
  exercise of stock options (note 14)............         113
Issuance of 18,065 shares of common stock
  pursuant to 401(k) plan (note 18)..............          95
Cash received on employee stock purchase loan....           7
Comprehensive income
    Translation adjustment.......................        (224)
    Increase in net unrealized gain on marketable
      debt securities............................          18
    Net Loss.....................................      (3,460)

                                                   -----------
Total comprehensive loss.........................      (3,666)
                                                   -----------
Balance, December 31, 1996.......................      13,541
Issuance of 26,006 shares of common stock upon
  exercise of stock options and warrants (note
  14)............................................          82
Issuance of 45,037 shares of common stock
  pursuant to 401(k) plan (note 18)..............         189
Comprehensive income
    Translation adjustment.......................        (998)
    Decrease in net unrealized gain on marketable
      debt securities............................         (95)
    Net loss.....................................      (2,050)

                                                   -----------
Total comprehensive loss.........................      (3,143)
                                                   -----------
Balance, December 31, 1997.......................      10,669
Issuance of 2,864 shares of common stock upon
  exercise of stock options and warrants (note
  14)............................................           1
Issuance of 141,328 shares of common stock
  pursuant to 401(k) plan (note 18)..............         205
Receipt and retirement of 56,581 shares (note
  16)............................................        (284)
Issuance of 2,000,000 warrants convertible to
  common stock upon exercise.....................       1,400
Comprehensive income
    Translation adjustment.......................         428
    Net loss.....................................     (12,157)

                                                   -----------
Total comprehensive loss.........................     (11,729)
                                                   -----------
Balance, December 31, 1998.......................         262

                                                   -----------
                                                   -----------

See accompanying notes to consolidated financial statements.

              CHRYSALIS INTERNATIONAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                 (IN THOUSANDS)

                                                                                          1998       1997       1996
                                                                                        ---------  ---------  ---------
Cash flows from operating activities:
  Net loss............................................................................  $ (12,157)    (2,050)    (3,460)
  Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
    Non-cash items:
      Depreciation and amortization...................................................      2,092      2,699      2,958
      Foreign currency transaction loss...............................................     --            (11)      (517)
      Deferred income tax expense (benefit)...........................................        482       (306)       (37)
      Loss on disposal of property and equipment......................................          3          4         12
      Impairment of property and equipment............................................        815     --         --
      Amortization of premium on short and long-term investments......................     --         --            195
      Amortization of warrant value...................................................        372     --         --
      Return of common stock held in escrow...........................................       (284)    --         --
      Non-cash charges................................................................        204        188         96
      Gain on settlement..............................................................     --           (700)    --
  Change in operating assets and liabilities:
      (Increase) decrease in accounts receivable, net.................................      1,277        207       (460)
      Increase in prepaid expenses and other current assets...........................       (343)      (461)       (22)
      Increase in other assets........................................................       (348)       (68)      (179)
      Increase in accounts payable....................................................        162         66        590
      Increase (decrease) in accrued expenses.........................................      3,034     (1,528)     2,271
      Increase (decrease) in deferred revenue.........................................      1,583     (1,847)        30
      Increase (decrease) in other liabilities........................................        158       (212)       502
                                                                                        ---------  ---------  ---------
        Net cash provided by (used in) operating activities...........................     (2,950)    (4,019)     1,979
                                                                                        ---------  ---------  ---------
Cash flows from investing activities:
  Decrease in restricted cash.........................................................        460     --            317
  (Increase) decrease in cash in escrow...............................................     --          4,550     (4,550)
  Purchases of property and equipment.................................................     (2,391)    (3,281)    (1,815)
  Proceeds from disposal of property and equipment....................................         (3)    --             73
  Purchases of intangible assets......................................................         (4)       (22)       (31)
  Purchases of investments............................................................     --         --         (5,409)
  Proceeds from maturities of investments.............................................     --          2,518      3,697
                                                                                        ---------  ---------  ---------
        Net cash provided by (used in) investing activities...........................     (1,938)     3,765     (7,718)
                                                                                        ---------  ---------  ---------
Cash flows from financing activities:
  Proceeds from short-term borrowings.................................................        548      2,398        660
  Payments on short-term borrowings...................................................     --         (5,401)    (5,130)
  Proceeds from borrowings of long-term debt..........................................      5,000      5,000     --
  Principal payments on long-term debt................................................       (464)    (5,203)    (1,014)
  Proceeds from stock options exercised and warrants issued...........................          1         82        113
  Payments received on employee stock purchase loans..................................     --         --              7
  Increase in note payable--related party.............................................     --         --             17
                                                                                        ---------  ---------  ---------
        Net cash provided by (used in) financing activities...........................      5,085     (3,124)    (5,347)
                                                                                        ---------  ---------  ---------
Effect of exchange rate changes on cash...............................................       (417)      (152)       373
                                                                                        ---------  ---------  ---------
Decrease in cash and cash equivalents.................................................       (220)    (3,530)   (10,713)
Cash and cash equivalents, beginning of year..........................................      6,925     10,455     21,168
                                                                                        ---------  ---------  ---------
Cash and cash equivalents, end of year................................................  $   6,705      6,925     10,455
                                                                                        ---------  ---------  ---------
                                                                                        ---------  ---------  ---------
Supplemental disclosure of cash flow information
  Cash paid during the year for:
    Interest..........................................................................  $     977        769      1,005
    Income taxes......................................................................        570      1,093         57
                                                                                        ---------  ---------  ---------
  Noncash investing and financing activities:
    Unrealized gain on marketable debt securities.....................................  $  --         --             95
                                                                                        ---------  ---------  ---------

          See accompanying notes to consolidated financial statements.

              CHRYSALIS INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION:

Chrysalis International Corporation, a Delaware corporation incorporated in 1988, (the "Company"), formerly DNX Corporation ("DNX"), is an international contract research organization ("CRO") providing drug development services primarily to the pharmaceutical and biotechnology industries. This portfolio of drug development services includes transgenic discovery research, preclinical development and clinical capabilities. In addition, Chrysalis uses its proprietary transgenic and licensed gene targeting technology to provide services for its clients that require transgenic animal models in order to determine the function of human genes and identify therapeutic targets implicated in disease and for the evaluation of therapeutic lead compounds for further development. Chrysalis generates substantially all of its revenues from its drug development services.

Chrysalis is also the exclusive commercial licensee of a U.S. patent covering DNA Microinjection technology, the process widely used in the pharmaceutical and biotechnology industries to develop transgenic animals. The Company utilizes this license for its drug development services and grants sublicenses for the use of this technology. These sublicenses entitle the Company to receive revenues consisting of fees and, in certain cases, royalties.

On December 18, 1996, the Company issued 2,632,600 shares of Common Stock in connection with the acquisition by the Company of all of the outstanding capital stock of, or equity interests in, BioClin, Inc., a Delaware corporation, BioClin Europe AG, a Swiss corporation, BioClin GmbH, a German corporation, Kilmer N.V., a Netherlands Antilles corporation, and BioClin Institute of Clinical Pharmacology GmbH, a German corporation (collectively, the "BioClin Group"). This transaction was recorded using the "pooling-of-interests" method of accounting (note 6).

PRINCIPLES OF CONSOLIDATION:

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

REVENUE RECOGNITION:

Revenues from services are generally recognized in accordance with the terms of the contract and in the periods in which the related services have been rendered and the related costs incurred. Revenue related to contract modifications is recognized after performance and when realization is assured and the amounts are reasonably determinable. Adjustments to contract cost estimates are made in the period in which the facts that require the revisions become known. When the revised estimate indicates a loss, such loss is provided for in its entirety. Revenues earned but not billed as of a given date are reflected in the accompanying consolidated balance sheets as trade accounts receivable (note 7). Funds received that relate to future performance under service contracts are deferred and recognized as revenue when earned.

Revenue from other contracts, primarily cost plus fixed-fee government contracts, is recognized in the period in which the related services have been rendered and costs incurred.

Revenue from license fees is recognized upon issuance or renewal of technology licenses. Additionally, sublicenses of the Company's proprietary DNA Microinjection technology entitle the Company to

              CHRYSALIS INTERNATIONAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) receive additional revenues consisting of royalties and milestone payments, which amounts are recognized as revenue when received. To date, no material revenues have been received from royalties and milestone payments.

REIMBURSED COSTS:

Substantially all amounts recorded as reimbursed costs in the accompanying statements of operations relate to independent investigator and travel costs. These costs are reimbursed by sponsors of the respective studies in accordance with the respective contract terms. Payments received from sponsors for investigator and travel costs in excess of costs incurred are classified as deferred revenue and costs incurred in excess of amounts paid by sponsors are classified as trade accounts receivable--unbilled.

CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS:

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of money market funds, corporate obligations and U.S. Government obligations and are carried at cost, which approximates market value. Short-term investments consist primarily of U.S. Government and corporate obligations that mature in one year or less. The Company has both the intent and ability to hold its investments until maturity, and accordingly, all investments are carried at amortized cost.

CONCENTRATION OF CREDIT RISKS:

The Company invests its excess cash in deposits with major financial institutions, money market funds and notes issued by companies with strong credit ratings. The Company has established guidelines relating to diversification and maturities that maintain safety and liquidity. To date, the Company has not experienced any losses on its cash equivalents and short-term investments.

The Company extends unsecured trade credit in connection with its commercial services to a diversified customer base comprised of both foreign and domestic entities, most of which are concentrated in the pharmaceutical and biotechnology industries.

PROPERTY AND EQUIPMENT:

Major additions and replacements of assets are capitalized at cost. Maintenance, repairs and minor replacements are expensed as incurred. Property and equipment are depreciated using the straight-line method over the following periods: buildings and improvements--twenty to forty years; laboratory equipment, vehicles, office and computer equipment, furniture and software--three to ten years. Leasehold improvements are amortized using the straight-line method over the estimated useful life of the asset or the lease term, whichever is shorter. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to operations. Equipment leased under capital leases is capitalized with corresponding payment obligations recorded in current and long-term debt.

              CHRYSALIS INTERNATIONAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INTANGIBLE ASSETS:

Costs in excess of net assets acquired are capitalized and are being amortized on a straight-line basis over twenty years.

Costs incurred in filing for patents are capitalized. Capitalized costs related to unsuccessful patent applications are expensed when it becomes determinable that such applications will be rejected. Capitalized costs related to successful patent applications are amortized on a straight-line basis over a period not to exceed seventeen years or the remaining life of the patent, whichever is shorter.

INCOME TAXES:

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" (FAS 109). Under the asset and liability method of FAS 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Valuation allowances are established to reduce deferred tax assets if it is determined to be "more likely than not" that all or some portion of the potential deferred tax assets will not be realized. Under FAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date of the tax rate change.

EARNINGS (LOSS) PER SHARE:

SFAS No. 128, "Earnings Per Share" (SFAS 128), was adopted by the Company on December 31, 1997. In accordance with the pronouncement, all prior year earnings per share data were restated upon adoption to conform to the new standards. SFAS 128 simplifies the calculation of earnings per share data by replacing primary and fully diluted earnings per share with basic and diluted earnings per share, respectively. Basic earnings per share excludes potentially dilutive securities, including stock options, and is calculated by dividing net income (loss) available to common stockholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflects the dilution to earnings that would occur if convertible securities, stock options and potentially dilutive securities were converted into common stock resulting in the issuance of common stock.

In computing diluted earnings per share for the years ended December 31, 1998, 1997 and 1996, the denominator did not change from the computation of basic earnings per share, because the effect of including potential common shares in this calculation would be antidilutive. If the effect on diluted earnings per share had not been antidilutive, the denominator would have increased by 189,000, 339,000 and 561,000 shares for 1998, 1997 and 1996, respectively. This increase in shares represents the inclusion of stock options and warrants outstanding at December 31, 1998, 1997 and 1996 with an exercise price less than the average market price of Chrysalis' common stock during 1998, 1997 and 1996, respectively.

              CHRYSALIS INTERNATIONAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FOREIGN CURRENCY TRANSLATION:

The financial statements of the Company's European subsidiaries are translated into U.S. dollars in accordance with SFAS No. 52, "Foreign Currency Translation." Substantially all assets and liabilities are translated at year-end exchange rates and income and expense items are translated at an average exchange rate. Exchange adjustments resulting from foreign currency transactions are generally recognized in operations, whereas adjustments resulting from the translation of financial statements are reflected as a separate component of stockholders' equity.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF:

Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

STOCK OPTION PLANS:

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations, in accounting for its fixed plan stock options. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair value based method of accounting for stock based employee compensation plans. The Company has elected to remain on its current method of accounting, as described above, and has adopted the disclosure requirements of SFAS No. 123.

USE OF ESTIMATES:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

COMPREHENSIVE INCOME:

On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". This Statement establishes standards for the reporting and display of comprehensive income and its components in the financial statements. Components of comprehensive income include net income (loss) and all other nonowner changes in equity such as the change in the cumulative translation adjustment. In accordance with SFAS No. 130, total comprehensive income (loss), is ($11,729,000), ($3,143,000),

              CHRYSALIS INTERNATIONAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
($3,666,000) for the years ended December 31, 1998, 1997 and 1996, respectively. The Company's total comprehensive income represents net income (loss) plus the changes in the cumulative translation adjustment equity account and unrealized gain on marketable securities for the periods presented.

RECLASSIFICATION:

Certain amounts contained in the 1996 and 1997 consolidated financial statements have been reclassified to conform to the 1998 presentation.

NEW ACCOUNTING PRONOUNCEMENTS:

In March 1998, the Accounting Standards Executive Committee ("AcSEC") of the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for the accounting treatment of various costs typically incurred during the development or purchase of computer software for internal use. SOP 98-1 shall be effective for fiscal periods beginning after December 15, 1998. Application of SOP 98-1 is not expected to have a material impact on the Company's consolidated results of operations, financial position or cash flows.

In April 1998, The AcSEC issued Statement of Position 98-5, Reporting on the Costs of Start--Up Activities ("SOP 98-5"). SOP 98-5 provides guidance on the financial reporting of start--up and organization costs and requires such costs be expensed as incurred. SOP 98-5 shall be effective for fiscal periods beginning after December 15, 1998. Application of SOP 98-5 is not expected to have a material impact on the Company's consolidated results of operations, financial position or cash flows.

In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities and requires all derivatives to be recorded on the balance sheet at fair value. SFAS 133 is effective for years beginning after June 15, 1999. Adoption of SFAS 133 is not expected to have a material impact on the Company's consolidated results of operations, financial position or cash flows.

(2) POTENTIAL MERGER

    On November 18, 1998, the Company executed an agreement and plan of merger (the "Merger Agreement") pursuant to which the Company will be acquired by Phoenix International Life Sciences Inc. ("Phoenix") pursuant to a merger of a wholly owned subsidiary of Phoenix with and into the Company (the "Merger"). Pursuant to the Merger, each outstanding share of the Company's Common Stock will be converted into Phoenix Common Shares and cash in lieu of fractional shares having a value, determined under the Merger Agreement, equal to approximately $0.71. Consummation of the Merger is subject to receipt of necessary regulatory approvals, a proxy solicitation to obtain the adoption of the Merger Agreement (and receipt of such adoption) by the Company's stockholders and other closing conditions, some of which are beyond the control of the Company and Phoenix.

The Merger Agreement contains a number of covenants restricting the Company's ability to conduct its operations. These covenants include restrictions on the Company's ability to increase compensation to employees, make capital expenditures and enter into or amend real property leases.

              CHRYSALIS INTERNATIONAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

(2) POTENTIAL MERGER (CONTINUED)
The merger agreement also requires the Company to pay to Phoenix a termination fee of $1.5 million if the Merger Agreement terminates under certain circumstances described in the Merger Agreement. These circumstances include the failure of the Company's stockholders to adopt the Merger Agreement and certain bankruptcy or dissolution events involving the Company or its subsidiaries. There can be no assurance that the Merger will be consummated.

The Company has expensed approximately $320,000 in "General, administrative and marketing expenses" in the fourth quarter of 1998 for professional fees incurred in connection with the Merger Agreement. Additionally, the Company anticipates incurring approximately $1,050,000 for professional fees in the period or periods prior to the consummation of the Merger.

(3) RESTRUCTURING OF CLINICAL OPERATIONS

    In connection with the execution of the Merger Agreement, the Company agreed to shut down and discontinue providing clinical services in the United States and at several of its clinical operations in Europe. The Merger Agreement contemplates the shut down of the Company's clinical operations in Austin, Texas, Dusseldorf, Germany and Cham, Switzerland. As a result of these shut downs, the Company will no longer provide services for Phase I clinical studies and it will focus on providing services for any Phase II or Phase III clinical studies in Germany, Eastern Europe and Israel. The Company has implemented plans for shut downs in Dusseldorf, Germany, Austin, Texas and a significant downsizing of European Clinical operations which will be executed even if the Merger is not consummated. If the Merger is not consummated, the Company expects to continue to provide Phase II and Phase III clinical services focused on Eastern Europe and Israel, as well as in Western Europe on a significantly downsized basis. If the Merger is consummated, the Company's principal executive offices are also likely to be shut down.

In connection with the restructuring of the clinical operations, $3,872,000 of costs were expensed in the fourth quarter of 1998. These restructuring expenses primarily consist of personnel related charges, provisions for real estate leases, write downs of certain fixed assets and other related expenses. See table below for further detail. In addition to the fourth quarter expense, the Company expects to incur approximately $825,000 at the time the merger is consummated primarily related to additional personnel related expenses and corporate office shut down expenses.

Related expenses in connection with the restructuring of the clinical operations consists of the following:

                                                                                     1998
                                                                                 -------------
                                                                                      (IN
                                                                                  THOUSANDS)
Severance and related..........................................................    $   1,249
Lease termination..............................................................        1,211
Fixed asset impairment.........................................................          815
Other..........................................................................          597
                                                                                      ------
                                                                                       3,872
Paid (including asset write-down) as of December 31, 1998......................        1,110
                                                                                      ------
Remaining costs to be paid.....................................................    $   2,762
                                                                                      ------
                                                                                      ------

              CHRYSALIS INTERNATIONAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

(3) RESTRUCTURING OF CLINICAL OPERATIONS (CONTINUED)
The total number of employees to be terminated, as a result of the restructuring is 75, of which 18 have been terminated as of December 31, 1998. The balance of the terminations will occur by June 30, 1999.

(4) FORBEARANCE AGREEMENT

    At September 30, 1998 and at December 31, 1998 the Company failed to satisfy certain financial covenants contained in the loan agreement related to its senior secured term loan and, thus, was in default under the loan agreement. The amount outstanding under this loan was $4,687,500 at December 31, 1998. As a result of the default, the entire outstanding amount of the senior secured term loan is classified as a current liability at December 31, 1998. In connection with the execution of the Merger Agreement on November 18, 1998, the Company's senior secured lender (the "Bank"), the Company and Phoenix executed a Forbearance Agreement, pursuant to which the Bank (i) agreed not to accelerate the term loan or otherwise exercise its remedies with respect to the September 30 and December 31 defaults so long as the Merger is consummated by March 31, 1999 and the Company does not otherwise default on its obligations under the loan agreement and (ii) waived the principal payment due in December 1998. In connection with the Forbearance Agreement, Phoenix delivered to the Bank a guaranty of the Company's obligations to the Bank and a cash pledge to secure such guaranty. In addition, Phoenix obtained an option to purchase the Company's debt to the Bank.

(5) LIQUIDITY

    The Company anticipates that its capital requirements through March 31, 1999 will include satisfying working capital needs, costs to shut down certain of its European and United States clinical operations, capital expenditures for its preclinical and transgenic businesses and meeting its principal and interest requirements under debt arrangements. Cash and cash equivalents (which was $6,705,000 as of December 31, 1998) and cash provided by operations is expected to fund certain of these cash requirements, including satisfying the outstanding balance of $2,931,000 as of December 31, 1998 under a line of credit with a Swiss bank. If the Forbearance Agreement does not terminate, the Company believes that it will have sufficient cash to continue to fund operating activities through March 1999. However, if the Forbearance Agreement terminates (because of an additional default by the Company under the loan agreement, a material breach by the Company or Phoenix of the Merger Agreement or termination of the Merger Agreement), the Company will not have sufficient cash to satisfy its obligations to its creditors and fund operating activities. There can be no assurance that the Forbearance Agreement will not terminate.

As a result of these issues, the Company must consummate the Merger in a timely manner. While the Company has been exploring various strategic alternatives for some period of time, it now believes that an outright sale of the Company through a vehicle other than the Merger is unlikely. After evaluating a number of strategic alternatives with the assistance of Vector Securities International, Inc., the Company currently believes that the Merger Agreement offers the most viable solution to the Company's financial condition. There can be no assurance, however, that the Merger will be consummated in a timely manner. If the Company cannot consummate the Merger or otherwise resolve its liquidity constraints by March 31, 1999, the Company will likely not have sufficient liquidity both to operate its business and to satisfy its obligations to various lenders. In addition, if the Forbearance Agreement

              CHRYSALIS INTERNATIONAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

(5) LIQUIDITY (CONTINUED)
were to terminate, $5.0 of other Company debt would also be in default. It is the intention of the Company to pursue alternatives outside of bankruptcy; however, alternative strategies may not be successful, and it is possible that the Company could be forced into bankruptcy by its creditors. In these circumstances, the Company would most likely seek reorganization under chapter 11 of the Bankruptcy Code. Although it would be the intention of the Company to seek reorganization under chapter 11 of the Bankruptcy Code, it currently believes that a successful reorganization would likely require a similar strategic transaction involving a sale of one or more of the Company's facilities or operations to generate a source of liquidity during any bankruptcy proceeding.

The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations, has a net working capital deficiency and is in default of its debt covenants which raise substantial doubt about their ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(6) MERGER WITH THE BIOCLIN GROUP

    On December 18, 1996, the Company issued approximately 2.6 million shares of its common stock in exchange for all of the outstanding common stock of the BioClin Group. The merger was accounted for as a pooling-of-interests and accordingly, the Company's consolidated financial statements were restated to include the accounts and operations of the BioClin Group for all periods prior to the merger. Separate net revenue, net income (loss) and related earnings
(loss) per share amounts of the merged entities are presented in the following table. In addition, the table includes unaudited pro forma net income (loss) and earnings (loss) per share amounts that reflect the elimination of the nonrecurring business combination costs in 1996.

                                                                                  1996
                                                                           -------------------
                                                                             (IN THOUSANDS,
                                                                                 EXCEPT
                                                                             PER SHARE DATA)
Net revenue
  DNX (predecessor of Chrysalis).........................................       $  29,604
  BioClin Group..........................................................          11,883
                                                                                  -------
    Total................................................................       $  41,487
                                                                                  -------
                                                                                  -------
Net income (loss)
  DNX (predecessor of Chrysalis).........................................       $     474
  BioClin Group..........................................................            (285)
                                                                                  -------
  Proforma net income (loss).............................................             189
  Merger costs...........................................................          (3,649)
                                                                                  -------
  Net income (loss), as reported.........................................       $  (3,460)
                                                                                  -------
                                                                                  -------
Diluted Earnings (loss) per share
  As reported............................................................       $   (0.31)
  Pro forma..............................................................            0.02

              CHRYSALIS INTERNATIONAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

(6) MERGER WITH THE BIOCLIN GROUP (CONTINUED)
In connection with the merger, $3.6 million of business combination costs and related expenses were incurred and expensed in the fourth quarter of 1996. The business combination costs and expenses primarily consisted of legal, accounting, and investment banking fees, expenses related to creating and promoting the new company name and other related expenses.

(7) TRADE ACCOUNTS RECEIVABLE

    Trade accounts receivable as of December 31, 1998 and 1997 consist of the following:

                                                                               1998       1997
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Trade accounts receivable--billed..........................................  $   7,180      6,500
Trade accounts receivable--unbilled........................................      1,848      3,310
                                                                             ---------  ---------
                                                                                 9,028      9,810
Less: allowance for doubtful accounts......................................        262        141
                                                                             ---------  ---------
                                                                             $   8,766      9,669
                                                                             ---------  ---------
                                                                             ---------  ---------

Trade accounts receivable--unbilled relates to revenues earned on commercial services when the related services have been rendered and costs incurred, but which were not billed to the customer as of the end of the reporting period. At December 31, 1998 and 1997, there were no prerequisites for billing such unbilled trade accounts receivable.

(8) SUPPLEMENTAL BALANCE SHEET INFORMATION

    Accrued expenses as of December 31, 1998 and 1997 consist of the following:

                                                                               1998       1997
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Payroll and fringe benefits................................................  $   2,284      2,735
Value-added taxes..........................................................      1,036        605
Investigator payment and contract expenses.................................        664        575
Restructuring costs........................................................      2,762     --
Other......................................................................      2,148      1,652
                                                                             ---------  ---------
                                                                             $   8,894      5,567
                                                                             ---------  ---------
                                                                             ---------  ---------

              CHRYSALIS INTERNATIONAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 1998, 1997 AND 1996

(9) PROPERTY AND EQUIPMENT

    A summary of property and equipment as of December 31, 1998 and 1997 is as follows:

                                                                             1998       1997
                                                                           ---------  ---------
                                                                              (IN THOUSANDS)
Land.....................................................................  $     546        501
Buildings and improvements...............................................     12,725     11,620
Leasehold improvements...................................................        746        837
Laboratory equipment.....................................................      8,646      7,497
Office and computer equipment, software and furniture....................      5,410      6,379
                                                                           ---------  ---------
                                                                              28,073     26,834
Less accumulated depreciation and amortization...........................     12,387     11,707
                                                                           ---------  ---------
                                                                           $  15,686     15,127
                                                                           ---------  ---------
                                                                           ---------  ---------

(10) INTANGIBLE ASSETS

    Intangible assets consist of the following components at December 31, 1998 and 1997:

                                                                               1998       1997
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Costs in excess of net assets acquired.....................................  $   1,055        983
Licensed technology........................................................         61         61
Patent application costs...................................................         96         91
                                                                             ---------  ---------
                                                                                 1,212      1,135
Less accumulated amortization..............................................        403        330
                                                                             ---------  ---------
                                                                             $     809        805
                                                                             ---------  ---------
                                                                             ---------  ---------

(11) SHORT-TERM BORROWINGS

    To support operations in France, the Company has lines of credit and overdraft privileges with French banks in the aggregate amount of 10.5 million French Francs ($1,876,000 at the exchange rates in effect on December 31, 1998). At December 31, 1998 and 1997 there were no outstanding borrowings under these credit facilities.

To support its European clinical operations, the Company has a line of credit arrangement with a Swiss bank totaling $3,000,000. The clinical operation's trade accounts receivable and a guarantee by the Company secures his line. The amount outstanding under this line of credit was approximately $2,931,000 and $2,377,000 at December 31, 1998 and 1997, respectively.

              CHRYSALIS INTERNATIONAL CORPORATION AND SUBSIDIARIES

(12) LONG-TERM DEBT

    Long-term debt consists of the following components at December 31, 1998 and 1997:

                                                                               1998       1997
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Term loan with a large commercial bank bearing interest at the prime rate plus 1.0% (9.25% and 9.5% as of December 31, 1998 and 1997) with interest payable monthly, and principal payable in quarterly installments
  beginning September 1998.................................................  $   4,688      5,000
Note payable to MDS Inc. bearing interest at 6.0% with interest payable
  semi annually and the principal payable March 16, 2001...................      3,973     --
Mortgage with a commercial bank, bearing interest at the prime rate plus
  1.5% (9.25% as of December 31, 1998) due in monthly installments through
  2009.....................................................................      1,270      1,348
Mortgage with a Pennsylvania state agency, bearing interest at 2%, due in
  monthly installments through 2009........................................        900        975
Obligation under capital lease.............................................     --              6
                                                                             ---------  ---------
                                                                                10,831      7,329
Less: Current portion......................................................      4,821        768
                                                                             ---------  ---------
                                                                             $   6,010      6,561
                                                                             ---------  ---------
                                                                             ---------  ---------

Future principal maturities of long-term debt at December 31, 1998 are as follows:

                                                                                      (IN
                                                                                  THOUSANDS)
                                                                                 -------------
1999...........................................................................        4,821
2000...........................................................................          158
2001...........................................................................        5,168
2002...........................................................................          178
2003...........................................................................          202
Thereafter.....................................................................        1,331
Less unamortized warrant value.................................................       (1,027)
                                                                                 -------------
                                                                                   $  10,831
                                                                                 -------------
                                                                                 -------------

In December 1992, the Company acquired preclinical operations in France. Included in the purchase price were promissory notes having an aggregate principal amount of $7,000,000 (the "Notes"). The unpaid principal balance on the Notes as of December 31, 1996 of $5,000,000 was paid-off in August 1997. In the third quarter of 1997, the Company refinanced this debt by obtaining a five year $5,000,000 term loan from a large commercial bank, with the principal payable in quarterly installments beginning September 1998. This loan is secured by substantially all of the Company's domestic assets, including the capital stock of its subsidiaries. The Company was in default at December 31, 1998 under certain financial covenants set forth in the credit agreement with respect to this term loan and accordingly the outstanding amount of this note amounting to approximately $4,688,000 is classified as current. See also footnote (4) "Forebearance Agreement".

              CHRYSALIS INTERNATIONAL CORPORATION AND SUBSIDIARIES

(12) LONG-TERM DEBT (CONTINUED)
On March 16, 1998, the Company issued, in exchange for $5,000,000 cash, a subordinated note and a warrant to purchase 2,000,000 shares of Common Stock for $2.50 per share to a wholly-owned subsidiary of MDS Inc. ("MDS"). The terms of the subordinated note provide for semi-annual interest payments with the aggregate principal amount of $5.0 million payable on March 16, 2001. The note is subordinate to certain outstanding indebtedness of the Company, including its existing bank debt and mortgages. In addition, the principal amount of the note may, at the option of the holder, be satisfied by issuance of shares of Common Stock in accordance with the terms of the warrant. The Company will also incur non-cash charges to interest expense over the life of the note related to the amortization of the value of the warrants. The value of the warrants was determined based upon the relative fair values of the two securities at the time of issuance. As of December 31, 1998, the unamortized value of the warrants was $1,027,000. When considering the amortization of the warrant value, the effective interest rate on this note payable is approximately 15%.

In connection with its U.S. facility, the preclinical business secured (i) a $1,500,000, 15-year mortgage with a bank, which originally required cash collateral of $180,000, and (ii) a $1,200,000, 15-year mortgage from a Pennsylvania agency, which required cash collateral of $450,000. These two loans are also secured by mortgages on the property acquired. As a result of achieving certain financial covenants, the cash collateral on the mortgage loan with the bank was released in 1995. The cash collateral on the mortgage with the Pennsylvania agency was classified as restricted cash as of December 31, 1997. Upon the achievement of certain financial milestones in 1998, this $450,000 of cash collateral was released. Additionally, the favorable interest rate on the mortgage with the Pennsylvania agency is subject to change upon review by the agency of certain future conditions.

(13) STOCKHOLDERS' EQUITY

Warrants:

In March 1998, in conjunction with the $5.0 million subordinated debenture with a wholly-owned subsidiary of MDS, the Company issued a warrant to purchase 2,000,000 shares of Common Stock at an exercise price of $2.50 per share. The warrant is currently exercisable. It will expires in March 2001 or, if the Merger is consummated, on the day before the Merger.

(14) STOCK OPTION PLANS

    The Company maintains three stock incentive plans, the 1988 Stock Plan, the 1991 Stock Option Plan and the 1996 Stock Option Plan, (the Plans), which provide for the granting of options to officers, directors, employees and consultants at an option price equal to or above the fair market value of such common shares at the date of grant. The Plans provide for an aggregate of 2,460,250 options to be granted. The options are exercisable for a period of ten years after the date of grant and generally vest over a four-year period. The weighted average exercise price of the options granted under these plans was $3.40, $3.91 and $3.75 per share at December 31, 1998, 1997 and 1996, respectively.

              CHRYSALIS INTERNATIONAL CORPORATION AND SUBSIDIARIES

(14) STOCK OPTION PLANS (CONTINUED)
A summary of activity under the Plans for the years ending December 31, 1998, 1997 and 1996 are as follows:

                                                                      COMMON STOCK OPTIONS
                                                                          OUTSTANDING
                                                                   --------------------------
                                                                                 PRICE PER
                                                                     SHARES        SHARE
                                                                   ----------  --------------
Balance, December 31, 1995.......................................   1,603,394   $  0.40-7.25
  Granted........................................................     473,150      4.44-7.25
  Exercised......................................................    (101,650)     0.40-6.00
  Canceled.......................................................     (50,131)     2.50-6.50
                                                                   ----------
Balance, December 31, 1996.......................................   1,924,763      0.40-7.25
  Granted........................................................     123,000      3.44-5.50
  Exercised......................................................     (26,006)     0.50-4.75
  Canceled.......................................................     (96,582)     2.50-6.00
                                                                   ----------
Balance, December 31, 1997.......................................   1,925,175      0.40-7.25
                                                                   ----------
  Granted........................................................     481,915      1.13-2.98
  Exercised......................................................      (2,864)          0.40
  Canceled.......................................................    (344,375)     3.50-7.25
                                                                   ----------
Balance, December 31, 1998.......................................   2,059,851      0.40-7.25
                                                                   ----------
                                                                   ----------
Shares exercisable at December 31, 1998..........................   1,955,801
                                                                   ----------
                                                                   ----------

In June 1998, the Company authorized the repricing of potentially 524,000 stock options, held by non-officer employees, under the Company's 1991 and 1996 Stock Option Plans. The repricing excluded officers, directors and all non-employee option holders. This repricing, with the agreement of the affected employees, was a 2 for 1 exchange in option shares. Pursuant to the repricing 208,100 options were repriced at $1.6875, the fair value at the date of the repricing, resulting in 104,050 new options. One-half of these options will vest one year after the date of the agreement and the remaining one-half will vest daily for a period of one year beginning June 25, 1999.

The Company applies APB Opinion No. 25 in accounting for its Plans. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income (loss) would have been reduced to the pro forma amounts indicated below:

                                                                  1998       1997       1996
                                                               ----------  ---------  ---------
                                                                        (IN THOUSANDS)
Net income (loss)
  As reported................................................  $  (12,157) $  (2,050) $  (3,460)
  Pro forma..................................................     (13,233)    (2,669)    (3,827)
Loss per share:
  As reported................................................  $    (1.06) $   (0.18) $   (0.31)
  Pro forma loss per share...................................       (1.15)     (0.23)     (0.34)

The pro forma net income (loss) reflects only the options granted in 1998, 1997, 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income
(loss) amounts presented above because compensation cost

              CHRYSALIS INTERNATIONAL CORPORATION AND SUBSIDIARIES

(14) STOCK OPTION PLANS (CONTINUED)
is reflected over the option's vesting period of four years and compensation cost for options granted prior to January 1, 1995 is not considered.

For purposes of pro forma disclosure requirements of SFAS 123, the weighted average fair values of stock options granted during 1998, 1997 and 1996 were $1.91, $3.11 and $2.77 per share respectively. Such fair values are estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: in 1998, dividend yield of 0%; expected volatility of 75%; risk-free interest rates of 5.28%; and expected lives of 7 years. In 1997 the assumptions were: dividend yield of 0%; expected volatility of 66%; risk-free interest rates of 6.25%; and expected lives of 7 years. In 1996 the assumptions were dividend yield of 0%; expected volatility of 35%; risk-free interest rates of 7%; and expected lives of 7 years.

Summary information about the Company's stock options outstanding at December 31, 1998:

                              OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
               -------------------------------------------------  ---------------------------
    RANGE                                                           NUMBER
     OF          NUMBER        WEIGHTED-AVG.                      EXERCISABLE
  EXERCISE     OUTSTANDING       REMAINING        WEIGHTED-AVG.       AT       WEIGHTED-AVG.
    PRICE      AT 12/31/98   CONTRACTUAL LIFE    EXERCISE PRICE    12/31/98   EXERCISE PRICE
-------------  -----------  -------------------  ---------------  ----------  ---------------
 $ 0.40-0.50      229,143             0.62          $    0.41        229,143     $    0.41
   1.13-1.69      460,300             9.50               1.63        356,250          1.61
   2.50-3.88      487,472             5.50               3.22        487,472          3.22
   4.00-5.00      484,186             5.66               4.53        484,186          4.53
   5.06-7.25      398,750             6.51               5.68        398,750          5.68
               -----------                                        ----------
                2,059,851                                          1,955,801

(15) INCOME TAXES

    Income tax expense (benefit) attributable to the net income (loss) consists of the following during the years ended December 31, 1998, 1997 and 1996:

                                                                                                1998       1997        1996
                                                                                              ---------  ---------     -----
                                                                                                       (IN THOUSANDS)
Current
  U.S. Federal..............................................................................  $  --         --          --
  State and local...........................................................................     --         --          --
  Foreign...................................................................................        121        756         514
                                                                                              ---------        ---         ---
                                                                                                    121        756         514
Deferred
  U.S. Federal..............................................................................     --         --          --
  State and local...........................................................................     --         --          --
  Foreign...................................................................................        595       (516)        (37)
                                                                                              ---------        ---         ---
                                                                                                    595       (516)        (37)
                                                                                              ---------        ---         ---
                                                                                              $     716        240         477
                                                                                              ---------        ---         ---
                                                                                              ---------        ---         ---

              CHRYSALIS INTERNATIONAL CORPORATION AND SUBSIDIARIES

(15) INCOME TAXES (CONTINUED)
Income tax expense (benefit) attributable to the net income (loss) for the years ended December 31, 1998, 1997 and 1996 differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to the income (loss) before income tax expense (benefit) as a result of the following:

                                                                      1998       1997       1996
                                                                    ---------  ---------  ---------
                                                                            (IN THOUSANDS)
Computed "expected" income tax expense (benefit)..................  $  (3,890)      (615)    (1,014)
Increase (reduction) in income taxes resulting from:
  Change in the beginning-of-the-year balance of the valuation allowance for Federal deferred tax assets allocated to income
    tax expense...................................................      4,129        326        206
  Nondeductible reorganization expenses...........................     --         --          1,241
  Foreign tax rate differential...................................        479        499         82
  Changes in enacted tax rates....................................     --             30     --
  Alternative minimum taxes.......................................     --         --         --
  Other, net......................................................         (2)    --            (38)
                                                                    ---------        ---  ---------
                                                                    $     716        240        477
                                                                    ---------        ---  ---------
                                                                    ---------        ---  ---------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are presented below:

                                                                             1998       1997
                                                                           ---------  ---------
                                                                              (IN THOUSANDS)
Deferred tax assets:
  Retirement indemnities.................................................  $  --            192
  Property and equipment.................................................        982     --
  Intangible assets......................................................        392     --
  Other..................................................................         55        139
  Deferred revenue.......................................................        752        288
  Accrued expenses.......................................................        645        223
  Capitalized research and development costs.............................        525        643
  Net operating loss carryforwards.......................................     14,375     13,547
  Tax credit carryforward................................................      2,932      3,179
                                                                           ---------  ---------
      Total gross deferred tax assets....................................     20,658     18,211
  Less valuations allowance..............................................     20,658     17,803
                                                                           ---------  ---------
      Net deferred tax assets............................................     --            408
                                                                           ---------  ---------
Deferred tax liabilities:
  Property and equipment, principally due to allocation of the purchase price of the French operation and differences in depreciation and
    capitalized interest.................................................     (1,736)    (1,259)
  Other..................................................................        (96)      (387)
                                                                           ---------  ---------
      Total gross deferred liabilities...................................     (1,832)    (1,646)
                                                                           ---------  ---------
      Net deferred tax liability.........................................  $  (1,832)    (1,238)
                                                                           ---------  ---------
                                                                           ---------  ---------

              CHRYSALIS INTERNATIONAL CORPORATION AND SUBSIDIARIES

(15) INCOME TAXES (CONTINUED)
The valuation allowance for deferred tax assets as of January 1, 1995 was $17,197,000. The net change in the total valuation allowance for the years ended December 31, 1998, 1997 and 1996 were increases of $3,181,000, $326,000, and
$206,000, respectively.

At December 31, 1998, the Company has net operating loss carryforwards for Federal income tax purposes of approximately $34,873,000 which are available to offset future Federal taxable income, if any, through 2012.

The Company also has research and development tax credit carryforwards of approximately $2,932,000 for federal income tax reporting purposes which are available to reduce federal income taxes, if any, through 2012. The Company has alternative minimum tax credit carryforwards of approximately $164,000 for federal income tax reporting purposes which are available to reduce federal income taxes, if any. These tax credits have an unlimited carryforward period.

(16) RELATED PARTY TRANSACTIONS

    NOTE PAYABLE--RELATED PARTY:

As of December 31, 1998 and 1997, the Company owed approximately $319,000 and $291,000, respectively, to a relative of a former officer and major shareholder. The note payable bears interest at a rate of 6.75%, is unsecured, and due the earlier of October 29, 1999 or consummation of sale, merger, reorganization or other arrangement resulting in a change of control of the Company. Amounts outstanding as of December 31, 1998 and 1997 include accrued interest of approximately $9,400 and $17,000, respectively.

    INDEMNIFICATION BY CERTAIN STOCKHOLDERS:

Pursuant to the acquisition agreement related to the acquisition of the Bioclin Group (note 6), certain stockholders indemnify the Company for certain named litigation costs. As a result of this indemnification, the Company established a receivable due from the stockholders in the amount of $284,000 as of December 31, 1997 payable in Common Stock at $5.0625 per share, the closing price at December 18, 1996. In November of 1998 this receivable was satisfied by the delivery and cancellation of 56,851 shares of common stock to the Company.

(17) COMMITMENTS AND CONTINGENCIES

    The Company leases office and laboratory facilities and equipment under various noncancellable operating lease agreements. In September 1998, the Company entered into an operating lease for a facility under construction for its Transgenics business. The new lease is expected to commence during the summer of 1999 and will have a ten year term. The following table includes an estimate of these

              CHRYSALIS INTERNATIONAL CORPORATION AND SUBSIDIARIES

(17) COMMITMENTS AND CONTINGENCIES (CONTINUED) annual lease commitments. Future minimum rental commitments for the next five years as of December 31, 1998 on the aforementioned operating leases are as follows:

                                                                                   OPERATING
                                                                                    LEASES
                                                                                 -------------
                                                                                      (IN
                                                                                  THOUSANDS)
1999...........................................................................    $   1,693
2000...........................................................................        1,579
2001...........................................................................          996
2002...........................................................................          843
2003...........................................................................          784
Thereafter.....................................................................        4,994
                                                                                 -------------
Total minimum lease payments...................................................    $  10,889
                                                                                 -------------
                                                                                 -------------

Rental expense aggregated $1,853,000, $1,493,000, and $1,312,000 in 1998, 1997
and 1996, respectively.

(18) EMPLOYEE BENEFITS

    PENSION PLANS:

The clinical business maintains a pension plan for its key management employees in Europe, one of whom is also a major shareholder. The plan provides benefits based upon age, years of service, and remuneration. The plan is an unfunded book reserve plan. Expenses for this plan totaled approximately $0, $158,000, and $104,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

Most retirement benefits in France are paid out under the auspices of a government-sponsored defined contribution retirement plan. Under the terms of labor agreements, however, employees are entitled to an additional lump sum payment at retirement provided they are still employed by the French preclinical operation at their normal retirement date.

Net periodic pension cost, related to the French preclinical operations, for 1998, 1997 and 1996 includes the following components:

                                                                            1998        1997         1996
                                                                          ---------     -----        -----
                                                                                    (IN THOUSANDS)
Service costs-benefits earned during the period.........................  $     198          32           34
Interest cost on projected benefit obligation...........................        165          26           25
Net amortization and deferral...........................................       (140)        (18)          25
                                                                                             --           --
                                                                          ---------
    Net periodic pension cost...........................................  $     223          40           84
                                                                                             --           --
                                                                                             --           --
                                                                          ---------
                                                                          ---------

              CHRYSALIS INTERNATIONAL CORPORATION AND SUBSIDIARIES

(18) EMPLOYEE BENEFITS (CONTINUED)
The present value of benefit obligations and the funded status of the French preclinical operation's retirement indemnities recognized in the Company's consolidated balance sheets as of December 31, 1998 and 1997 are as follows:

                                                                                1998        1997
                                                                              ---------     -----
                                                                                  (IN THOUSANDS)
Actuarial present value of accumulated benefit obligations (no amounts are
  vested)...................................................................  $     490         418
Additional amounts related to salary increases..............................         40          38
                                                                              ---------         ---
  Total projected benefit obligation........................................        530         456
                                                                              ---------         ---
Plan assets at fair value...................................................     --          --
  Accrued pension cost......................................................  $     530         456
                                                                              ---------         ---
                                                                              ---------         ---

Assumptions used in the actuarial computations for 1998, 1997 and 1996 are as follows:

                                                                              1998         1997         1996
                                                                              -----        -----        -----
Discount rate............................................................         5.0%         6.0%         6.0%
Rate of compensation increases...........................................         2.5%         2.0%         2.0%

    PROFIT-SHARING OF THE OPERATIONS IN FRANCE:

Profit-sharing is a requirement under French law. The payments are made to employees after a period of 5 years unless certain conditions are met and payment can be made earlier. During 1998, 1997 and 1996, profit sharing costs aggregated $0, $199,000 and $181,000, respectively.

    SAVINGS PLAN:

The Company has an employee savings plan ("Savings Plan"), that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating U.S. employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. Effective May 1, 1993, the Company amended the Savings Plan to provide for a Company match of 50% of each employee's contributions with newly issued common stock of the Company. For the years ended December 31, 1998, 1997 and 1996, the Company issued 141,328, 45,037 and 18,065 shares of common stock, respectively, to participants in the Savings Plan. Charges to operations for the years ended December 31, 1998, 1997 and 1996 aggregated $204,000, $188,000 and $95,000, respectively, under this plan.

(19) LEGAL PROCEEDINGS

    In the ordinary course of business, the Company is involved in certain legal actions. In the opinion of management, based upon the advice of counsel, the resolution of these legal matters will not have a material effect upon the Company or its financial condition.

In 1995, the Company terminated its relationship with the Virginia Commonwealth University (VCU), which performed Phase I and analytical services on behalf of the Company in the United States. The Company signed a settlement agreement with VCU in the third quarter of 1997 that was significantly less than the recorded liability. This action resulted in a book gain of $700,000, which was recorded in other income in the third quarter of 1997.

              CHRYSALIS INTERNATIONAL CORPORATION AND SUBSIDIARIES

(20) GEOGRAPHICAL SEGMENT, BUSINESS SEGMENT AND CUSTOMER INFORMATION

    GEOGRAPHICAL SEGMENT INFORMATION:

The Company operates in two geographic areas. Information on the Company's geographic operations is set forth in the table below.

                                                                    1998       1997       1996
                                                                 ----------  ---------  ---------
                                                                          (IN THOUSANDS)
Net revenues:
  United States operations.....................................  $   15,386     15,520     13,165
  International operations.....................................      23,998     26,778     28,322
                                                                 ----------  ---------  ---------
      Total net revenues.......................................  $   39,384     42,298     41,487
                                                                 ----------  ---------  ---------
                                                                 ----------  ---------  ---------
Identifiable assets:
  United States operations.....................................  $    9,566     11,017      9,388
  International operations.....................................      22,678     19,839     24,129
  General corporate............................................       2,337      4,384     14,426
                                                                 ----------  ---------  ---------
      Total identifiable assets................................  $   34,581     35,240     47,943
                                                                 ----------  ---------  ---------
                                                                 ----------  ---------  ---------

    BUSINESS SEGMENT INFORMATION:

The Company has three reportable segments: Transgenics, Preclinical and Clinical services. Transgenic services include the use of transgenic laboratory animal model technology as a tool to improve drug discovery programs. Preclinical services include a broad range of preclinical drug development services that provide a majority of the preclinical testing requirements necessary to secure FDA (U.S.), EC (Europe) and MHW (Japan) approval to initiate human clinical trials. Clinical services include clinical trial management services, clinical data management and biostatistical services, and product registration and regulatory services.

                                                                    1998       1997       1996
                                                                 ----------  ---------  ---------
                                                                          (IN THOUSANDS)

Net Revenues:
  Transgenics..................................................  $    4,735      2,066      1,150
  Preclinical..................................................      25,422     25,192     27,940
  Clinical.....................................................       8,361     14,244     11,883
  Licensing/Other..............................................         866        796        514
                                                                 ----------  ---------  ---------
      Total net revenues.......................................  $   39,384     42,298     41,487
                                                                 ----------  ---------  ---------
                                                                 ----------  ---------  ---------
Operating Income (loss):
  Transgenics..................................................  $      811       (386)      (433)
  Preclinical..................................................         444        424      1,606
  Clinical.....................................................      (9,464)    (1,123)    (1,415)
  Licensing/Other..............................................      (2,240)    (1,115)    (3,483)
                                                                 ----------  ---------  ---------
      Total operating loss.....................................  $  (10,449)    (2,200)    (3,725)
                                                                 ----------  ---------  ---------
                                                                 ----------  ---------  ---------

              CHRYSALIS INTERNATIONAL CORPORATION AND SUBSIDIARIES

(20) GEOGRAPHICAL SEGMENT, BUSINESS SEGMENT AND CUSTOMER INFORMATION (CONTINUED)

                                                                    1998       1997       1996
                                                                 ----------  ---------  ---------
                                                                          (IN THOUSANDS)
Identifiable assets:
  Transgenics..................................................  $    2,726      2,445        745
  Preclinical..................................................      24,418     20,895     25,430
  Clinical.....................................................       5,100      7,516      7,342
  Licensing/Other..............................................       2,337      4,384     14,426
                                                                 ----------  ---------  ---------
      Total identifiable assets................................  $   34,581     35,240     47,943
                                                                 ----------  ---------  ---------
                                                                 ----------  ---------  ---------

    CUSTOMER INFORMATION:

For the year ended December 31, 1998 net revenues from one customer aggregated approximately $5,166,000 or 13% of the Company's total net revenues. For the year ended December 31, 1997 net revenues from one customer aggregated approximately $9,537,000 or 23% of the Company's total net revenues. For the year ended December 31, 1996, net revenues from one customer aggregated approximately $5,021,000 or 12% of the Company's total net revenues.

(21) DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    CASH AND CASH EQUIVALENTS, SHORT-TERM INVESTMENTS, TRADE ACCOUNTS RECEIVABLE, ACCRUED INTEREST RECEIVABLE, RESTRICTED CASH, ACCOUNTS PAYABLE, AND ACCRUED EXPENSES:

The carrying amount approximates fair value because of the short term maturity of these instruments.

    LONG-TERM DEBT:

The carrying amount of long-term debt with variable interest rates approximates fair value due to its variable nature. The fair value of long-term debt with fixed interest rates is estimated based on the current rates offered to the Company for debt of the same remaining maturities. The carrying amount of long-term debt with fixed interest rates aggregated $900,000 and $975,000 while the fair value approximated $601,000 and $605,000 as of December 31, 1998 and 1997, respectively.

                                                                      APPENDIX A

                                                                  COMPOSITE COPY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF
                               NOVEMBER 18, 1998

                       AND AS AMENDED BY AMENDMENT NO. 1
                                  DATED AS OF
                                 MARCH 24, 1999
                                     AMONG
                    PHOENIX INTERNATIONAL LIFE SCIENCES INC.

                      CHRYSALIS INTERNATIONAL CORPORATION
                                      AND
                            PHOENIX MERGER SUB CORP.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                                 PAGE
                                                                                                               ---------
ARTICLE 1

                 THE MERGER..................................................................................        A-1
                 Section 1.01 Merger.........................................................................        A-1
                 Section 1.02 Surrender and Payment..........................................................        A-2
                 Section 1.03 The Merger Date................................................................        A-3
                 Section 1.04 Stock Options and Warrants of the Company......................................        A-3
                 Section 1.05 Adjustments....................................................................        A-5
                 Section 1.06 Fractional Shares..............................................................        A-5
                 Section 1.07 Failure to Obtain Approval for Listing; Cash Merger Consideration..............        A-5
                 Section 1.08 Dissenting Shares..............................................................        A-6
                 Section 1.09 Purchase Price; Exchange Ratio; Valuation of Buyer Common Stock................        A-6

ARTICLE 2

                 THE SURVIVING CORPORATION...................................................................        A-7
                 Section 2.01 Certificate of Incorporation; Bylaws...........................................        A-7
                 Section 2.02 Directors and Officers.........................................................        A-7
                 Section 2.03 Subscription...................................................................        A-7

ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................................        A-8
                 Section 3.01 Corporate Existence and Power..................................................        A-8
                 Section 3.02 Corporate Authorization........................................................        A-8
                 Section 3.03 Governmental Authorization.....................................................        A-9
                 Section 3.04 Non-Contravention..............................................................        A-9
                 Section 3.05 Capitalization.................................................................        A-9
                 Section 3.06 Subsidiaries...................................................................       A-10
                 Section 3.07 SEC Filings....................................................................       A-11
                 Section 3.08 Financial Statements...........................................................       A-11
                 Section 3.09 Disclosure Documents...........................................................       A-11
                 Section 3.10 Information Supplied...........................................................       A-12
                 Section 3.11 Absence of Certain Changes.....................................................       A-12
                 Section 3.12 No Undisclosed Material Liabilities............................................       A-13
                 Section 3.13 Litigation; Investigations; Orders and Decrees.................................       A-13
                 Section 3.14 Taxes..........................................................................       A-14
                 Section 3.15 ERISA and Labor Matters........................................................       A-15
                 Section 3.16 Compliance with Laws...........................................................       A-16
                 Section 3.17 Intellectual Property Rights...................................................       A-17
                 Section 3.18 Environmental Matters..........................................................       A-18
                 Section 3.19 Opinion of Financial Advisor...................................................       A-19
                 Section 3.20 Antitakeover Statutes and Certificate of Incorporation Provisions..............       A-20
                 Section 3.21 Rights Agreement...............................................................       A-20
                 Section 3.22 Finders Fees...................................................................       A-20
                 Section 3.23 Title to and Condition of Properties...........................................       A-20
                 Section 3.24 Contracts......................................................................       A-20
                 Section 3.25 Accounts Receivable............................................................       A-21
                 Section 3.26 Relationships..................................................................       A-21
                 Section 3.27 Product Warranties and Liabilities.............................................       A-21
                 Section 3.28 Affiliate Transactions.........................................................       A-22
                 Section 3.29 Insurance......................................................................       A-22

                                                                                                                 PAGE
                                                                                                               ---------
ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF BUYER.....................................................       A-22
                 Section 4.01 Corporate Existence and Power..................................................       A-22
                 Section 4.02 Corporate Authorization........................................................       A-23
                 Section 4.03 Governmental Authorization.....................................................       A-23
                 Section 4.04 Non-Contravention..............................................................       A-23
                 Section 4.05 Capitalization.................................................................       A-23
                 Section 4.06 Public Filings.................................................................       A-23
                 Section 4.07 Financial Statements...........................................................       A-24
                 Section 4.08 Disclosure Documents...........................................................       A-24
                 Section 4.09 Information Supplied...........................................................       A-24
                 Section 4.10 Absence of Certain Changes.....................................................       A-25
                 Section 4.11 No Undisclosed Material Liabilities............................................       A-25
                 Section 4.12 Ownership of Company Stock.....................................................       A-25
                 Section 4.13 Finders Fees...................................................................       A-25
                 Section 4.14 Sufficient Cash to Repay Certain Debt..........................................       A-25

ARTICLE 5

                 COVENANTS OF THE COMPANY....................................................................       A-26
                 Section 5.01 Conduct of the Company.........................................................       A-26
                 Section 5.02 Stockholder Meeting; Proxy Materials...........................................       A-29
                 Section 5.03 Other Offers...................................................................       A-29
                 Section 5.04 Shut-Downs.....................................................................       A-30
                 Section 5.05 Intellectual Property Matters..................................................       A-30
                 Section 5.06 Notice of Prepayment...........................................................       A-30
                 Section 5.07 Shared Services................................................................       A-30
                 Section 5.08 Hackel Affiliate Letter and Support/Voting Agreement...........................       A-30

ARTICLE 6

                 COVENANTS OF BUYER..........................................................................       A-31
                 Section 6.01 Conduct of Buyer...............................................................       A-31
                 Section 6.02 Listing of Stock...............................................................       A-31
                 Section 6.03 Repayment of Certain Debt......................................................       A-31
                 Section 6.04 Financing......................................................................       A-31

ARTICLE 7

                 COVENANTS OF BUYER AND THE COMPANY..........................................................       A-31
                 Section 7.01 Commercially Reasonable Efforts................................................       A-31
                 Section 7.02 Cooperation....................................................................       A-31
                 Section 7.03 Public Announcements...........................................................       A-32
                 Section 7.04 Access to Information..........................................................       A-32
                 Section 7.05 Further Assurances.............................................................       A-32
                 Section 7.06 Notices of Certain Events......................................................       A-32
                 Section 7.07 Director and Officer Liability.................................................       A-33
                 Section 7.08 Registration Statement.........................................................       A-34
                 Section 7.09 Governmental Authorization.....................................................       A-34
                 Section 7.10 Certain Corporate Matters......................................................       A-34
                 Section 7.11 Employment.....................................................................       A-34

                                                                                                                 PAGE
                                                                                                               ---------
ARTICLE 8

                 CONDITIONS TO THE MERGER....................................................................       A-34
                 Section 8.01 Conditions to the Obligations of Each Party....................................       A-34
                 Section 8.02 Conditions to the Obligations of Buyer.........................................       A-35
                 Section 8.03 Conditions to the Obligations of the Company...................................       A-36

ARTICLE 9

                 TERMINATION.................................................................................       A-36
                 Section 9.01 Termination....................................................................       A-36
                 Section 9.02 Effect of Termination..........................................................       A-37
                 Section 9.03 Termination Upon Bankruptcy....................................................       A-37

ARTICLE 10

                 MISCELLANEOUS...............................................................................       A-38
                 Section 10.01 Notices.......................................................................       A-38
                 Section 10.02 Entire Agreement; Non-Survival of Representations and Warranties; No Third
                               Party Beneficiaries...........................................................       A-39
                 Section 10.03 Amendments; No Waivers........................................................       A-39
                 Section 10.04 Expenses......................................................................       A-39
                 Section 10.05 Dollar Amounts................................................................       A-40
                 Section 10.06 Successors and Assigns........................................................       A-40
                 Section 10.07 Governing Law.................................................................       A-40
                 Section 10.08 Jurisdiction..................................................................       A-40
                 Section 10.09 Counterparts; Effectiveness...................................................       A-40
                 Section 10.10 Relief from Automatic Stay....................................................       A-40

EXHIBITS
                 EXHIBIT A--Form of Support/Voting Agreement
                 EXHIBIT B--Form of Affiliate Letter
                 EXHIBIT C--Form of Representation Related to D&O Insurance

                              TABLE OF DEFINITIONS

TERM                                                                                               SECTION
-----------------------------------------------------------------------------------------  -----------------------
191 Patent...............................................................................  3.17
1933 Act.................................................................................  3.03
1934 Act.................................................................................  3.03
Acquisition Proposal.....................................................................  3.03
Action...................................................................................  3.13
Adjusted Option..........................................................................  1.04(a)(i)
Adjusted Warrant.........................................................................  1.04(a)(i)
Affiliate................................................................................  1.01(b)
Affiliate Letter.........................................................................  3.02(c)
Applicable Laws..........................................................................  3.16(a)
Barbut Agreement.........................................................................  3.02(a)
Benefit Arrangements.....................................................................  3.15(d)
Buyer....................................................................................  Preamble
Buyer Balance Sheet......................................................................  4.07
Buyer Balance Sheet Date.................................................................  4.07
Buyer Common Stock.......................................................................  1.01(b)(ii)
Buyer Disclosure Documents...............................................................  4.08(a)
Buyer Disclosure Schedule................................................................  Article 4
Buyer Option Plan........................................................................  1.04(c)
Buyer Party..............................................................................  4.02
Buyer Preferred Stock....................................................................  4.05
Buyer Prospectus.........................................................................  4.08(b)
Buyer Public Documents...................................................................  4.06
Buyer SEC Disclosure Documents...........................................................  4.08(a)
Buyer Common Stock.......................................................................  1.01(b)(ii)
Canadian GAAP............................................................................  4.07
Canadian Securities Commission...........................................................  4.06
Certificate of Merger....................................................................  1.03
Chrysalis DNX............................................................................  3.13
Claim....................................................................................  7.07(a)
Code.....................................................................................  1.04(b)
Company..................................................................................  Preamble
Company 10-K.............................................................................  3.07
Company 10-Qs............................................................................  3.07
Company Balance Sheet....................................................................  3.08
Company Balance Sheet Date...............................................................  3.08
Company Disclosure Documents.............................................................  3.09(a)
Company Disclosure Schedule..............................................................  Article 3
Company Proxy Statement..................................................................  3.09(a)
Company SEC Documents....................................................................  3.07
Company Securities.......................................................................  3.05
Company Stockholder Meeting..............................................................  5.02(a)
Company Stock............................................................................  1.01(b)(i)
Company Stock Options....................................................................  1.04(a)(i)
Company Stock Plans......................................................................  1.04(a)(i)
Company Subsidiary Securities............................................................  3.06(b)
Company Warrants.........................................................................  1.04(a)(i)
Confidentiality Agreement................................................................  5.03
Contract.................................................................................  3.24

TERM                                                                                               SECTION
-----------------------------------------------------------------------------------------  -----------------------
Costs....................................................................................  9.02
DEA......................................................................................  3.16(a)
D&O Insurance............................................................................  7.08(c)
Delaware Law.............................................................................  1.03
EMEA.....................................................................................  3.16(a)
Employee Plans...........................................................................  3.15(a)
Environmental Laws.......................................................................  3.18(f)(i)
Environmental Permits....................................................................  3.18(f)(ii)
ERISA....................................................................................  3.15(a)
ERISA Affiliate..........................................................................  3.15(a)
Excess Shares............................................................................  1.06
Exchange Agent...........................................................................  1.02(a)
Exchange Ratio...........................................................................  1.09(b)
FDA......................................................................................  3.16(a)
FDCA.....................................................................................  3.16(b)
First Union..............................................................................  5.06
First Union Agreements...................................................................  5.06
Forbearance Agreement....................................................................  3.02(a)
Form F-4.................................................................................  4.08(a)
Governmental Authority...................................................................  3.03
Hazardous Substance......................................................................  3.18(f)(iii)
HSR Act..................................................................................  3.03
Iffa.....................................................................................  5.07
Indemnified Party........................................................................  7.07(a)
Intellectual Property....................................................................  3.17(a)
Lien.....................................................................................  3.04
Listing Failure..........................................................................  1.07
Listing Period...........................................................................  1.07
MDS Amendment............................................................................  3.02(a)
MDS Note.................................................................................  6.03
Material Adverse Effect..................................................................  3.01
Material Insolvency Event................................................................  9.03(b)
Merger...................................................................................  1.01(a)
Merger Consideration.....................................................................  1.01(b)(ii) or 1.07(a)
Merger Date..............................................................................  1.03
Phoenix Merger Sub.......................................................................  Preamble
Phoenix Merger Sub Common Stock..........................................................  1.02(b)(iii)
NMS......................................................................................  6.02
Nasdaq...................................................................................  1.06
Nasdaq Letter............................................................................  1.07
Organizational Documents.................................................................  4.01
Pension Plans............................................................................  3.15(a)
Person...................................................................................  1.01(b)
Pre-Merger Matters.......................................................................  7.08(a)
Product Liability........................................................................  3.27
Providing Party..........................................................................  7.04
Purchase Price...........................................................................  1.09(a)
Receiving Party..........................................................................  7.04
Regulation S-X...........................................................................  3.11(i)
Required Stockholder Vote................................................................  3.02(a)
Rights Agreement.........................................................................  3.21(a)

TERM                                                                                               SECTION
-----------------------------------------------------------------------------------------  -----------------------
SEC......................................................................................  3.07
Shut-Downs...............................................................................  5.04
Subscription Stock.......................................................................  2.03
Subsequent Buyer Public Documents........................................................  4.06
Subsequent Company SEC Documents.........................................................  3.07
Subsidiary...............................................................................  1.01(b)
Superior Proposal........................................................................  5.03
Support/Voting Agreement.................................................................  3.02(c)
Surviving Corporation....................................................................  1.01(a)
Surviving Corporation Common Stock.......................................................  1.01(b)(iii)
Tax Return...............................................................................  3.14(b)
Taxes....................................................................................  3.14(b)
Taxing Authorities.......................................................................  3.14(b)
USDA.....................................................................................  3.16(a)
US GAAP..................................................................................  3.08

                          AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 18, 1998, among Phoenix International Life Sciences Inc., a corporation constituted under the laws of Canada ("Buyer"), Chrysalis International Corporation, a Delaware corporation (the "Company"), and Phoenix Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Phoenix Merger Sub"). The parties intend that the Merger (as defined herein) be the adoption of a plan of reorganization qualifying under Section 368(a) of the Code (as defined herein).

The parties hereto agree as follows:

                                   ARTICLE 1

                                   THE MERGER

Section 1.01. Merger. (a) Upon the terms and subject to the conditions set forth herein, on the Merger Date, Phoenix Merger Sub shall merge into the Company (the "Merger") and the separate existence of Phoenix Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation") and its separate corporate existence, with all its purposes, objects, rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger.

        (b) Pursuant to the Merger:

        (i) Each share of common stock, $.01 par value, of the Company (the "Company Stock") held by the Company or any Subsidiary of the Company as treasury stock or by Buyer, in each case immediately prior to the Merger Date, shall be canceled and no payment shall be made with respect thereto;

        (ii) Subject to Section 1.07, each share of Company Stock outstanding immediately prior to the Merger Date shall, except as otherwise provided in
    Section 1.01(b)(i), be converted into the right to receive a number of common shares of Buyer ("Buyer Common Stock") equal to the Exchange Ratio (the "Merger Consideration") (determined in accordance with Section 1.09(b)); and

       (iii) At the Merger Date, each share of common stock, par value $0.01 per share, of Phoenix Merger Sub ("Phoenix Merger Sub Common Stock") outstanding immediately prior to the Merger Date shall be converted into an equal number of shares of common stock, par value $.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock").

From and after the Merger Date, all shares of Company Stock converted in accordance with Section 1.01(b)(ii) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, the right to exercise appraisal rights in accordance with and subject to the provisions of the Delaware Law if
Section 1.08 is applicable and the other rights specified in this Agreement. From and after the Merger Date, all certificates representing Phoenix Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of Surviving Corporation Common Stock into which they were converted in accordance with Section 1.01(b)(iii). For purposes of this Agreement, "Subsidiary", when used with respect to any Person, means any other Person, whether incorporated or unincorporated, of which securities or other ownership interests having ordinary power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership (general or limited), an association, a trust or any other entity or organization, including, without limitation, a government or political subdivision or any agency or instrumentality thereof. For purposes of this Agreement, an "Affiliate", when used with respect to any Person, means any other Person who is, or is deemed to be, an affiliate of such Person within the meaning of the 1933 Act.

Section 1.02. Surrender and Payment. (a) Prior to the Merger Date, Buyer shall appoint an agent reasonably satisfactory to the Company (the "Exchange Agent") for the purpose of exchanging certificates representing shares of Company Stock for the Merger Consideration. Buyer will make available to the Exchange Agent, as needed, certificates representing the Buyer Common Stock (or, if a Listing Failure occurs, United States Dollars) in respect of the Merger Consideration to be paid in respect of shares of Company Stock, in accordance with the terms of
Section 1.01(b), together with any Excess Shares (as defined below). The Exchange Agent shall invest any cash amounts delivered by Buyer to the Exchange Agent as directed by Buyer. Any interest and other income resulting from such investments shall be paid to Buyer pursuant to Section 1.02(e). Promptly after the Merger Date, Buyer shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock whose shares were converted into a right to receive the Merger Consideration in accordance with Section 1.01(b)(ii) at the Merger Date a letter of transmittal for use in such exchange (which shall specify that delivery of the Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing shares of Company Stock, to the Exchange Agent).

(b) Each holder of shares of Company Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such shares of Company Stock, together with a properly completed letter of transmittal covering such shares of Company Stock, will be entitled to receive (i) the Merger Consideration payable in respect of such shares of Company Stock, (ii) subject to Section 1.07, cash in lieu of any fractional shares pursuant to Section 1.06 and (iii) subject to
Section 1.07, certain dividends or other distributions in accordance with
Section 1.02(g). Until so surrendered, each such certificate shall, after the Merger Date, represent for all purposes only the right to receive (i) the Merger Consideration, (ii) subject to Section 1.07, cash in lieu of any fractional shares pursuant to Section 1.06 and (iii) subject to Section 1.07, certain dividends or other distributions in accordance with Section 1.02(g). All Buyer Common Stock issued and/or cash paid pursuant to this Article 1 upon surrender of certificates representing shares of Company Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock represented thereby.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the shares of Company Stock represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares of Company Stock or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Merger Date, there shall be no further registration of transfers of shares of Company Stock. If, after the Merger Date, certificates representing shares of Company Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 1.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.02(a) that remains unclaimed by the holders of shares of Company Stock twelve months after the Merger Date shall be returned to Buyer, upon demand, and any such holder who has not exchanged his shares of Company Stock for the Merger Consideration in accordance with this Section 1.02 prior to that time shall thereafter look only to Buyer for his claim for (i) Merger Consideration, (ii) subject to Section 1.07, any cash in lieu of any fractional shares pursuant to Section 1.06 and

(iii) subject to Section 1.07, certain dividends or other distributions in accordance with Section 1.02(g). Notwithstanding the foregoing, Buyer shall not be liable to any holder of shares of Company Stock for any amount paid to a public official pursuant to applicable escheat or abandoned property laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Merger Date (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Buyer free and clear of any claim or interest of any Person previously entitled thereto.

(f) If a Listing Failure occurs, any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.02(a) to pay for shares of Company Stock in respect of which appraisal rights have been perfected shall be returned to Buyer, upon demand.

(g) No dividends or other distributions with respect to the Buyer Common Stock constituting all or a portion of the Merger Consideration shall be paid to the holder of any unsurrendered certificate representing Company Stock until such certificates are surrendered as provided in this Section 1.02. Subject to the effect of applicable laws and Section 1.07, following such surrender, there shall be paid, without interest, to the record holder of the certificates representing the Buyer Common Stock (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Merger Date payable prior to or on the date of such surrender with respect to such whole shares of Buyer Common Stock, and not paid, and the amount of cash payable in lieu of any fractional shares pursuant to Section 1.06, less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax law, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Date but prior to the date of surrender and a payment date subsequent to the date of surrender payable with respect to such whole shares of Buyer Common Stock, less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax law. Buyer shall make available to the Exchange Agent cash for these purposes.

(h) If any certificate representing Company Stock that was converted into a right to receive the Merger Consideration in accordance with Section 1.01(b)(ii) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such Person of a bond in such reasonable amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate (i) the Merger Consideration, (ii) subject to Section 1.07, cash in lieu of any fractional shares pursuant to Section 1.06, and (iii) subject to Section 1.07 and if applicable, any unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof in accordance with Section 1.02(g).

Section 1.03. The Merger Date. As soon as practicable (but in no event more than two business days) after the satisfaction or, to the extent permitted hereunder or under applicable law, waiver of all conditions to the Merger, (a) Phoenix Merger Sub and the Company shall file a copy of this Agreement (or, to the extent permitted by the Delaware General Corporation Law ("Delaware Law"), a Certificate of Merger) (the "Certificate of Merger") with the Delaware Secretary of State and make all other filings or recordings required by the Delaware Law in connection with the Merger, and (b) the Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State, or at such later date or time as Buyer and the Company shall agree and shall be specified in the Certificate of Merger (such time and date are referred to as the "Merger Date").

Section 1.04. Stock Options and Warrants of the Company. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors administering the Company Stock Plans, as defined below) shall adopt such resolutions or take such other actions as may be required to effect the following:

        (i) adjust the terms of all outstanding options to purchase shares of Company Stock (the "Company Stock Options") granted under any plan or arrangement providing for the grant of options to purchase shares of Company Stock to current or former officers, directors, employees or consultants of the Company (the "Company Stock Plans"), whether vested or unvested, and all outstanding warrants to purchase shares of Company Stock (the "Company Warrants"), whether vested or unvested, as necessary to provide that, at the Merger Date, each Company Stock Option and Company Warrants outstanding immediately prior to the Merger Date shall be amended and converted into an option or warrant, as the case may be, to acquire, on the same terms and conditions as were applicable under the Company Stock Option or Company Warrant, as the case may be, the number of shares of Buyer Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Company Stock subject to such Company Stock Option or Company Warrant by the Exchange Ratio, at a price per share of Buyer Common Stock equal to (A) the aggregate exercise price for the shares of Company Stock otherwise purchasable pursuant to such Company Stock Option or Company Warrant divided by (B) the aggregate number of shares of Buyer Common Stock deemed purchasable pursuant to such Company Stock Option (each, as so adjusted, an "Adjusted Option") or Company Warrant (each as so adjusted, an "Adjusted Warrant"); provided that such exercise price shall be rounded up to the nearest whole cent; and

        (ii) make such other changes to the Company Stock Plans, Company Stock Options and Company Warrants as Buyer and the Company may agree are appropriate solely to give effect to the Merger.

(b) Notwithstanding Section 1.04(a), the adjustments provided in Section 1.04(a) with respect to any Company Stock Options that are "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") shall be and are intended to be effected in a manner which is consistent, to the extent permitted by applicable law, with Section 424(a) of the Code.

(c) Prior to the Merger Date, Buyer shall amend its option plan to provide, or shall adopt an option plan which shall provide (in each case, the "Buyer Option Plan"), for the issuance of the Adjusted Options at the Merger Date and by virtue of the Merger and without the need of any further corporate action, Buyer shall assume all obligations of the Company under the Company Stock Plans, including with respect to the Company Stock Options outstanding at the Merger Date.

(d) Within two (2) business days after the Merger Date, Buyer shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Buyer Common Stock equal to the number of shares subject to the Adjusted Options. Such registration statement shall be kept effective (and the current status of the initial offering prospectus or prospectuses required thereby shall be maintained) at least for so long as any Adjusted Options may remain outstanding.

(e) As soon as practicable after the Merger Date, Buyer shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Company Stock Plans and the agreements evidencing the grants of such Company Stock Options and that such Company Stock Options and agreements shall be assumed by Buyer and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.04 after giving effect to the Merger).

(f) A holder of an Adjusted Option may exercise such Adjusted Option in accordance with its terms.

(g) Buyer shall issue the Adjusted Warrants, if any, at the Merger Date and by virtue of the Merger and without the need for any further corporate action, Buyer shall assume all obligations of the Company under any Company Warrant outstanding at the Merger Date.

(h) As soon as practicable after the Merger Date, Buyer shall deliver to any holders of Company Warrants, upon due surrender of the Company Warrants, warrants evidencing the Assumed Warrants.

(i) Except to the extent required under the respective terms of the Company Stock Options or Company Warrants or other applicable agreements, all restrictions or limitations on transfer and vesting with respect to Company Stock Options awarded under the Company Stock Plans or any other plan, program or arrangement of the Company, and with respect to Company Warrants, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options or warrants after giving effect to the Merger and the assumption by Buyer as set forth above.

Section 1.05. Adjustments. If at any time during the period between the date of this Agreement and the Merger Date, any change in the outstanding shares of Buyer Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period or any similar transaction or event, the Merger Consideration shall be appropriately adjusted to provide to the holders of Company Stock the same economic effect as contemplated prior to such change or dividend. If at any time during the period between the date of this Agreement and the Merger Date, any change in the outstanding shares of Company Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period or any similar transaction or event, the Merger Consideration shall be appropriately adjusted to provide to the Buyer the same economic effect as contemplated prior to such change or dividend.

Section 1.06. Fractional Shares. No fractional shares of Buyer Common Stock shall be issued in the Merger, but in lieu thereof each holder of Company Stock otherwise entitled to a fractional share of Buyer Common Stock will be entitled, subject to Section 1.07, to receive, from the Exchange Agent in accordance with the provisions of this Section 1.06, a cash payment in lieu of such fractional shares of Buyer Common Stock representing such holder's proportionate interest, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such holders of the aggregate of the fractional shares of Buyer Common Stock which would otherwise have been issued (the "Excess Shares"). The sale of the Excess Shares by the Exchange Agent shall be executed on The Nasdaq Stock Market ("Nasdaq") through one or more member firms of the National Association of Securities Dealers, Inc. and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the appropriate holders of shares of Company Stock, the Exchange Agent will hold such proceeds in trust for the appropriate holders of Company Stock. Buyer shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including, without limitation, the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Stock in lieu of any fractional shares of Buyer Common Stock the Exchange Agent shall make available such amounts to such holders of shares of Company Stock without interest.

Section 1.07 Failure to Obtain Approval for Listing; Cash Merger Consideration. If Buyer is unable to obtain, within sixty (60) days after the filing of the applications and forms referred to in Section 6.02 ("Listing Period"), a letter from Nasdaq ("Nasdaq Letter") indicating that the Buyer Common Stock has been approved for listing on the Nasdaq NMS subject to customary conditions to be contained in such approval letter for a transaction of this type (a "Listing Failure"), then:

(a) Section 1.01(b)(ii) shall be deemed to be amended and restated in its entirety as follows without any action by the parties hereto:

        "(ii) Each share of Company Stock outstanding immediately prior to the Merger Date shall, except as otherwise provided in Section 1.01(b)(i) or in
    Section 1.08 with respect to shares of Company Stock as to which appraisal rights have been exercised (which shares shall be treated in accordance with Section 262 of the Delaware Law), be converted into the right to receive an amount of cash (in United States dollars and rounded to the nearest cent) equal to (A) the Purchase Price (as determined in accordance with Section 1.09) divided by (B) (x) the number of shares of Company Stock outstanding on the date immediately prior to the Merger Date plus (y) the number of shares of Company Stock subject to Company Options and Company Warrants that have an exercise or conversion price less than $.71 minus (z) the number of shares of Company Stock owned by Buyer. As of the date of this Agreement,
    (B) in the immediately preceding sentence would be 11,695,549 (the "Merger Consideration").

(b) Section 1.02(g) shall be deemed to be deleted in its entirety without any action by the parties hereto;

(c) Section 1.06 shall be deemed to be deleted in its entirety without any action by the parties hereto; and

(d) (i) The (A) representations and warranties of the Company contained in
Section 3.10(i), (B) representations and warranties of Buyer contained in Sections 4.05 through 4.08 and Sections 4.10 through 4.11, (C) covenants contained in Sections 6.01, 6.02, the last sentence of Section 7.02 and Section
7.08 and (D) the closing conditions set forth in Sections 8.01(e) and 8.01(f) shall cease to be applicable, and (ii) the accuracy of any such representation and warranty or failure to comply with any such covenant will not be a condition to the closing of the Merger and the breach of any such representation and warranty or failure to perform any such covenant shall not serve as the basis for any termination right set forth in Section 9.01.

Section 1.08 Dissenting Shares. Notwithstanding Section 1.01, in the event of a Listing Failure, shares of Company Stock outstanding immediately prior to the Merger Date and held by a holder who has not voted in favor of the Merger and who has exercised appraisal rights in respect of such shares of Company Stock in accordance with the Delaware Law shall not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses his appraisal or objecting stockholders' rights. Shares of Company Stock in respect of which appraisal rights have been exercised shall be treated in accordance with Section 262 of the Delaware Law. If after the Merger Date such holder fails to perfect or withdraws or otherwise loses his right to demand the payment of fair value for shares of Company Stock under Delaware Law, such shares of Company Stock shall be treated as if they had been converted as of the Merger Date into a right to receive the Merger Consideration. The Company shall give Buyer prompt notice of any demands received by the Company for the exercise of appraisal rights with respect to shares of Company Stock and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands. In the event any amounts shall become due and payable in respect of any such demands, such amounts shall be paid by the Surviving Corporation.

Section 1.09 Purchase Price; Exchange Ratio; Valuation of Buyer Common Stock.
(a) For purposes of this Agreement, the term "Purchase Price" shall mean Eight Million Two Hundred Ninety Thousand United States Dollars (U.S.$8,290,000). On or before the date immediately prior to the Merger Date, Buyer and the Company shall agree on the appropriate calculation of the Merger Consideration (pursuant to Section 1.01(b)(ii)) and the Exchange Ratio (pursuant to Sections 1.09(b) and
(c)) and will cause the Merger Consideration (as so calculated) to be reflected correctly in the Certificate of Merger to be effective on the Merger Date.

(b) For purposes of this Agreement, the term "Exchange Ratio" shall mean a fraction of which (i) the numerator shall be (x) the Purchase Price divided by
(y) (A) the number of shares of Company Stock outstanding on the date immediately prior to the Merger Date plus (B) the number of shares of Company Stock subject to Company Options and Company Warrants that have an exercise or conversion price less than $.71 minus (C) the number of shares of Company Stock owned beneficially by Buyer other than beneficial ownership arising from the execution of the Support/Voting Agreements, and (ii) the denominator shall be the value of Buyer Common Stock (determined in accordance with Section 1.09(c)). As of the date of this Agreement, (y) in the immediately preceding sentence is 11,695,549.

(c) For purposes of Section 1.09(b), the value of Buyer Common Stock shall be determined by dividing by two the following sum: (I) the average of the closing prices for the Buyer Common Stock on the Toronto Stock Exchange for each business day commencing on the 30th day prior to the public announcement of the transactions contemplated by this Agreement and (II) the average of the closing prices for the Buyer Common Stock on the Toronto Stock Exchange for each business day commencing on the day immediately following such announcement and ending on the 30th day following such public announcement. Such value shall then be converted from Canadian dollars into U.S. dollars based upon the average applicable exchange rate for such calculation period as published in The Wall Street Journal (Exchange Rate table in Currency Trading section).

                                   ARTICLE 2

                           THE SURVIVING CORPORATION

Section 2.01. Certificate of Incorporation; Bylaws. The certificate of incorporation and bylaws of the Phoenix Merger Sub in effect at the Merger Date shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until amended in accordance with applicable law, except for Article I thereof which shall include the name of the Surviving Corporation designated by Buyer. The Surviving Corporation shall succeed to all of the rights, privileges, powers and franchises, of a public as well as of a private nature, of the Company and Phoenix Merger Sub, all of the properties and assets and all of the debts of the Company and Phoenix Merger Sub, choses in action and other interests due or belonging to the Company and Phoenix Merger Sub and shall be subject to, and responsible for, all of the debts, liabilities and duties of the Company and Phoenix Merger Sub with the effect set forth in the Delaware Law.

Section 2.02. Directors and Officers. From and after the Merger Date, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Phoenix Merger Sub immediately prior to the Merger Date shall be the directors of the Surviving Corporation, and (b) the officers of Phoenix Merger Sub immediately prior to the Merger Date shall be the officers of the Surviving Corporation. On or prior to the Merger Date, the Company shall deliver to Buyer evidence satisfactory to Buyer of the resignations (to be effective as of the Merger Date) of each of the directors of the Company and/or its Subsidiaries, and, without affecting their employment status or any rights they may have under any severance agreement, employment agreement or similar arrangement disclosed in the Company Disclosure Schedule, each of the officers of the Company and/or its Subsidiaries.

Section 2.03. Subscription. As part of the overall transactions described in this Agreement, in consideration of Buyer agreeing to issue and deliver Buyer Common Stock in accordance with Section 1.02 of this Agreement, Buyer will be entitled to subscribe and agrees to subscribe, at the Merger Date, for a number of shares of common stock ( par value $.01 per share), of the Surviving Corporation equivalent to the number of shares of Company Stock outstanding immediately prior to the Merger Date (the "Subscription Stock"). The acquisition of the Subscription Stock shall occur simultaneously with the conversions provided for under Sections 1.01(b)(ii) and 1.01(b)(iii) of this Agreement. The Subscription Stock will, at the Merger Date, have been duly authorized and, when issued to Buyer pursuant to this Agreement, will be validly issued and outstanding, fully paid and non-assessable.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule (each section of which qualifies the correspondingly numbered representation and warranty only, except where the information in any such section is disclosed in such a way to make its relevance to any other representation or warranty readily apparent, in which case, such section shall be deemed to also qualify such other representation and warranty) of the Company attached hereto (the "Company Disclosure Schedule") (and except as to any matter set forth in or contemplated by Section 2.03 hereof as to which the representations and warranties in this Article 3 do not apply) or as otherwise provided herein, the Company represents and warrants to Buyer that:

Section 3.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified or in good standing is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company. For purposes of this Agreement, a "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the financial condition, business, operations, assets or results of operations of such Person and its Subsidiaries taken as a whole or on the ability of such Person to perform its obligations under this Agreement in all material respects. Section 3.01(a) of the Company Disclosure Schedule includes true and complete copies of the Company's certificate of incorporation and bylaws as currently in effect. Section 3.01(b) of the Company Disclosure
Schedule includes a list of all jurisdictions in which the Company or any Subsidiary of the Company is duly qualified to conduct business.

Section 3.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of each of (I) this Agreement, (ii) the letter agreement dated October 29, 1998 between the Company and Dr. Jack Barbut (the "Barbut Agreement"), (iii) the Agreement dated November 16, 1998 among the Company, Panlabs International, Inc. and MDS, Inc. (the "MDS Amendment") and
(iv) the Forbearance Agreement dated the date hereof among the Company, its Subsidiaries named therein and First Union National Bank (the "Forbearance Agreement") and the consummation by the Company of the transactions contemplated by this Agreement, the Barbut Agreement, the MDS Amendment and the Forbearance Agreement are within the Company's corporate powers and, except for the required approval of the stockholders of the Company in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. The affirmative vote of a majority of the shares of Company Stock outstanding as of the record date for the Company Stockholder Meeting (the "Required Stockholder Vote") is the only vote of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

(b) The Board of Directors of the Company, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated by this Agreement (including the Merger) are fair to and in the best interests of the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated by this Agreement (including the Merger), and (iii) resolved to recommend adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company, subject to the terms hereof.

(c) Each of the persons identified in Section 3.02(c) of the Company Disclosure Schedule has (i) entered into a Support/Voting Agreement in the form attached hereto as Exhibit A (each a "Support/Voting Agreement"), whereby each such individual has agreed, among other things, to vote all shares of Company Stock beneficially owned by them in favor of adoption of this Agreement and (ii) a written undertaking in the form attached hereto as Exhibit B (each an "Affiliate Letter"), whereby each such individual has agreed, among other things, to comply with the requirements of Rule 145 under the 1933 Act with respect to public sales of Buyer Common Stock received by them in the Merger. The persons identified in Section 3.02(c) are the only persons which the Company believes may be Affiliates of the Company.

Section 3.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no action, by or in respect of, or filing with, any federal, state, local or foreign governmental body, agency, official or authority ("Governmental Authority") other than (a) the filing of the Certificate of Merger in accordance with the Delaware Law; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (c) compliance with any applicable requirements of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "1934 Act"); (d) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "1933 Act");
(e) compliance with any applicable foreign or state securities or Blue Sky laws; and (f) immaterial actions or filings relating to ordinary operational matters.

Section 3.04. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not, assuming receipt of the Required Stockholder Vote, (a) contravene or conflict with the certificate of incorporation or bylaws of the Company or any Subsidiary of the Company, (b) assuming compliance with the matters referred to in Section 3.03 and Section 3.03 of the Company Disclosure Schedule, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary of the Company, (c) constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary of the Company or to a loss of any benefit to which the Company or any Subsidiary of the Company is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary of the Company or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary of the Company, (d) require any action or consent or approval of any Person other than a Governmental Authority or (e) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary of the Company, other than, (i) in the case of the events specified in clauses (b), (c), and (e) (other than indebtedness of the Company or any Subsidiary of the Company) and (ii) in the case of the events specified in clause (d) (other than indebtedness of the Company and licenses and sublicenses related to the 191 patent to which the Company or any Subsidiary is a party on the date hereof), any such event which, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on the Company. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

Section 3.05. Capitalization. The authorized capital stock of the Company consists of 20,000,000 shares of Company Stock and 5,000,000 shares of serial preferred stock. As of September 30, 1998, there were (i)11,523,257 shares of Company Stock (together with associated Rights as described in Section 3.21) outstanding and (ii) no shares of serial preferred stock outstanding. As of September 30, 1998, there were (i) employee and director stock options to purchase an aggregate of 1,962,851 shares of Company Stock outstanding (none of which options were exercisable, other than options in respect of 1,367,241 shares of Company Stock) and (ii) warrants to purchase 2,110,000 shares of Company Stock outstanding (all of which were exercisable). All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and, as to shares issued and sold by the Company within the three years prior to the date of this Agreement, to the Company's knowledge, have been issued in compliance with all federal and state securities laws. Except (i) as set forth in this Section 3.05, (ii) for changes since September 30, 1998 resulting from the expiration, vesting, termination or exercise in accordance with their respective terms of stock options or warrants outstanding on such date, (iii) modifications of the Rights as described in
Section 3.21, (iv) acceleration of vesting of stock options resulting from the execution of this Agreement as set forth in Section 3.04 of the Company Disclosure Schedule, and (v) issuances after September 30, 1998 in the ordinary course of business consistent with past practice of shares of Company Stock to the Company's 401(k) plan, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (c) no options, warrants, calls, subscriptions or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (a), (b) and (c) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Company Securities. Section 3.05 of the Company Disclosure Schedule sets forth, with respect to each stock option and warrant for Company Stock outstanding at September 30, 1998, the name of the optionee or warrant holder, as the case may be, the number of shares of Company Stock subject thereto, the per share exercise price thereof and the initial vesting date thereof. Section 3.05 of the Company Disclosure Schedule sets forth (i) every agreement pursuant to which the Company has granted to any Person registration rights related to shares of Company Stock and (ii) every agreement of which the Company has knowledge relating to the voting of any shares of Company Stock.

Section 3.06. Subsidiaries. (a) Each Subsidiary of the Company is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified or licensed is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

(b) The Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the Subsidiaries of the Company set forth in
Section 3.06 of the Company Disclosure Schedule. Except as set forth in Section
3.06 of the Company Disclosure Schedule, the Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity. The ownership interests having by their terms ordinary voting power to elect a majority of directors (or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries is held of record by the Company or one of its other Subsidiaries, free and clear of any Liens. Each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. The following information for each Subsidiary of the Company is set forth in Section 3.06 of the Company Disclosure Schedule, as applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any Subsidiary of the Company (collectively, the "Company Subsidiary Securities"), nor are there outstanding any securities which are convertible into or exchangeable for any Company Subsidiary Securities; and no Subsidiary of the Company has any obligation of any kind to issue any additional Company Subsidiary Securities or to pay for any Company Subsidiary Securities.

Section 3.07. SEC Filings. The Company has delivered to Buyer (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Company 10- K"), (ii) its Quarterly Reports on Form 10-Q for its fiscal quarters ended after December 31, 1997 and filed with the Securities and Exchange Commission (the "SEC") prior to the date of this Agreement (the "Company 10-Qs"), and (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 1997, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since January 1, 1998 and through the date of this Agreement. The Company has timely filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1998 (collectively, the "Company SEC Documents"). As of their respective dates, or if amended, as of the date of the last such amendment, the Company SEC Documents complied, and all documents required to be filed by the Company with the SEC after the date hereof and prior to the Merger Date (the "Subsequent Company SEC Documents") will comply, in all material respects with the requirements of the 1933 Act or the 1934 Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained, and the Subsequent Company SEC Documents when filed will not contain, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 3.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents at the time such Company SEC Documents were filed with the SEC complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied in the United States ("U.S. GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of the Company as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. For purposes of this Agreement, "Company Balance Sheet" means the consolidated balance sheet of the Company as of December 31, 1997 set forth in the Company 10-K and "Company Balance Sheet Date" means December 31, 1997.

For purposes of financial presentation, the Company and its Subsidiaries recognize net revenue from their contracts on a percentage of completion basis as work is performed. The percentage of completion, and consequently the revenue to be recorded, of each individual contract is determined through detailed analysis and discussion between all appropriate operational and financial department management. Although the Company and its Subsidiaries do not require collateral for unpaid balances, credit losses have consistently been within management's expectations. Certain contracts contain provisions for price adjustment for cost overruns. Such adjusted amounts are included in service revenue when realization is assured and the amounts can be reasonably determined. In the period in which it is determined that a loss will result from the performance of a contract, the entire amount of the estimated ultimate loss is charged against income.

Section 3.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the proxy or information statement of the Company (the "Company Proxy Statement") to be filed with the SEC in connection with the adoption of this Agreement by the holders of Company Stock, and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act.

(b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on the adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.09(b) will not apply to statements included in or omissions from the Company Disclosure Documents based upon information furnished to the Company by Buyer specifically for use therein.

Section 3.10. Information Supplied. The information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Buyer's Form F-4 or any amendment or supplement thereto will not, at the time the Form F-4 or any amendment or supplement thereto becomes effective under the 1933 Act and on the Merger Date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) any Buyer Disclosure Documents (other than the Form F-4 and any amendments or supplements to either) will not, at the time of effectiveness of such Buyer Disclosure Document and at the time of any distribution thereof, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.11. Absence of Certain Changes. From the Company Balance Sheet Date, except (i) as set forth in the Company SEC Documents, (ii) as contemplated by this Agreement (including, without limitation, Sections 1.04 and 3.21 hereof) or
(iii) related to the Shut-Downs, the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

(a) any event, occurrence or development of a state of circumstances or facts which has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company other than any of the foregoing (i) relating to the economy or securities markets in general, (ii) relating to the Company's industry in general or (iii) arising from the announcement or thereafter the pendency of this Agreement or the transactions contemplated by this Agreement;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of the Company of any amount of outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

(c) any amendment of any material term of any outstanding security of the Company or any Subsidiary of the Company;

(d) any incurrence, assumption or guarantee by the Company or any Subsidiary of the Company of any indebtedness from any third party for borrowed money;

(e) any creation or assumption by the Company or any Subsidiary of the Company of any Lien on any material asset other than Liens arising solely by operation of applicable law;

(f) any making of any loan, advance or capital contribution to or investment in any Person other than (i) loans and advances to any employees of the Company in an amount not in excess of $5,000 per employee and (ii) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of the Company;

(g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary of the Company which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company;

(h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary of the Company relating to its assets or business (including, without limitation, the acquisition or disposition of any assets) (other than transactions and commitments contemplated by this Agreement) inconsistent with the Company's budget and/or spending plans disclosed to Buyer prior to the date of this Agreement or any relinquishment by the Company or any Subsidiary of the Company of any material contract, license or right;

(i) any change in any method of accounting or accounting principle or practice by the Company or any Subsidiary of the Company, except for any such change required by U.S. GAAP or SEC Regulation S-X promulgated under the 1934 Act and, as to changes occurring prior to the date of this Agreement, as set forth in
Section 3.11 of the Company Disclosure Schedule ("Regulation S-X");

(j) any (i) grant by the Company or any of its Subsidiaries of any severance or termination pay to, or entry into any employment, termination or severance arrangement with, any director, officer or employee of the Company or any Subsidiary of the Company; (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary of the Company, other than in the ordinary course of business and consistent with past practice.

Section 3.12. No Undisclosed Material Liabilities. There are no liabilities, commitments or obligations (whether pursuant to contracts or otherwise) of the Company or any Subsidiary of the Company of any kind whatsoever which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on the Company, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which is reasonably likely to result in such a liability, commitment or obligation, including, without limitation, any fines, disciplinary actions or other adverse actions that may be taken or reported concerning the conduct of the Company or any of its Subsidiaries, other than:

(a) liabilities, commitments or obligations disclosed or provided for in the Company Balance Sheet (including the notes thereto) or disclosed in the Company SEC Documents;

(b) liabilities, commitments or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date;

(c) liabilities, commitments or obligations arising from the Shut-Downs and disclosed to Buyer; and

(d) liabilities, commitments or obligations under this Agreement.

Section 3.13. Litigation; Investigations; Orders and Decrees. There is no action, claim, suit, investigation, proceeding or examination ("Action") pending against or affecting, or to the knowledge of the Company, threatened or reasonably likely to be brought against or affecting, the Company or any Subsidiary of the Company or any of their respective properties before any arbitrator or any Governmental Authority which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company or on Chrysalis DNX Transgenic Sciences Corporation ("Chrysalis DNX"). The foregoing representation and warranty does not include or relate to any Action, pending or threatened, challenging or seeking to prevent, enjoin, alter or delay the Merger or any of the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, would have a Material Adverse Effect on the Company or Chrysalis DNX. Since December 31, 1993, (i) there has not been any Action asserted or, to the knowledge of the Company, threatened before any Governmental Authority against the Company or any Subsidiary of the Company relating to the Company or any of its Subsidiary's method of doing business or its relationship with past, existing or future users or purchasers of any goods or services of the Company or any Subsidiary of the Company which has had, individually or in the aggregate, a Material Adverse Effect on the Company and (ii) neither the Company nor any Subsidiary of the Company has been subject to any outstanding order, writ, injunction or decree relating to the Company's or any of its Subsidiary's method of doing business or its relationship with past, existing or future lessees, users, purchasers, licensees or sublicensees of any Intellectual Property, goods or services of the Company or any Subsidiary of the Company which has had, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.14. Taxes. (a) Except as set forth in the Company Balance Sheet (including the notes thereto), (i) all Tax Returns for the Company or any Subsidiary of the Company required to be filed with any taxing authority by, or with respect to, the Company and its Subsidiaries have been filed in accordance with all applicable laws and are true, correct and complete in all material respects; (ii) the Company and its Subsidiaries have timely paid all Taxes shown as due and payable on the Tax Returns for the Company or any Subsidiary of the Company that have been so filed; (iii) the Company and its Subsidiaries have made provision for all Taxes payable by the Company and its Subsidiaries for which no Tax Return for the Company or any Subsidiary of the Company has yet been filed; (iv) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination; (v) neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (vi) neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent and no members of that group have left the group; (vii) all Tax Returns filed with respect to tax years of the Company and its Subsidiaries through the tax year ended December 31, 1994, have been examined and closed or are returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (viii) neither the Company nor any Subsidiary (or any member of any affiliated, consolidated, combined or unitary group of the Company or any Subsidiary of the Company is or has been a member) has been granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired; and (ix) neither the Company nor any Subsidiary of the Company is a party to a tax sharing agreement, including, without limitation, any agreement with respect to the shifting of losses or income among parties or has been a party to a tax sharing agreement that imposes obligations of the Company or any Subsidiary of the Company as of the date of this Agreement. For purposes of the representations contained in this Section 3.14, none of these representations shall be deemed to have been breached unless such breach would have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) For purposes of this Agreement, "Taxes" means all United States Federal, state, local and foreign taxes, levies and other assessments, including, without limitation, all income, sales, use, goods and services, value added, capital, capital gains, net worth, transfer, profits, withholding, payroll, PAYE, employer health, unemployment insurance payments, excise, real property and personal property taxes, and any other taxes, assessments or similar charges in the nature of a tax, including, without limitation, interest, additions to tax, fines and penalties, imposed by a governmental or public body, agency, official or authority (the "Taxing Authorities"). "Tax Return" means any return, report, information return or other document (including any related or supporting information) required to be filed with any Taxing Authority in connection with the determination, assessment, collection, administration or imposition of any Taxes.

Section 3.15. ERISA and Labor Matters. (a) Section 3.15(a) of the Company Disclosure Schedule contains a list identifying each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which is subject to any provision of ERISA and is maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company and covers any employee or former employee of the Company or any Subsidiary of the Company or in connection with which the Company or any Subsidiary of the Company has any liability. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof, if any, have been furnished to Buyer together with the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with, and any favorable determination letter issued in connection with, any such plan. Such plans are referred to collectively herein as the "Employee Plans". For purposes of this Section, "ERISA Affiliate" of the Company means any other Person which, together with the Company, would be treated as a single employer under Section 414 of the Code. The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA (the "Pension Plans") are identified as such in the list referred to above.

(b) Neither the Company nor any ERISA Affiliate has ever maintained or been obligated to contribute to or had any liability in connection with any "multiemployer plan", as defined in Section 3(37) of ERISA, or any "defined benefit plan", as defined in Section 3(35) of ERISA. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make the Company or any Subsidiary of the Company, any officer or director of the Company or any Subsidiary of the Company subject to any liability under Title I of ERISA or liable for any tax pursuant to
Section 4975 of the Code that is reasonably likely to have a Material Adverse Effect on the Company.

(c) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified. The Company has furnished to Buyer copies of the most recent IRS determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to the Employee Plan, excluding any instances of non-compliance that would not individually or in the aggregate be reasonably likely to have a Material Adverse Effect on the Company.

(d) Section 3.15(d) of the Company Disclosure Schedule contains a list of each employment, severance (including the duration of severance periods or, in the case of stay bonuses, the amount) or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is not an Employee Plan, is entered into, maintained or contributed to, as the case may be, by the Company or any Subsidiary of the Company and covers any employee or former employee of the Company or any of its Subsidiaries or in connection with which the Company or any Subsidiary of the Company could have liability. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to Buyer, are referred to collectively herein as the "Benefit Arrangements". Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement, excluding any instances of non-compliance that would not individually or in the aggregate be reasonably likely to have a Material Adverse Effect on the Company.

(e) Except as would not be reasonably likely to have a Material Adverse Effect on the Company, no Employee Plan, Benefit Arrangement or related document contains any provision that would prevent the Company or any Subsidiary of the Company from amending or terminating any post-retirement health, medical or life insurance benefits and no agent or representative of the Company or of any Subsidiary of the Company has made any statements that would limit the ability of the Company or any of its Subsidiaries to amend or terminate any such benefits.

(f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any Subsidiary of the Company relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on the Company Balance Sheet Date.

(g) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Benefit Arrangement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of the Company or any of its Subsidiaries, or result in the triggering or imposition of any restrictions or limitations on the right of Buyer, the Company or any Subsidiary of the Company to amend or terminate any Employee Plan and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. Except as otherwise identified in Section 3.15(d) of the Company Disclosure Schedule, there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(a)(2) or 280G of the Code.

(h) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement. There are no labor unions voluntarily recognized or certified to represent any bargaining unit of employees at the Company or any of its Subsidiaries. No work stoppage, labor strike or slowdown against the Company or any of its Subsidiaries is pending or threatened nor has any of the foregoing occurred since December 18, 1996. Neither the Company nor any of its Subsidiaries is involved in or threatened with any labor dispute or grievance which individually or in the aggregate has had or is reasonably likely to have a Material Adverse Effect on the Company. To the knowledge of the Company, there is no organizing effort or representation question at issue with respect to any employee of the Company or any of its Subsidiaries. No collective bargaining agreement to which the Company or any of its Subsidiaries is or may be a party is currently under negotiation or renegotiation and no existing collective bargaining agreement is due for expiration, renewal or renegotiation within the one year period after the date hereof.

Section 3.16. Compliance with Laws. (a) Each of the Company and its Subsidiaries has all permits, licenses, authorizations, consents, approvals and franchises necessary to own, lease and operate its respective properties and to carry on its respective business as it is now being conducted except for any of the foregoing, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company or Chrysalis DNX. The Company and each Subsidiary is in compliance in all material respects with the terms and conditions of all such permits, licenses, authorizations, consents, approvals and franchises. Section 3.16 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list of all material permits, licenses, authorizations, consents, approvals and franchises of the Company and each Subsidiary of the Company along with their expiration dates, each one of which is currently valid and in full force. The Company and each Subsidiary has filed such timely and complete renewal applications as may be required with respect to its material permits, licenses, authorizations, consents, approvals and franchises. No suspension, revocation, cancellation or withdrawal of, or any Action related to, any material permits, licenses, authorizations, consents, approvals or franchises of the Company and any Subsidiary of the Company has been filed or, to the knowledge of the Company or its Subsidiaries, has been commenced or is threatened. The Company and each Subsidiary is currently in compliance with, and at all times since December 31, 1993, has been in compliance with, all applicable federal, state, local or foreign laws, statutes, orders, judgments, decisions, rules, regulations, policies or guidelines (collectively "Applicable Laws"), including those promulgated or entered by the United States Food and Drug Administration ("FDA"), United States Department of Agriculture ("USDA"), United States Drug Enforcement Agency ("DEA"), European Medicines Evaluation Agency ("EMEA"), relating to the Company, any Subsidiary of the Company or its respective businesses or properties, except for any non-compliance which has not had, and is not reasonably likely to have, a Material Adverse Effect on the Company.

(b) As to each product or service (including preclinical and clinical trials) subject to the jurisdiction of any Governmental Authority that is manufactured, tested, distributed, held, performed, offered and/or marketed by the Company or its Subsidiaries, such product or service is being, and since December 31, 1993 has been, manufactured, tested, distributed, held, performed, offered and/or marketed in compliance, to the extent required, with all Applicable Laws including, but not limited to, those provisions of the Federal Food, Drug and Cosmetic Act ("FDCA") relating to investigational use, informed consent, premarket clearance, good manufacturing practices, good laboratory practices, good clinical practices, labeling, advertising, record keeping, filing of report and security, except for any non-compliance which has not had, and is not reasonably likely to have, a Material Adverse Effect on the Company, and during the past five years there have been no deaths or serious adverse events, as defined in Title 21 of CFR, related or alleged to have been related to any drug, device or biologic product being studied in any such clinical trials or to the negligence of the Company or any of its Subsidiaries or agents.

(c) Section 3.16(c) of the Company Disclosure Schedule lists (i) all notices of violation issued by the FDA, USDA, DEA or EMEA during the five years prior to the date of this Agreement to the Company or any of its Subsidiaries; (ii) all audit reports performed during the five years prior to the date of this Agreement by the Company, any Subsidiary, or any outside consultant retained by the Company or one of its Subsidiaries with respect to matters over which the FDA, USDA, DEA or EMEA has jurisdiction; and (iii) any document concerning any oral or written communication received from the FDA, the USDA, the DEA or the Department of Justice during the five years prior to the date of this Agreement.

Section 3.17. Intellectual Property Rights. (a) Set forth in Section 3.17 of the Company Disclosure Schedule is a true and complete list, as of the date of this Agreement, of (i) all of the Company's and each of its Subsidiary's foreign and domestic material patents, patent applications, invention disclosures, trademarks, service marks, trade names (and any registrations or applications for registration for any of the foregoing) and all material design right and copyright applications and registrations, including all patents, trademarks, copyrights and applications under which the Company or any Subsidiary has obtained rights from others, and (ii) all material agreements to which the Company or any Subsidiary of the Company is a party which may concern any of the Intellectual Property. "Intellectual Property" shall mean all intellectual property or other proprietary rights of every kind, including, without limitation, all domestic or foreign patents, patent applications, inventions (whether or not patentable) processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks and trademark applications and registrations, service marks and service mark applications and registrations, trade names, trade dress, copyright regulations, design rights, customer list, marketing and customer information, mask works rights, know-how, licenses, technical information (whether confidential or otherwise), software, and all documentation thereof). Other than the Intellectual Property set forth in Section 3.17 of the Company Disclosure Schedule, no name, patent invention, trade secret, proprietary right, computer software, trademark, trade name, service mark, logo, copyright, franchise, license, sublicense, or other such right is necessary for the operation of the business of the

Company or any Subsidiary in substantially the same manner as such business is presently or proposed to be conducted. Except as set forth in Section 3.17 of the Company Disclosure Schedule, (i) the Company or its Subsidiaries, as applicable, owns, free and clear of any Liens the Intellectual Property set forth in Section 3.17 of the Disclosure Schedule and has the exclusive right to bring actions for the infringement thereof; (ii) no person or entity has asserted to the Company or any Subsidiary of the Company (and the Company or any Subsidiary is not otherwise aware) that, with respect to the Intellectual Property and the research, development and commercial activities of the Company or any Subsidiary, the Company or any Subsidiary of the Company is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right or misappropriated or improperly used or disclosed any trade secret, or know-how, (iii) all working requirements and all maintenance fees, annuities, and other payments which are due from or controlled by the Company or any Subsidiary of the Company on or before the date of this Agreement for any of the Intellectual Property, including, without limitation, all material foreign or domestic patents, patent applications, trademarks registrations service mark registrations, copyright registrations and any applications for any of the preceding, have been met or paid; (iv) the Company is not aware of any part of the Intellectual Property having been obtained through inequitable conduct or fraud in the United States Patent and Trademark Office or any foreign Governmental Authority; (v) neither the Company nor any Subsidiary of the Company is aware of any conduct or use by the Company or any Subsidiary of the Company that would, to the Company's knowledge, void or invalidate or constitute misuse of, any of the Intellectual Property (vi) the execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated by this Agreement will not materially impair the right of Buyer or the Surviving Corporation, after the Merger Date, to use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property; (vii) the Company or any Subsidiary of the Company is not aware of any prior art that has been identified to the Company or any Subsidiary of the Company as invalidating or potentially invalidating prior art with respect to U.S. Patent No. 4,873,191 (the "191 Patent"); (viii) the Company or any Subsidiary of the Company is not aware of any Person who has made or asserted a claim of ownership, inventorship, license or material interest in the 191 patent; and (ix) there are no material royalties, honoraria, fees or other payments payable to any Person by reason of the ownership, use, license, sublicense, sale or disposition of the Intellectual Property.

Section 3.18. Environmental Matters. (a) (i) No notice, notification, demand, request for information, citation, summons or order has been received by the Company, no complaint has been filed, no penalty has been assessed, no Action or review is pending before any Governmental Authority or, to the knowledge of the Company or any Subsidiary of the Company, threatened by any Governmental Authority or other Person with respect to any matters relating to the Company or any Subsidiary of the Company and arising out of any Environmental Law or Environmental Permit which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company; and

        (ii) the Company and each Subsidiary of the Company are in compliance with all Environmental Laws and have, and are in compliance with, all Environmental Permits, except where any noncompliance or failure to obtain or comply with Environmental Permits is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company; and

       (iii) there are no liabilities of, or relating to, the Company or any Subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or Environmental Permit which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company.

(b) There are no liabilities disclosed in any environmental assessment, investigation, study, audit, test, review or other analysis conducted at the request of the Company or any Subsidiary of the Company in relation to the current or prior business of the Company or any Subsidiary of the Company or any property or facility now or previously owned, leased or operated by the Company or any Subsidiary of the Company and of which the Company has knowledge which individually or in the aggregate are reasonably likely to exceed $25,000 which have not been disclosed to Buyer in writing as of the date hereof.

(c) Neither the Company nor any Subsidiary of the Company has knowledge in relation to the current or prior business of the Company or any Subsidiary of the Company owning or operating or having owned or operated any underground storage tank which has been closed or abandoned in place, other than in compliance with Environmental Laws and Environmental Permits, as in effect on the date of such closure or abandonment, and each underground storage tank presently owned, leased or operated by the Company or any Subsidiary of the Company is in compliance with Environmental Laws and Environmental Permits and, as of the date hereof, meets applicable local, state, federal and foreign standards, including new system performance standards and upgrading requirements contained in Subtitle I of the Resource Conservation and Recovery Act, 42 U.S.
C. 6991, et seq., as amended, and any rules or regulations promulgated thereunder, including 40 C.F.R. Section 280.20, et seq., except to the extent that any non-compliance, assessment or remediation costs arising from or relating to underground storage tanks would not, individually or in the aggregate, be reasonably likely to result in liabilities in excess of $10,000.

(d) Neither the Company nor any Subsidiary of the Company has knowledge of any releases of Hazardous Substances at, to or from a facility or property while owned or operated by the Company or any Subsidiary that either (i) required reporting to a Governmental Authority under Environmental Laws or Environmental Permits, or (ii) are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company.

(e) To the knowledge of the Company or any Subsidiary of the Company, no Hazardous Substances (exclusive of inventory and finished products) have been transferred from any facility or property while owned or operated by the Company or any Subsidiary of the Company to any off-site location for treatment, storage, disposal, recycling or other waste management activity.

(f) For purposes of this Section 3.18, the following terms shall have the meanings set forth below:

        (i) "Environmental Laws" means any federal, state, local and foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, agreement or contract with any Governmental Authority relating to protection of human health and safety, the environment or to the regulation or remediation of pollutants, contaminants, wastes or chemicals or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials;

        (ii) "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws for operation of the business of the Company or any Subsidiary of the Company as currently conducted;

       (iii) "Hazardous Substance" means any material, substance, chemical, raw material, product, byproduct or waste whose release to the environment, including remediation of such releases, is regulated under any Environmental law or Environmental Permit; and

        (iv) "Company" and "Subsidiary of the Company" shall include any entity which is, in whole or in part, a predecessor of the Company or any Subsidiary of the Company.

Section 3.19. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Vector Securities International, Inc., financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration (whether in the form of Buyer Common Stock or United States dollars) is fair to the stockholders of the Company from a financial point of view, and such opinion has not been withdrawn.

Section 3.20. Antitakeover Statutes and Certificate of Incorporation Provisions. The Board of Directors of the Company have taken all appropriate and necessary actions such that, assuming the truth and accuracy of the representations and warranties contained in Section 4.12, Section 203 of the Delaware Law and Article Eighth of the Company's Third Amended and Restated Certificate of Incorporation will not have any effect (including, without limitation, a required vote of the stockholders of the Company owning more than a majority of the outstanding shares of Company Stock as of the record date for the Company Stockholder Meeting) on the Merger or the other transactions contemplated by this Agreement. No other "fair price," "moratorium," "control share acquisition," or other similar antitakeover statute or regulation of the Delaware Law or, to the knowledge of the Company, any other jurisdiction is applicable to the Merger or the other transactions contemplated by this Agreement.

Section 3.21. Rights Agreement. (a) The Company has adopted an amendment to the Rights Agreement, dated July 1, 1998, between the Company and American Stock Transfer & Trust Company (the "Rights Agreement") with the effect that as a result of entering into this Agreement or consummating the Merger and/or the other transactions contemplated by this Agreement in accordance with the terms of this Agreement (i) neither Buyer nor Phoenix Merger Sub shall be deemed to be an Acquiring Person (as defined in the Rights Agreement), (ii) neither the Distribution Date (as defined in the Rights Agreement) nor a Flip-In Event or Flip-Over Event (each as defined in the Rights Agreement) shall be deemed to occur, (iii) the Rights (as defined in the Rights Agreement) will not separate from the Company Stock, and (iv) the Rights will expire immediately prior to the Merger Date.

(b) The Company has taken or will take all necessary action with respect to all of the outstanding Rights (as defined in the Rights Agreement) so that, as of immediately prior to the Merger Date, as a result of entering into this Agreement and/or consummating in accordance with the terms of this Agreement the Merger and/or the other transactions contemplated by this Agreement, (i) neither the Company nor Buyer will have any obligations under the Rights or the Rights Agreement as a result of the Merger and (ii) the holders of the Rights will have no rights under the Rights or the Rights Agreement as a result of the Merger.

Section 3.22. Finders Fees. Except for Vector Securities International, Inc., a copy of whose engagement agreement has been provided to Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.23. Title to and Condition of Properties. The Company and each Subsidiary owns or holds under valid leases all real property, plants, machinery and equipment necessary for the conduct of the business of the Company and such Subsidiary as presently conducted, except where the failure to own or hold such property, plants, machinery and equipment would not have a Material Adverse Effect on the Company. Section 3.23 of the Company Disclosure Schedule lists, and the Company has furnished to Buyer copies of, all appraisals and valuations prepared by or on behalf of the Company during the two years preceding the date of this Agreement with respect to the real property owned, leased or used by the Company or any Subsidiary. There are no Liens on any assets, rights or properties of the Company or any Subsidiary other than Liens arising solely by operation of law.

Section 3.24. Contracts. Schedule 3.24 lists all written or oral contracts, agreements, guarantees, leases and executory commitments (each a "Contract") to which the Company or any Subsidiary is a party as of the date of this Agreement and which fall within any of the following categories: (a) contracts not entered into in the ordinary course of the Company's or any of its Subsidiary's business; (b) joint venture, partnership and like agreements; (c) Contracts which are service contracts (excluding contracts for delivery services entered into in the ordinary course of business) or equipment leases involving payments by the Company or any Subsidiary of more than $250,000 per year, (d) Contracts containing covenants purporting to limit the freedom of the Company or any Subsidiary of the Company to compete in any line of business in any geographic area or to hire any individual or group of individuals, (e) Contracts which contain minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of the Company or any Subsidiary of the Company, (f) Contracts relating to any outstanding commitment for capital expenditures of the Company or any Subsidiary of the Company in excess of $50,000, (g) indentures, mortgages, promissory notes, loan agreements, guarantees, in each case involving amounts in excess of $50,000, letters of credit or other agreements or instruments of the Company or any Subsidiary of the Company or commitments for the borrowing or the lending of amounts, in each case in excess of $50,000, by the Company or any Subsidiary of the Company or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of the Company or any Subsidiary of the Company, (h) Contracts relating to the lease or sublease of or sale or purchase of real or personal property involving any annual expense or price in excess of $50,000 and not cancelable by the Company or any Subsidiary (without premium or penalty) within one month, (i) Contracts involving annual revenues or expenditures to the business of the Company or any Subsidiary of the Company in excess of 1.0% of the Company's consolidated annual revenues, and (j) Contracts providing for "earn-outs" or other contingent payments involving more than $20,000 over the term of the Contract. All such Contracts are valid and binding obligations of the Company and its Subsidiaries, as applicable, and, to the knowledge of the Company, the valid and binding obligation of each other party thereto except such Contracts which if not so valid and binding would not, individually or in the aggregate, have a Material Adverse Effect on the Company. None of the Company, any Subsidiary of the Company nor, to the knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred any event or condition which with the passage of time or giving of notice (or both) would constitute a default under, any such Contract except such violations or defaults under such Contracts which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

Section 3.25 Accounts Receivable. All accounts receivable and accrued interest receivable of the Company and its Subsidiaries have arisen out of the ordinary course of business and the accounts receivable reserves reflected on the consolidated balance sheet of the Company as of September 30, 1998 are as of such date established in accordance with U.S. GAAP and to the knowledge of the Company will be collectible in the aggregate, in an amount not less than the amounts carried on the balance sheet of the Company as of such date, net of any reserves included therein, except for any uncollectible amounts which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

Section 3.26 Relationships. As of the date of this Agreement, (i) to the Company's knowledge, the relationship of the Company and its Subsidiaries with its respective customers and suppliers are satisfactory and, (ii) to the Company's knowledge, the execution of this Agreement and consummation of the transactions contemplated by this Agreement to be undertaken by the Company will not have a Material Adverse Effect on the relationships of the Company or any Subsidiary with such customers or suppliers, the effect of which, individually or in the aggregate, would have a Material Adverse Effect on the Company or Chrysalis DNX.

Section 3.27 Product Warranties and Liabilities. Neither the Company nor any Subsidiary of the Company has any forms of warranties or guarantees of its products and services that are in effect or proposed to be used by it. There are no pending or, to the knowledge of the Company, threatened Actions under any warranty or guaranty against the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company has incurred, nor does the Company know or have any reason to believe that there is any basis for alleging, any material liability, damage, loss, cost or expense as a result of any material defect or other deficiency (whether of design, materials, workmanship, labeling instructions or otherwise) ("Product Liability") with respect to any product sold or services rendered by or on behalf of the Company or any Subsidiary of the Company whether such Product Liability is incurred by reason of any express or implied warranty (including, without limitation, any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any statutory provision or otherwise and irrespective of whether such Product Liability is covered by insurance, except for any Product Liability which would not have a Material Adverse Effect on the Company.

Section 3.28 Affiliate Transactions. Except as contemplated by the transactions contemplated by this Agreement, there are no Contracts or other transactions between the Company or any Subsidiary of the Company, on the one hand, and any
(i) officer or director of the Company or any Subsidiary of the Company, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of the Company or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

Section 3.29 Insurance. The Company and its Subsidiaries are presently insured, and during each of the past five calendar years have been insured against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, errors and omission, liability and other insurance maintained with respect to the assets or businesses of the Company and its Subsidiaries provide adequate coverage against loss and may be continued by the Company or any Subsidiary of the Company without modification or premium increase after the Merger Date and for the duration of their current terms.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the disclosure schedule (each section of which qualifies the correspondingly numbered representation and warrant only, except where the information in any such section is disclosed in such a way to make its relevance to any other representation or warranty readily apparent, in which case, such section shall be deemed to also qualify such other representation and warranty) of Buyer attached hereto (the "Buyer Disclosure Schedule"), Buyer represents and warrants to the Company that:

Section 4.01. Corporate Existence and Power. (a) Buyer is a corporation duly incorporated, validly existing and in good standing under the Canada Business Corporations Act, and has all corporate powers and has or has applied for all permits, licenses, authorizations, consents, approvals and franchises necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except (i) where the failure to have such permits, licenses, authorizations, consents, approvals and franchises and (ii) for those jurisdictions where the failure to be so qualified or in good standing is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Buyer. Buyer has heretofore delivered to the Company true and complete copies of Buyer's Articles of Amalgamation and Certificate of Amalgamation ("Organizational Documents") as currently in effect.

(b) Phoenix Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all permits, licenses, authorizations, consents, approvals and franchises required to carry on its business as it is now being conducted except where the failure to have such permits, licenses, authorizations, consents, approvals and franchises is not individually, or in the aggregate, reasonably likely to have a Material Adverse Effect on Phoenix Merger Sub. Since its date of incorporation, Phoenix Merger Sub has not engaged in any activities other than in connection with the transactions contemplated by this Agreement.

Section 4.02. Corporate Authorization. The execution, delivery and performance by each of Buyer and Phoenix Merger Sub (each, a "Buyer Party") of this Agreement and the consummation by each Buyer Party of the transactions contemplated by this Agreement are within the corporate powers of such Buyer Party and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by each Buyer Party and constitutes a valid and binding agreement of such Buyer Party enforceable against such Buyer Party in accordance with its terms.

Section 4.03. Governmental Authorization. The execution, delivery and performance by each Buyer Party of this Agreement and the consummation by such Buyer Party of the transactions contemplated by this Agreement require no action, by or in respect of, or filing with, any Governmental Authority other than (a) the filing of the Certificate of Merger in accordance with the Delaware Law; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the 1934 Act; (d) compliance with any applicable requirements of the 1933 Act; (e) compliance with any applicable foreign or state securities or Blue Sky laws; (f) filings and notices not required to be made or given until on or after the Merger Date; and (g) immaterial actions or filings relating to ordinary operational matters.

Section 4.04. Non-Contravention. The execution, delivery and performance by each Buyer Party of this Agreement and the consummation by such Buyer Party of the transactions contemplated by this Agreement do not and will not (a) contravene or conflict with the Organizational Documents or certificate of incorporation or bylaws, as the case may be, of such Buyer Party, (b) assuming compliance with the matters referred to in Section 4.03 and Section 4.03 of the Buyer Disclosure Schedule, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer or any Subsidiary of Buyer, (c) constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Buyer or any Subsidiary of Buyer or to a loss of any benefit to which Buyer or any Subsidiary of Buyer is entitled under any provision of any agreement, contract or other instrument binding upon Buyer or any Subsidiary of Buyer or any license, franchise, permit or other similar authorization held by Buyer or any Subsidiary of Buyer, (d) require any action or consent or approval of any Person other than a Governmental Authority, or (e) result in the creation or imposition of any Lien on any asset of Buyer or any Subsidiary of Buyer, other than, in the case of the events specified in clauses
(b), (c), (d) and (e) (other than indebtedness of Buyer or any subsidiary of Buyer), any such event which, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on Buyer.

Section 4.05. Capitalization. The authorized capital stock of (a) Buyer consisted of (i) an unlimited number of shares of Buyer Common Stock and (ii) an unlimited number of preferred shares issuable in series ("Buyer Preferred Stock"), and (b) on the date hereof, Phoenix Merger Sub consisted of 3,000 shares of Phoenix Merger Sub Common Stock. As of August 31, 1998, there were 24,857,059 shares of Buyer Common Stock outstanding and no shares of Buyer Preferred Stock outstanding. As of August 31, 1998, an aggregate of 2,428,920 shares of Buyer Common Stock were reserved for issuance or issuable under employee benefit or other compensation plans or programs of Buyer. All outstanding shares of capital stock of each Buyer Party have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Buyer Common Stock, when issued in the Merger, will be duly authorized and validly issued and will be fully paid and non-assessable.

Section 4.06. Public Filings. Buyer has delivered to the Company all documents, reports, schedules, registration statements and proxy statements filed by Buyer with the Ontario Securities Commission or the Quebec Securities Commission (each, a "Canadian Securities Commission") on or after August 1, 1997. Buyer has filed all required documents, reports, schedules, forms and statements with either Canadian Securities Commission since August 1, 1997 (collectively, the "Buyer Public Documents"). As of their respective dates, or if amended, as of the date of the last such amendment, the Buyer Public

Documents complied, and all documents required to be filed by Buyer with the either Canadian Securities Commission after the date hereof and prior to the Merger Date (the "Subsequent Buyer Public Documents") will comply, in all material respects with the requirements of the Ontario or Quebec securities laws, as the case may be, and none of the Buyer Public Documents contained, and the Subsequent Buyer Public Documents will not contain, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.07. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Buyer included in the Buyer Public Documents at the time filed (and, in the case of registration statements and proxy statements, on the date of effectiveness and the date of mailing, respectively) complied as to form in all material respects with applicable accounting requirements of the Ontario or Quebec securities laws, as the case may be, were prepared in accordance with generally accepted accounting principles applied in Canada ("Canadian GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of Buyer as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. For purposes of this Agreement, "Buyer Balance Sheet" means the consolidated balance sheet of Buyer as of August 31, 1998 set forth in the Buyer Annual Report filed with the Canadian Securities Commissions and "Buyer Balance Sheet Date" means August 31, 1998.

Section 4.08. Disclosure Documents. (a) Each document required to be filed by Buyer with the SEC in connection with the transactions contemplated by this Agreement (the "Buyer SEC Disclosure Documents"), including, without limitation, the registration statement of Buyer to be filed with the SEC on Form F-4 (or other appropriate form) in connection with the issuance of Buyer Common Stock pursuant to this Agreement (the "Form F-4") and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the applicable requirements of the 1933 Act. Buyer is eligible to use Form F-4 for the registration of the Buyer Common Stock to be issued pursuant to the Merger. Each document required to be filed by Buyer under the Ontario or Quebec Securities laws in connection with the transactions contemplated by this Agreement (together with the Buyer SEC Disclosure Documents, the "Buyer Disclosure Documents"), will, when filed, comply as to form in all material respects with the applicable requirements of the Ontario or Quebec securities laws, as applicable.

(b) At the time the prospectus which forms a part of the Form F-4 (the "Buyer Prospectus") or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on the Merger, and at the Merger Date the Buyer Prospectus, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. At the time of the filing of any Buyer Disclosure Document and at the time of any distribution thereof, such Buyer Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.08 will not apply to statements included in or omissions from the Buyer Disclosure Documents based upon information furnished to Buyer by the Company specifically for use therein.

Section 4.09. Information Supplied. The information supplied or to be supplied by Buyer for inclusion or incorporation by reference in (i) the Company Proxy Statement or any amendment or supplement thereto will not, at the time the Company Proxy Statement is first mailed to stockholders of the Company and at the time such stockholders vote on the adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (ii) any Company Disclosure Document (other than the Company Proxy Statement, and any amendments or supplements thereto) will not, at the time of effectiveness of such Company Disclosure Document and at the time of any distribution by the Company thereof, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 4.10. Absence of Certain Changes. Since the Buyer Balance Sheet Date and except as set forth in the Buyer Public Documents, Buyer and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

        (a) any event, occurrence or development of a state of circumstances or facts which has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer other than any of the foregoing (i) relating to the economy or securities markets in general, (ii) relating to Buyer's industry in general or (iii) arising from the announcement or thereafter the pendency of this Agreement or the transactions contemplated by the Transaction Document;

        (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Buyer, or any repurchase, redemption or other acquisition by Buyer or any Subsidiary of Buyer of any amount of outstanding shares of capital stock or other securities of, or other ownership interests in, Buyer or any of its Subsidiaries;

        (c) any amendment of any material term of any outstanding security of Buyer or any Subsidiary of Buyer; or

        (d) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Buyer or any Subsidiary of Buyer which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Buyer.

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities, commitments or obligations (whether pursuant to contracts or otherwise) of Buyer or any Subsidiary of Buyer of any kind whatsoever which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on Buyer, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which is reasonably likely to result in such a liability, commitment or obligation, including, without limitation, any fines, disciplinary actions or other adverse actions that may be taken or reported concerning the conduct of Buyer or any of its Subsidiaries, other than:

        (a) liabilities, commitments or obligations disclosed or provided for in the Buyer Balance Sheet (including the notes thereto) or in the Buyer Public Documents;

        (b) liabilities, commitments or obligations incurred in the ordinary course of business consistent with past practice since the Buyer Balance Sheet Date; and

        (c) liabilities, commitments or obligations under this Agreement.

Section 4.12. Ownership of Company Stock. None of Buyer nor its associates or affiliates (as such terms are defined in Section 203(c) of the Delaware Law) owns, or has owned (within the meaning of Section 203(c)(9) of the Delaware Law) at any time during the three years immediately prior to the date of this Agreement, any shares of Company Common Stock.

Section 4.13. Finders Fees. Except for Pennsylvania Merchant Group, a copy of whose engagement agreement has been provided to the Company, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Buyer or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.14. Sufficient Cash to Repay Certain Debt. Buyer will have sufficient cash on hand (or amounts available for borrowing under loan facilities which would permit the borrowings to be used for such purpose) to pay immediately after the Merger Date the amounts referred to in Section 6.03.

                                   ARTICLE 5

                            COVENANTS OF THE COMPANY

The Company agrees that:

Section 5.01. Conduct of the Company. From the date hereof until the Merger Date, except (i) as provided in the Company Disclosure Schedule, (ii) actions related to the Shut-Downs contemplated by Section 5.04, or (iii) as otherwise consented to by Buyer (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause its Subsidiaries to, conduct their business in the ordinary course consistent with past practice and use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except as expressly permitted in this Agreement (including, without limitation, the preceding sentence), from the date hereof until the Merger Date without prior consent of Buyer (which consent shall not be unreasonably withheld or delayed):

        (a) Neither the Company, nor any Subsidiary of the Company, will adopt or propose any change in its respective certificate of incorporation or bylaws;

        (b) The Company will not, and will not permit any Subsidiary of the Company to, merge or consolidate with any other Person or, other than as provided in the Company's capital expenditure budget (included as Section 5.01(b) of the Company Disclosure Schedule) in the ordinary course of business, acquire a material amount of assets of any other Person;

        (c) The Company will not, and will not permit any Subsidiary of the Company to, sell, lease, license or otherwise dispose of any material assets or property except pursuant to (i) existing contracts or commitments and
    (ii) any sale of operating procedures, computerized project tracking systems and training manuals to BML Japan (provided, however, that any such sale to BML Japan shall not obligate the Company to provide any services or training beyond January 31, 1999); provided, however, that the Company and its Subsidiaries may continue to grant non-exclusive sublicenses related to the 191 patent in the ordinary course of business consistent with past practice.

        (d) The Company will not, and will not permit any Subsidiary of the Company to, declare, set aside or pay any dividend or make any other distribution with respect to any shares of the capital stock of the Company or any Subsidiary of the Company or in respect of any securities convertible or exchangeable for, or any rights, options or warrants to acquire, any capital stock of the Company or any Subsidiary of the Company;

        (e) The Company will not, and will not permit any Subsidiary of the Company to, create or assume any Lien on any material asset other than Liens arising solely by operation of law;

        (f) The Company will not, and will not permit any Subsidiary of the Company to, issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, any Company Securities, any Company Subsidiary Securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any Company Securities or Company Subsidiary Securities other than (i) pursuant to the exercise of a stock option or warrant to purchase shares of Company Stock outstanding on the date of this Agreement, or (ii) the issuance in the ordinary course of business consistent with past practice of shares of Company Stock to the Company's 401(k) plan.

        (g) The Company (i) will not adjust, split, combine or reclassify, or take any other similar action with respect to, any capital stock of the Company, and (ii) the Company will not, and will not permit any Subsidiary of the Company to, directly or indirectly, repurchase, redeem or otherwise acquire an amount of shares of capital stock of, or in respect of any securities convertible or exchangeable for, or any rights, options or warrants to acquire, any capital stock of, or other ownership interests in, the Company or any Subsidiary of the Company, or
    (iii) enter into any agreement, understanding or arrangement with respect to the sale or voting of any capital stock of the Company or any Subsidiary;

        (h) The Company will not, and will not permit any Subsidiary of the Company to, incur or assume any indebtedness from any Person (other than, in the case of a Subsidiary of the Company, the Company or any other subsidiary of the Company) for borrowed money or guarantee any such indebtedness;

        (i) Except for (i) loans, advances or capital contributions to or investments in Subsidiaries of the Company, (ii) loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not exceeding $5,000 per employee or (iii) investments in securities in the ordinary course of business consistent with past practices, the Company will not, and will not permit any Subsidiary of the Company to, make any material loans, advances or capital contributions to, or investments in, any other Person;

        (j) The Company will not, and will not permit any of its Subsidiaries to, (i) grant any severance or termination pay to, or enter into any employment, termination or severance arrangement with, any director, officer, consultant or employee of the Company or any Subsidiary of the Company, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (iii) increase or decrease benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increase compensation, bonus or other benefits payable to directors, officers, consultant or employees of the Company or any Subsidiary of the Company, other than in the ordinary course of business consistent with past practice;
    (v) adopt any new Employee Plan or Benefit Arrangement; or (vi) otherwise amend or modify, any existing Employee Plan or Benefit Arrangement except to the extent required by applicable law;

        (k) The Company will not, and will not permit any of its Subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any Subsidiary of the Company, or any plan of division or share exchange involving the Company or any of its Subsidiaries;

        (l) The Company will not, and will not permit any Subsidiary of the Company to, change any method of accounting or any accounting principle or practice used by the Company or any Subsidiary of the Company, except for any such change required by reason of a change in U.S. GAAP or Regulation S-X;

        (m) Neither the Company nor any Subsidiary shall, to the extent it may affect or relate to the Company or any Subsidiary, make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of, in the aggregate, increasing the Tax liability, or in the aggregate, reducing any Tax asset of the Company or any Subsidiary of the Company except to the extent such increase or reduction is adequately provided for, under U.S. GAAP, on the Company Balance Sheet;

        (n) All Tax Returns not required to be filed on or before the date hereof (i) shall be filed when due in accordance with all applicable laws and (ii) as of the time of filing, shall correctly reflect in all material respects the facts regarding the income, business, assets, operations, activities and status of the Company, its Subsidiaries and any other information required to be shown therein;

        (o) Neither the Company nor any Subsidiary of the Company shall reserve any amount for or make any payment of Taxes to any Person or any Taxing Authority, except for such Taxes as are due or payable or have been properly estimated in accordance with applicable law as applied in a manner consistent with past practice of the Company or any such Subsidiary, as the case may be;

        (p) Neither the Company nor any of its Subsidiaries will:

           (i) settle any Actions, whether now pending or hereafter made or brought, for an amount in excess of $25,000;

           (ii) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Contract set forth in
       Section 3.24 of the Company Disclosure Schedule, or, except to the extent required by Applicable Law and advised by outside counsel, any confidentiality agreement to which the Company or any Subsidiary of the Company is a party;

           (iii) incur or commit to any capital expenditures, obligations or liabilities in respect thereof which exceed or would exceed $10,000, individually, or $50,000 in the aggregate, other than capital expenditures related to the Company's on-going construction of facilities which do not exceed amounts previously disclosed by the Company to Buyer;

           (iv) make any material changes or modifications to any pricing policy or investment policy;

           (v) take any action that would result in the representations and warranties set forth in Article III being false or incorrect in any material respect, other than inadvertent actions that do not result in the representations and warranties being unable to be true and correct in all material respects by the Merger Date;

           (vi) enter into any customer contract or agreement, or any other contract, lease, agreement or commitment not otherwise specified in this
       Section 5.01, for an amount in excess of $100,000 individually;

           (vii) enter into, amend or terminate any real property lease or any commitment in respect thereof;

           (viii) terminate the employment or engagement of any employee or consultant or agent of the Company or any Subsidiary; or

           (ix) pay or approve any other expense or disbursement in excess of $25,000 individually (except for payroll and related tax withholding and other expenses (including insurance and 401(k) contributions), Tax liabilities, utilities, lease payments, principal and interest payments on outstanding indebtedness of the Company and/or any of its Subsidiaries, payments to suppliers, Shut-Down expenses, legal fees and expenses and, upon closing of the Merger, investment banking fees and expenses).

        (q) The Company will not, and will not permit any Subsidiary of the Company to, agree to do any of the foregoing.

The Company and its Subsidiaries will consult regularly with the Buyer in respect of the operation of its business prior to the Merger Date; provided, however, that the provisions of this sentence will not be deemed to have been breached unless and until Buyer has notified the Company in writing of such breach and the Company and its Subsidiaries have failed to comply with the specific terms of such notice.

Section 5.02. Stockholder Meeting; Proxy Materials. (a) Subject to Section 5.03, the Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption of this Agreement and, to the extent submitted to the Company's stockholders for approval, the, transactions contemplated by this Agreement, and the Board of Directors of the Company shall recommend adoption of this Agreement by the Company's stockholders; provided that such mailing shall not in any event be mailed during the Listing Period unless Buyer has received the Nasdaq Letter; provided further that such meeting need not be called and held and, prior to the Company Stockholder Meeting, such recommendation may be withdrawn, modified or amended to the extent that, as a result of the commencement or receipt of an Acquisition Proposal with respect to the Company, the Board of Directors of the Company determines in good faith, in accordance with Section 5.03, that such Acquisition Proposal constitutes a Superior Proposal.

(b) Subject to Section 5.03, in connection with the Company Stockholder Meeting, the Company will (i) promptly prepare and file with the SEC, will use commercially reasonable efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable after the time period referred to in Section 1.07 for determination of whether a Listing Failure has occurred the Company Proxy Statement and all other proxy materials for such meeting, (ii) use commercially reasonable efforts to obtain the necessary adoption by its stockholders of this Agreement and the approval of the transactions contemplated by this Agreement, and (iii) otherwise comply with all legal requirements applicable to such meeting.

Section 5.03. Other Offers. From the date hereof until the termination of this Agreement, the Company will not, and will cause its Subsidiaries and the directors, officers, employees, financial advisors and other agents or representatives of the Company or any of its Subsidiaries not to, directly or indirectly, take any action to solicit, initiate or encourage any Acquisition Proposal with respect to the Company or engage in negotiations with, or disclose any non-public information relating to the Company or any Subsidiary of the Company or afford access to the properties, books or records of the Company or any Subsidiary of the Company to, any Person that has informed the Company that it is considering making, or has made, an Acquisition Proposal with respect to the Company, or any Person that the Company after reasonable inquiry believes is a potential purchaser of the Company, provided, however, that the Company may, in response to an unsolicited bona fide written proposal regarding an Acquisition Proposal by any Person, disclose such non-public information to or engage in negotiations with such Person, if the Board of Directors of the Company determines in good faith that such Acquisition Proposal is reasonably likely to be a Superior Proposal, and, provided further, that prior to furnishing non-public information to, or entering into discussions or negotiations with, such Person, the Company receives from such Person an executed confidentiality agreement with terms no less favorable to the Company than those contained in the Letter Agreement dated as of July 21, 1998 between Buyer and the Company ("Confidentiality Agreement"). The Company will promptly (and in no event later than 24 hours after receipt of the relevant Acquisition Proposal with respect to the Company), notify (which notice shall be provided orally and in writing and shall identify the Person making the relevant Acquisition Proposal with respect to the Company) Buyer after receipt of any Acquisition Proposal or any indication from any Person that such Person is considering making an Acquisition Proposal with respect to the Company or any request for non-public information relating to the Company or any Subsidiary of the Company or for access to any properties, books or records of the Company or any Subsidiary of the Company by any Person that may be considering making, or has made, an Acquisition Proposal with respect to the Company and will keep Buyer fully informed of the status of any such Acquisition Proposal with respect to the Company. The Company shall give Buyer at least one business day's advance notice of any information to be supplied to, and at least two days' advance notice of any agreement to be entered into with, any Person making such Acquisition Proposal with respect to the Company. Except as provided herein, the Company shall, and shall cause its

Subsidiaries and the directors, officers, employees, financial advisors and other agents or representatives of the Company or any of its Subsidiaries to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted heretofore with respect to any Acquisition Proposal with respect to the Company. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, (i) a merger or other business combination in any manner of an equity interest in an amount equal to or greater than 20% of the class of such equity security then outstanding or a substantial portion of the assets of, the Company or any Subsidiary of the Company, in each case other than the transactions contemplated by this Agreement. For purposes of this Agreement, "Superior Proposal" means an Acquisition Proposal with respect to the Company which the Board of Directors of the Company determines in good faith (based on the written advice of an investment banking firm of national reputation taking into account all of the terms and conditions of the Acquisition Proposal, including any conditions to consummation) to be more favorable and provide greater value to the Company's stockholders than the Merger.

Section 5.04. Shut-Downs. After execution of this Agreement, the Company shall commence the process of shutting down its facilities located in Austin, Texas, Cham, Switzerland and Dusseldorf, Germany, and reducing expenses in respect of its operations in Mannheim, Germany, and Israel (collectively, the "Shut-Downs") with the goal of completing each of the Shut-Downs as soon as practicable (consistent with maintaining good client relationships). The Company shall accrue, in accordance with U.S. GAAP, all costs and expenses related to the ShutDowns. Notwithstanding the foregoing, Buyer acknowledges that the Shut-Downs in the time and in the manner agreed to by Buyer and the Company may not be completed prior to the Merger Date and that a significant portion of the activities, costs and expenses related to the Shut-Downs will occur after the Merger Date. The Company agrees to update Buyer on a regular basis (no less than every two (2) weeks and within one (1) business day of request by Buyer) prior to the Merger Date regarding the status, activities and costs and expenses (and related accounting therefor) of the Shut-Downs. Schedule 5.04 sets forth a good faith estimate of all costs and expenses (including reserves and accruals) the Company and its Subsidiaries expect to incur after the date hereof until the Merger Date in connection with the Shut-Downs, on a location-by-location and item-by-item basis.

Section 5.05. Intellectual Property Matters. The Company and its Subsidiaries shall use its respective commercially reasonable efforts to preserve its ownership rights to the Intellectual Property free and clear of any Liens and shall use its commercially reasonable efforts to assert, contest and prosecute any infringement of any issued foreign or domestic patent, trademark, service mark, or copyright that forms a part of the Intellectual Property or any misappropriation or disclosure of any trade secret, confidential information or know-how that forms the Intellectual Property; provided, however, that the Company and its Subsidiaries need not preserve or prosecute any foreign trademark if the failure to preserve or prosecute such trademark would not have a Material Adverse Effect on the Company.

Section 5.06. Notice of Prepayment. The Company will provide written notice of its intent to prepay immediately after the Merger Date all amounts outstanding under the Term Loan and Security Agreement dated as of August 29, 1997, as amended, among the Company, its Subsidiaries listed therein and First Union National Bank, as successor to CoreStates Bank, N.A. ("First Union"), and the ancillary documents, as amended, related thereto (the "First Union Agreements").

Section 5.07. Shared Services. The Company shall use commercially reasonably efforts to obtain written confirmation from Iffa Credo SA ("Iffa") reasonably satisfactory to Buyer that Iffa will continue to provide after the Merger Date to Buyer, the Surviving Corporation and/or its Subsidiaries services of the same nature, type, quantity and on the same terms as have been provided by Iffa to the Company and/or its Subsidiaries prior to the date of this Agreement and consistent with past practice.

Section 5.08. Hackel Affiliate Letter and Support/Voting Agreement. The Company shall use commercially reasonable efforts to cause Alec Hackel to execute an Affiliate Letter and Support/Voting Agreement prior to the mailing of the Company Proxy Statement.

                                   ARTICLE 6

                               COVENANTS OF BUYER

Buyer agrees that:

Section 6.01. Conduct of Buyer. From the date hereof until the Merger Date, Buyer shall, and shall cause its Subsidiaries to, conduct their business in all material respects in the ordinary course consistent with past practice and use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except as expressly permitted in this Agreement, from the date hereof until the Merger Date:

        (a) Buyer will not adopt or propose any change in its Organizational Documents that would materially and adversely affect the rights of holders of Company Stock as anticipated holders of Buyer Common Stock;

        (b) Buyer will not declare, set aside or pay any dividend or make any other distribution with respect to any shares of Buyer's capital stock.

Section 6.02. Listing of Stock. Within five (5) business days of the date of this Agreement, Buyer shall make application to Nasdaq and to all applicable regulatory authorities, including, without limitation, the filing of a Form 40-F with the SEC, for the listing on Nasdaq's National Market System ("NMS") of the Buyer Common Stock and to use its commercially reasonable efforts to cause such Buyer Common Stock to be approved for listing on Nasdaq's NMS effective on or prior to the Merger Date.

Section 6.03. Repayment of Certain Debt. Immediately after the Merger Date, Buyer shall (or shall cause Phoenix Merger Sub to) repay or refinance all amounts outstanding under (i) the First Union Agreements and (ii) the 6% Subordinated Note due March 16, 2001 issued by the Company to Panlabs International, Inc., as amended (the "MDS Note").

Section 6.04. Financing. If a Listing Failure occurs, Buyer shall use its best efforts to secure any financing required to permit it to pay on the Merger Date the Merger Consideration.

                                   ARTICLE 7

                       COVENANTS OF BUYER AND THE COMPANY

Section 7.01. Commercially Reasonable Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement.

(b) Neither Buyer nor the Company shall take any action, or omit to take any action, that would cause its representations and warranties contained herein to be inaccurate such that the conditions in Article 8 would not be satisfied.

Section 7.02. Cooperation. Without limiting the generality of Section 7.01(a), Buyer and the Company shall together, or pursuant to an allocation of responsibility to be agreed between them, coordinate and cooperate (i) in connection with the preparation of the Company Disclosure Documents and the Buyer Disclosure Documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Merger or the other transactions contemplated by this Agreement, and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and the Buyer Disclosure Documents, and timely seeking to obtain any such actions, consents, approvals or waivers. Subject to the terms and conditions of this Agreement, Buyer and the Company will each use its reasonable best efforts to have the Form F-4 declared effective by the SEC under the 1933 Act as promptly as practicable after the Form F-4 is filed with the SEC.

Section 7.03. Public Announcements. Upon execution of this Agreement, Buyer and the Company will each issue a press release, each in form satisfactory to the other party, announcing the transactions contemplated by this Agreement. Buyer and the Company will consult with each other before issuing any other press release or making any public statement with respect to this Agreement and the transactions contemplated by this Agreement and, except, as may be required by applicable law or any listing or similar agreement with any securities exchange on which the Buyer Common Stock is listed or Nasdaq, will not issue any such press release or make any such public statement prior to such consultation.

Section 7.04. Access to Information. From the date hereof until the Merger Date, the Company and Buyer (each, in such capacity, a "Providing Party") will give (or cause to be given) to the other party (the "Receiving Party"), its counsel, financial advisors, auditors and other authorized representatives full access, during regular business hours, to the offices, properties, employees and consultants, books and records of the Providing Party, will furnish (or cause to be furnished) to the Receiving Party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Receiving Party may reasonably request and will instruct the employees, counsel and financial advisors of the Providing Party and its Subsidiaries to cooperate with the Receiving Party in its investigation of the business of the Providing Party and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Providing Party to the Receiving Party hereunder. Unless otherwise required by applicable law, each party hereto agrees that it shall, and it shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to, hold, in confidence all non-public information so acquired and to use such information solely for purposes of effecting the transactions contemplated by this Agreement. From the date hereof until the Merger Date, each Providing Party will cooperate with the efforts of the Receiving Party, its counsel, financial advisors, auditors and other authorized representatives to have reasonable access to the Providing Party's customers and suppliers. The information obtained pursuant to this Section shall be subject to any confidentiality agreements or other confidentiality obligations currently binding upon the Providing Party or any of its Subsidiaries; provided that the Providing Party shall use commercially reasonable efforts to obtain any waivers under such agreements or obligations to permit the Providing Party to comply with its obligations hereunder.

Section 7.05. Further Assurances. At and after the Merger Date, the directors and officers of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of (x) the Company or Phoenix Merger Sub, and
(y) Buyer, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of (x) the Company or Phoenix Merger Sub, and (y) Buyer, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of the Merger or otherwise carry out the provisions of the Agreement, and the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney in respect of the foregoing.

Section 7.06. Notices of Certain Events. Each of the Company and Buyer shall promptly notify the other party of:

        (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

        (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

        (c) any notice or any communication from any customer or supplier indicating that such customer or supplier intends to terminate or restrict its existing relationship as a result of the public announcement or the pendency of the transactions contemplated by this Agreement;

        (d) any Actions commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 only or that relate to the consummation of the transactions contemplated by this Agreement; and

        (e)(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Merger Date, and (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by its hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.06(e) shall not limit or otherwise affect the remedies available hereunder to either Buyer or the Company, as applicable.

Section 7.07. Director and Officer Liability. (a) From and after the Merger Date, Buyer shall cause the Surviving Corporation to indemnify, defend and hold harmless any Person who is on the date hereof, or has been at any time prior to the date hereof, or who becomes prior to the Merger Date, an officer, director, or employee or agent (the "Indemnified Party") of the Company or any of its Subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorney's fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such Person is or was a director, officer, employee or agent of the Company or any of its Subsidiaries at any time prior to the Merger Date or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at any time prior to the Merger Date, or (ii) this Agreement or any of the transactions contemplated hereby or thereby in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Merger Date, regardless of whether such Claim is asserted or claimed prior to, at or after the Merger Date (the matters described in clauses (i) and (ii) the "Pre-Merger Matters") to the fullest extent indemnified under the Company's certificate of incorporation, bylaws in effect as of the date hereof or indemnification agreements in effect at the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable laws. Buyer and the Surviving Corporation shall also honor the indemnification agreements between the Company or any of its Subsidiaries, as the case may be, and any current or former officer or director of the Company or any such Subsidiary, as the case may be, existing on the date of this Agreement and which are listed in the Company Disclosure Schedule (and a form of which has been provided to Buyer).

(b) Buyer and the Surviving Corporation agree that all rights to indemnification and all limitations or exculpation of liabilities existing in favor of the Indemnified Party as provided in the Company's certificate of incorporation and bylaws as in effect as of the date hereof shall continue in full force and effect with respect to Pre-Merger Matters, without any amendment thereto, for a period of six years from the Merger Date to the extent such rights are consistent with Delaware Law; provided that, in the event any Claim or Claims with respect to any such Pre-Merger Matters are asserted or made within such six year period, all rights to indemnification in respect of any such Claim or Claims shall continue until disposition of any and all such Claims; provided however, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Delaware Law, the Company's certificate of incorporation or bylaws or such agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to Buyer, retained at Buyer's expense; and provided further, that nothing in this Section 7.07 shall impair any rights or obligations of any present or former directors or officers of the Company.

(c) Buyer or the Surviving Corporation shall provide directors and officers of the Company officers' and directors' liability insurance coverage as of the Merger Date ("D&O Insurance") with respect to Pre-Merger Matters for a period of not less than six years after the Merger Date which coverage will be substantially similar to the Company's existing D&O Insurance including, without limitation, (i) an overall coverage amount not less than the overall coverage amount under the Company's existing D&O Insurance and (ii) coverage for liability under the 1933 and 1934 Acts in an amount not less than the coverage amounts for such liabilities under the Company's existing D&O Insurance. Buyer's obligations hereunder shall be expressly conditioned on all directors and officers of the Company or any Subsidiary having executed representation letter agreements at Buyer's request in respect of such insurance in the form attached hereto as Exhibit C.

Section 7.08. Registration Statement. Buyer shall (i) promptly prepare and file with the SEC the Form F-4 with respect to the Buyer Common Stock issuable in connection with the Merger and shall use its reasonable best efforts to cause the Form F-4 to be declared effective by the SEC as soon as practicable and (ii) take any action required to be taken under applicable Blue Sky law in connection with such issuance of Buyer Common Stock or pursuant to any Adjusted Option or Adjusted Warrant.

Section 7.09. Governmental Authorization. Each of Buyer and the Company shall take all actions by or in respect of, or filing with, any Governmental Authority required for the execution, delivery and performance by Buyer and the Company of this Agreement and the consummation by Buyer and the Company of the transactions contemplated by this Agreement, including compliance with any requirements referred to in Section 3.03 or Section 3.03 of the Company Disclosure Schedule or Section 4.03 or Section 4.03 of the Buyer Disclosure Schedule

Section 7.10. Certain Corporate Matters. Buyer shall take all necessary corporate action for the amendment to or establishment of the Buyer Stock Option Plan contemplated by Section 1.04 hereof.

Section 7.11. Employment. As of the Merger Date, Buyer shall assume the obligation of the Company to perform any and all employment and severance agreements identified in the Company Disclosure Schedules.

                                   ARTICLE 8

                            CONDITIONS TO THE MERGER

Section 8.01. Conditions to the Obligations of Each Party. The obligations of Buyer and the Company to consummate the Merger are subject to the satisfaction of the following conditions:

        (a) this Agreement and the transactions contemplated by this Agreement shall have been adopted by the stockholders of the Company in accordance with the Delaware Law;

        (b) any applicable waiting period under the HSR Act and any applicable pre-merger notification or similar statutes and rules listed in Section 3.03 of the Company Disclosure Schedule or Section 4.03 of the Buyer Disclosure Schedule shall have expired;

        (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree of a court of competent jurisdiction shall prohibit the consummation of the Merger;

        (d) no Action shall be instituted by any Governmental Authority which seeks to prevent consummation of the Merger or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

        (e) the Form F-4 shall have been declared effective under the 1933 Act and no stop order suspending the effectiveness of the Form F-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

        (f) (i) the Buyer Common Stock shall have been approved for listing, effective on or before the Merger Date, on Nasdaq's NMS, (ii) Buyer shall have received the approval of all applicable regulatory authorities related to such listing; and (iii) Buyer's Common Stock shall have been registered with the SEC under the Exchange Act; and

        (g) all actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Merger shall have been made or obtained other than any such actions or filings, the failure of which to make or obtain shall not be reasonably likely to have a Material Adverse Effect on Buyer or the Company.

Section 8.02. Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the Merger are subject to the satisfaction of the following further conditions:

        (a) (i) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Merger Date, (ii) the representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the Merger Date, as if made at and as of the Merger Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company (or to the extent expressly set forth in any specific representation or warranty, Chrysalis DNX) and (iii) Buyer shall have received a certificate signed by an executive officer of the Company to the foregoing effect.

        (b) There shall not have been a breach of any obligation by any stockholder which has entered into a Support/Voting Agreement other than any breach which (i) does not result in the failure of the Company to obtain the Required Stockholder Vote in favor of adoption of this Agreement and (ii) does not result in the exercise of appraisal rights by any such stockholder.

        (c) In the event of a Listing Failure, holders of no more than 10% in the aggregate of outstanding shares of Company Stock shall be eligible to exercise their appraisal rights.

        (d) The Liens on (i) 7,989 shares of Chrysalis International in favor of Institut Merieux and (ii) 11,995 shares of Chrysalis International in favor of International Laboratories Holdings shall have been released.

        (e) All consents and approvals of third parties (including, but not limited to PIDA) to the transactions contemplated by this Agreement shall have been obtained, and all notices with respect to the transactions contemplated by this Agreement and required to be delivered prior to the Merger Date shall have been delivered.

        (f) The Barbut Agreement shall be in full force and effect and shall not have been revoked by Dr. Barbut. All loans (other than the loan to the Company from Dr. Jules Barbut) by the Company or any Subsidiary to any shareholder or affiliate shall have been repaid in full and there shall be no outstanding debts (other than the debt of Dr. Jack Barbut which reduces amounts payable under the loan to the Company from Dr. Jules Barbut) due from any directors, shareholders or affiliates to the Company or any Subsidiary of the Company. All directors, shareholders and affiliates of the Subsidiaries shall have assigned their ownership interests (including but not limited to director qualifying shares) in any Subsidiary of the Company to Buyer or a Person designated by Buyer.

        (g) The losses of the Company and its Subsidiaries for the fiscal quarter ending December 31, 1998 shall not exceed $2,000,000 (excluding for purposes of this calculation any losses attributable to non-cash expenses required by U.S. GAAP or Regulation S-X to be expensed).

        (h) Buyer shall have received written confirmation from Iffa in respect of the matters set forth in Section 5.07 in form and substance reasonably satisfactory to Buyer.

        (i) Hackel shall have executed an Affiliate Letter.

        (j) The Company shall have satisfied all of its obligations to BML
    Japan.

Section 8.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

        (a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Merger Date, (ii) the representations and warranties of Buyer and Phoenix Merger Sub contained in this Agreement shall be true and correct at and as of the Merger Date, as if made at and as of the Merger Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) is not reasonably like to have, individually or in the aggregate, a Material Adverse Effect on Buyer or Phoenix Merger Sub and (iii) the Company shall have received a certificate signed by an executive officer of Buyer to the foregoing effect.

        (b) If a Listing Failure occurs, Buyer shall have secured any financing required to permit it to pay on the Merger Date the aggregate Merger Consideration.

                                   ARTICLE 9

                                  TERMINATION

Section 9.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Merger Date (notwithstanding any approval or adoption of this Agreement by the stockholders of the Company or the shareholders of Buyer):

        (a) by mutual written consent of the Company and Buyer;

        (b) by either the Company or Buyer, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and non-appealable; (provided that any judgment, injunction, order or decree other than a temporary restraining order shall be deemed to have become final and non-appealable thirty days following the entry thereof);

(c) (i) by Buyer or, in connection with a Superior Proposal and upon satisfaction of its obligations under Section 10.04(c), by the Company, if the Board of Directors of the Company determines not to call or hold the Company Stockholders' Meeting as provided in Section 5.02 or (ii) by either the Company or Buyer if the adoption by the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the Required Stockholder Vote at a duly held meeting of stockholders of the Company or any adjournment thereof;

        (d) by the Company, if a Listing Failure occurs and, within two (2) business days of the satisfaction of all closing conditions other than the conditions set forth in Section 8.03, the condition set forth in Section 8.03(b) has not been satisfied;

        (e) by Buyer or, in connection with a Superior Proposal and upon satisfaction of its obligations under Section 10.04(c), by the Company, if prior to the Company Stockholder Meeting, the Board of Directors of the Company shall have withdrawn, modified or changed in a manner adverse to Buyer their approval or recommendation of this Agreement;

        (f) by Buyer, upon a breach of any representation, warranty, covenant or agreement of the Company, or if any representation or warranty of the Company shall become untrue, the effect of which is a Material Adverse Effect on the Company, in either case such that any of the conditions set forth in Section 8.02(a) would be incapable of being satisfied by April 30, 1999; and

        (g) by the Company, upon a breach of any representation, warranty, covenant or agreement of Buyer, or if any representation or warranty of Buyer shall become untrue, the effect of which is a Material Adverse Effect on Buyer, in either case such that any of the conditions set forth in
    Section 8.03(a) would be incapable of being satisfied by April 30, 1999.

The party desiring to terminate this Agreement pursuant to this Section 9.01 shall give written notice of such termination to the other party in accordance with Section 10.01.

Section 9.02. Effect of Termination. If this Agreement is terminated pursuant to
Section 9.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in the second sentence of Section 7.04, this Section 9.02 and Article 10 shall survive the termination hereof. Notwithstanding the foregoing, nothing in this
Section 9.02 shall relieve any party to this Agreement of liability for a willful breach of any provision of this Agreement and provided further that if it shall be judicially determined that the termination of this Agreement was caused by a willful breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party found to have willfully breached this Agreement shall be responsible for payment or reimbursement of the other parties' costs, fees and expenses related to the negotiation, preparation and execution of this Agreement and related consents and related to the calling, holding and preparing, printing and distributing of any documents related to a meeting of the other parties' stockholders ("Costs").

Section 9.03. Termination Upon Bankruptcy. (a) The affirmative vote upon, consent to or adoption of a resolution or similar act by the Board of Directors of the Company or any Subsidiary authorizing the filing or commencement by the Company or any Subsidiary of the Company of a voluntary petition for relief under title 11 of the United States Code or any other law providing for relief to or liquidation of debtors, and to which Buyer shall not have consented, shall cause this Agreement to be terminated immediately and without notice.

(b) Upon the occurrence of a Material Insolvency Event, Buyer may immediately seek relief from any court, if required, to effectuate termination of this Agreement, provided, however, that termination of this Agreement due to a Material Insolvency Event shall not be effective until the earlier of (i) sixty
(60) days after the occurrence of a Material Insolvency Event or (ii) April 30, 1999. A "Material Insolvency Event" shall mean any of the following: (i) the Company or any Subsidiary shall (A) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian or the like of itself or its property, (B) admit in writing its inability to pay its debts generally as they become due, (C) make a general assignment for the benefit of creditors, or (D) if, without the application, approval or consent of the Company or any Subsidiary, a proceeding shall be instituted by any Person other than Buyer or any of its Affiliates in any court seeking in respect of the Company or any Subsidiary an order for relief under Title 11 of the United States Code, or an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, the appointment of a trustee, receiver, liquidator, custodian, fiscal agent or the like of the Company or any Subsidiary or all or any material part of the Company's or any Subsidiary's assets, and, if such proceeding is being contested by the Company, in good faith, the same shall (i) result in the entry of an order for relief or any such adjudication or appointment, or (ii) continue undismissed or pending for any period of sixty (60) consecutive days.

                                   ARTICLE 10

                                 MISCELLANEOUS

Section 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

    if to either Buyer Party, to:

       Phoenix International Life Sciences Inc.
       2350 Cohen Street
       Saint-Laurent, Montreal, Quebec
       Canada H4R 2N6
       Fax: (514) 333-8861
       Attention: Jean-Yves Caloz
                Senior Vice President,
                Chief Financial Officer and Secretary

    with a copy to:

       Pepper Hamilton LLP
       Suite 400
       1235 Westlakes Drive
       Berwyn, PA 19312-2401
       Fax: (610) 640-7835
       Attention: Michael P. Gallagher, Esq.

    and

       McCarthy Tetrault
       1170 Peel Street
       Montreal, Quebec
       Canada H38 4S8
       Fax: (514) 397-4170
       Attention: Hubert T. Lacroix

    if to the Company, to:

       Chrysalis International Corporation
       575 Route 28
       Raritan, New Jersey 08869
       Fax: (908) 722-6677
       Attention: President
    with a copy to:

       Jones, Day, Reavis & Pogue
       North Point
       901 Lakeside Avenue
       Cleveland, Ohio 44114
       Fax: (216) 579-0212
       Attention: Thomas C. Daniels

or to such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received (b) if by overnight delivery service, with proof of delivery, the next business day or (c) if given by any other means, when delivered at the address specified in this Section.

Section 10.02. Entire Agreement; Non-Survival of Representations and Warranties; No Third Party Beneficiaries. (a) This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to such subject matter. None of this Agreement or any other agreement contemplated hereby or thereby (or any provision hereof or thereof) is intended to confer on or give any Person other than the parties hereto or thereto any rights or remedies (except that Sections 7.07 and 7.11 are intended to confer rights and remedies on the respective Persons specified therein).

(b) The representations and warranties contained herein shall not survive the Merger Date.

Section 10.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Merger Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Buyer or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by (i) the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (A) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, or (B) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company and (ii) the shareholders of Buyer, no such amendment or waiver shall, without the further approval of such shareholders, alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of Buyer. Notwithstanding the foregoing, the provisions of Section 8.01(b) may not be amended or waived.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.04. Expenses. (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Buyer agrees to pay to the Company, within three (3) business days of the date of any termination of this Agreement by the Company pursuant to Section 9.01(d) or 9.01(g), U.S. $1,500,000 (inclusive of the Company's Costs).

(c) The Company agrees to pay to Buyer, within three (3) business days of the date of any termination of this Agreement by Buyer or the Company pursuant to Sections 9.01(c) or 9.01(e), or a termination of this Agreement pursuant to
Section 9.03, U.S. $1,500,000 (inclusive of Buyer's Costs).

(d) Buyer's right to receive any amounts contemplated by this Section 10.04, and its ability to enforce the provisions of Section 10.04 shall not be subject to approval by the stockholders of the Company.

(e) Each of Buyer and the Company shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Form F-4 and the Company Proxy Statement (including SEC filing fees but excluding legal and accounting fees related thereto).

Section 10.05. Dollar Amounts. All dollar amounts in this Agreement refer to United States Dollars.

Section 10.06. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto; provided further that Buyer may assign its rights, but not its obligations, under this Agreement to a wholly-owned subsidiary of Buyer.

Section 10.07. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware (without regard to principles of conflict of laws).

Section 10.08. Jurisdiction. Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought against any of the parties in the United States District Court for the District of Delaware or any state court sitting in the City of Wilmington, Delaware and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such Action or waives any objection to venue laid therein. Process in any such Action proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 10.01, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

Section 10.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 10.10. Relief from Automatic Stay. In the event the Company or any Subsidiary is the subject of an involuntary petition in bankruptcy, insolvency, receivership or similar law, and the transactions contemplated by this Agreement are subject to bankruptcy court approval, the Company or such Subsidiary shall seek to obtain bankruptcy court approval of the transactions contemplated by this Agreement, as soon as reasonably practicable, in accordance with and subject to its terms.

                            [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                PHOENIX INTERNATIONAL LIFE
                                SCIENCES INC.

                                By:  /s/ JEAN-YVES CALOZ
                                     -----------------------------------------
                                     Name: Jean-Yves Caloz
                                     Title: Senior Vice President and Secretary

                                CHRYSALIS INTERNATIONAL CORPORATION

                                By:  /s/ PAUL J. SCHMITT
                                     -----------------------------------------
                                     Name: Paul J. Schmitt
                                     Title:  Chairman, President and Chief
                                             Executive Officer

                                PHOENIX MERGER SUB CORP.

                                By:  /s/ JEAN-YVES CALOZ
                                     -----------------------------------------
                                     Name: Jean-Yves Caloz
                                     Title: Treasurer and Secretary

                                                                      APPENDIX B

Vector                                                            VECTOR SECURITIES
Securities                                                      INTERNATIONAL, INC.
International                                                  1751 LAKE COOK ROAD,
                                                                          SUITE 350
                                                                DEERFIELD, ILLINOIS
                                                                              60015
                                                                    TELEPHONE (847)
                                                                           940-1970
                                                                 FAX (847) 940-0774

                                                               November 13, 1998

The Board of Directors
Chrysalis International Corporation
575 Route 25
Raritan, New Jersey 08869

Members of the Board:

You have requested our opinion as investment bankers with respect to the fairness, from a financial point of view as of the date hereof, to the holders of common stock, par value $0.01 per share (the "Common Stock"), of Chrysalis International Corporation, a Delaware corporation ("Chrysalis"), of the consideration to be received by such stockholders pursuant to the terms of the draft Agreement and Plan of Merger, dated November 12, 1998 (the "Draft Agreement"), among (i) Phoenix International Life Sciences Inc., a public corporation constituted under the laws of Canada ("Phoenix"), (ii) Phoenix Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Phoenix ("Phoenix Merger Sub") and (iii) Chrysalis.

Pursuant to the Draft Agreement and subject to the terms and conditions contained therein, Phoenix Merger Sub shall merge into Chrysalis (the "Merger") and, at the effective time of the Merger (the "Effective Time"), each outstanding share of Common Stock (a "Chrysalis Share") will be converted into the right to receive a fraction of a share of Phoenix (a "Phoenix Share"). Such fraction (the "Exchange Ratio") will have a numerator equal to $8,290,000 divided by (i) the number of shares of Common Stock outstanding at the Effective Time plus (ii) all in-the-money options outstanding at the Effective Time, and a denominator equal to a designated stock price for a Phoenix Share based on the average of the last closing sales price per share as reported on the Toronto Stock Exchange (the "Toronto Exchange") for the thirty days prior to and the thirty days following the public announcement of the Merger and converted from Canadian dollars into United States dollars at the prevailing exchange rates as of the end of the calculation period as reported in the Wall Street Journal. The closing sales price of a Phoenix Share on the Toronto Exchange on November 12, 1998 was US$8.07. This opinion assumes that the average closing sales price per Phoenix Share for the thirty days following the public announcement of the Merger is substantially equivalent to the average closing sales price per Phoenix Share for the thirty days prior to the public announcement of the Merger. If Phoenix is unable to obtain, within sixty days after filing the necessary applications and forms, a letter from Nasdaq indicating that Phoenix Shares have been approved for listing on the Nasdaq National Market System subject to customary conditions to be contained in such approval letter for a transaction of this type, the consideration for the Merger will be paid by Phoenix to Chrysalis' stockholders in cash. The terms and conditions of the Merger are more fully set forth in the Draft Agreement.

In arriving at the opinion set forth herein, we among other things: (i) reviewed Chrysalis' Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1997, Form 10-Q and related unaudited financial information for the three and six months ended March 31, 1998 and June 30, 1998 and draft of Form 10-Q and related unaudited financial information

Chrysalis International Corporation
November 13, 1998

Page 2
for the nine months ended September 30, 1998; (ii) reviewed Phoenix's Annual Reports and related financial information for the three fiscal years ended August 31, 1998; (iii) reviewed certain information, including financial forecasts, relating to the respective businesses, earnings, cash flows, assets and prospects of Chrysalis and Phoenix furnished to us by Chrysalis and Phoenix;
(iv) conducted discussions with members of senior management of Chrysalis and Phoenix concerning their respective businesses and prospects; (v) reviewed the historical market prices and trading activity for Chrysalis shares and Phoenix Shares and compared such prices and trading histories with those of certain publicly traded companies which we deemed to be relevant; (vi) compared the financial position and operating results of Chrysalis and Phoenix with those of certain other publicly traded companies which we deemed relevant; (vii) compared the proposed financial terms of the Merger with the financial terms of certain other transactions which we deemed to be relevant; (viii) reviewed the financial terms of the Merger as set forth in the Draft Agreement; and (ix reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

In connection with our opinion, we have not assumed any responsibility for independent verification of any information publicly available or supplied or otherwise made available to us regarding Chrysalis and Phoenix and we have assumed and relied on such information being accurate and complete in all respects. We have not made or obtained any independent evaluation or appraisal of the assets of Chrysalis or Phoenix. With respect to the financial projections of Chrysalis and Phoenix referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgements of the managements of Chrysalis and Phoenix as to the future financial performance of Chrysalis and Phoenix, respectively. We assume no responsibility for and express no view as to such forecasts or the assumptions under which they are prepared. We note that, as of the date of this opinion, Chrysalis does not have sufficient funds to continue its operations beyond March 1999 and has no immediate sources of equity or other financing. Our conclusions are based solely on information available to us on or before the date hereof and reflect economic, market, and other conditions as of such date. In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Draft Agreement, without any amendment or waiver of any material terms or conditions, and that obtaining any necessary regulatory approvals for the transaction will not have an adverse effect on Chrysalis or Phoenix. We are expressing no opinion as to what the value of Phoenix Shares to be issued to Chrysalis' common stockholders will actually be when issued pursuant to the Merger or the prices at which such Phoenix Shares will actually trade at any time following the date hereof. We note that the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended and we have assumed that the Merger will so qualify.

Vector Securities International, Inc. is a full service securities firm, and in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities of Chrysalis and/or Phoenix. We have performed investment banking services for Chrysalis in the past and have received customary compensation for such services.

This opinion does not constitute a recommendation to any stockholder of Chrysalis as to how any such stockholder should vote on the Merger. This opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of Chrysalis as alternatives to the Merger or the decision of the Board of Directors of Chrysalis to proceed with the Merger.

This opinion has been prepared at the request and for the use of the Board of Directors of Chrysalis and shall not be reproduced, summarized, described or referred to, or provided to any other person,

Chrysalis International Corporation
November 13, 1998

Page 3
without our prior written consent, except that this letter may be reproduced in full in the proxy statement of Chrysalis to be filed with the Securities and Exchange Commission in connection with the Merger.

We are acting as financial advisor to Chrysalis in connection with the Merger and will receive a fee in connection therewith, with such fee being contingent upon consummation of the Merger.

On the basis of and subject to the foregoing, including the various assumptions and limitations set forth herein, and based upon such other matters as we consider relevant, it is our opinion as of the date hereof that the consideration to be received by the holders of Common Stock of Chrysalis in the Merger is fair to such stockholders from a financial point of view.

                                Very truly yours,

                                VECTOR SECURITIES INTERNATIONAL, INC.

                                By:             /s/ SHAHAB FATHEAZAM
                                     -----------------------------------------
                                                  Shahab Fatheazam
                                                 MANAGING DIRECTOR

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under the Canada Business Corporations Act, as amended, the Registrant may indemnify a present or former director or officer or a person who acts or acted at the Registrant's request as a director or officer of another corporation of which the Registrant is or was a stockholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his position with the Registrant or such other corporation; provided that the director or officer acted honestly and in good faith with a view to the best interests of the Registrant and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director or officer is entitled to indemnification from the Registrant if he was substantially successful on the merits and fulfilled the conditions set forth above.

    In accordance with the Canada Business Corporations Act, the by-laws of the Registrant provide that the Registrant shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Registrant's request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Registrant or any such body corporate) and the heirs, executors, administrators and legal representatives of such person, from and against all costs, charges and expenses whatsoever, including all amounts paid to settle an action or satisfy a judgment sustained or reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been director or officer of the Registrant or such body corporate if he acted honestly and in good faith with a view to the best interest of the Registrant and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

    The Registrant maintains a policy of directors' and officers' liability insurance which insures directors and officers of the Registrant and its subsidiaries for losses as a result of claims based upon the acts or omissions as directors and officers of the Registrant, including liabilities arising under the Securities Act of 1933, and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the Canada Business Corporations Act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following exhibits are filed herewith or incorporated herein by reference:

  EXHIBIT
    NO.      DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------

       2.1   Share and Debenture Purchase Agreement among Phoenix, ITEM Holding SA, Lucien Steru, Dominique Steru,
             Domingos Martins, Roger Porsolt, CO.DE.MA, BNP Developpement, Siparex Developpement, Epicea and Natio
             Fonds Venture II dated as of August 7, 1997 including related escrow agreement.

       2.2   Stock Purchase Agreement by and among Kuraya American Systems Inc., Kuraya Corporation, IBRD-Rostrum
             Global, Inc., IBRD-Rostrum Europe, Inc., Phoenix International Life Sciences (U.S.) Inc. and Phoenix
             dated December 24, 1997 including related escrow agreement.

  EXHIBIT
    NO.      DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
       2.3   Share Purchase Agreement among Phoenix, Dr. Johann Jakob Vollenweider, Albers & Co., Dr. Ernst Fischer,
             Innovent Capital Ltd., Werner Hassler, Dr. Peter Joller, Dr. David Karabelnik, Dr. Andeas Wicki and ANAWA
             Holding AG dated as of April 30, 1998 including related escrow agreement.

       2.4   Agreement and Plan of Merger between Applied Analytical Industries, Inc., KCAS Acquisition, Inc. and
             Kansas City Analytical Services, Inc. dated as of September 2, 1998, including related indemnification agreement.

       2.5   Share Purchase Agreement among Phoenix, Dr. Andre Von Froreich, Dr. Andreas Wicki and Clinserve A.G.
             dated November 5, 1998 and related escrow agreement.

       2.6   Share Purchase Agreement among Phoenix, Prof. Dr. Klaus-Georg Buhrens, Martin Geist, Dr. Bernd Blohm,
             Christian Hilgenstock, Claus Hemker, Dr. Ivan Kozak, Dr. Bernhard Vens-Cappell, Wolfgang Tetzloff, Dr.
             Jurgen Henke, Dr. Lotte Henke, Trend Finanzanalysen GmbH and McKnight Laboratories GmbH dated as of
             November 6, 1998 and related escrow agreement.

       2.7   Agreement and Plan of Merger, dated as of November 18, 1998, by and among Chrysalis, Phoenix and Phoenix
             Merger Sub Corp., as amended.

       2.8   Purchase of Business Assets between Dr. Klaus Schaffler and Institute for Pharmacodynamic Research
             Phoenix International GmbH i.G. dated April 1, 1998.

       3.1   Certificate of Incorporation of Phoenix, as amended (including the Certificate of Amalgamation of Phoenix
             International Life Sciences Inc. and PILS Investments Inc. dated October 21, 1994).

       3.2   Bylaws of Phoenix.

         4   Specimen Stock Certificate of Phoenix.

         5   Opinion of McCarthy Tetrault.

         8   Opinion of Pepper Hamilton LLP.

      10.1   Worldwide Executive Renumeration Plan.

      10.2   Plan for Incentive for Employees.

      10.3   Key Employee Share Option Plan.

      10.4   Employment Agreement between Phoenix and John Hooper, Ph.D. dated June 2, 1998.

      10.5   Employment Agreement between Phoenix and Jean-Yves Caloz dated November 18, 1998.

      10.6   Employment Agreement between Phoenix and Lucien Steru, M.D. dated August 7, 1997.

      10.7   Employment Agreement between Phoenix and Stephane Huguet, M.D. dated November 7, 1997.

      10.8   Employment Agreement between Phoenix and David Moszkowski dated October 5, 1998.

      10.9   Employment Agreement between Phoenix and George Engelberg dated January 7, 1997.

     10.10   Employment Agreement between Phoenix and Susan Thornton, Ph.D. dated June 1, 1998.

     10.11   Employment Agreement between Phoenix and James J. Conklin, M.D. dated as of September 1, 1998.

     10.12   Lease Agreement by and between Gamma Three Associates Limited Partnership and Institute for Biological
             Research and Development Inc. dated November 27, 1991 (Neptune Township, NJ).

  EXHIBIT
    NO.      DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
     10.13   Office Lease between Sentry West Joint Venture and Institute for Biological Research and Development
             dated as of February 1, 1994, including the First Amendment thereto (Blue Bell, PA).

     10.14   Deed of Lease between Belcourt Inc., Les Investissements Renary Inc. and Phoenix dated February 28, 1989, as amended (2330 Cohen Street, St. Laurent, Quebec).

     10.15   Lease Agreement between Amenagements Rovo Inc. and Phoenix dated April 18, 1995, as amended (2350 Cohen
             Street, St. Laurent, Quebec).

     10.16   Memorandum to Agreement of Lease by and between Liberty Sites Ltd. and Phoenix dated as of March 3, 1995, as amended (4850 Dobrin Street and 4901 Levy Street, St. Laurent, Quebec).

     10.17   Lease Agreement between Institute for Biological Research and Development, Inc. and Jamboree Associates
             dated September 30, 1993, including the Addendum thereto (Irvine, CA).

     10.18   Civil Lease Agreement between Jeroun S.A. and Phoenix International (Brussels) dated February 13, 1998, as amended.

     10.19   Commercial Lease between Lion SCPI, Societe Lyonnaise De Gerance Immobilier "Sligeri" S.A. and Phoenix
             International France, SA dated October 1, 1998.

     10.20   Revolving Credit Agreement between IBRD-Rostrum Global Inc. and Banque Nationale de Paris (Los Angeles
             Branch) dated as of March 13, 1998.

     10.21   Term Loan Agreement between Phoenix International Life Sciences (U.S.) Inc. and Banque Nationale de Paris
             (Los Angeles Branch) dated as of February 5, 1998.

     10.22   Credit Agreement dated February 5, 1998 among Phoenix, Banque Nationale de Paris (Canada) and Royal Bank
             of Canada.

     10.23   Unconditional Guaranty by Phoenix in favor of First Union National Bank dated November 18, 1998.

     10.24   Pledge and Assignment Agreement dated November 18, 1998 by Phoenix in favor of First Union National Bank.

     10.25   Letter Agreement dated November 18, 1998 between Phoenix and First Union National Bank.

     10.26   Loan Agreement between the Director of Development of the State of Ohio and Phoenix International Life
             Sciences (U.S.) Inc. dated as of June 12, 1995.

        21   Subsidiaries of Phoenix.

      23.1   Consent of Ernst & Young LLP (Phoenix).

      23.2   Consent of Ernst & Young LLP (IBRD-Rostrum Global, Inc.).

      23.3   Consent of Deloitte & Touche LLP.

      23.4   Consent of KPMG Peat Marwick LLP.

      23.5   Consent of McCarthy Tetrault (included in Exhibit 5).

      23.6   Consent of Vector Securities International, Inc.

      23.7   Consent of Pepper Hamilton LLP (included in Exhibit 8).

        24   Powers of Attorney (included in the signature page to the Registration Statement).

      99.1   Opinion of Vector Securities International, Inc. (filed as Appendix B to the proxy statement/ prospectus which forms a part of this Registration Statement).

      99.2   Form of Proxy.

      99.3   Form of Letter to Participants in the Chrysalis Employee Savings Plan.

ITEM 22. UNDERTAKINGS.

1. The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

2. The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph 1 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

4. The undersigned Registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in clause (i) above include information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

5. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning the transaction and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended (the "Act") the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint-Laurent (Montreal), Province of Quebec, on April 6, 1999.

                                PHOENIX INTERNATIONAL LIFE SCIENCES INC.

                                By:  /s/ JEAN-YVES CALOZ
                                     -----------------------------------------
                                     Jean-Yves Caloz
                                     Senior Vice President, International
                                     Finance and Acquisitions and Secretary

    Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each of the undersigned directors and officers, of Phoenix International Life Sciences Inc. (the "Company"), does hereby authorize and appoint John W. Hooper and Jean-Yves Caloz, or either of them, his true and lawful attorneys and agents, to do any and all acts and all things and to execute any and all instruments which said attorneys and agents, or either of them, may deem necessary or desirable to enable the Company to comply with the Act, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder in connection with the registration under the Act of shares of common stock of the Company ("Common Shares"), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to Registration Statements on Form F-4 and Form S-8 (or any other form) or a Registration Statement pursuant to Rule 462(b) of the Securities Act relating to the sale of such Common Shares, to be filed with the Securities and Exchange Commission with respect to such Common Shares, to any and all amendments or supplements to such Registration Statements, whether such amendments or supplements are filed before or after the effective date of such Registration Statements, and to any and all instruments or documents filed as part of or in connection with such Registration Statements or any and all amendments or supplements thereto; and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

Date: April 6, 1999                            /s/ JOHN W. HOOPER, PH.D.
                                               --------------------------------------------
                                               John W. Hooper, Ph.D.
                                               Chief Executive Officer and Chairman of the
                                               Board of Directors (Principal Executive
                                               Officer)

Date: April 6, 1999                            /s/ DAVID MOSZKOWSKI
                                               --------------------------------------------
                                               David Moszkowski
                                               Senior Vice President and Chief Financial
                                               Officer
                                               (Principal Financial Officer and Principal
                                               Accounting Officer)

                      [SIGNATURES CONTINUED ON NEXT PAGE]

Date: April 6, 1999                            /s/ LUCIEN STERU, M.D.
                                               --------------------------------------------
                                               Lucien Steru, M.D.
                                               President and Chief Operating Officer
                                               ITEM Europe SA and Director

Date: April 6, 1999                            /s/ CLAUDE E. FORGET
                                               --------------------------------------------
                                               Claude E. Forget
                                               Director

Date: April 6, 1999                            /s/ DAVID GOLDMAN
                                               --------------------------------------------
                                               David Goldman
                                               Director

Date: April 6, 1999                            /s/ ROBERT RAICH
                                               --------------------------------------------
                                               Robert Raich
                                               Director

Date: April 6, 1999                            /s/ CORNELIUS P. MCCARTHY, III
                                               --------------------------------------------
                                               Cornelius P. McCarthy, III
                                               Director

Date: April 6, 1999                            /s/ BERTRAM A. SPILKER, PH.D., M.D.
                                               --------------------------------------------
                                               Bertram A. Spilker, Ph.D., M.D.
                                               Director

                                 EXHIBIT INDEX

  EXHIBIT
    NO.                                                     DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------

       2.1   Share and Debenture Purchase Agreement among Phoenix, ITEM Holding SA, Lucien Steru, Dominique Steru,
             Domingos Martins, Roger Porsolt, CO.DE.MA, BNP Developpement, Siparex Developpement, Epicea and Natio
             Fonds Venture II dated as of August 7, 1997 including related escrow agreement.

       2.2   Stock Purchase Agreement by and among Kuraya American Systems Inc., Kuraya Corporation, IBRD-Rostrum
             Global, Inc., IBRD-Rostrum Europe, Inc., Phoenix International Life Sciences (U.S.) Inc. and Phoenix
             dated December 24, 1997 including related escrow agreement.

       2.3   Share Purchase Agreement among Phoenix, Dr. Johann Jakob Vollenweider, Albers & Co., Dr. Ernst Fischer,
             Innovent Capital Ltd., Werner Hassler, Dr. Peter Joller, Dr. David Karabelnik, Dr. Andeas Wicki and ANAWA
             Holding AG dated as of April 30, 1998 including related escrow agreement.

       2.4   Agreement and Plan of Merger between Applied Anayltical Industries, Inc., KCAS Acquisition, Inc. and
             Kansas City Analytical Services, Inc. dated as of September 2, 1998, including related indemnification agreement.

       2.5   Share Purchase Agreement among Phoenix, Dr. Andre Von Froreich, Dr. Andreas Wicki and Clinserve A.G.
             dated November 5, 1998 and related escrow agreement.

       2.6   Share Purchase Agreement among Phoenix, Prof. Dr. Klaus-Georg Buhrens, Martin Geist, Dr. Bernd Blohm,
             Christian Hilgenstock, Claus Hemker, Dr. Ivan Kozak, Dr. Bernhard Vens-Cappell, Wolfgang Tetzloff, Dr.
             Jurgen Henke, Dr. Lotte Henke, Trend Finanzanalysen GmbH and McKnight Laboratories GmbH dated as of
             November 6, 1998 and related escrow agreement.

       2.7   Agreement and Plan of Merger, dated as of November 18, 1998, by and among Chrysalis, Phoenix and Phoenix
             Merger Sub Corp., as amended.

       2.8   Purchase of Business Assets between Dr. Klaus Schaffler and Institute for Pharmacodynamic Research
             Phoenix International GmbH i.G. dated April 1, 1998.

       3.1   Certificate of Incorporation of Phoenix, as amended (including the Certificate of Amalgamation of Phoenix
             International Life Sciences Inc. and PILS Investments Inc. dated October 21, 1994).

       3.2   Bylaws of Phoenix.

       4     Specimen Stock Certificate of Phoenix.

       5     Opinion of McCarthy Tetrault.

       8     Opinion of Pepper Hamilton LLP.

      10.1   Worldwide Executive Renumeration Plan.

      10.2   Plan for Incentive for Employees.

      10.3   Key Employee Share Option Plan.

      10.4   Employment Agreement between Phoenix and John Hooper, Ph.D. dated June 2, 1998.

      10.5   Employment Agreement between Phoenix and Jean-Yves Caloz dated November 18, 1998.

      10.6   Employment Agreement between Phoenix and Lucien Steru, M.D. dated August 7, 1997 and supplement dated
             October 1, 1997.

      10.7   Employment Agreement between Phoenix and Stephane Huguet, M.D. dated November 7, 1997.

  EXHIBIT
    NO.                                                     DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
      10.8   Employment Agreement between Phoenix and David Moszkowski dated October 5, 1998.

      10.9   Employment Agreement between Phoenix and George Engelberg dated January 7, 1997.

      10.10  Employment Agreement between Phoenix and Susan Thornton, Ph.D. dated June 1, 1998.

      10.11  Employment Agreement between Phoenix and James J. Conklin, M.D. dated as of September 1, 1998.

      10.12  Lease Agreement by and between Gamma Three Associates Limited Partnership and Institute for Biological
             Research and Development Inc. dated November 27, 1991 (Neptune Township, NJ).

      10.13  Office Lease between Sentry West Joint Venture and Institute for Biological Research and Development
             dated as of February 1, 1994, including the First Amendment thereto (Blue Bell, PA).

      10.14  Deed of Lease between Belcourt Inc., Les Investissements Renary Inc. and Phoenix dated February 28, 1989, as amended (2330 Cohen Street, St. Laurent, Quebec).

      10.15  Lease Agreement between Amenagements Rovo Inc. and Phoenix dated April 18, 1995, as amended (2350 Cohen
             Street, St. Laurent, Quebec).

      10.16  Memorandum to Agreement of Lease by and between Liberty Sites Ltd. and Phoenix dated as of March 3, 1995, as amended (4850 Dobrin Street and 4901 Levy Street, St. Laurent, Quebec).

      10.17  Lease Agreement between Institute for Biological Research and Development, Inc. and Jamboree Associates
             dated September 30, 1993, including the Addendum thereto (Irvine, CA).

      10.18  Civil Lease Agreement between Jeroun S.A. and Phoenix International (Brussels) dated February 13, 1998, as amended.

      10.19  Commercial Lease between Lion SCPI, Societe Lyonnaise de Gerance Immobilier "Sligeri" S.A. and Phoenix
             International France, SA dated October 1, 1998.

      10.20  Revolving Credit Agreement between IBRD-Rostrum Global Inc. and Banque Nationale de Paris (Los Angeles
             Branch) dated as of March 13, 1998.

      10.21  Term Loan Agreement between Phoenix International Life Sciences (U.S.) Inc. and Banque Nationale de Paris
             (Los Angeles Branch) dated as of February 5, 1998.

      10.22  Credit Agreement dated February 5, 1998 among Phoenix, Banque Nationale de Paris (Canada) and Royal Bank
             of Canada.

      10.23  Unconditional Guaranty by Phoenix in favor of First Union National Bank dated November 18, 1998.

      10.24  Pledge and Assignment Agreement dated November 18, 1998 by Phoenix in favor of First Union National Bank.

      10.25  Letter Agreement dated November 18, 1998 between Phoenix and First Union National Bank.

      10.26  Loan Agreement between the Director of Development of the State of Ohio and Phoenix International Life
             Sciences (U.S.) Inc. dated as of June 12, 1995.

      21     Subsidiaries of Phoenix.

      23.1   Consent of Ernst & Young LLP (Phoenix).

      23.2   Consent of Ernst & Young LLP (IBRD-Rostrum Global, Inc.).

  EXHIBIT
    NO.                                                     DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
      23.3   Consent of Deloitte & Touche LLP.

      23.4   Consent of KPMG LLP.

      23.5   Consent of McCarthy Tetrault (included in Exhibit 5).

      23.6   Consent of Vector Securities International, Inc.

      23.7   Consent of Pepper Hamilton LLP (included in Exhibit 8).

      24     Powers of Attorney (included in signature page to the Registration Statement).

      99.1   Opinion of Vector Securities International, Inc. (filed as Appendix B to the proxy statement/ prospectus which forms a part of this Registration Statement).

      99.2   Form of Proxy.

      99.3   Form of Letter to Participants in the Chrysalis Employee Savings Plan.